     As filed with the Securities and Exchange Commission on April 6, 1999

                                          Registration Statement No. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                ---------------

                            CHITTENDEN CORPORATION
            (Exact name of Registrant as specified in its Charter)

                                ---------------

         VERMONT                     6022                    03-0228404
     (State or Other     (Primary Standard Industrial     (I.R.S. Employer
     Jurisdiction of         Classification Code)       Identification No.)
      Organization)

                             Two Burlington Square
                           Burlington, Vermont 05401
                                (802) 658-4000
         (Address, Including Zip Code, and Telephone Number, Including
             Area Code,of Registrant's Principal Executive Office)

                               PAUL A. PERRAULT
                      Chairman of the Board and President
                            CHITTENDEN CORPORATION
                             Two Burlington Square
                           Burlington, Vermont 05401
                                (802) 658-4000
               (Name, Address, Including Zip Code, and Telephone
              Number, Including Area Code, of Agent for Service)

                                ---------------
                                  Copies to:
        WILLIAM P. MAYER, ESQ.                 CHRISTOPHER CABOT, ESQ.
      Goodwin, Procter & Hoar LLP              STEPHEN J. COUKOS, ESQ.
            Exchange Place                    Sullivan & Worcester LLP
           Boston, MA 02109                    One Post Office Square
            (617) 570-1000                        Boston, MA 02109
                                                   (617) 338-2800

  Approximate date of commencement of proposed sale to the public: Upon consummation of the merger (the "Merger") of Chittenden Acquisition Subsidiary, Inc., a wholly owned subsidiary of Chittenden Corporation ("Chittenden"), with and into Vermont Financial Services Corp. ("Vermont Financial"), pursuant to an Agreement and Plan of Merger, dated as of December 16, 1998, which is described in the enclosed Joint Proxy Statement/Prospectus.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE

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                                                              Proposed         Proposed
                                                Amount        Maximum          Maximum            Amount of
          Title of Each Class of                to be      Offering Price     Aggregate         Registration
        Securities to be Registered         Registered(1)     Per Unit      Offering Price          Fee
------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per share...  15,496,225(2)       (3)        $401,888,070.80(4)    $37,790(5)
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(1) This Registration Statement also relates to such additional number of shares of the Registrant's common stock as may be issuable as a result of a stock dividend, stock split, split-up, recapitalization or other similar event.
(2) Represents the estimated maximum number of shares of Chittenden common stock, par value $1.00 per share, to be issued to stockholders of Vermont Financial in connection with the Merger.
(3) Not applicable.
(4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) and based on the average of the high and low sales price per share of Vermont Financial common stock, par value $1.00 per share, on April 5, 1999 on the NASDAQ National Market, multiplied by an aggregate of 14,482,453 shares of Vermont Financial common stock to be acquired by Chittenden.
(5) In accordance with Rule 457(b), the registration fee of $111,725 has been reduced by $73,935, which was previously paid by the Registrant with respect to the transaction described herein pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended.

                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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[CHITTENDEN                                   [VERMONT FINANCIAL SERVICES CORP.
LOGO APPEARS HERE]                                           LOGO APPEARS HERE]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

   The boards of directors of Chittenden Corporation and Vermont Financial Services Corp. approved an agreement and plan of merger that would result in the merger of Vermont Financial with and into Chittenden. Following the merger, Chittenden will be the surviving corporation.

   The board of directors of each company believes that the merger is in the best interests of its stockholders and unanimously recommends that its stockholders vote to approve the merger agreement.

   If you are a Vermont Financial stockholder, you will receive 1.07 shares of Chittenden common stock for each share of Vermont Financial common stock you own. You generally will not recognize federal income tax gain or loss for the Chittenden common stock you receive. Chittenden common stock is listed on the New York Stock Exchange under the symbol "CHZ." At your stockholders meeting, you will be asked to vote on the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement.

   If you are a Chittenden stockholder, after the merger you will continue to own your existing shares of Chittenden common stock. At your stockholders meeting, you will be asked to vote on (1) the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement, and
(2) the election of four directors.

   We cannot complete the merger unless it is approved by the affirmative vote of the holders of (1) greater than 50% of the outstanding shares of Chittenden common stock entitled to vote and (2) two-thirds of the outstanding shares of Vermont Financial common stock entitled to vote.


/s/ Paul A. Perrault

Paul A. Perrault
President and Chief Executive Officer of
Chittenden Corporation

   YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your stockholders meeting, please take the time to vote on the proposal(s) submitted at your meeting by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposal(s) submitted at your meeting. If you fail to return your proxy card, or if you fail to sign your proxy card, the effect will be a vote against the merger unless you attend your stockholders meeting and vote in person for the merger.

   The dates, times and places of the stockholders meetings are as follows:

For Chittenden Corporation stockholders:

May 19, 1999 at 4:00 p.m. local time
Ramada Inn & Conference Center
1117 Williston Road
Burlington, Vermont 05403

For Vermont Financial Services Corp. stockholders:

May 19, 1999 at 10:00 a.m. local time
The Quality Inn and Suites
1380 Putney Road
Brattleboro, Vermont 05301

   This Joint Proxy Statement/Prospectus provides you with detailed information about the merger and the other matters that will be submitted for stockholder approval at Chittenden's and Vermont Financial's stockholders meetings. We encourage you to read this entire document carefully. In addition, you may obtain information about our companies from documents that we have previously filed with the Securities and Exchange Commission.


/s/ John D. Hashagen, Jr.

John D. Hashagen, Jr.
President and Chief Executive Officer of
Vermont Financial Services Corp.


 We urge our stockholders to consider those matters set forth in "Risk Factors" beginning on page 10 of this Joint Proxy Statement/Prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares to be issued under this Joint Proxy Statement/Prospectus or passed upon the adequacy or accuracy of this Joint Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense. The shares of Chittenden common stock offered hereby are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.


   Joint Proxy Statement/Prospectus dated April 6, 1999, and first mailed to stockholders on or about April 9, 1999.

  IMPORTANT INFORMATION NOT INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS

   This Joint Proxy Statement/Prospectus incorporates important business and financial information about Chittenden Corporation and Vermont Financial Services Corp. that is not included in or delivered with this document. We have listed the documents containing this information on page 118. These documents are available to you without charge upon written or oral request. In order to obtain these documents, please contact the following:

   For Chittenden Stockholders:

   Chittenden Corporation
   Two Burlington Square
   Burlington, Vermont 05401
   Attention: F. Sheldon Prentice, Secretary
   Phone Number: (802) 658-4000

   For Vermont Financial Stockholders:

   Vermont Financial Services Corp.
   100 Main Street
   Brattleboro, Vermont 05301
   Attention: Richard O. Madden, Secretary
   Phone Number: (802) 258-4003

   We must receive your request for documents no later than May 12, 1999 to ensure that you receive the documents in time for your stockholders meeting.

                             CHITTENDEN CORPORATION

                             Two Burlington Square
                           Burlington, Vermont 05401

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

   Chittenden Corporation, a Vermont corporation, will hold its 1999 Annual Meeting of Stockholders at the Ramada Inn & Conference Center, 1117 Williston Road, Burlington, Vermont 05403 on May 19, 1999 at 4:00 p.m. local time for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of December 16, 1998, by and among Chittenden, Chittenden Acquisition Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Chittenden, and Vermont Financial Services Corp., a Delaware corporation, and all of the matters and transactions contemplated by the merger agreement or necessary to effectuate the merger, including the amendment and restatement of Chittenden's charter and the issuance of shares of Chittenden common stock to the holders of Vermont Financial common stock.

     2. To elect four directors, each to serve for a term of three years. The Board of Directors has nominated the following four individuals for election as such directors: Paul J. Carrara, Sally W. Crawford, Philip A. Kolvoord and James C. Pizzagalli.


     3. To consider and act upon such other business and matters or proposals as may properly come before the Chittenden meeting.

   The merger and related matters and transactions are described more fully in the attached Joint Proxy Statement/Prospectus, which includes as Annex A a copy of the merger agreement.

   The board of directors of Chittenden has fixed the close of business on March 26, 1999 as the record date for determining the stockholders of Chittenden entitled to receive notice of and to vote at the Chittenden meeting. Only holders of record of Chittenden common stock at the close of business on that date are entitled to receive notice of and to vote at the Chittenden meeting. Chittenden will make available for inspection by any stockholder a list of stockholders entitled to receive notice of and to vote at the Chittenden meeting during ordinary business hours at Chittenden's principal office, Two Burlington Square, Burlington, Vermont 05401, beginning two business days after the date hereof and continuing through the date of the Chittenden meeting.

   The board of directors of Chittenden recommends that you vote "FOR" the approval of the merger agreement, the merger and the other matters and transactions contemplated thereby and "FOR" the election of the four nominees for directors.

   The board of directors of Chittenden requests that you fill in and sign the enclosed proxy card and mail it promptly in the enclosed postage-prepaid envelope. Any proxy that you deliver may be revoked prior to the Chittenden meeting by a writing delivered to Chittenden stating that your proxy is revoked or by delivery of a later dated proxy. Stockholders of record of Chittenden common stock who attend the Chittenden meeting may vote in person, even if they have previously delivered a signed proxy.

                                          By Order of the Board of Directors of
                                          Chittenden Corporation

                                          F. SHELDON PRENTICE
                                          Secretary

Burlington, Vermont
April 6, 1999

                        VERMONT FINANCIAL SERVICES CORP.

                                100 Main Street
                           Brattleboro, Vermont 05301

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

   Vermont Financial Services Corp., a Delaware corporation, will hold a Special Meeting of Stockholders at The Quality Inn and Suites, 1380 Putney Road, Brattleboro, Vermont 05301 on May 19, 1999 at 10:00 a.m. local time for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of December 16, 1998, by and among Vermont Financial, Chittenden Corporation, a Vermont corporation, and Chittenden Acquisition Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Chittenden, and all of the matters and transactions contemplated by the merger agreement and necessary to effectuate the merger.

     2. To consider and act upon such other business and matters or proposals as may properly come before the Vermont Financial meeting.

   The merger and related matters and transactions are described more fully in the attached Joint Proxy Statement/Prospectus, which includes as Annex A a copy of the merger agreement.

   The board of directors of Vermont Financial has fixed the close of business on March 26, 1999 as the record date for determining the stockholders of Vermont Financial entitled to receive notice of and to vote at the Vermont Financial meeting. Only holders of record of Vermont Financial common stock at the close of business on that date are entitled to receive notice of and to vote at the Vermont Financial meeting. Vermont Financial will make available for inspection by any stockholder a list of stockholders entitled to receive notice of and to vote at the Vermont Financial meeting during ordinary business hours at Vermont Financial's principal office, 100 Main Street, Brattleboro, Vermont 05301, for ten days prior to the Vermont Financial meeting for purposes related to the Vermont Financial meeting. Only business within the purposes described in this notice may be conducted at the Vermont Financial meeting.

   The board of directors of Vermont Financial recommends that you vote "FOR" the approval of the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement.

   The board of directors of Vermont Financial requests that you fill in and sign the enclosed proxy card and mail it promptly in the enclosed postage-prepaid envelope. Any proxy that you deliver may be revoked prior to the Vermont Financial meeting by a writing delivered to Vermont Financial stating that the proxy is revoked or by delivery of a later dated proxy. Stockholders of record of Vermont Financial common stock who attend the Vermont Financial meeting may vote in person, even if they have previously delivered a signed proxy.

                                          By Order of the Board of Directors of
                                          Vermont Financial Services Corp.

                                          RICHARD O. MADDEN
                                          Secretary

Brattleboro, Vermont
April 6, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY...................................................................   1
RISK FACTORS..............................................................  10
 Failure to integrate operations following the merger could reduce our future earnings per share...............................................  10
 Failure to achieve expected cost savings and unanticipated costs relating to the merger could reduce our future earnings per share................  10
 Federal regulatory authorities may require that we divest more branches than we expect and this could reduce our future earnings per share......  10
 Year 2000 computer issues may disrupt our business operations............  10
 If the merger is not completed, we will have incurred substantial expenses without realizing the expected benefits........................  11
 Our performance may decline if key individuals leave the surviving corporation.............................................................  11
 Failure in our new non-banking activities could reduce our future earnings per share......................................................  11
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA......................  12
CHITTENDEN SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION............  13
VERMONT FINANCIAL SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION.....  14
COMPARATIVE PER COMMON SHARE DATA.........................................  15
THE MEETINGS..............................................................  16
 The Chittenden Meeting...................................................  16
  Purpose of the Meeting..................................................  16
  Record Date; Voting Rights; Proxies.....................................  16
  Independent Public Accountants..........................................  17
  Solicitation of Proxies.................................................  17
  Quorum..................................................................  17
  Required Vote...........................................................  18
 The Vermont Financial Meeting............................................  18
  Purpose of the Meeting..................................................  18
  Record Date; Voting Rights; Proxies.....................................  18

                                                                           Page
                                                                           ----
  Independent Public Accountants..........................................  19
  Solicitation of Proxies.................................................  19
  Quorum..................................................................  19
  Required Vote...........................................................  20
PROPOSAL 1
APPROVAL OF THE AGREEMENT AND PLAN OF MERGER..............................  20
  The Merger Proposal.....................................................  20
  Required Vote and Recommendation........................................  20
 THE MERGER...............................................................  20
  Background of the Merger................................................  20
  Recommendation of the Chittenden Board; Chittenden's Reasons for the
   Merger.................................................................  24
  Recommendation of the Vermont Financial Board; Vermont Financial's
   Reasons for the Merger.................................................  28
  Opinion of Chittenden's Financial Advisor...............................  30
  Opinion of Vermont Financial's Financial Advisor........................  37
  Other Interests of Officers and Directors in the Merger.................  46
  Stock Option Agreement..................................................  49
  Accounting Treatment....................................................  52
  No Dissenters' or Appraisal Rights......................................  52
  Stock Exchange Listing of Surviving Corporation's Common Stock;
   Delisting and Deregistration of Vermont Financial Stock................  52
  Dividends...............................................................  52
 THE MERGER AGREEMENT.....................................................  53
  General.................................................................  53
  Merger Consideration....................................................  53
  Exchange of Vermont Financial Certificates..............................  54
  Vermont Financial Stock Options.........................................  54
  Representations and Warranties..........................................  55
  Material Covenants......................................................  56
  Conditions to Complete the Merger.......................................  62
  Termination; Expenses...................................................  62
  Amendment; Waiver.......................................................  66
  Survival of Certain Provisions..........................................  66
  Restrictions on Resales by Affiliates...................................  67
 AMENDED AND RESTATED
  CHARTER OF THE SURVIVING CORPORATION....................................  68

                                      (i)

                                                                           Page
                                                                           ----
 THE COMPANIES............................................................  70
  Chittenden Corporation..................................................  70
  Vermont Financial Services Corp.........................................  71
  Surviving Corporation...................................................  73
 CERTAIN REGULATORY CONSIDERATIONS........................................  74
  General.................................................................  74
  Certain Restrictions on Activities of Bank Holding Companies............  74
  Limitations on Control of Chittenden....................................  75
  Certain Transactions by Bank Holding Companies and Their Affiliates.....  76
  Support of Subsidiary Institutions and Liability of Commonly Controlled
   Depository Institutions................................................  76
  Payment of Dividends....................................................  77
  Regulation of the Banks.................................................  77
  FDIC Insurance Assessments..............................................  79
  Minimum Capital Requirements and Prompt Corrective Action...............  79
  Other Aspects of Federal and State Law..................................  81
  Government Policies and Legislative and Regulatory Proposals............  81
  Status of Regulatory Approvals and Other Information....................  81
 MATERIAL FEDERAL INCOME TAX CONSEQUENCES.................................  83
  Tax Consequences of the Merger..........................................  83
  Backup Withholding......................................................  84
  Other Tax Consequences..................................................  84
 COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION..............  85
 UNAUDITED PRO FORMA COMBINING BALANCE SHEET..............................  86
 UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME........................  88
 DESCRIPTION OF CAPITAL STOCK OF CHITTENDEN...............................  93
  Authorized Capital Stock................................................  93
  Common Stock............................................................  93
  Preferred Stock.........................................................  94
  Registrar and Transfer Agent............................................  94
 COMPARISON OF RIGHTS OF HOLDERS OF VERMONT FINANCIAL COMMON STOCK AND
  CHITTENDEN COMMON STOCK.................................................  94

                                                                           Page
                                                                           ----
  Special Meetings of Stockholders........................................  97
  Inspection of List of Stockholders......................................  97
  Cumulative Voting.......................................................  97
  Preemptive Rights.......................................................  98
  Classification of the Board of Directors................................  98
  Election of the Board of Directors......................................  98
  Removal of Directors....................................................  98
  Additional Directors and Vacancies on the Board of Directors............  98
  Liability of Directors..................................................  99
  Indemnification of Directors, Officers and Others.......................  99
  Restrictions upon Certain Business Combinations; Fair Price Provisions.. 100
  Mergers, Share Exchanges or Asset Sales................................. 101
  Amendments to Charter................................................... 102
  Amendments to Bylaws.................................................... 102
  Appraisal/Dissenters' Rights............................................ 103
PROPOSAL 2
 (Chittenden Meeting Only)
 ELECTION OF DIRECTORS.................................................... 104
  Required Vote and Recommendation........................................ 104
  Information Regarding Nominees, Continuing Directors and Executive
   Officers............................................................... 104
  Nominees for Election as Directors...................................... 105
  Continuing Directors.................................................... 105
  Executive Officers...................................................... 107
  Board of Directors and its Committees................................... 108
  Director Compensation................................................... 109
  Executive Compensation.................................................. 109
  Option Grants with respect to Fiscal Year 1998.......................... 110
  Option Exercises and Year-End Holdings.................................. 110
  Long-Term Incentive Plans--Awards in Last Fiscal Year................... 111
  Employment Agreements................................................... 111
  Report of the Committee Responsible for Executive Compensation.......... 111
  Stock Performance Graph................................................. 113
  Executive Committee Interlocks and Insider Participation................ 114
  Chittenden Retirement Plans............................................. 114
  Principal Stockholders.................................................. 114
  Section 16(a) Beneficial Ownership Reporting Compliance................. 116
 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................... 116
  Certain Business Relationships.......................................... 116

                                      (ii)

                                                                            Page
                                                                            ----
  Indebtedness of Management............................................... 116
 OTHER MATTERS............................................................. 116
  Stockholder Proposals for Annual Meetings................................ 116
  Other Matters............................................................ 117
 LEGAL MATTERS............................................................. 117
 EXPERTS................................................................... 117
 WHERE YOU CAN FIND MORE INFORMATION....................................... 118
  Chittenden Corporation SEC Filings....................................... 118
  Vermont Financial Services Corp. SEC Filings............................. 118
INDEX OF DEFINED TERMS..................................................... 120

Annex A--Agreement and Plan of Merger

Annex B--Amended and Restated Articles of Incorporation

Annex C--Opinion of CIBC Oppenheimer Corp.

Annex D--Opinion of McConnell, Budd & Downes, Inc.

                                     (iii)

                                    SUMMARY

   This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. To better understand the merger and for a more complete description of the terms of the merger, you should carefully read this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 118.

   This Joint Proxy Statement/Prospectus contains certain forward-looking statements concerning, among other things, the benefits expected to result from the merger and the future financial performance of Chittenden, as the surviving corporation, after the merger. Actual results may differ significantly from the forward-looking statements. See "Risk Factors" beginning on page 10.

                                 The Companies

Chittenden Corporation
Two Burlington Square
Burlington, Vermont 05401
(802) 658-4000

   Chittenden, a registered bank holding company incorporated in the State of Vermont, provides commercial and retail banking products and services in Vermont and Massachusetts. In fiscal year 1998, Chittenden's net income was $30.7 million, and in fiscal year 1997, Chittenden's net income was $29.4 million. As of December 31, 1998, Chittenden's total assets were approximately $2.1 billion, total deposits were approximately $1.9 billion and stockholders' equity was approximately $175 million.

Vermont Financial Services Corp.
100 Main Street
Brattleboro, Vermont 05301
(802) 258-5233

   Vermont Financial, a registered bank holding company incorporated in the State of Delaware, provides commercial and retail banking products and services in Vermont, Massachusetts and New Hampshire. In fiscal year 1998, Vermont Financial's net income was $19.1 million, and in fiscal year 1997, Vermont Financial's net income was $17.1 million. As of December 31, 1998, Vermont Financial's total assets were approximately $2.1 billion, total deposits were approximately $1.8 billion and stockholders' equity was approximately $214 million.

                        The Chittenden Board Unanimously
                        Recommends that its Stockholders
                               Approve the Merger

   The Chittenden Board believes that the merger is advisable and unanimously recommends that you vote for the proposal to approve the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement.

   We recommend the merger because:

 .     the merger will create a strong and diversified New England commercial banking company;

 .     the merger is expected to provide retention of a strong Vermont based banking company positioned for strategic opportunities throughout the Northeast United States; and

 .     the merger is expected to result in improved long-term earnings growth and value enhancing opportunities, significant operating efficiencies and a strengthened credit profile.

   To review the Chittenden Board's reasons for the merger in greater detail, as well as related uncertainties, see pages 24 through 28.

                    The Vermont Financial Board Unanimously
                        Recommends that its Stockholders
                               Approve the Merger

   The Vermont Financial Board believes that the merger is advisable and unanimously recommends that you vote for the proposal to approve the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement.

   We recommend the merger because:

  .  of the amount of Chittenden common stock offered as consideration by

     Chittenden, the anticipated tax-free treatment of such consideration and the liquidity of the trading market for Chittenden common stock;

  . the merger will create a strong and diversified New England commercial banking company;

  . the merger is expected to provide retention of a strong Vermont based banking company positioned for strategic opportunities throughout the Northeast United States; and

  . the merger is expected to result in improved long-term earnings growth and value enhancing opportunities, significant operating efficiencies and a strengthened credit profile.

   To review the Vermont Financial Board's reasons for the merger in greater detail, as well as related uncertainties, see pages 28 through 30.

       The Chittenden Board Unanimously Recommends that its Stockholders
                        Elect the Nominees for Directors

   The Chittenden Board also unanimously recommends that you vote for the proposal to elect the four nominees for directors of Chittenden.

                             The Chittenden Meeting

   Chittenden will hold its 1999 Annual Meeting of Stockholders at the Ramada Inn & Conference Center, 1117 Williston Road, Burlington, Vermont on May 19, 1999 at 4:00 p.m. local time.

   At the Chittenden meeting, Chittenden stockholders will consider and vote upon (1) a proposal to approve the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement and (2) the election of four directors of Chittenden.

   The other matters and transactions contemplated by the merger agreement include the following:
  . Chittenden, as the surviving corporation, will be governed by the Amended and Restated Articles of Incorporation (the "Amended and Restated Charter") attached as Annex B; and

  . the Chittenden Board will be expanded from eleven to seventeen members, and six directors selected by Chittenden from the current Vermont Financial Board will be added to the Chittenden Board.

   The merger cannot be completed unless, among other things, it is approved by the holders of (1) greater than 50% of the outstanding shares of Chittenden common stock entitled to vote and (2) two-thirds of the outstanding shares of Vermont Financial common stock entitled to vote.

  A plurality of the votes cast for the election of a nominee for director of Chittenden shall elect such nominee.

   Only holders of record of Chittenden common stock at the close of business on March 26, 1999, which is the record date for the Chittenden meeting, will be entitled to notice of and to vote at the Chittenden meeting.

   If your shares are held in "street name" by your broker, your broker will vote your shares with respect to the merger agreement only if you provide instructions on how to vote. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, you will be in effect voting against the merger.

   With respect to the election of directors of Chittenden, the failure to tell your broker how to vote will have no effect on the election of the directors. If you have granted discretionary voting authority to your broker, your broker may be able to vote your shares with respect to the election of directors.

   Chittenden requests that you complete your proxy card to ensure that you are represented with respect to all matters submitted to the Chittenden stockholders.

   As of March 26, 1999:

  . directors and executive officers of Chittenden and their affiliates were the beneficial owners of approximately 5.9% of the outstanding shares of Chittenden common stock; and

  . a total of 14,230,858 shares of Chittenden common stock were eligible to be voted at the Chittenden meeting.

                         The Vermont Financial Meeting

   Vermont Financial will hold a Special Meeting of Stockholders at The Quality Inn and Suites, 1380 Putney Road, Brattleboro, Vermont on May 19, 1999 at 10:00 a.m. local time.

   At the Vermont Financial meeting, Vermont Financial stockholders will vote upon a proposal to approve the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement.

   The merger cannot be completed unless, among other things, it is approved by the holders of (1) two-thirds of the outstanding shares of Vermont Financial common stock entitled to vote and (2) greater than 50% of the outstanding shares of Chittenden common stock entitled to vote.

   Only holders of record of Vermont Financial common stock at the close of business on March 26, 1999, which is the record date for the Vermont Financial meeting, will be entitled to notice of and to vote at the Vermont Financial meeting.

   If your shares are held in "street name" by your broker, your broker will vote your shares with respect to the merger agreement only if you provide instructions on how to vote. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, you will be in effect voting against the merger.

   Vermont Financial requests that you complete your proxy card to ensure that you are represented with respect to all matters submitted to the Vermont Financial stockholders.

   As of March 26, 1999:

  . directors and executive officers of Vermont Financial and their affiliates were the beneficial owners of approximately 10.2% of the outstanding shares of Vermont Financial common stock; and

  . a total of 12,871,570 shares of Vermont Financial common stock were eligible to be voted at the Vermont Financial meeting.

                                   The Merger

   The merger agreement is attached as Annex A to this Joint Proxy Statement/Prospectus. We encourage you to read the entire merger agreement because it is the document that governs the merger.

What Vermont Financial Stockholders Will Receive in the Merger (see pages 53 and 63)

   In the merger, Vermont Financial stockholders will receive 1.07 shares of Chittenden common stock for each share of Vermont Financial common stock that they own. The exchange ratio of 1.07 may be adjusted:

  . either upwards or downwards if a stock split, reverse stock split or similar transaction with respect to either Chittenden common stock or Vermont Financial common stock occurs; or

  . upwards but not downwards if the value of Chittenden common stock declines significantly prior to the closing date both in absolute terms and relative to a weighted average stock price of an index group of the common stocks of selected bank holding companies. More specifically, the exchange ratio of 1.07 will be adjusted upwards if all of the following criteria are satisfied:

       (1) the average closing price of Chittenden common stock for the fifteen trading days prior to receipt of the final regulatory approval necessary to complete the merger is less than $25.20 per share, and

       (2) the decline in the price of Chittenden common stock from $31.50 on December 16, 1998 to the average closing price during the fifteen trading days prior to receipt of the final regulatory approval necessary to complete the merger, expressed as a percentage, is more than 12 percentage points greater than the price decline, if any, also expressed as a percentage, of a weighted average index using the same measurement dates, and

       (3) Vermont Financial exercises its right to cancel the merger as a result of such price decline, subject to Chittenden's right to require Vermont Financial to complete the merger if Chittenden increases the exchange ratio of 1.07 as provided in the merger agreement, and

       (4) Chittenden so elects to increase the exchange ratio.

     We have included a table on page 65 of this Joint Proxy
  Statement/Prospectus to assist you in understanding how the exchange ratio could be adjusted if Chittenden's stock price declines substantially.

   Chittenden and Vermont Financial have established toll-free phone numbers that you may call during business hours in order to find out the number of shares of Chittenden common stock that Vermont Financial stockholders will receive in the merger for each share of Vermont Financial common stock that they own, subject to any possible future exchange ratio adjustments. Chittenden stockholders may call 1-800-752-0006 ext. 1410. Vermont Financial stockholders may call1-800-334-6862 ext. 4078.

   No fractional shares of Chittenden common stock will be issued in the merger. Any Vermont Financial common stockholder who would otherwise be entitled to receive a fractional share of Chittenden common stock will instead receive cash for such fractional share.

   Vermont Financial stockholders should not send in their stock certificates for exchange until instructed to do so after we complete the merger.

What Current Stockholders of Chittenden Will Own After the Merger

   Stockholders of Chittenden will continue to own their existing shares after the merger.

Effective Time of the Merger

   We expect that the merger will be completed as soon as practicable following the approval by the stockholders of Chittenden and Vermont Financial at their stockholders meetings, if all other conditions have been satisfied.

Board of Directors and Management of the Surviving Corporation Following the Merger (see page 73)

   In connection with the merger, the Chittenden Board will increase its size from eleven directors to seventeen directors. The additional six individuals who will serve on the Chittenden Board following the merger will be selected by Chittenden from the current Vermont Financial directors. At least fifteen of the seventeen directors of Chittenden will not be employees of Chittenden.

   After the merger, the current executive officers of Chittenden will continue to hold the same offices.

Other Interests of Vermont Financial Officers and Directors in the Merger (see page 46)

   Officers and directors, who are also stockholders, of Vermont Financial will receive benefits as a result of the merger that are different from the benefits you will receive. These benefits include the following:

  . in the case of the Chief Executive Officer of Vermont Financial, John D. Hashagen, Jr., an employment agreement with Chittenden, which becomes effective only upon the completion of the merger;

  . in the case of Vermont Financial officers, severance benefits following the completion of the merger if their employment is terminated; and

  . in the case of Vermont Financial officers, the preservation of retirement benefits if specified Vermont Financial benefit plans are terminated following the completion of the merger.

You may want to consider these benefits in deciding whether to vote in favor of the merger.

Conditions to the Merger (see page 62)

   A number of conditions must be satisfied before the merger is completed, including:

  . the stockholders of Chittenden and Vermont Financial approve the merger agreement;

  . the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Massachusetts Board of Bank Incorporation (the "MBBI") approve the merger;

  . the NYSE authorizes the listing of the Chittenden common stock to be issued to Vermont Financial stockholders;

  . the Securities and Exchange Commission declares effective the registration statement relating to the issuance of Chittenden common stock to holders of Vermont Financial common stock;

  . Chittenden and Vermont Financial receive legal opinions regarding treatment of the merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the "Code");

  . Chittenden receives an opinion from its independent public accountants stating that the merger will qualify for "pooling of interests" accounting treatment; and

  . Vermont Financial receives a statement from its independent public accountants as to matters reasonably required to facilitate the opinion of Chittenden's public accountants that the merger will qualify for pooling of interests accounting treatment.

   Each of Chittenden and Vermont Financial may waive some of the conditions to the merger if it deems such a waiver to be in the best interests of its stockholders.

Termination of the Merger Agreement (see page 62)

   Chittenden and Vermont Financial may agree to terminate the merger agreement before the merger has been completed, and either Chittenden or Vermont Financial may terminate the merger agreement if any of the following occurs:

  . the merger has not been completed by October 31, 1999 (or such later date as provided in the merger agreement);

  . the board of directors of either company withdraws or adversely changes its recommendation to stockholders that they vote in favor of the merger;

  .  the required stockholder approvals are not obtained;

  . a court or other governmental authority permanently prohibits the merger;

  . the other party breaches any of its representations, warranties or covenants contained in the merger agreement, and such breach has a material consequence and is not cured within the specified time period; or

  . a decline in the price of Chittenden common stock absolutely and relative to the weighted average price of the common stock of other selected bank holding companies exceeds limits specified in the merger agreement and either (1) Chittenden exercises its right to cancel the merger or (2) Vermont Financial exercises its right to cancel the merger, subject to Chittenden's right to increase the exchange ratio of
     1.07 as provided in the merger agreement, and Chittenden elects not to increase the exchange ratio.

Stock Option Agreement (see page 49)

   As a condition to Chittenden's willingness to enter into the merger agreement, and to discourage other companies from attempting to acquire Vermont Financial, Vermont Financial granted Chittenden an option to purchase up to 19.9% of the Vermont Financial common stock outstanding immediately before the exercise of such option at an exercise price of $22.00 per share. The option is only exercisable upon the occurrence of specified events that would be ordinarily associated with an acquisition or potential acquisition of Vermont Financial by a third party.

Regulatory Approvals are Required (see page 81)

   Prior to the completion of the merger, Chittenden and Vermont Financial are required to obtain regulatory approvals in connection with the merger, including the approval of the Federal Reserve Board and the MBBI.

   The merger is also subject to review by the U.S. Department of Justice (the "DOJ") and is being reviewed by the Attorney General of the State of Vermont. Federal law requires us to wait for no less than 15 days and up to 30 days before completing the merger after it has been approved by the Federal Reserve Board, during which time the DOJ could object to, and seek to enjoin, the merger. We have filed the applications with the Federal Reserve Board and the MBBI seeking approval of the merger.

Chittenden to use "Pooling of Interests" Accounting Treatment (see page 52)

   The merger is expected to be accounted for as a "pooling of interests," which means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one company. Each of Chittenden and Vermont Financial has the right not to complete the merger if Chittenden determines that it will be unable to account for the merger as a "pooling of interests."

CIBC Oppenheimer Says the Exchange Ratio of 1.07 is Fair to Chittenden (see page 30)

   CIBC Oppenheimer Corp. has acted as financial advisor to Chittenden in connection with the merger. CIBC Oppenheimer delivered to the Chittenden Board an oral opinion on December 16, 1998, which was confirmed and updated by a written opinion dated as of the date of this Joint Proxy Statement/Prospectus, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in the opinion, the exchange ratio was fair, from a financial point of view, to Chittenden. The full text of the written opinion of CIBC Oppenheimer, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. CIBC Oppenheimer provided its opinion for the information and assistance of the Chittenden Board and it addresses only the fairness, from a financial point of view, of the exchange ratio to Chittenden and neither addresses the merits of the underlying decision by Chittenden to engage in the transaction nor constitutes a recommendation to any stockholder as to how a stockholder should vote on the merger agreement.

McConnell, Budd & Downes Says the Exchange Ratio of 1.07 is Fair to Vermont Financial's Stockholders (see page 37)

   McConnell, Budd & Downes, Inc. ("MB&D") has acted as financial advisor to Vermont Financial in connection with the merger. MB&D delivered to the Vermont Financial Board an oral opinion on December 16, 1998, which was confirmed and updated by a written opinion dated as of the date of this Joint Proxy Statement/Prospectus, to the effect that, as of the date of such opinion and based upon and subject to certain assumptions made, matters considered and limitations stated therein, the exchange ratio was fair to the common stockholders of Vermont Financial (other than Chittenden) from a financial point of view. The full text of the written opinion of MB&D, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex D to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. MB&D provided its opinion for the information and assistance of the Vermont Financial Board and it addresses only the fairness of the exchange ratio to the Vermont Financial common stockholders (other than Chittenden) from a financial point of view and neither addresses the merits of the underlying decision by Vermont Financial to engage in the transaction nor constitutes a recommendation to any stockholder as to how a stockholder should vote on the merger agreement.

No Federal Income Tax on Shares Received in the Merger (see page 83)

   Vermont Financial Stockholders. The merger is expected to be tax-free to Vermont Financial stockholders who receive shares of Chittenden common stock. Cash received by Vermont Financial stockholders in lieu of fractional shares in the merger generally will be taxable.

   Chittenden Stockholders. No gain or loss will be recognized by Chittenden or its stockholders as a result of the merger.

No Dissenters' or Appraisal Rights (see page 52)

   Under Vermont and Delaware law, neither the Chittenden stockholders nor the Vermont Financial stockholders have dissenters' rights or rights to an appraisal of the value of their shares of common stock in connection with the merger.

Chittenden Shares to be Listed on the NYSE (see page 52)

   Chittenden will list the shares of common stock to be issued to holders of Vermont Financial common stock in connection with the merger on the NYSE. After the completion of the merger, Vermont Financial will delist its common stock from the NASDAQ National Market and deregister it for purposes of the Securities Exchange Act of 1934.

Chittenden Dividend Policy Following the Merger (see page 52)

   The current annualized rate of distributions on the shares of Chittenden common stock is $0.80 per share. It is expected that, upon completion of the merger, Chittenden will continue to pay quarterly distributions in a manner that is consistent with its past practices, subject to approval and declaration by its board. The payment of distributions by Chittenden in the future will depend on its financial condition and earnings, business conditions and other factors.

Comparison of Vermont Financial Stockholders' Rights Before and After the Merger (see page 94)

   We have summarized below the material differences in the rights of the stockholders of Vermont Financial and Chittenden. If the merger is completed, Vermont Financial stockholders will have the same rights as Chittenden stockholders.

  . Vermont Financial is a Delaware corporation and the rights of its stockholders are generally governed by the corporate law of Delaware. Chittenden is a Vermont corporation and the rights of its stockholders are generally governed by the corporate law of Vermont.

  . Vermont Financial stockholders may not call a special stockholders meeting. Chittenden's bylaws permit stockholders to call a special stockholders meeting upon the written request of at least 10% of all shares entitled to vote at the meeting.

  . Vermont Financial stockholders elect directors by majority vote. Chittenden's stockholders elect directors by a plurality of the votes cast.

  . Vermont Financial's directors may be removed only for cause and only by an affirmative majority vote of stockholders. Currently, Chittenden's directors may be removed with or without cause. If the merger is completed, the Amended and Restated Charter will provide that directors may only be removed with cause and if the number of votes cast by stockholders for removal exceeds the number of votes cast against removal.

  . Chittenden's charter contains a fair price provision that requires the affirmative vote of the holders of 80% of the outstanding shares of Chittenden common stock, unless a fair price is received by Chittenden, before Chittenden may engage in a business combination involving Chittenden or a subsidiary and a related person or affiliate.

  . Vermont Financial's charter provides that the affirmative vote of two-thirds or more of the outstanding shares of stock is required to authorize or approve any agreement providing for a merger, consolidation, sale of substantially all of its assets or an acquisition in which a majority of its shares are issued to another entity. Chittenden's charter, however, provides that any business combination that does not involve a related person or affiliate requires the vote of a majority of the votes entitled to be cast.

                           Risk Factors (see page 10)

   This Joint Proxy Statement/Prospectus includes, or incorporates by reference, additional factors related to the operations and strategies of Chittenden and Vermont Financial generally, the merger and the merger's effect on Chittenden as the surviving corporation. Stockholders should carefully read the section entitled "Risk Factors."

                      Forward-Looking Statements May Prove
                            Inaccurate (see page 11)

   Chittenden and Vermont Financial have each made forward-looking statements in this document (and in documents that are incorporated herein by reference) that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of Chittenden or Vermont Financial, including the anticipated benefits from the merger. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Stockholders of Chittenden and Vermont Financial should note that many factors could affect the future financial results of Chittenden, as the surviving corporation, and could cause these results to differ materially from those expressed in our forward-looking statements.

                          Comparative Per Share Market
                               Price Information

   Shares of Chittenden common stock are listed on the NYSE and shares of Vermont Financial common stock are quoted on the NASDAQ National Market. On December 16, 1998, the last full trading day prior to the public announcement of the signing of the merger agreement, the closing prices of Chittenden common stock and Vermont Financial common stock were as follows:

                                                    Closing Price on  Pro Forma
                                                    December 16, 1998 Equivalent
                                                    ----------------- ----------
Chittenden.........................................      $31.50            N/A
Vermont Financial..................................      $29.00         $33.71

The pro forma equivalent closing price gives effect to the merger by multiplying the closing price of Chittenden common stock on December 16, 1998 by the exchange ratio of 1.07.

   On April 5, 1999, Chittenden common stock closed at $26.75 per share and Vermont Financial common stock closed at $27.81 per share.

                            How to Change Your Vote

   You may change your vote at any time before your proxy is voted at the stockholders meeting. You can do so in one or more of the following ways:

  . You can send a written notice dated after your proxy stating that you would like to revoke your proxy. If you are a Chittenden stockholder, you should send your written notice to the Secretary of Chittenden at the address below. If you are a Vermont Financial stockholder, you should send your written notice to the Secretary of Vermont Financial at the address below;

  . You can complete a new proxy card and send it to the Secretary of Chittenden or Vermont Financial, as the case may be, and the new proxy card will automatically replace any earlier dated proxy card that you returned; or

  .  You can attend your stockholders meeting and vote in person.

   You should send any written notice of revocation, request for a new proxy card or completed new proxy card to the Secretary of Chittenden or Vermont Financial, as the case may be, at the following addresses: Chittenden Corporation, Two Burlington Square, Burlington, Vermont 05401, Attention:
Secretary; Vermont Financial Services Corp., 100 Main Street, Brattleboro, Vermont 05301, Attention: Secretary.

                             Additional Information

   If you have questions about the merger or would like additional copies of this Joint Proxy Statement/Prospectus, you should contact:

For Chittenden Stockholders:

Chittenden Corporation
Two Burlington Square
Burlington, Vermont 05401
Attention: F. Sheldon Prentice, Esq.
Phone Number: (802) 658-4000

For Vermont Financial Stockholders:

Vermont Financial Services Corp.
100 Main Street
Brattleboro, Vermont 05301
Attention: John D. Hashagen, Jr.
Phone Number: (802) 258-4000

     or

Attention: Richard O. Madden
Phone Number: (802) 258-4003

                                  RISK FACTORS

   Unless the context otherwise requires, all references in this Joint Proxy Statement/Prospectus to the "Surviving Corporation" refer to Chittenden Corporation and its subsidiaries on a consolidated basis following the completion of the merger.

Failure to integrate operations following the merger could reduce our future earnings per share

   The integration of the departments, systems, business units, operating procedures and information technologies of Chittenden and Vermont Financial will present a significant challenge to management. There can be no assurance that we will be able to integrate and manage these operations effectively or maintain or improve the historical financial performances of Chittenden and Vermont Financial. The failure to successfully integrate these systems and procedures could have a material adverse effect on the results of operations and financial condition of the Surviving Corporation.

Failure to achieve expected cost savings and unanticipated costs relating to the merger could reduce our future earnings per share

   We believe that we have reasonably estimated our likely cost savings, the likely costs of integrating the operations of Chittenden and Vermont Financial, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of the Surviving Corporation. If the expected savings are not realized or unexpected costs are incurred, the merger could have a significant dilutive effect on the Surviving Corporation's earnings per share. In other words, if the merger is completed, we believe that the earnings per share of Chittenden common stock could be less than they would have been if the merger had not been completed. See "The Merger--Recommendation of the Chittenden Board; Chittenden's Reasons for the Merger."

Federal regulatory authorities may require that we divest more branches than we expect and this could reduce our future earnings per share

   In connection with obtaining the approval of the merger by the Federal Reserve Board, and the accompanying review of the merger that will be undertaken by the DOJ, we anticipate that the Surviving Corporation will be required to divest certain of its banking subsidiaries' branches with estimated deposits of $511 million to $544 million. Our earnings per share may be reduced in the event that the divestitures required by the Federal Reserve Board and the DOJ exceed the amount currently expected or if such divestitures are not implemented promptly and on terms that are favorable to the Surviving Corporation. The unaudited pro forma combined financial statements do not reflect the potential impact of any required divestitures.

Year 2000 computer issues may disrupt our business operations

   Year 2000 compliance issues concern the inability of computer systems to accurately calculate, store or use data after 1999. These may cause our computer systems, or those of our significant vendors and customers, to process critical financial and operational information incorrectly. Each of Chittenden and Vermont Financial has taken action over the past year to correct this problem in accordance with guidelines issued by the Federal Financial Institutions Examination Council, and we expect to continue such efforts until all of our important business computer systems, and those of our significant vendors and customers, are Year 2000 compliant.

   We currently expect all of Chittenden's and Vermont Financial's important business computer systems to be Year 2000 compliant prior to June 30, 1999. However, following the merger, we will face additional risks associated with executing a Year 2000 compliance program for the Surviving Corporation while simultaneously attempting to integrate the information technologies and operating systems of Chittenden and Vermont

Financial. There can be no assurance that our hardware and software can be integrated as currently anticipated or that we will not experience significant expenses or delays in implementing our Year 2000 compliance program as a result of that integration process. For a more detailed discussion of the Year 2000 compliance programs of each of Chittenden and Vermont Financial, see each company's "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are incorporated herein by reference to each of Chittenden's and Vermont Financial's Annual Report on Form 10-K for the fiscal year ended December 31, 1998. See "Where You Can Find More Information."

If the merger is not completed, we will have incurred substantial expenses without realizing the expected benefits

   Chittenden and Vermont Financial have each incurred substantial expenses in connection with the transactions described in this Joint Proxy Statement/Prospectus. If the merger is not completed, Chittenden expects to incur approximately $5 million to $6 million in merger related expenses and Vermont Financial expects to incur approximately $2 million to $2.5 million in merger related expenses. These expenses would likely have a material adverse impact on the financial condition of Chittenden and/or Vermont Financial because we would not have realized the expected benefits of the merger. There can be no assurance that the merger will be completed.

Our performance may decline if key individuals leave the surviving corporation

   After the merger, the Surviving Corporation will depend on the services of certain key personnel, including Paul A. Perrault, John D. Hashagen, Jr., John
P. Barnes, Lawrence W. DeShaw, John W. Kelly, Danny H. O'Brien and Kirk W. Walters. The loss of the services of any of these key persons could have a material adverse effect on the successful integration of Chittenden and Vermont Financial and the results of operations of the Surviving Corporation. See "The Companies--The Surviving Corporation" and "The Merger--Other Interests of Officers and Directors in the Merger."

Failure in our new non-banking activities could reduce our future earnings per share

   Chittenden has expanded its operations into new non-banking activities in recent years. Following the merger, we intend to continue our expansion in non-banking activities as attractive opportunities arise. We may not be successful in these new activities because of several factors, including (1) a lack of market and product knowledge or awareness of other industry related matters and
(2) an inability to attract and retain qualified employees with experience in these non-banking activities. Failure in new non-banking activities could have a material adverse effect on our future earnings per share.

   This Joint Proxy Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act. The Surviving Corporation's actual results could differ materially from those set forth in the forward-looking statements because of many reasons, including the risk factors listed above. This list may not be exhaustive.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
             (In thousands, except share and per share information)

   The following tables set forth the selected unaudited pro forma combined financial information for Chittenden and Vermont Financial for the Surviving Corporation and should be read in conjunction with, and are qualified in their entirety by, the historical financial statements and notes thereto of Chittenden and Vermont Financial and the unaudited pro forma condensed consolidated financial statements and notes thereto of the Surviving Corporation presented on pages 86 through 92. The Chittenden and Vermont Financial combined results of operations gives effect to Chittenden's proposed acquisition of Vermont Financial as a pooling of interests, as if such transaction had been completed as of the beginning of each of the periods presented. The pro forma amounts are not necessarily indicative of results that will be obtained on a combined basis. The pro forma amounts have not been adjusted to reflect any of the improvements in operating efficiencies that the Surviving Corporation anticipates will occur as a result of the merger.

                                                 Years Ended December 31,
                                             ----------------------------------
                                                1998        1997        1996
                                             ----------  ----------  ----------
                                             (In thousands, except share and
                                                    per share amounts)
Statements of Income:
  Interest Income..........................  $  299,681  $  276,323  $  239,164
  Interest Expense.........................     126,232     115,462      99,950
                                             ----------  ----------  ----------
  Net Interest Income......................     173,449     160,861     139,214
  Provision for Possible Loan Losses.......       8,235       7,300       7,533
  Noninterest Income.......................      67,407      54,753      42,660
  Noninterest Expense......................     154,629     136,443     109,014
                                             ----------  ----------  ----------
  Income before income taxes...............      77,992      71,871      65,327
  Provision for income taxes...............      28,214      25,339      21,991
                                             ----------  ----------  ----------
  Net Income...............................  $   49,778  $   46,532  $   43,336
                                             ==========  ==========  ==========
Total Assets at year-end...................  $4,275,803  $4,074,602  $3,301,727
Common shares outstanding at year-end......  27,929,576  28,591,921  25,429,846
Balance sheets--average daily balances:
  Total assets.............................  $4,090,244  $3,656,334  $3,104,486
  Loans, net of allowance..................   2,693,790   2,463,250   2,189,681
  Investment securities and cash equiva-
   lents...................................   1,010,881     852,355     661,703
  Deposits.................................   3,494,945   3,098,744   2,678,158
  Stockholders' equity.....................     379,614     336,331     278,840
Per common share:
  Basic Earnings...........................       $1.76       $1.73       $1.72
  Diluted Earnings.........................        1.73        1.70        1.70
  Cash dividends paid(1)...................        0.69        0.95        0.54
  Book value...............................       13.94       13.15       11.57
Weighted average common shares outstand-
 ing.......................................  28,322,912  26,857,510  25,163,652
Weighted average common and common equiva-
 lent shares outstanding...................  28,830,497  27,327,021  25,563,864
Selected financial percentages:
  Return on average stockholders' equity...       13.11%      13.84%      15.54%
  Return on average total assets...........        1.22        1.27        1.40
  Net interest margin......................        4.71        4.87        4.91
  Interest rate spread.....................        4.00        4.20        4.22
  Net charge-offs as a percent of average
   loans...................................        0.46        0.43        0.37
  Nonperforming assets ratio...............        0.71        1.02        1.00
  Allowance for possible loan losses as a
   percent of year-end loans...............        1.49        1.67        1.84
  Year-end leverage capital ratio..........        7.44        7.35        8.68
  Risk-based capital ratios:
   Tier 1..................................       10.75       10.83       12.53
   Total...................................       12.02       12.11       13.85
  Average stockholders' equity to average
   assets..................................        9.28        9.20        8.98
  Common stock dividend payout ratio(1)....       39.30       55.03       31.56

--------
(1) Dividends paid during 1997 included a special cash dividend of $0.60 per share.

         CHITTENDEN SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

   Set forth below are summary selected consolidated financial and operating data for Chittenden as of and for the periods indicated on a historical basis. This financial information has been derived from the Chittenden Annual Reports on Form 10-K for the fiscal years ended December 31, 1994 through December 31, 1998. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements, including the notes thereto, of Chittenden which are incorporated by reference herein. See "Where You Can Find More Information."

                                         Years Ended December 31,
                          ----------------------------------------------------------
                             1998        1997        1996        1995        1994
                          ----------  ----------  ----------  ----------  ----------
                            (In thousands, except share and per share amounts)
Statements of Income:
  Interest Income.......  $  151,511  $  150,029  $  142,558  $  135,074  $  101,383
  Interest Expense......      60,508      59,500      58,599      56,772      36,088
                          ----------  ----------  ----------  ----------  ----------
  Net Interest Income...      91,003      90,529      83,959      78,302      65,295
  Provision for Possible
   Loan Losses..........       5,100       4,050       4,183       5,000       5,500
  Noninterest Income....      32,402      28,200      24,806      22,069      19,352
  Noninterest Expense...      71,767      69,947      64,409      61,584      51,393
                          ----------  ----------  ----------  ----------  ----------
  Income before income
   taxes................      46,538      44,732      40,173      33,787      27,754
  Provision for income
   taxes................      15,873      15,326      13,452      11,656       9,717
                          ----------  ----------  ----------  ----------  ----------
  Net Income............  $   30,665  $   29,406  $   26,721  $   22,131  $   18,037
                          ==========  ==========  ==========  ==========  ==========
Total Assets at year-
 end....................  $2,122,019  $1,977,150  $1,988,746  $1,794,704  $1,461,419
Common shares
 outstanding at year-
 end....................  14,182,307  14,421,585  15,345,265  14,972,359  13,581,631
Balance sheets--average
 daily balances:
  Total assets..........  $2,007,413  $1,934,333  $1,841,944  $1,687,803  $1,436,462
  Loans, net of
   allowance............   1,391,811   1,363,394   1,307,725   1,202,591   1,001,356
  Investment securities
   and cash
   equivalents..........     469,764     417,767     385,111     348,028     328,296
  Deposits..............   1,775,244   1,695,953   1,627,834   1,486,500   1,268,338
  Stockholders' equity..     167,618     167,568     162,823     138,641     115,442
Per common share:
  Basic Earnings........       $2.14       $1.99       $1.75       $1.50       $1.28
  Diluted Earnings......        2.09        1.94        1.72        1.47        1.26
  Cash dividends
   paid(1)..............        0.78        1.29        0.57        0.32        0.22
  Book value............       12.35       11.25       11.37       10.28        8.34
Weighted average common
 shares outstanding.....  14,303,053  14,812,208  15,228,820  14,763,133  14,087,763
Weighted average common
 and common equivalent
 shares outstanding.....  14,682,636  15,166,557  15,543,741  15,105,914  14,341,166
Selected financial
 percentages:
  Return on average
   stockholders'
   equity...............       18.29%      17.55%      16.41%      15.96%      15.62%
  Return on average
   total assets.........        1.53        1.52        1.45        1.31        1.25
  Net interest margin...        4.94        5.11        4.99        5.08        4.95
  Interest rate spread..        4.13        4.31        4.23        4.34        4.37
  Net charge-offs as a
   percent of average
   loans................        0.52        0.39        0.29        0.28        0.49
  Nonperforming assets
   ratio................        0.75        0.56        0.99        1.19        1.03
  Allowance for possible
   loan losses as a
   percent of year-end
   loans................        1.72        1.89        2.07        2.20        2.09
  Year-end leverage
   capital ratio........        7.37        7.43        8.58        8.05        8.10
  Risk-based capital
   ratios:
   Tier 1...............        9.90        9.86       11.71       11.16       11.40
   Total................       11.18       11.17       13.06       12.53       12.76
  Average stockholders'
   equity to average
   assets...............        8.35        8.66        8.84        8.21        8.03
  Common stock dividend
   payout ratio(1)......       36.40       64.25       32.73       21.71       17.38

--------
(1) Dividends paid during 1997 included a special cash dividend of $0.60 per share.

     VERMONT FINANCIAL SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

   Set forth below are summary selected consolidated financial and operating data for Vermont Financial as of and for the periods indicated on a historical basis. This financial information has been derived from the Vermont Financial Annual Reports on Form 10-K for the fiscal years ended December 31, 1994 through December 31, 1998. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements, including the notes thereto, of Vermont Financial which are incorporated by reference herein. See "Where You Can Find More Information."

                                         Years Ended December 31,
                          ----------------------------------------------------------
                             1998        1997        1996        1995        1994
                          ----------  ----------  ----------  ----------  ----------
                            (In thousands, except share and per share amounts)
Statements of Income:
  Interest Income.......  $  148,170  $  126,294  $   96,606  $   96,457  $   84,391
  Interest Expense......      65,724      55,962      41,351      41,969      33,293
                          ----------  ----------  ----------  ----------  ----------
  Net Interest Income...      82,446      70,332      55,255      54,488      51,098
  Provision for Possible
   Loan Losses..........       3,135       3,250       3,350       3,900       4,000
  Noninterest Income....      35,005      26,553      17,854      17,549      16,692
  Noninterest Expense...      82,862      66,496      44,605      45,999      46,763
                          ----------  ----------  ----------  ----------  ----------
  Income before income
   taxes................      31,454      27,139      25,154      22,138      17,027
  Provision for income
   taxes................      12,341      10,013       8,539       7,241       5,159
                          ----------  ----------  ----------  ----------  ----------
  Net Income............  $   19,113  $   17,126  $   16,615  $   14,897  $   11,868
                          ==========  ==========  ==========  ==========  ==========
Total Assets at year-
 end....................  $2,142,424  $2,097,452  $1,312,981  $1,246,669  $1,205,421
Common shares
 outstanding at year-
 end....................  12,847,915  13,243,305   9,424,842   9,566,534   9,370,438
Balance sheets--average
 daily balances:
  Total assets..........  $2,082,831  $1,722,001  $1,262,542  $1,212,346  $1,187,521
  Loans, net of
   allowance............   1,301,979   1,099,856     881,956     894,965     877,427
  Investment securities
   and cash
   equivalents..........     541,117     434,588     276,592     217,798     206,659
  Deposits..............   1,719,701   1,402,791   1,050,324   1,003,291     981,545
  Stockholders' equity..     211,996     168,763     116,017     105,416      94,626
Per common share:
  Basic Earnings........       $1.46       $1.52       $1.79       $1.60       $1.30
  Diluted Earnings......        1.45        1.51        1.77        1.59        1.29
  Cash dividends paid...        0.64        0.60        0.53        0.43        0.27
  Book value............       16.67       16.13       12.70       11.69        9.65
Weighted average common
 shares outstanding.....  13,102,672  11,257,292   9,284,890   9,295,341   9,142,060
Weighted average common
 and common equivalent
 shares outstanding.....  13,222,300  11,364,920   9,364,601   9,354,772   9,232,973
Selected financial
 percentages:
  Return on average
   stockholders'
   equity...............        8.90%      10.22%      14.51%      14.69%      13.23%
  Return on average
   total assets.........        0.92        1.00        1.31        1.23        1.00
  Net interest margin...        4.48        4.60        4.81        4.92        4.74
  Interest rate spread..        4.40        4.07        4.20        4.41        4.37
  Net charge-offs as a
   percent of average
   loans................        0.41        0.49        0.50        0.59        0.62
  Nonperforming assets
   ratio................        0.66        1.50        1.01        1.67        2.32
  Allowance for possible
   loan losses as a
   percent of year-end
   loans................        1.23        1.44        1.50        1.65        1.78
  Year-end leverage
   capital ratio........        7.51        7.27        8.84        8.82        8.01
  Risk-based capital
   ratios:
   Tier 1...............       11.78       11.98       13.92       13.44       11.77
   Total................       13.03       13.24       15.17       14.70       13.03
  Average stockholders'
   equity to average
   assets...............       10.18        9.80        9.19        8.69        7.97
  Common stock dividend
   payout ratio.........       43.96       39.21       29.66       27.17       20.43

--------
** Data for 1998 and 1997 reflect the acquisition of Eastern Bancorp, Inc.

                       COMPARATIVE PER COMMON SHARE DATA
                                  (Unaudited)

   We have summarized below the per common share combined information for Chittenden and Vermont Financial on a historical and pro forma combined and pro forma equivalent basis. The pro forma information gives effect to the merger accounted for as a pooling of interests. You should read this information in conjunction with our historical financial statements (and related notes) contained in the reports and other information that we have filed with the SEC. See "Where You Can Find More Information." You should also read this information in conjunction with the pro forma combined financial information set forth under the heading "Unaudited Pro Forma Financial Statements." You should not rely on the pro forma information as being indicative of the historical results that we would have had or the future results that we will achieve after the merger.

                                              Years Ended
                         -----------------------------------------------------
                         December 31, 1998 December 31, 1997 December 31, 1996
                         ----------------- ----------------- -----------------
Income from continuing
 operations per common
 share--basic:
  Chittenden
    Historical..........      $ 2.14             $1.99             $1.75
    Pro forma combined
     for the merger(1)..        1.76              1.73              1.72
  Vermont Financial
    Historical..........        1.46              1.52              1.79
    Pro forma equivalent
     for the merger(2)..        1.88              1.85              1.84
Income from continuing
 operations per common
 share--diluted:
  Chittenden
    Historical..........        2.09              1.94              1.72
    Pro forma combined
     for the merger(1)..        1.73              1.70              1.70
  Vermont Financial
    Historical..........        1.45              1.51              1.77
    Pro forma equivalent
     for the merger(2)..        1.85              1.82              1.82
Cash dividends per
 common share:
  Chittenden
    Historical..........        0.78              1.29              0.57
    Pro forma combined
     for the merger(1)..        0.69              0.95              0.54
  Vermont Financial
    Historical..........        0.64              0.60              0.53
    Pro forma equivalent
     for the merger(2)..        0.74              1.02              0.58
                               As of
                         December 31, 1998
                         -----------------
Book value per common
 share:
  Chittenden
    Historical..........      $12.35
    Pro forma combined
     for the merger(1)..       13.94
  Vermont Financial
    Historical..........       16.67
    Pro forma equivalent
     for the merger(2)..       14.92

--------
(1) Pro forma combined amounts reflect the proposed merger as if the merger had occurred at the beginning of such period.
(2) Pro forma equivalent amounts for Vermont Financial are calculated by multiplying the pro forma combined amounts by the exchange ratio of 1.07.

                                  THE MEETINGS

   This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies from the holders of (1) Chittenden common stock by the Chittenden Board for use at the Chittenden meeting and (2) Vermont Financial common stock by the Vermont Financial Board for use at the Vermont Financial meeting. This Joint Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to the respective stockholders of Chittenden and Vermont Financial on or about April 9, 1999.

                             The Chittenden Meeting

Purpose of the Meeting

   Chittenden will hold its 1999 Annual Meeting of Stockholders at the Ramada Inn & Conference Center, 1117 Williston Road, Burlington, Vermont 05403, on May 19, 1999 at 4:00 p.m. local time for the following purposes:

  . To approve the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement, including the amendment and restatement of Chittenden's charter and the issuance of shares of Chittenden common stock to the holders of Vermont Financial common stock. See "Proposal 1--Approval of the Agreement and Plan of Merger."

  . To elect four directors, each to serve for a term of three years. The Board of Directors has nominated the following four individuals for election as such directors: Paul J. Carrara, Sally W. Crawford, Philip
     A. Kolvoord and James C. Pizzagalli. See "Proposal 2--Election of
     Directors."

  . To consider and act upon such other business and matters or proposals as may properly come before the Chittenden meeting.

   Any action may be taken on the foregoing matters at the Chittenden meeting on the date specified above, or on any date or dates to which it may be postponed or to which, by original or later adjournment, the Chittenden meeting may be adjourned.

Record Date; Voting Rights; Proxies

   Chittenden has fixed the close of business on March 26, 1999 as the record date for determining the holders of Chittenden common stock entitled to receive notice of and to vote at the Chittenden meeting. Only holders of Chittenden common stock at the close of business on the Chittenden record date will be entitled to receive notice of and to vote at the Chittenden meeting. Chittenden will make available for inspection by any stockholder a list of stockholders entitled to receive notice of and to vote at the Chittenden meeting during ordinary business hours at Chittenden's principal office, Two Burlington Square, Burlington, Vermont 05401, beginning two business days after the date hereof and continuing through the Chittenden meeting. As of March 26, 1999, there were 14,230,858 issued and outstanding shares of Chittenden common stock. Each holder of record of Chittenden common stock on the Chittenden record date is entitled to one vote per share, which may be cast either in person or by properly executed proxy.

   All shares of Chittenden common stock which are entitled to vote and are represented at the Chittenden meeting by properly executed proxies received prior to or at the Chittenden meeting, and not revoked, will be voted at such meeting as they are marked in the boxes on the proxy cards. If no boxes are marked on a proxy card that has otherwise been properly executed, it will be voted FOR the approval of the merger agreement and the other matters and transactions contemplated thereby and FOR the election of the four nominees for directors.

   Votes cast by proxy or in person at the Chittenden meeting will be tabulated by the inspector of elections appointed for the meeting who will determine whether or not a quorum is present. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as not voting for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for purposes of determining a quorum but not voting with respect to that matter.

   If any other matters are properly presented at the Chittenden meeting for consideration, including consideration of a motion to adjourn such meeting to another time and/or place for such purposes as soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. However, proxies voted against a proposal will not be voted in favor of adjournment in order to continue to solicit proxies with respect to that proposal.

   Any proxy given by a Chittenden common stockholder pursuant to this solicitation may be revoked by the person giving it at any time before it is voted in one or more of the following ways:

  . filing with the Secretary of Chittenden, at or before the taking of the vote at the Chittenden meeting, a written notice of revocation bearing a later date than the proxy
  . duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Chittenden before the taking of the vote at the Chittenden meeting
  . voting in person at the meeting, although attendance at the Chittenden meeting will not by itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy should be sent, in the case of Chittenden, to Chittenden Corporation, Two Burlington Square, Burlington, Vermont 05401, Attention: Secretary, or hand delivered to the Secretary at or before the taking of the vote at the Chittenden meeting.

Independent Public Accountants

   Chittenden has selected Arthur Andersen LLP as its principal independent public accountants for the current fiscal year. Representatives of Arthur Andersen LLP are expected to be present at the Chittenden meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Solicitation of Proxies

   Chittenden will bear its own costs of solicitation of proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to owners of shares of Chittenden common stock held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from Chittenden stockholders by directors, officers and employees acting on behalf of Chittenden in person or by telephone, telegraph, facsimile or other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to these directors, officers and employees of Chittenden in connection with the solicitation. In addition, Kissel-Blake Inc., a proxy solicitation firm, has been engaged by Chittenden to act as proxy solicitor and will receive fees estimated at $7,000, plus reimbursement of reasonable out-of-pocket expenses. Any questions or requests for assistance regarding this Joint Proxy Statement/Prospectus and related proxy materials may be directed to the Secretary of Chittenden by telephone at
(802) 658-4000.

Quorum

   The holders of a majority of all of the votes entitled to be cast, who are present in person or represented by proxy, shall constitute a quorum at the Chittenden meeting. Shares which abstain from voting as to a particular matter and broker non-votes will be treated as shares that are present and entitled to vote at the Chittenden meeting for purposes of determining whether a quorum exists.

Required Vote

   The vote required for approval of each of the two proposals presented in this Joint Proxy Statement/ Prospectus, and the treatment of abstentions and broker non-votes, are specified in the discussion of each proposal.

   Regardless of the number of shares you own, your vote is important to Chittenden. Please complete, sign, date and promptly return the enclosed proxy card today.

                         The Vermont Financial Meeting

Purpose of the Meeting

   Vermont Financial will hold a Special Meeting of Stockholders at The Quality Inn and Suites, 1380 Putney Road, Brattleboro, Vermont 05301 on May 19, 1999 at 10:00 a.m. local time for the following purposes:

  . To approve the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement. See "Proposal 1-- Approval of the Agreement and Plan of Merger."

  . To consider and act upon such other business and matters or proposals as may properly come before the Vermont Financial meeting.

   Only business within the purposes described in the Vermont Financial Notice of Special Meeting of Stockholders may be conducted at the Vermont Financial meeting. Any action may be taken on the foregoing matters at the Vermont Financial meeting on the date specified above, or on any date or dates to which it may be postponed or to which, by original or later adjournment, the Vermont Financial meeting may be adjourned.

Record Date; Voting Rights; Proxies

   Vermont Financial has fixed the close of business on March 26, 1999 as the record date for determining the stockholders entitled to receive notice of and to vote at the Vermont Financial meeting. Only holders of record of Vermont Financial common stock at the close of business on the Vermont Financial record date will be entitled to receive notice of and to vote at the Vermont Financial meeting. Vermont Financial will make available for inspection by any stockholder a list of stockholders entitled to receive notice of and to vote at the Vermont Financial meeting during ordinary business hours at Vermont Financial's principal office, 100 Main Street, Brattleboro, Vermont 05301, for ten days prior to the Vermont Financial meeting for purposes related to the Vermont Financial meeting. As of March 26, 1999, there were 12,871,570 issued and outstanding shares of Vermont Financial common stock. Each holder of record of Vermont Financial common stock on the Vermont Financial record date is entitled to one vote per share, which may be cast either in person or by properly executed proxy.

   All shares of Vermont Financial common stock which are entitled to vote and are represented at the Vermont Financial meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at the Vermont Financial meeting as they are marked in the boxes on the proxy cards. If no boxes are marked on a proxy card that has otherwise been properly executed, it will be voted FOR approval of the merger agreement and the other matters and transactions contemplated thereby.

   Votes cast by proxy or in person at the Vermont Financial meeting will be tabulated by the inspector of elections appointed for the meeting who will determine whether or not a quorum is present. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as not voting for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for purposes of determining a quorum but not voting with respect to that matter.

   If any other matters are properly presented at the Vermont Financial meeting for consideration, including consideration of a motion to adjourn such meeting to another time and/or place for such purposes as soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. However, proxies voted against a proposal will not be voted in favor of adjournment in order to continue to solicit proxies with respect to that proposal.

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted in one or more of the following ways:

  . filing with the Secretary of Vermont Financial, at or before the taking of the vote at the Vermont Financial meeting, a written notice of revocation bearing a later date than the proxy

  . duly executing a later dated proxy relating to the same shares and delivering it to the Secretary before the taking of the vote at the Vermont Financial meeting

  . voting in person at the meeting, although attendance at the Vermont
    Financial meeting will not by itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy should be sent to Vermont Financial Services Corp., 100 Main Street, Brattleboro, Vermont 05301,
Attention: Secretary, or hand delivered to the Secretary of Vermont Financial at or before the taking of the vote at the Vermont Financial meeting.

Independent Public Accountants

   KPMG LLP is Vermont Financial's principal independent public accountant. Representatives of KPMG LLP are expected to be present at the Vermont Financial meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Solicitation of Proxies

   Vermont Financial will bear its own costs of solicitation of proxies. Arrangements also will be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Vermont Financial will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith. In addition to solicitation by use of the mails, proxies may be solicited from the Vermont Financial stockholders by directors, officers and employees acting on behalf of Vermont Financial in person or by telephone, telegraph, facsimile or other means of communications. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Vermont Financial has retained Regan & Associates, Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the Vermont Financial meeting at a cost of approximately $7,000, plus reimbursement of reasonable out-of-pocket expenses. Any questions or requests for assistance regarding this Joint Proxy Statement/Prospectus and related proxy materials may be directed to the Chief Financial Officer of Vermont Financial by telephone at
(802) 258-4003.

Quorum

   The holders of a majority of all of the votes entitled to be cast, who are present in person or represented by proxy, shall constitute a quorum at the Vermont Financial meeting. Shares which abstain from voting as to a particular matter and broker non-votes will be treated as shares that are present and entitled to vote at the Vermont Financial meeting for purposes of determining whether a quorum exists.

Required Vote

   The approval of the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement requires the affirmative vote of the holders of two-thirds of the Vermont Financial common stock outstanding on the Vermont Financial record date. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement.

   Regardless of the number of shares you own, your vote is important to Vermont Financial. Please complete, sign, date and promptly return the enclosed proxy card today.

                                   PROPOSAL 1

                  APPROVAL OF THE AGREEMENT AND PLAN OF MERGER

The Merger Proposal

   On December 16, 1998, the Chittenden Board and the Vermont Financial Board independently deemed advisable and unanimously approved the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement. The effects of approving the merger agreement and the merger include approval of the Amended and Restated Charter and the issuance by Chittenden of
1.07 shares of common stock in exchange for each share of Vermont Financial common stock. However, if the merger is approved by Chittenden's stockholders but is not completed, the Amended and Restated Charter will not become the charter of Chittenden.

Required Vote and Recommendation

   Proxies will be voted for Proposal 1 unless contrary instructions are set forth in the proxy. Only stockholders of record of Chittenden common stock and Vermont Financial common stock are entitled to vote on this proposal. This proposal requires the affirmative vote of (1) greater than 50% of all the votes entitled to be cast by holders of record of Chittenden common stock and (2) two-thirds of all the votes entitled to be cast by holders of record of Vermont Financial common stock. Accordingly, abstentions and broker non-votes will have the effect of votes against this proposal.

   The Chittenden Board and the Vermont Financial Board each independently unanimously recommends that you vote "FOR" the approval of the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement.

                                   THE MERGER

   This section of the Joint Proxy Statement/Prospectus, as well as the section entitled "The Merger Agreement," describes the material aspects of the merger. A copy of the merger agreement is attached to this Joint Proxy Statement/Prospectus as Annex A and is incorporated herein by reference. All stockholders are urged to read the merger agreement carefully in its entirety.

Background of the Merger

   As part of their efforts to expand their commercial and community banking franchises and enhance stockholder value, the managements of each of Chittenden and Vermont Financial have regularly considered a variety of strategic business combinations and acquisitions, ranging from remaining independent while acquiring other community banking institutions to entering into strategic mergers or affiliations with similarly sized or larger banking organizations. As early as 1989, executive management of Chittenden and Vermont

Financial engaged in exploratory discussions regarding a possible business combination. During the course of their discussions, Chittenden and Vermont Financial recognized the complementary characteristics of the two companies' market areas, business lines and management structures and cultures. Representatives of Chittenden and Vermont Financial discussed changes in the economic and regulatory characteristics of the market for banking services in New England, and of the continuing desire of both Chittenden and Vermont Financial to provide a broad range of convenient and competitive credit, depository and trust services to their local communities. In October 1989, the executive management of Chittenden and Vermont Financial terminated their discussions because of disagreements over pricing and other factors. The executive management of Chittenden and Vermont Financial resumed discussions for a brief time in 1992, but did not reach agreement on various legal and structural issues. Price was not a factor in the decision to cease discussions in 1992.

   In the spring of 1996, Paul A. Perrault, the President and Chief Executive Officer of Chittenden, held several exploratory meetings with John D. Hashagen, Jr., the President and Chief Executive Officer of Vermont Financial, regarding the possibility of the two companies engaging in a "merger of equals" transaction. Although these meetings included discussions of the prospective management team of the combined company, an exchange ratio was never formally discussed and there were no formal presentations made to either company's board of directors. These discussions were ended in the early summer of 1996 by Vermont Financial after it decided to pursue other strategic ventures.

   On July 28, 1998, Mr. Perrault held a conference call with a representative of CIBC Oppenheimer, Chittenden's financial advisor, on which Mr. Perrault authorized informal discussions between representatives of CIBC Oppenheimer and MB&D regarding the possible business combination of Chittenden and Vermont Financial.

   On July 30, 1998, representatives of CIBC Oppenheimer and MB&D met at the offices of MB&D in Morristown, New Jersey to discuss various possibilities that could result in a business combination of Chittenden and Vermont Financial. The representatives of CIBC Oppenheimer and MB&D agreed at this meeting to continue informal discussions over the summer of 1998.

   During the September 16, 1998 Chittenden Board meeting, Mr. Perrault indicated that he was going to approach Mr. Hashagen regarding a possible combination. Subsequently, Mr. Perrault approached Mr. Hashagen to determine whether Vermont Financial would be interested in resuming exploratory discussions with Chittenden regarding the possibility of the companies' entering into a business combination.

   On September 30, 1998, representatives of Chittenden presented Mr. Hashagen with a preliminary indication of interest pertaining to a possible stock for stock merger of Chittenden and Vermont Financial. This preliminary indication of interest served as the foundation for all subsequent discussions and negotiations.

   On October 21, 1998, the Chittenden Board held a meeting to discuss developments relating to the potential business combination. A representative of CIBC Oppenheimer was present at the meeting to discuss certain financial issues related to the potential business combination. The Chittenden Board discussed the objectives to be achieved by entering into a transaction with Vermont Financial and the feasibility of achieving those objectives through various alternatives to the transaction.

   On October 27, 1998, the Vermont Financial Board held a meeting to consider Chittenden's preliminary indication of interest with respect to a possible stock for stock merger. At this meeting, MB&D presented a financial analysis of Chittenden's proposal. This analysis included:

  . profitability comparisons for Vermont Financial and its peer group
  . an overview of recent merger transactions involving commercial banks and thrifts in New England and New York
  . a review of Vermont Financial's projected earnings for the next five years

  . an analysis of what various potential merger partners, including
    Chittenden, might be able to pay in a merger with or acquisition of Vermont Financial
  . a review of the trading prices and trading volume of Vermont Financial common stock and Chittenden common stock during 1998
  . a valuation analysis of the proposed fixed exchange ratio (i.e., the ratio of the number of shares of Chittenden common stock that would be exchanged for each share of Vermont Financial common stock) that Chittenden had included in its preliminary indication of interest
  . an analysis of the earnings that would be required by the combined company to eliminate the earnings dilution that would result from Chittenden's issuance of additional shares in the proposed merger at an assumed range of acquisition values
  . pro forma earnings projections for the combined company with and without anticipated cost savings and revenue enhancements
  . a discounted cash flow analysis reflecting the possible range of the current value of Vermont Financial and a comparison of such range of value to the value that would be potentially received by Vermont Financial stockholders in a merger with Chittenden based upon the fixed exchange ratio included in Chittenden's preliminary indication of interest.

   At the October 27, 1998 meeting, Vermont Financial's outside counsel also advised the Vermont Financial Board on its fiduciary duties in considering Chittenden's indication of interest and various regulatory issues that would be relevant with respect to the proposed merger, including the potential competitive issues in various Vermont banking markets that could result if Vermont Financial and Chittenden were combined, as well as the need for both parties to demonstrate to federal banking regulators that they were progressing in a satisfactory manner in addressing the so-called "Year 2000" or "millennium bug" problem. At the conclusion of this meeting, the Vermont Financial Board expressed a unanimous view that Chittenden's preliminary indication of interest warranted further consideration, but that further discussions between the parties should be preceded by Vermont Financial's confirming the satisfactory status of its Year 2000 compliance program.

   Over the next two weeks, Vermont Financial discussed the status of its Year 2000 compliance program with federal banking regulators and Mr. Hashagen indicated to Mr. Perrault that Vermont Financial would be interested in discussing further with Chittenden the possibility of combining the two companies in a stock for stock merger.

   At a meeting held on November 10, 1998, Mr. Hashagen confirmed to the Vermont Financial Board the satisfactory status of Vermont Financial's Year 2000 compliance program, MB&D updated its previous financial analysis of the proposed merger and outside counsel reviewed the process that the parties would undertake, and the likely time frame for such process, if they chose to explore further the prospects for entering into the proposed transaction and were to proceed with the negotiation of the terms of such a merger. At this meeting, Vermont Financial's senior management also reviewed for the Vermont Financial Board the projected financial performance of Vermont Financial if it remained independent. The Vermont Financial Board discussed at length the various issues associated with either remaining independent or entering into a strategic, in-market merger with a similarly sized institution. Among other considerations discussed, such as the potential effects on employees, customers and the communities served by Vermont Financial, the Vermont Financial Board considered the potential long-term value to stockholders that might be achieved under different strategic scenarios and the likelihood of attaining such value.

   At the conclusion of the November 10, 1998 meeting, the Vermont Financial Board authorized Vermont Financial's senior management to enter into a confidentiality agreement with Chittenden to enable the parties to undertake appropriate due diligence examinations of one another. In addition, the Vermont Financial Board authorized senior management to engage in discussions with Chittenden management to explore and clarify certain aspects of Chittenden's preliminary indication of interest, including the price Chittenden might be willing to pay and the treatment of employees whose employment was terminated following the merger, and to discuss various other relevant considerations that would be involved in the parties' entering into a definitive merger agreement, such as the parties' ability not only to effectuate the merger but also to manage and grow the combined company. The Vermont Financial Board also appointed an ad hoc committee composed of three non-employee directors, Messrs. Morse, Drumheller and Sutton, to work with and consult with Mr. Hashagen and Vermont Financial's other senior management and outside advisors in connection with the full Vermont Financial Board's consideration of the appropriate strategic direction to be undertaken by Vermont Financial.

   On November 14, 1998, members of the senior management teams of Chittenden and Vermont Financial met in Hanover, New Hampshire to discuss the status of the due diligence process, their respective operating philosophies and, in general terms, the strategic vision of a combined company.

   On November 18, 1998, the Chittenden Board held a meeting to discuss developments relating to the proposed transaction and the negotiations related thereto. At this meeting, a representative of CIBC Oppenheimer updated the Chittenden Board on the prior meetings between the representatives of Chittenden and Vermont Financial and the potential issues associated with a business combination. In addition, a detailed discussion occurred regarding the timing and process by which the transaction could be negotiated, documented and closed. Based on these discussions, the Chittenden Board instructed Mr. Perrault to continue the negotiations with Vermont Financial.

   During the balance of the month of November 1998 and the first week of December 1998, the parties and their respective advisors undertook extensive due diligence examinations of one another. In addition, Vermont Financial's senior management, working with MB&D, reviewed and refined various scenarios based upon the alternatives of remaining independent versus entering into a strategic merger with Chittenden. During the last week of November 1998 and first week of December 1998, the parties and their legal and financial advisors discussed and negotiated the terms and conditions that would be contained in a definitive merger agreement and related documentation.

   On December 2, 1998, the Chittenden Board engaged in a discussion with its financial and legal advisors regarding all of the material aspects of the proposed transaction, including business and legal issues to be resolved and the results of Chittenden's due diligence. In addition, the Chittenden Board received oral reports from Chittenden's senior management regarding the condition of each aspect of Vermont Financial's operations.

   On December 8, 1998, the Vermont Financial Board met with Vermont Financial's senior management and outside advisors to consider further the strategic alternatives available to Vermont Financial. At this meeting, management summarized for the Vermont Financial Board the results of the due diligence examination of Chittenden, including the investigations completed with respect to Chittenden's asset composition and quality, risk management systems, lines of business and operations, Year 2000 compliance program and audit and compliance functions. The members of the ad hoc committee reported on discussions held directly with Mr. Perrault and provided the full Vermont Financial Board with their assessments of Chittenden and its senior management. Management also presented its strategic plan for improving the performance and growth of Vermont Financial on a stand-alone basis. MB&D reviewed a further updated financial analysis of the proposed merger and advised the Vermont Financial Board that it believed that the proposed merger would in all likelihood, based on the various assumptions supporting its analysis, provide greater long-term value to Vermont Financial's stockholders than the continuing operation of Vermont Financial on an independent basis. On this basis, the Vermont Financial Board determined that it would be in the best interests of Vermont Financial and its stockholders to continue the discussions with Chittenden regarding the prospects for the parties' entering into a strategic merger and that management and Vermont Financial's advisors should proceed with a view towards completing the negotiation of the terms and conditions that would be contained in a definitive merger agreement between Chittenden and Vermont Financial.

   The parties and their respective advisors continued their discussions and negotiations through the following week and all material open issues were resolved, which included agreements relating to:
  . the exchange ratio
  . the number of Vermont Financial directors to be added to the Chittenden
    Board upon the completion of the merger

  . the severance benefits to be provided to Vermont Financial employees in the event their employment is terminated following the merger
  . the treatment of various Vermont Financial employee and executive benefit plans in the event that such plans are merged with Chittenden plans or otherwise terminated following the completion of the merger.

   The Vermont Financial Board held a special meeting on December 16, 1998 to review and consider the terms of the proposed merger with Chittenden. At this meeting, outside counsel reviewed the terms of the proposed definitive merger agreement and related documents. Counsel advised the Vermont Financial Board that Chittenden had requested, as a condition to its willingness to enter into a definitive merger agreement with Vermont Financial, that Vermont Financial grant a customary stock option for 19.9% of the Vermont Financial common stock that would become exercisable under various circumstances in which the proposed transaction might be subject to interference by the actions of a third party after the definitive merger agreement has been signed. MB&D also orally advised the Vermont Financial Board that in its opinion the exchange ratio was fair, from a financial point of view, to the stockholders of Vermont Financial as of the date of the meeting. Following a discussion and deliberation regarding the terms and conditions contained in the proposed definitive merger agreement and related proposed stock option agreement, the Vermont Financial Board unanimously approved the merger agreement and the stock option agreement and directed management to execute and deliver each such agreement.

   Also on December 16, 1998, the Chittenden Board met to discuss and vote to approve the merger agreement. Present at the meeting were a representative of CIBC Oppenheimer and, by telephone, Chittenden's outside legal counsel. A full discussion ensued regarding all of the merger documents. CIBC Oppenheimer then delivered its oral opinion to the Chittenden Board that in its opinion the exchange ratio was fair, from a financial point of view, to Chittenden as of the date of the meeting. Following this discussion, the Chittenden Board authorized management to execute all of the documents related to the merger, including the merger agreement and the stock option agreement. In addition, the Chittenden Board authorized Mr. Perrault to execute the merger agreement on behalf of Chittenden Acquisition Subsidiary, Inc., a Delaware corporation of which Chittenden is the sole stockholder ("CASI").

   Following the close of the NYSE on December 16, 1998, authorized officers of Chittenden, CASI and Vermont Financial executed and delivered the merger agreement and authorized officers of Chittenden and Vermont Financial executed and delivered the stock option agreement.

Recommendation of the Chittenden Board; Chittenden's Reasons for the Merger

   The Chittenden Board has unanimously approved the merger agreement and determined that the merger and the other matters and transactions contemplated thereby are advisable. The Chittenden Board recommends unanimously that Chittenden's common stockholders vote "FOR" approval and adoption of the merger agreement and the matters and transactions contemplated thereby, including the merger, the Amended and Restated Charter and the issuance of shares of Chittenden common stock to the holders of Vermont Financial common stock.

   In reaching its determination and recommendation, the Chittenden Board consulted with Chittenden's management, as well as its financial advisors, legal counsel and accountants, and considered a number of factors. The material factors considered by the Chittenden Board in reaching the foregoing determination and recommendation, all of which the Chittenden Board deemed favorable, are described below.

      (A) The Surviving Corporation: Business, Conditions and Prospects. The Chittenden Board reviewed certain information relating to the financial performance, business operations and prospects of Chittenden and Vermont Financial and pro forma information for the Surviving Corporation, as well as current industry, economic and market conditions. The Chittenden Board believes that the merger should enable Chittenden to complement its business lines in commercial and community banking, trust and asset management services, automobile lending, mortgage banking and merchant processing, which should result in the Surviving Corporation having increased product capabilities and services, as well as geographic diversification. These factors should enable Chittenden to achieve many of its long-range goals easier and with less risk than Chittenden could achieve without the merger.

      (B) Greater Financial Flexibility. The Chittenden Board believes that greater size and enhanced financial flexibility resulting from the merger should allow the Surviving Corporation to pursue a more aggressive and flexible business plan than could be pursued by Chittenden as a stand-alone company. The Chittenden Board believes that this should enable the Surviving Corporation to retain and attract banking business that Chittenden could not attract currently. In addition, the Chittenden Board believes that the more favorable access to capital markets generally enjoyed by larger financial institutions would place the Surviving Corporation in a stronger position to satisfy the financial needs of its customers, respond to changes affecting the banking and financial services industries and compete effectively with larger financial institutions in New England and elsewhere.

      (C) Greater Total Market Capitalization. The total market capitalization of the Surviving Corporation as a result of the merger will represent a substantial increase over Chittenden's total market capitalization prior to the merger. The Chittenden Board believes that the increased total market capitalization of the Surviving Corporation should provide enhanced liquidity for stockholders and should enhance its appeal as an investment among both retail and institutional investors. The Chittenden Board also believes that the Surviving Corporation's size will increase its recognition and credibility within the banking and financial services industries.

      (D) Anticipated Synergies and Cost Savings. The Chittenden Board believes that Chittenden and its stockholders should realize the benefits of significant synergies and ongoing operational cost savings, including general and administrative cost savings in areas such as information and accounting systems, telecommunications and professional fees, and operating efficiencies due to critical mass in areas such as bulk purchasing and insurance.

      (E) Improved Combined Business Capabilities. Because the Surviving Corporation will be positioned to implement the best management practices of each of Chittenden and Vermont Financial, the Chittenden Board expects that the merger will enhance its expertise in providing banking and financial services.

      (F) Structure of Transaction. It is expected that the merger will be tax-free for federal income tax purposes to Chittenden and its stockholders and will qualify as a "pooling of interests" under GAAP for accounting and financial reporting purposes (see "Material Federal Income Tax Consequences" and "The Merger--Accounting Treatment"). The Chittenden Board believes that the use of Chittenden common stock as consideration in the merger is preferable to the use of cash because there will not be a resulting reduction in Chittenden's capital in connection with the merger.

      (G) Terms of the Merger Agreement. The Chittenden Board believes that the terms and conditions of the merger agreement, including the representations and warranties and covenants of the parties, the conditions to the parties' respective obligations thereunder and the termination provisions set forth therein, are favorable to Chittenden. In addition to such general terms and conditions, the Chittenden Board views as favorable the following:

    . eleven of the seventeen members of the Surviving Corporation Board will be members of the Chittenden Board immediately prior to the merger
    . the corporate headquarters will be located in Burlington, Vermont . Chittenden has entered into an employment agreement with John D.
      Hashagen, Jr., Vermont Financial's President and Chief Executive
      Officer
    . the Surviving Corporation's name will remain "Chittenden
      Corporation."

      (H) Opinion of CIBC Oppenheimer. The Chittenden Board also relied on the opinion, analyses and presentations of CIBC Oppenheimer described below under "--Opinion of Chittenden's Financial

  Advisor," to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the exchange ratio of 1.07 is fair, from a financial point of view, to Chittenden. The Chittenden Board viewed CIBC Oppenheimer's Opinion as favorable to its determination because CIBC Oppenheimer is an internationally recognized investment banking firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions and in providing advisory services for banks and bank holding companies.

   (I) Estimates Relied upon by the Chittenden Board. In reaching its determination and recommendation, the Chittenden Board also reviewed and relied upon internal estimates of the future performance of the Surviving Corporation that were prepared by Chittenden's management. These estimates are summarized below. They are being disclosed to you only because they were furnished to the Chittenden Board, and not because they were prepared with a view to public disclosure or because Chittenden believes you should rely on them for any purpose. As you review this information and consider its significance, Chittenden advises you that:

  . There can be no assurance that the estimates will reflect actual future results, and Chittenden makes no representation to that effect.

  . The assumptions upon which the estimates were based involved judgements of Chittenden's management concerning future economic, financial, market, competitive and regulatory conditions, all of which are difficult to predict and many of which are subject to external factors beyond the control of Chittenden.

  . The estimates were not prepared in compliance with the guidelines concerning financial projections promulgated by the American Institute of Certified Public Accountants.

  . The estimates are not intended to present future operations in accordance with GAAP.

  . The estimates were not furnished to or compiled, audited, or otherwise reviewed by any accounting firm, and no accounting firm, including any of those named in this Joint Proxy Statement/Prospectus, assumes any responsibility for the estimates.

  . Any of the "Risk Factors" described on pages 10 and 11 could cause the Surviving Corporation's actual results to differ materially from the estimates.

  . The estimates constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. For more information regarding forward-looking statements, see the last paragraph under "Risk Factors" on page 11.

  . The initial estimates were prepared in October and November 1998 and have not been updated since that time. In addition, none of the estimates will be updated to reflect any future events or conditions.

  . The estimates for the Surviving Corporation assume an effective income tax rate of 68% for 1999 and 36% for 2000. In 1999, some of the expenses relating to the one time charge and the branch divestitures are non-taxable, thereby resulting in a significant increase in the assumed effective income tax rate for that year. The actual income tax rate may vary materially from that assumption.

  . A one time pre-tax charge of $35 million was assumed in preparing the estimates. However, the range disclosed in Chittenden's Form 8-K filed on December 17, 1998 was $35 million to $45 million on a pre-tax basis, and it is possible that the actual charge could be at the higher end of the range.

  . The estimates assume divestitures of deposits and loans. In preparing the estimates, Chittenden relied upon CIBC Oppenhiemer's Herfindahl-Hirschman Index analysis for the level of deposits to be divested and prior market transactions for the level of loans to be divested. The Federal Reserve Board and the DOJ use the Herfindahl-Hirschman Index to measure the concentration of a market and to evaluate whether and how much divestiture would be necessary to maintain the market at a level of concentration acceptable from a competitive perspective. As a result of the divestitures, Chittenden believes that the unamortized goodwill from Vermont Financial's acquisition of Eastern Bancorp will be permanently impaired and has assumed a write-off in 1999 of the majority of that goodwill. The amount of divested deposits and loans that were assumed in preparing the estimates could be materially higher or lower, subject to the final approvals of the Federal Reserve Board and the DOJ. In addition, the financial terms of the sale of the deposits and loans could be materially different from those anticipated at the time Chittenden's management prepared the estimates.

  . The estimates also include assumptions on cost savings that would be realized after all divestitures and conversions are completed. These cost estimates were based on the divestitures being completed in the third quarter of 1999 and computer conversions being completed in the first quarter of 2000. The estimated pre-tax cost savings are $9 million in 1999 and $30 million in 2000. The actual cost savings could differ materially from the estimates depending on the timing of the divestitures and conversions and other external factors that are difficult to predict.

  . The estimates also assume a reissuance of 360,000 shares of treasury stock. The amount of stock to be reissued could be materially lower than the original assumption due to reissuance of these shares prior to the completion of the merger for the exercise of stock options, employee benefit plan purchases and stockholder purchases under the dividend reinvestment plan. In addition, the proceeds received from the reissued shares could vary materially from those assumed in these estimates.

          Chittenden Corporation and Vermont Financial Services Corp.
                        Pro Forma Combined (unaudited)

                                                            (Dollars in
                                                             thousands,
                                                             except per
                                                             share data)
                                                          -----------------
                                                            1999     2000
                                                          -------- --------
   Pre-Tax Income........................................ $48,694  $116,833
   Net Income............................................  15,845    75,336
   Earnings per share (EPS)--diluted.....................     .55      2.62
   EPS (Dilution) Accretion*.............................   (1.54)      .53
   EPS (Dilution) Accretion*.............................     (74)%      25%

--------
* The (dilution) accretion was calculated based on Chittenden's 1998 diluted EPS of $2.09.

   The estimates were not prepared with a view to public disclosure or compliance with published guidelines established by the SEC or the American Institute of Certified Public Accountants regarding projections. The estimates are included in this Joint Proxy Statement/Prospectus solely because such information was provided to the Chittenden Board. In addition, the estimates are inherently subject to significant economic and competitive uncertainties and contingencies beyond each company's control. There can be no assurance that the estimates will be realized. Actual results may be higher or lower than those estimated. Neither of the companies' internal auditors nor their independent accountants have compiled, examined or performed any procedures with respect to the estimates, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the foregoing prospective financial information.

   The Chittenden Board also considered certain potentially negative factors which could arise from the merger. These factors included, among others, the significant transaction costs involved in connection with consummating the merger, the substantial management time and effort required to effectuate the merger and integrate the businesses of Vermont Financial and Chittenden and the related disruption to Chittenden's operating activities. The Chittenden Board also considered the risk that the Surviving Corporation may be unable to successfully integrate the operating practices of Chittenden and Vermont Financial and the possibility that the anticipated benefits of the merger might not be fully realized. In addition, the Chittenden Board considered the regulatory and stockholder approvals required for the completion of the merger, including the divestiture of assets that will likely be required as a condition to obtaining the necessary regulatory approvals. For a more detailed discussion of the risk factors considered by the Chittenden Board, see "Risk Factors" beginning on page 10. The Chittenden Board also evaluated the benefits of the transaction to be received by certain officers and directors of Vermont Financial. See "The Merger--Other Interests of Officers and Directors in the Merger." The Chittenden Board did not believe that the negative factors were sufficient, either individually or collectively, to outweigh the advantages of the merger.

   The foregoing discussion of the information and factors considered by the Chittenden Board is not intended to be exhaustive, but includes the material factors considered by the Chittenden Board. The Chittenden Board did not assign relative weights to the above factors or determine that any factor was of greater importance than another. A determination of various weights would, in the view of the Chittenden Board, be impractical. Rather, the Chittenden Board viewed its position and recommendations as being based on the totality of the information presented to and considered by it. In addition, individual members of the Chittenden Board may have given different weights to different factors.

   The Chittenden Board has unanimously approved and adopted the merger agreement and the matters and transactions contemplated thereby, including the merger, and recommends that Chittenden stockholders vote "FOR" approval of the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement.

Recommendation of the Vermont Financial Board; Vermont Financial's Reasons for the Merger

   In reaching its determination that the merger is in the best interests of Vermont Financial and its stockholders and recommending that Vermont Financial stockholders vote for the approval and adoption of the merger agreement and the matters and transactions contemplated thereby, including the merger, the Vermont Financial Board consulted with Vermont Financial's management, as well as its financial advisors, legal counsel and accountants, and considered a number of factors. The material factors considered by the Vermont Financial Board in reaching the foregoing determination and recommendation, all of which the Vermont Financial Board deemed favorable or otherwise viewed as supporting a decision to approve the merger, are as follows:

      (A) the amount and form of the consideration offered by Chittenden in relation to the estimated value of Vermont Financial common stock and the liquidity of the trading market for Chittenden common stock, including that the exchange ratio, taking into account the trading price of Chittenden common stock at the most recent practicable date (which was December 14, 1998) prior to the date of the Vermont Financial Board's approval of the merger, would provide a dollar value in the form of Chittenden common stock equal to approximately 19.95 and 24.08, respectively, times estimated 1999 and 1998 Vermont Financial EPS, approximately 143% of the current per share market price of Vermont Financial common stock and approximately 2.93 times the tangible book value per share of Vermont Financial common stock;

      (B) Chittenden's business, results of operations, financial condition and prospects as well as the historical and potential future value of Chittenden common stock and dividends paid thereon, including a comparison of projected earnings per share for 1999 through 2002 provided by MB&D, which indicated that Vermont Financial on a stand-alone basis would earn approximately $0.40 less per share in each of the forecasted years than the Surviving Corporation on a pro forma basis, assuming that projected cost savings and revenue enhancements from the merger are in fact achieved, and that Vermont Financial stockholders would realize an increase in per share dividends of approximately 25.88%, assuming continuation of historical dividend payment rates;

      (C) the projected market capitalization and market position of the Surviving Corporation, the diversification of the Surviving Corporation's asset and deposit bases, the potential operating efficiency and financial strength the merger would provide to the Surviving Corporation, its customers and the communities it serves, and the immediate and long-term effect that the merger could have on the ability of the Surviving Corporation to compete more effectively in New England and elsewhere;

      (D) the possible impact of the merger on Vermont Financial's customers and that, following the merger, the Surviving Corporation would be well situated to offer Vermont Financial's customers an expanded range of financial services;

      (E) the current and prospective economic, regulatory and competitive climate facing independent regional community banking organizations, including the consolidation currently underway in the banking industry and competition from larger institutions and from non-bank providers of financial services;

      (F) the opinion of MB&D that the exchange ratio of 1.07 is fair to Vermont Financial stockholders from a financial point of view, as delivered orally to the Vermont Financial Board on December 16, 1998 and confirmed in writing as of the date of this Joint Proxy Statement/Prospectus (see "-- Opinion of Vermont Financial's Financial Advisor");

      (G) the terms of the merger agreement, including the following:

    . termination provisions applicable in the event of a significant decline in the price of Chittenden common stock, both in absolute terms and relative to a market index, prior to the completion of the merger
    . the provisions pertaining to adding members of the Vermont Financial
      Board to the Chittenden Board upon the completion of the merger
    . the provisions providing salary and benefits continuation for Vermont
      Financial employees whose employment is terminated following the merger
    . the provisions providing protection of employee and executive retirement benefits
    . the provisions pertaining to Chittenden's maintenance of a continuing substantial presence in Brattleboro, Vermont following the completion of the merger;

      (H) the treatment of the merger as a pooling of interests for accounting purposes and as a tax-free reorganization for federal income tax purposes (see "--Accounting Treatment" and "Material Federal Income Tax Consequences"); and

      (I) the long-term and short-term interests of Vermont Financial and its stockholders and the interests of Vermont Financial's other constituencies, including its customers, employees and the communities served by Vermont Financial and its banking subsidiaries.

   In addition, Chittenden provided Vermont Financial a copy of its 1999 Business Plan, which was approved by the Chittenden Board on November 18, 1998, and the following supplemental schedules to augment Vermont Financial's analysis: projected interest rate scenario, selected average balance sheet items, selected ending balance sheet items, yields on the selected items, income statement, and an analysis of results under alternative interest rate environments. The Vermont Financial Board did not specifically consider Chittenden's 1999 Business Plan in evaluating the merits of the merger. Instead, the Vermont Financial Board relied on the projections prepared by, and the advice of, MB&D.

   The Vermont Financial Board also considered certain negative factors which possibly could arise from the merger. These factors included, among others, the significant transaction costs involved in connection with consummating the merger, the substantial management time and effort required to integrate the businesses of Vermont Financial and Chittenden and the possibility that the integration efforts may be unsuccessful. The Vermont Financial Board also considered the risk that the anticipated benefits of the merger might not be fully realized as well as the potential benefits that may be realized as a result of continuing Vermont Financial's banking activities on a stand alone basis. The Vermont Financial Board also considered the regulatory and stockholder approvals required for the completion of the merger, including the divestiture of assets that will likely be required as a condition to obtaining the necessary regulatory approvals. For a more detailed discussion of the risk factors considered by the Vermont Financial Board, see "Risk Factors" beginning on page 10. Further, the Vermont Financial Board considered the potential for Chittenden to exercise its option under the terms of the stock option agreement on the terms described herein under "The Merger--Stock Option Agreement." The Vermont Financial Board also evaluated the benefits of the transaction to be received by certain officers and directors of Vermont Financial (see "The Merger--Other Interests of Officers and Directors in the Merger"). The Vermont Financial Board did not believe that the negative factors were sufficient, either individually or collectively, to outweigh the advantages of the merger.

   In considering the opinion of MB&D that the exchange ratio is fair to Vermont Financial stockholders from a financial point of view, the Vermont Financial Board took into account that the various types of financial analyses ordinarily used to support this type of opinion inevitably have limitations of varying degree. These limitations were explained to the Vermont Financial Board by MB&D at the time the Board considered and approved the merger and are described more fully below under "--Opinion of Vermont Financial's Financial Advisor." The financial analyses employed by MB&D and its related fairness opinion were a significant part of the information and professional advice considered by the Vermont Financial Board, but they were not conclusive in themselves with respect to the board's determination that the merger is in the best interests of Vermont Financial and its stockholders.

   The foregoing discussion of the information and factors considered by the Vermont Financial Board is not intended to be exhaustive, but includes the material factors considered by the Vermont Financial Board. The Vermont Financial Board did not assign relative weights to the above factors or determine that any factor was of greater importance than another. A determination of various weights would, in the view of the Vermont Financial Board, be impractical. Rather, the Vermont Financial Board viewed its position and recommendations as being based on the totality of the information presented to and considered by it. In addition, individual members of the Vermont Financial Board may have given different weights to different factors.

   The Vermont Financial Board has unanimously approved and adopted the merger agreement and the matters and transactions contemplated thereby, including the merger, and recommends that Vermont Financial stockholders vote "FOR" approval of the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement.

Opinion of Chittenden's Financial Advisor

   CIBC Oppenheimer was retained by Chittenden as its financial advisor in connection with the merger. CIBC Oppenheimer is an internationally recognized investment banking firm and was selected by Chittenden based on CIBC Oppenheimer's qualifications, experience, expertise and reputation and because of its familiarity with, and prior work for, Chittenden. As part of its investment banking business, CIBC Oppenheimer is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate purposes.

   In connection with CIBC Oppenheimer's engagement, the Chittenden Board requested that CIBC Oppenheimer evaluate the fairness, from a financial point of view, of the exchange ratio of 1.07 pursuant to the merger agreement to Chittenden. On December 16, 1998, CIBC Oppenheimer rendered to the Chittenden Board an oral opinion to the effect that, as of such date and subject to certain assumptions, limitations and other matters stated therein, the exchange ratio was fair, from a financial point of view, to Chittenden. CIBC Oppenheimer subsequently confirmed its oral opinion of December 16, 1998, by delivery of a written opinion dated December 16, 1998. CIBC Oppenheimer has reconfirmed its December 16, 1998 opinion by delivering to Chittenden a written opinion dated the date of this Joint Proxy Statement/Prospectus. In connection with its opinion dated the date of this Joint Proxy Statement/Prospectus, CIBC Oppenheimer updated certain of the analyses performed in connection with its December 16, 1998 opinion and reviewed the assumptions on which such analyses were based. CIBC Oppenheimer did not, however, recalculate any of these analyses to reflect changes in stock prices since December 16, 1998.

   A copy of CIBC Oppenheimer's opinion dated the date of this Proxy Statement/Prospectus, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this Joint Proxy Statement/Prospectus as Annex C and is incorporated herein by reference. Chittenden stockholders are urged to read this CIBC Oppenheimer opinion in its entirety. The CIBC Oppenheimer opinion is directed to the Chittenden Board and addresses only the fairness, from a financial point of view, of the exchange ratio to Chittenden, does not address any other aspect of the merger or any related transaction and does not constitute an opinion or a recommendation as to how any Chittenden stockholder should vote at the Chittenden meeting. The summary of the CIBC Oppenheimer opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

   In arriving at its opinions, CIBC Oppenheimer has reviewed, among other things:

  . the merger agreement
  . the stock option agreement

  . audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operation for each of Vermont Financial and Chittenden for the four fiscal years ended December 31, 1998
  . unaudited consolidated financial statements for each of Vermont Financial and Chittenden for the nine months ended September 30, 1998
  . certain other publicly available business and financial information relating to Chittenden and Vermont Financial
  . certain internal financial analyses, budgets, projections and forecasts for Vermont Financial and Chittenden, including estimates as to the future cost savings and revenue enhancements expected to be achieved as a result of the merger, prepared by and reviewed with the management of Chittenden
  . certain other summary materials and analyses with respect to Vermont
    Financial's loan portfolio and deposits prepared by Chittenden
  . the views of senior management of Vermont Financial and Chittenden of the past and current business operations, results thereof, financial condition and future prospects of their respective companies
  . a comparison of certain financial information for Vermont Financial with similar information for certain other companies considered comparable to Vermont Financial
  . the financial terms of certain recent business combinations in the banking industry
  . the pro forma effect of the transaction on Chittenden based on certain assumptions provided by Chittenden
  . the current market environment generally and the banking environment in particular
  . such other information, financial studies, analyses and investigations and financial, economic and market criteria as CIBC Oppenheimer considered appropriate in the circumstances.

   In addition, CIBC Oppenheimer reviewed the projected income statements for the fiscal years ended December 31, 1998 through December 31, 2002 of Vermont Financial prepared by MB&D based on data provided by Vermont Financial's management. The projected net income for 1998, 1999, 2000, 2001 and 2002 was $19.1 million, $22.5 million, $28.2 million, $32.3 million and $36.0 million, respectively. The projections were based on assumptions that Vermont Financial would achieve projected cost savings on a stand alone basis, a 6.5% annual growth in non-interest income, a 5% annual growth in core deposits, a 6% annual growth of average earning assets, a 4% annual growth in non-interest expense, annual loan loss provisions of 30 basis points on average loans, and no recession during the forecast period.

   In preparing its opinions, CIBC Oppenheimer relied, without independent verification, upon the accuracy and completeness of the financial information, analyses and other information furnished to CIBC Oppenheimer for the purpose of its opinions including information relating to assets and liabilities, contingent or otherwise. CIBC Oppenheimer has also relied upon the managements of Vermont Financial and Chittenden as to the reasonableness and achievability of the financial and operating forecasts and projections provided to CIBC Oppenheimer, including estimates of future cost savings and revenue enhancements expected to be achieved as a result of the merger (and the assumptions and bases therefor). In that regard, CIBC Oppenheimer has assumed, with Chittenden's consent, that such forecasts, projections and estimates have been reasonably prepared and reflect the best currently available estimates and judgments of the managements of Vermont Financial and Chittenden. All forecasts, projections and estimates of Vermont Financial relied upon by CIBC Oppenheimer were prepared by Vermont Financial's financial advisor based on data provided by the management of Vermont Financial. CIBC Oppenheimer has not made an independent evaluation or appraisal of the assets and liabilities of Vermont Financial or any of its respective subsidiaries and CIBC Oppenheimer has not been furnished with any such evaluation or appraisal. Furthermore, the CIBC Oppenheimer opinions do not constitute any such evaluation or appraisal, CIBC Oppenheimer is not an expert in the evaluation of allowances for loan losses or liabilities (contingent or otherwise) and CIBC Oppenheimer has neither made an independent evaluation of the adequacy of the allowances for loan losses of Vermont Financial nor reviewed any individual loan credit files.

   In addition, CIBC Oppenheimer assumed, based on the advice of Chittenden, that the merger will be accounted for as a pooling of interests under generally accepted accounting principles. CIBC Oppenheimer also assumed that any divestitures required in order to obtain any necessary regulatory approvals will not exceed the levels currently contemplated by Chittenden.

   The following is a summary of material analyses performed by CIBC Oppenheimer, which CIBC Oppenheimer presented and reviewed with the Chittenden Board on December 16, 1998, in connection with its opinion as of such date. It does not purport to be a complete description of the analyses performed by CIBC Oppenheimer.

   Transaction Overview. CIBC Oppenheimer reviewed the terms of the merger and related transactions. CIBC Oppenheimer noted that the exchange ratio of 1.07 had an implied value of $34.64 per share of Vermont Financial common stock, based on the December 11, 1998 closing price of Chittenden's common stock on the NYSE of $32.38 per share. CIBC Oppenheimer further noted that this represented an implied value for the transaction of $454.8 million.

   Comparable Companies Analysis. CIBC Oppenheimer used publicly available information to review and compare selected financial and market trading information, including capitalization ratios, profitability ratios and credit quality ratios, of Chittenden and Vermont Financial with comparable information for 21 bank holding companies in the Northeast Region of the United States with assets between $1 billion to $5 billion (the "Northeast Banks"). For this purpose, "Northeast Region" means Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont. The Northeast Banks consisted of:

  . Banknorth Group Inc.                   . Independent Bank Corp.
  . BSB Bancorp Inc.                       . JeffBanks Inc.
  . BT Finance Corp.                       . Merchants New York Bancorp
  . First Commonwealth Financial           . NBT Bancorp Inc
  . Harleysville National Corp.            . National Penn Bancshares Inc.
  . Investors Financial Services           . Omega Financial Corp.
  . Sun Bancorp Inc.                       . United National Bancorp
  . S&T Bancorp Inc.                       . USBANCORP Inc.
  . Susquehanna Bancshares Inc.            . UST Corp.
  . TrustCo Bank Corp. of New York         . U.S. Trust Corp.
  . U.S.B. Holding Co.

   Financial data were as of or for the twelve months ended September 30, 1998. All multiples were based on closing stock prices on December 11, 1998.

   The table below compares selected financial data for Vermont Financial with the corresponding median data of the Northeast Banks.

                                                      Vermont
                                                     Financial Northeast Banks
                                                     --------- ---------------
   Price/Last Twelve Months EPS.....................   20.50x       17.00x
   Price/1998 Estimated EPS.........................   17.10x       16.60x
   Price/Book Value Per Share.......................    1.52x        2.22x
   Price/Tangible Book Value Per Share..............    2.09x        2.49x
   Dividend Yield...................................    2.68%        2.50%
   Equity/Assets....................................   10.17%        8.77%
   Tier 1 Leverage Ratio............................    7.44%        8.32%
   Last Twelve Months Return on Average Assets......    0.79%        1.14%
   Last Twelve Months Return on Average Equity......    7.70%       14.41%
   Net Interest Margin..............................    4.57%        4.39%
   Efficiency Ratio.................................   63.47%       56.86%
   Nonperforming Assets/(Loans & Other Real Estate
    Owned)..........................................    1.29%        0.89%
   Reserves/Nonperforming Assets....................   97.50%      169.60%

   Applying the multiples for median Price/Last Twelve Months Earnings Per Share, Price/Book Value Per Share and Price/Tangible Book Value Per Share of the Northeast Banks to the corresponding Vermont Financial data below indicated an implied equity reference range for Vermont Financial of approximately $21 to $35 per share. CIBC Oppenheimer noted that the implied per share value of the merger of $34.64 was within this reference range.

   Vermont Financial (9/30/98)
   ---------------------------
   Last Twelve Months Net Income................................. $ 16.4 million
   Book Value.................................................... $214.5 million
   Tangible Book Value........................................... $156.4 million
   Fully Diluted Shares Outstanding..............................     13,118,028

                                     Northeast    Total
                                       Banks     Imputed    Imputed Valuation
                                      Median    Valuation       Per Share
                                     --------- ------------ -----------------
   Price/Last Twelve Months Net
    Income..........................   17.0x   $279 million      $21.27
   Price/Book Value Per Share.......   2.22x   $418 million      $31.86
   Price/Tangible Book Value Per
    Share...........................   2.49x   $464 million      $35.34

   Comparable Transactions Analysis. CIBC Oppenheimer also reviewed twelve transactions announced from January 1, 1997 through December 11, 1998 involving commercial banks and thrifts in the Northeast Region in which the aggregate consideration paid was between $300 million and $1 billion ("Northeast Transactions"). CIBC Oppenheimer reviewed the ratios of deal price to last four quarters' earnings, deal price to book value, deal price to tangible book value, deal price to total deposits and core deposit premium and computed high, low, mean and median ratios. These median multiples were applied to Vermont Financial's financial information as of and for the twelve months ended September 30, 1998. As illustrated in the following table, based upon the median multiples for the Northeast Transactions, CIBC Oppenheimer derived an implied equity reference range for Vermont Financial of approximately $27 to $40 per share. CIBC Oppenheimer noted that the implied per share value of the merger of $34.64 was within this reference range.

                                                                   Northeast
                                                                  Transactions
                                                                ----------------
                                                                 Median  Implied
                                                                Multiple  Value
                                                                -------- -------
   Deal Price/Last Twelve Months EPS...........................   21.70x $27.16
   Deal Price/Book Value.......................................  241.10% $34.33
   Deal Price/Tangible Book Value..............................  265.81% $37.49
   Deal Price/Total Deposit....................................   30.09% $40.24
   Tangible Book Premium/Core Deposits.........................   19.65% $35.56

   In addition, CIBC Oppenheimer reviewed 29 transactions announced from January 1, 1997 through December 11, 1998 involving commercial banks and thrifts nationwide with aggregate consideration paid between $300 million and $1 billion ("Nationwide Transactions"). CIBC Oppenheimer reviewed the premium paid above the share price one day, six days and one month prior to the announcement date and computed a high, low, mean, and median for the Nationwide Transactions. The median multiples were applied to Vermont Financial's closing share price as of December 11, 1998. As illustrated in the following table, based upon the median multiples for Nationwide Transactions, CIBC Oppenheimer derived an implied equity reference range for Vermont Financial of approximately $31 to $33 per share. CIBC Oppenheimer noted that the implied per share value of the merger of $34.64 was slightly above this reference range. CIBC Oppenheimer also noted, however, that this method of analysis did not take into account the trading patterns of individual stocks which frequently reflect specific developments affecting the relevant issuer. Accordingly, CIBC Oppenheimer did not place undue weight on this analysis.

                                                                   Nationwide
                                                                  Transactions
                                                                ----------------
                                                                 Median  Implied
                                                                Multiple  Value
                                                                -------- -------
   One Day Prior to Announcement...............................   30.0%  $32.99
   Six Days Prior to Announcement..............................   27.1%  $32.25
   One Month Prior to Announcement.............................   20.7%  $30.63

   Discounted Cash Flow Analysis. CIBC Oppenheimer performed a discounted cash flow analysis to determine a range of present values per share of the common stock of Vermont Financial on a stand alone basis. The earnings projections which formed the basis for the analysis were consistent with projections prepared by the management of Vermont Financial. Vermont Financial management's projections of future net income for the years 1998, 1999, 2000, 2001 and 2002 were as follows:

                    Vermont Financial Management Projections

             Year                         Net Income
             ----                        -------------
             1998....................... $19.1 million
             1999.......................  22.5 million
             2000.......................  28.2 million
             2001.......................  32.3 million
             2002.......................  36.0 million

   These projections represent a compounded annual growth rate of 19.1%. CIBC Oppenheimer performed a sensitivity analysis by calculating the discounted cash flow of Vermont Financial using assumed earnings growth rates of 15.0%, 17.5% and 20.0%. The range was determined by adding (1) the present value of the estimated future cash flow stream that Vermont Financial could generate over the five year period beginning January 1, 1998 and ending on December 31, 2002 and (2) the "terminal value" of Vermont Financial. The terminal value of Vermont Financial at the end of the five year period was determined by applying EPS multiples (12.0x to 15.0x) to the projected earnings for the year ending December 31, 2002, using discount rates of 10%, 11%, 12% and 13%, which CIBC Oppenheimer viewed as appropriate for companies with the risk characteristics of Vermont Financial. These analyses, which are shown in the following table, indicated an implied equity reference range for Vermont Financial on a stand alone basis of approximately $29 to $42 per share without giving effect to any of the cost savings or revenue enhancements projected to be achieved as a result of the merger. CIBC Oppenheimer noted that the implied per share value of the merger of $34.64 was within this reference range.

                                                           Discount Rate
                                           Terminal ---------------------------
                                           Multiple 10.00% 11.00% 12.00% 13.00%
                                           -------- ------ ------ ------ ------
15.0% Estimated Growth Rate...............    12    $31.85 $30.89 $29.98 $29.11
                                              13     33.63  32.61  31.64  30.71
                                              14     35.42  34.34  33.30  32.31
                                              15     37.20  36.06  34.96  33.91

17.5% Estimated Growth Rate...............    12     33.77  32.75  31.78  30.84
                                              13     35.67  34.58  33.55  32.55
                                              14     37.57  36.42  35.32  34.26
                                              15     39.47  38.26  37.09  35.97

20.0% Estimated Growth Rate...............    12     35.77  34.69  33.65  32.66
                                              13     37.80  36.65  35.54  34.48
                                              14     39.83  38.60  37.43  36.30
                                              15     41.86  40.56  39.31  38.12

   Historical and Projected Contribution Analysis. CIBC Oppenheimer reviewed and compared the relative pro forma contribution of Chittenden and Vermont Financial to the combined company based on selected historical balance sheet and income statement data from 1993 to September 30, 1998. Without giving effect to any cost savings or revenue enhancements expected to be achieved as a result of the merger, the following table indicates what Chittenden and Vermont Financial would have contributed on a pro forma basis to the combined company.

 Chittenden                                1998YTD 1997  1996  1995  1994  1993
 ----------                                ------- ----  ----  ----  ----  ----
 Total Cash & Securities..................  46.8%  45.0% 62.2% 62.7% 62.1% 64.7%
 Total Loans..............................  52.5   52.2  59.9  57.6  52.8  52.5
 Reserves.................................  59.2   58.5  67.3  65.3  57.7  54.9
 Total Assets.............................  49.3   48.5  60.2  59.0  54.8  55.9
 Total Deposits...........................  50.7   51.0  61.9  60.6  55.7  56.1
 Total Equity.............................  44.6   43.2  59.3  57.9  55.6  55.1
 Net Interest Income......................  52.6   55.8  59.7  59.0  56.1  54.0
 Non-Interest Income......................  47.0   50.3  56.6  55.3  54.2  59.2
 Net Income...............................  62.2   63.2  61.7  59.8  60.3  64.1
 Vermont Financial                         1998YTD 1997  1996  1995  1994  1993
 -----------------                         ------- ----  ----  ----  ----  ----
 Total Cash & Securities..................  53.2%  55.0% 37.8% 37.3% 37.9% 35.3%
 Total Loans..............................  47.5   47.8  40.1  42.4  47.2  47.5
 Reserves.................................  40.8   41.5  32.7  34.7  42.3  45.1
 Total Assets.............................  50.7   51.5  39.8  41.0  45.2  44.1
 Total Deposits...........................  49.3   49.0  38.1  39.4  44.3  43.9
 Total Equity.............................  55.4   56.8  40.7  42.1  44.4  44.9
 Net Interest Income......................  47.4   44.2  40.3  41.0  43.9  46.0
 Non Interest Income......................  53.0   49.7  43.4  44.7  45.8  40.8
 Net Income...............................  37.8   36.8  38.3  40.2  39.7  35.9

   In addition, CIBC Oppenheimer reviewed and analyzed the projected net income contribution of Chittenden and Vermont Financial to the Surviving Corporation for 1998, 1999, 2000 and 2001 before giving effect to any cost savings or revenue enhancements expected to be achieved as a result of the merger, as well as analyzing the pro forma ownership based on the exchange ratio. The analysis indicated that Chittenden would contribute to the Surviving Corporation for 1998, 1999, 2000 and 2001, approximately 61.7%, 57.7%, 55.2% and 53.8%, of its projected net income, respectively. Based on the exchange ratio of 1.07, CIBC Oppenheimer calculated that Chittenden's current stockholders would own approximately 50.6% of the Surviving Corporation following the merger (without giving effect to any reissuance of Chittenden common shares prior to the merger) as compared to 49.4% for Vermont Financial's current stockholders.

   Pro Forma Merger Analysis. Based upon an exchange ratio of 1.07 CIBC Oppenheimer analyzed certain potential pro forma effects of the merger on the reported earnings per share of Chittenden. Based on projections of Chittenden and Vermont Financial, including the reissuance of common stock of Chittenden and the divestitures of branches, implementation of Year 2000 compliance measures, charges associated with the merger and projected cost savings, the analysis indicated that the merger would be dilutive to holders of Chittenden common stock for 1999 and accretive for the years 2000 and 2001. The pro forma merger analysis assumes a divestiture of deposits of approximately $527 million, a reissuance of 350,000 shares of Chittenden common stock at $31.00 a share, an approximate writedown of goodwill of $45 million due to the divestiture of branches and a projected total cost savings of 40% of Vermont Financial non-interest expense. The actual results achieved by the combined company may vary from projected results and the variations may be material.

                                                               1999     2000
                                                              ------   ------
Projected Stand Alone EPS of Chittenden...................... $ 2.25   $ 2.41
Pro forma EPS Before Merger Related Charges.................. $ 2.02   $ 2.64
EPS Accretion/Dilution....................................... (10.10)%   9.40%
Projected Return on Average Assets (Before Merger Related
 Charges)....................................................   1.41%    1.91%
Projected Return on Average Common Equity (Before Merger
 Related Charges)............................................  15.61%   19.88%
Projected Book Value Per Share............................... $12.96   $13.27
Projected Tangible Book Value Per Share...................... $11.15   $12.66

   As described above, the CIBC Oppenheimer opinion and the information provided by CIBC Oppenheimer to the Chittenden Board were among a number of factors taken into consideration by the Chittenden Board in making its determination to enter into the merger agreement. Consequently, the CIBC Oppenheimer opinion and the analyses summarized above should not be regarded as determinative of the views of the entire Chittenden Board or the management of Chittenden.

   For the services of CIBC Oppenheimer as financial advisor to Chittenden in connection with the merger, pursuant to an engagement letter dated November 15, 1998, Chittenden has agreed to pay CIBC Oppenheimer a transaction fee equal to $1.8 million. Of this fee, $360,000 was paid upon execution of the merger agreement, $500,000 was paid upon rendering the fairness opinion that is included in this Joint Proxy Statement/ Prospectus, and $940,000 will be paid upon the completion of the merger. Chittenden has also agreed to reimburse CIBC Oppenheimer for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its counsel, and to indemnify CIBC Oppenheimer against certain liabilities, including certain liabilities arising under the federal securities laws. CIBC Oppenheimer has provided certain investment banking and advisory services to Chittenden from time to time, for which it has received, and will receive, customary compensation.

   The table below shows fees paid by Chittenden to CIBC Oppenheimer in the last two years, excluding fees related to the merger.

                                                                    1997  1998
                                                                    ---- -------
   CIBC Oppenheimer ............................................... $ 0  $72,415

   CIBC Oppenheimer has advised Chittenden that, in the ordinary course of its business as a full-service securities firm, CIBC Oppenheimer may, from time to time, effect transactions, for its own account or for the accounts of customers, and hold positions in securities or options on securities of Chittenden and Vermont Financial.

   The summary set forth above describes the material analyses that CIBC Oppenheimer performed and presented to the Chittenden Board on December 16, 1998 in connection with rendering the CIBC Oppenheimer opinion as of such date, and does not purport to be a complete description of such analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances being evaluated, and therefore is not readily susceptible to summary description. In arriving at its opinion, CIBC Oppenheimer made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, CIBC Oppenheimer believes that its analyses must be considered as a whole and that selecting a portion of its analyses without considering all factors and analyses would create an incomplete view of the analyses and processes underlying its opinion. In its analyses, CIBC Oppenheimer relied upon numerous assumptions made by Chittenden and Vermont Financial with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Chittenden and Vermont Financial. No company or transaction used as a comparison in the analyses is identical to Chittenden or Vermont Financial or the merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies' business segments or transactions being analyzed. Additionally, estimates of the value of the businesses or securities do not purport to be appraisals or necessarily reflective of the prices at which businesses or securities actually may be sold. Because such estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Chittenden and Vermont Financial, none of Chittenden, Vermont Financial, CIBC Oppenheimer or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

Opinion of Vermont Financial's Financial Advisor

   On December 16, 1998, MB&D delivered its oral opinion to the Vermont Financial Board, that, as of that date, the exchange ratio of 1.07 was fair from a financial point of view to Vermont Financial stockholders. This opinion has been updated for the purpose of this Joint Proxy Statement/Prospectus and is attached hereto as Annex D. The exchange ratio of 1.07 was negotiated based on consideration of numerous factors, including the following:

  . an analysis of the historical and projected future contributions of recurring earnings by the parties
  . an analysis of the possible future EPS results for the companies on both a combined and a stand alone basis
  . an analysis of the potential to realize significant recurring operating expense reductions and consideration of the dilutive or accretive effects of the merger
  . earnings, assets, loans, relative asset quality, the apparent adequacy of reserves for loan and lease losses, the composition of the deposit bases, the historical trading range, trading pattern and relative liquidity of the common shares of each of the companies
  . the accounting equity capitalization and the market capitalization of each of the companies as well as other factors, including certain intangible factors.

   MB&D has acted as financial advisor to Vermont Financial on a contractual basis since March 12, 1992 in connection with Vermont Financial's development and implementation of its strategic plan and has assisted Vermont Financial in the evaluation of numerous hypothetical affiliation opportunities with banks, thrifts and other financial institutions since that date. During 1992 and 1993 for example, MB&D represented Vermont Financial in connection with its acquisition of WestMass Bankshares, Inc., the parent holding company of United Bank. With respect to the pending transaction involving Chittenden, MB&D advised Vermont Financial during the evaluation and negotiation process leading up to the execution of the merger agreement and provided Vermont Financial with a number of analyses as to a range of financially feasible exchange ratios that might be achieved in a hypothetical transaction. Representatives of MB&D met with the executive management and board of directors of Vermont Financial or designated committees thereof on eight separate occasions during the period from September 9, 1998 to December 16, 1998 in connection with the analysis of Vermont Financial's strategic alternatives and the negotiation process. The determination of the exchange ratio was arrived at in an arms-length negotiation between Chittenden and Vermont Financial in a process in which MB&D advised Vermont Financial and participated directly in the negotiations.

   MB&D was retained based on its qualifications and experience in the financial analysis of banking and thrift institutions generally, its knowledge of the Vermont banking market in particular and of the Eastern United States banking markets in general as well as its experience with merger and acquisition transactions involving banking institutions. As a part of its investment banking business, which is focused on financial services industry participants, MB&D is continually engaged in the valuation of financial institutions and their securities in connection with its equity brokerage business generally and mergers and acquisitions in particular. Members of the Corporate Finance Advisory Group of MB&D have extensive experience in advising financial institution clients on mergers and acquisitions. In the ordinary course of its business as an NASD broker/dealer, MB&D may from time to time purchase securities from or sell securities to Vermont Financial or Chittenden and, as a market maker in securities, MB&D may from time to time have a long or short position in, and buy or sell debt or equity securities of Vermont Financial or Chittenden for its own account or for the accounts of its customers. In addition, in the ordinary course of business, the employees of MB&D may have direct or indirect investments in the debt or equity securities of either or both Vermont Financial or Chittenden.

   The full text of the MB&D opinion, which sets forth assumptions made, matters considered and limits on the review undertaken is attached hereto as Appendix D. MB&D urges that all Vermont Financial stockholders read both the MB&D opinion in its entirety and this Joint Proxy Statement/Prospectus in its entirety. The MB&D opinion is directed only to the exchange ratio. The MB&D opinion does not constitute a recommendation to any holder of Vermont Financial common stock as to how such holder should vote at the Vermont Financial meeting. The summary of the MB&D opinion and the matters considered in MB&D's analysis set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the MB&D opinion itself. The MB&D opinion is necessarily based upon conditions as of the date of the MB&D opinion and upon information made available to MB&D through the date thereof. No limitations were imposed by the Vermont Financial Board upon MB&D with respect to the investigations made, matters considered or procedures followed in the course of rendering the MB&D opinion.

   Materials Reviewed and Analyses Performed by MB&D. In connection with its delivery of the MB&D opinion, MB&D:

  . reviewed the merger agreement
  . reviewed this Joint Proxy Statement/Prospectus in substantially the form to be mailed to Vermont Financial stockholders
  . reviewed Vermont Financial's Annual Reports to Stockholders, Annual
    Reports on Form 10-K and related financial information for the four fiscal years ended December 31, 1994 through 1997, and Vermont Financial's Quarterly Report on Form 10-Q and related unaudited financial information for the first, second and third quarters of 1998
  . reviewed Vermont Financial's Annual Report on Form 10-K and related financial information for the fiscal year ended December 31, 1998
  . reviewed Vermont Financial's press release concerning unaudited results for the fourth quarter of 1998 and calendar year 1998
  . reviewed Chittenden's Annual Reports to Stockholders, Annual Reports on
    Form 10-K and related financial information for the four fiscal years ended December 31, 1995 through 1998, and Chittenden's Quarterly Report on Form 10-Q and related unaudited financial information for the first, second and third quarters of 1998
  . reviewed Chittenden's press release concerning unaudited results for the fourth quarter of 1998 and calendar year 1998
  . reviewed certain internal financial information and financial forecasts, relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to MB&D by Vermont Financial and Chittenden
  . held discussions with members of the senior management and board of directors of Vermont Financial concerning the past and current results of operations of Vermont Financial, its current financial condition and management's opinion of its future prospects
  . held discussions with members of the senior management of Chittenden concerning the past and current results of operations of Chittenden, its current financial condition and management's opinion of its future prospects
  . reviewed the historical record of reported prices, trading volume and dividend payments for both Vermont Financial common stock and Chittenden common stock
  . considered the current state of and future prospects for the economy of Vermont, New Hampshire and Massachusetts generally and the relevant market areas for Vermont Financial and Chittenden in particular
  . employed specific merger analysis models developed by MB&D to evaluate potential business combinations of financial institutions using both historical reported information and projected information for both Vermont Financial and Chittenden and reviewed the results
  . reviewed the reported financial terms of selected recent business combinations of financial institutions for purposes of comparison to the pending transaction
  . performed such other studies and analyses as MB&D considered appropriate under the circumstances associated with this particular transaction.

   The MB&D opinion takes into account MB&D's assessment of general economic, market and financial conditions and its experience in other transactions involving participants in the financial services industry, as well as MB&D's experience in securities valuation and its knowledge of the banking industry generally. For purposes of rendering the MB&D opinion, MB&D has assumed and relied upon the accuracy and completeness of the information provided to it or made available by Vermont Financial and Chittenden and does not assume any responsibility for the independent verification of such information. With respect to financial forecasts made available to MB&D, it has been assumed by MB&D that they were prepared on a reasonable basis and reflect the best currently available estimates and good faith judgments of the management of Vermont Financial and Chittenden, respectively, as to the future performance of Vermont Financial and Chittenden. MB&D has also relied upon assurances of the management of Vermont Financial and Chittenden that they were not aware of any facts or of the omission of any facts that would make the information or financial forecasts provided to MB&D incomplete or misleading. In the course of rendering the MB&D opinion, MB&D has not completed any independent valuation or appraisal of any of the assets or liabilities of either Vermont Financial or Chittenden and has not been provided with such valuations or appraisals from any other source.

   The following is a summary of the material analyses employed by MB&D in connection with its rendering the MB&D opinion. Because it is a summary, it does not purport to be a complete and comprehensive description of all the analyses performed, or an enumeration of all the matters considered by MB&D in rendering the MB&D opinion. The preparation of a fairness opinion is a complicated process, involving a determination as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a summary description. In rendering the MB&D opinion, MB&D did not attribute any particular weight to any one specific analysis or factor considered by it and made qualitative as well as quantitative judgments as to the significance of each analysis and factor. Therefore, MB&D believes that its analyses must be considered as a whole and feels that attributing undue weight to any single analysis or factor considered could create a misleading or incomplete view of the process leading to the formation of its opinion. In its analyses, MB&D has made certain assumptions with respect to banking industry performance, general business and economic conditions and other factors, many of which are beyond the control of management of either Vermont Financial or Chittenden. Estimates referred to in MB&D's analyses are not necessarily indicative of actual values or predictive of future results or values, which may vary significantly from such estimates. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses might actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty and MB&D does not assume responsibility for the accuracy of such analyses or estimates. Unless the context otherwise requires, references throughout this section to Vermont Financial common stock and related per share amounts include shares of Vermont Financial common stock issuable upon the exchange of outstanding options.

   Analysis of the Anticipated Transaction and the Applicable Exchange Ratio in Relation to Vermont Financial. Pursuant to the terms of the merger agreement, the anticipated consideration to be exchanged in the transaction for each outstanding share of Vermont Financial common stock is 1.07 shares (subject to adjustment) of Chittenden common stock in exchange for each share of Vermont Financial common stock. It is anticipated that the transaction will be tax free to those stockholders of Vermont Financial who hold their shares as a capital asset and that the transaction will be accounted for as a pooling of interests.

   Pro Forma Contribution Analysis. Based on reported unaudited financial data for Vermont Financial and Chittenden as of September 30, 1998 and as of December 31, 1998 and before adjusting for the impact of any required divestitures, the relative contributions of the parties to the pro forma Chittenden on a pooling basis would have been approximately as follows:

                          Pro Forma Contribution Table

                                                      At              At
                                                 September 30,   December 31,
                                                     1998            1998
                                                 --------------- --------------
                       Item                       CHZ     VFSC    CHZ     VFSC
                       ----                      ------  ------- ------  ------
   Assets.......................................  49.30%  50.70%  49.76%  50.24%
   Loans........................................  51.90   48.10   50.58   49.42
   Deposits.....................................  50.70   49.30   51.38   48.62
   Equity.......................................  44.93   55.07   44.97   55.03
   Tangible Equity..............................  44.60   55.40   52.68   47.32
   Pro forma combined Earnings..................  62.19   37.81   61.62   38.38
   Ownership interests..........................  51.10   48.90   50.06   49.94

   Based on adjusted fully converted shares and share equivalents outstanding for the two companies as of September 30, 1998 and as of December 31, 1998 and the negotiated exchange ratio of 1.07 to 1, current Vermont Financial stockholders would have owned approximately the indicated percentage ownership interests amounts of the pro forma shares outstanding of Chittenden.

   Projected Transaction Value. Based upon the exchange ratio and the last reported sale price value of Chittenden common stock reported by the NYSE on December 16, 1998, which was $31.50, the theoretical market value of the anticipated transaction was approximately $442 million as of that date, based on an estimated 14,024,000 shares of Chittenden common stock to be issued to Vermont Financial stockholders. On a per share basis this is equivalent to approximately $33.71 per share ($31.50 x 1.07). MB&D elected to use the last reported sale price of the Chittenden common stock on the NYSE on December 16, 1998 because that date was the last full day of trading prior to the announcement of the merger. The merger was announced after the close of trading on December 16, 1998. Given that the applicable exchange ratio in this case is fixed, the market value of the exchange will fluctuate as the market value of Chittenden common stock fluctuates. Based on the last reported sale price for Chittenden common stock reported by the NYSE as of April 5, 1999, which was $26.75, the last trading day prior to this Joint Proxy Statement/Prospectus being declared effective, the theoretical market value of the anticipated transaction was approximately $380 million as of such date, based on an updated estimate of approximately 14.2 million shares of Chittenden common stock to be issued to Vermont Financial stockholders. This value will continue to fluctuate as the value of a share of Chittenden common stock fluctuates in the market.

   Multiple of Historical and Projected Earnings for Vermont Financial Common Stock. The cited per share theoretical value of $33.71 as of December 16, 1998 represents a multiple of 22.32 times reported EPS for 1997 which was $1.51. The $33.71 value cited is the equivalent of 23.24 times unaudited reported stand-alone EPS for 1998 of $1.45 and the equivalent of 18.72 times the consensus estimated stand alone earnings for 1999 of $1.80. The consensus estimate referenced was obtained from IBES analyst estimates reported on Bloomberg Financial Markets. The cited per share theoretical value of $33.71 represents a multiple of 19.26 times management's internal estimate of stand alone EPS for 1999 which is $1.75. Based on the closing market value for Chittenden common stock as of April 5, 1999 which was $26.75 and a revised transaction value per share of $28.62, the multiples of earnings were 18.96, 19.74, 15.90 and 16.36 times for 1997 reported EPS, 1998 reported EPS, the consensus estimated stand-alone EPS for 1999 and management's internal estimate for 1999 stand alone EPS, respectively.

   Multiple of Stated Book Value of Vermont Financial Common Stock. The cited theoretical value of $33.71 represents a multiple of 2.03 times Vermont Financial's reported $16.64 book value per share as of

September 30, 1998 and 2.022 times Vermont Financial's subsequently reported unaudited, book value per share as of December 31, 1998, which was $16.67. The updated value per share of $28.62 represents 1.72 times Vermont Financial's unaudited book value per share as of December 31, 1998.

   Multiple of Tangible Book Value of Vermont Financial Common Stock. The cited theoretical value of $33.71 represents a multiple of 2.78 times Vermont Financial's reported $12.12 in tangible book value per share as of September 30, 1998 and 2.75 times Vermont Financial's subsequently reported unaudited tangible book value per share as of December 31, 1998, which was $12.25. The updated value per share of $28.62 represents 2.34 times Vermont Financial's unaudited tangible book value per share as of December 31, 1998.

   Percentage of Market Value of Vermont Financial Common Stock. Based upon the cited theoretical values of $33.71 and $28.62 for the two cited valuation dates, the theoretical values represent 130.87% (a 30.87% premium) and 102.90% (a 2.90% premium), respectively, of the last reported bid prices for Vermont Financial common stock, which were $25.75 on December 16, 1998 and $27.81 on April 5, 1999.

   Specific Acquisition Analysis. MB&D employs a proprietary analytical model to examine hypothetical transactions involving banking companies. The model uses forecasted earnings data, selected current period balance sheet and income statement data, current market and trading information and a number of assumptions as to interest rates for borrowed funds, the opportunity costs of funds, discount rates, dividend streams, effective tax rates, transaction structures (the alternative or combined uses of common equity, cash, debt or other securities, to fund a transaction) and the projected impact (if any) of any required deposit divestitures that might be necessary in conjunction with obtaining regulatory approval of a given transaction. The model distinguishes between purchase and pooling of interests accounting treatments and inquires into the likely economic feasibility of a given hypothetical transaction at a given price level or specified exchange rate while employing a specified transaction structure. The model also permits evaluation of various levels of potential non-interest expense savings which might be achieved along with various potential implementation time tables for such savings, as well as the possibility of revenue enhancement opportunities which may arise in a given hypothetical transaction.

   For the purposes of rendering the MB&D opinion, MB&D evaluated a fixed exchange ratio of 1.07 shares of Chittenden common stock in exchange for each share of Vermont Financial common stock in a tax deferred transaction conditioned on the receipt of pooling of interests accounting treatment. MB&D believes that the nominal EPS dilution on a pro forma basis (before consideration of cost savings or potential revenue enhancements and excluding non-recurring expenses) for Chittenden would approximate 13.4% or $0.30 per share. At the same time, MB&D's calculations suggest that this transaction would be slightly accretive (.08%) to tangible book value per share on a pro forma basis to Chittenden. The transaction would equate to a comparable deposit premium of 16.28% and would result in an increase of dividend payments to Vermont Financial stockholders (based on an annualization of the most recent regular quarterly dividend payment to stockholders by Chittenden) of 25.88%. The pro forma entity would continue to be more than adequately capitalized with a ratio of tangible common equity to tangible assets in excess of 7.70% and an estimated tier one capital ratio in excess of 10.0%. In order for the transaction to become neutral to EPS from a dilution perspective, MB&D estimates that it would be necessary to achieve a reduction in pre-tax non-interest-expense of approximately $13.3 million, which represents 15.8% of budgeted 1999 non-interest expenses (adjusted to eliminate possible double counting in light of an ongoing publicly announced cost savings and revenue enhancement project) for Vermont Financial or $84 million. Because the incremental amounts of recurring cost savings and the exact timing of their realization are not possible to ascertain, MB&D did not attempt to forecast the future quarter in which the merger would become EPS neutral or accretive. It is the belief of MB&D that reductions in recurring non-interest expense in excess of $13.3 million should be feasible for the parties involved and that the merger can be expected to become meaningfully accretive to pro forma EPS with the passage of time. MB&D estimates that, with a reasonably aggressive implementation of cost savings initiatives following the merger, the merger will become accretive to Chittenden's EPS in 2000.

   Earnings Pass-Through Analysis. Earnings pass-through analysis is based on a comparison of anticipated pro forma values to values as of a given point in time. For example, based on Vermont Financial's management internal forecast of $1.75 in stand alone EPS for 1999, one should query what earnings would be associated with 1.07 shares of pro forma Chittenden common stock. The calculations of MB&D suggest that with no cost savings or revenue enhancements and ignoring non-recurring and transaction expenses, the earnings associated with 1.07 shares of Chittenden common stock would represent a 19.17% increase over the earnings associated with one share of Vermont Financial common stock. If one further assumes that exactly enough cost savings can be achieved to render the transaction EPS neutral, from a Chittenden perspective, the earnings associated with 1.07 shares of Chittenden common stock would represent a 37.6% increase over the earnings associated with a single share of Vermont Financial common stock. To the extent that more cost savings and/or revenue enhancements are achievable, such earnings pass-through enhancement could exceed 37.6%. Chittenden has publicly disclosed that it hopes to achieve annualized cost savings ranging from 35% to 40% of non-interest expense in this transaction. MB&D is comfortable with an expectation that cost savings in excess of the level necessary to render this transaction earnings neutral to EPS for Chittenden are reasonably achievable. The primary conclusion of this analysis is that a Vermont Financial stockholder who exchanges his shares for Chittenden common stock at the exchange ratio of 1.07 will hold securities that MB&D believes will generate more EPS in future periods than the shares of Vermont Financial common stock exchanged. The implication is that as long as Chittenden trades at a price to earnings ratio that is similar to the price to earnings ratio at which shares of Vermont Financial historically traded, or higher, the market value of the 1.07 shares of Chittenden common stock will exceed the market value of the Vermont Financial shares exchanged.

   Upstream Acquisition Analysis. MB&D also completed an analysis of the relative capacity of other financial services entities doing business in New England to acquire Vermont Financial on economic terms that are equal to or better than those proposed by Chittenden. MB&D examined the theoretical ability of such entities to employ a transaction structure with similar tax and accounting implications as that proposed by Chittenden (i.e., a tax-free stock for stock exchange accounted for as a pooling of interests). This analysis was based solely on publicly available information concerning such other entities and no conversations were held with either the management or any other representatives of such entities. From a preliminary list of eleven entities (including Chittenden), which in the opinion of MB&D could theoretically have been interested in a possible acquisition of Vermont Financial, six entities were further reviewed in a detailed analysis. The companies eliminated from consideration were eliminated, in some cases, based on public statements that they had no interest in any acquisitions in Vermont banking markets. In other cases, entities were eliminated based on their historical pattern of acquisitions primarily in markets which met or exceeded certain demographic thresholds that are generally not met by most markets in Vermont. With respect to the six entities which were analyzed in detail, one entity was included in spite of the fact that its historical pattern of acquisition transactions featured only cash transactions due to its ownership by a foreign financial entity. In examining the six companies, the data employed were based on publicly available information as of September 30, 1998 and consensus estimates for future period EPS obtained from Bloomberg Financial Markets. Factors considered included, for a range of hypothetical transaction values which ranged above and below the expected nominal value for the potential merger with Chittenden, the following:

  .  pro forma EPS dilution
  .  pro forma tangible book value dilution
  . calculated additional after tax earnings necessary to render a given transaction earnings neutral to the acquiring entity
  . the equivalent pre-tax reduction in non-interest expense that would be necessary to render a given transaction EPS neutral to the acquiror
  . a value pass-through analysis with respect to earnings, book value and pro forma dividends per share
  . the likely impact on trading liquidity versus existing liquidity for Vermont Financial common stock and other such factors.

   As a result of this analysis, MB&D concluded that of the six entities considered, Chittenden would be able to complete a stock for stock transaction on a basis where the amount of required cost savings expressed as a pre-tax reduction in non-interest expense would be lower than such case for all but one of the other entities. Such a transaction contains the highest potential for accretion. MB&D similarly noted that of all the entities considered, Chittenden, as an in-market participant, would likely find more opportunities to accomplish cost savings than the other parties considered. The single party which would have encountered required savings which were similar to those required by Chittenden represented a level of anti-trust considerations, due to market concentration factors, which appeared to be greater than that associated with the combination of Chittenden and Vermont Financial. The conclusion reached by MB&D as a result of its upstream analysis, was that there was no other clear additional candidate which would be able to offer consideration which equaled or exceeded the initial indication of interest offered by Chittenden.

   Discounted Cash Flow Analysis. MB&D reviewed a discounted cash flow model which it prepared based on projections provided by the management of Vermont Financial. The model employed a projection of hypothetical point estimate earnings for Vermont Financial on an independent stand alone basis for calendar years 1998 through 2002. A similar exercise was completed for the hypothetical combination of Vermont Financial and Chittenden for the same periods employing, in the case of Chittenden, projections for Chittenden that were provided to MB&D by CIBC Oppenheimer. As part of each exercise, a hypothetical dividend payout ratio assumption, which depicted average annual payouts as a percentage of earnings, was used to project dividend streams, which would be available to stockholders. MB&D employed a range of possible future market trading price/earnings ratios ranging from a minimum of nine times earnings to a maximum of fifteen times earnings in order to project possible future trading values for a share of either Vermont Financial common stock on an independent basis or an equivalent amount of Chittenden common stock reflecting the exchange ratio. Given the model time horizon and a discount rate of 10.0%, these assumptions resulted in a range of present discounted values for a share of Vermont Financial common stock on an independent basis as depicted in the table below. Such values ranged from $19.11 to $29.68 and included consideration of the present discounted value of the projected stream of cash dividends, which might be received by a stockholder during the cited period. The same exercise completed for the pro forma Surviving Corporation generated a range of present discounted values (also using a 10% discount rate) which ranged from $23.63 to $37.19. These values represented the discounted present values of the sum of the future possible trading values of the equivalent of one share of Vermont Financial common stock plus the discounted value of the stream of cash dividends which were projected to have been received between the present and the future valuation date at the end of 2002. The discount rates employed represented the sum of a factor of 5% for the time value of money and a 5% factor as a pure risk premium. If there is no difference between the discounted cash flow analyses represented by two alternatives, one could be said to be financially indifferent between alternatives. In each case reviewed, the full range of present discounted values for the hypothetical combination of Vermont Financial and Chittenden exceeded the full range of present discounted values for Vermont Financial on a stand alone basis by a margin in excess of 23%. In preparing its discounted cash flow analysis, MB&D used an implied exchange ratio of 1.05 to 1, which is less than the exchange ratio of 1.07 to 1 that was agreed upon by Chittenden and Vermont Financial. This means that the following table depicts lower present discounted values than would be depicted if MB&D had used an implied exchange ratio of 1.07 to 1.

                 Summary of Present Discounted Values Based on
                    Point Earnings Estimates for Five Years

Vermont Financial on a Stand-Alone Basis

Future trading multiple.......   9.0x  10.0x  11.0x  12.0x  13.0x  14.0x  15.0x
Present discounted value...... $19.11 $20.87 $22.63 $24.39 $26.16 $27.92 $29.68


Surviving Corporation on a Pro Forma Combined Basis

Future trading multiple.......   9.0x  10.0x  11.0x  12.0x  13.0x  14.0x  15.0x
Present discounted value...... $23.63 $25.89 $28.15 $30.41 $32.67 $34.93 $37.19

   The purpose of such a discounted cash flow exercise is not to make a precise estimate of where Vermont Financial on a stand-alone basis will be trading at a precise point in the future. It is equally not an effort to predict, on a precise basis, where the pro forma Chittenden will be trading at an exact point in the future.

MB&D believes that, with the large number of variables involved, including many which are beyond the control of management, such predictions with any degree of precision are beyond the capability of MB&D, Vermont Financial or Chittenden. Rather, the point of the exercise is to employ reasonable future point earnings estimates to complete an analysis designed to test a hypothesis that the result of one given course of action is likely to be better over time than another. In MB&D's opinion, the results of the present discounted cash flow analysis provide a reasonable basis to conclude that the stockholders of Vermont Financial are likely to be better off financially as a result of completing the merger than they would likely be if Vermont Financial remains an independent financial institution.

   It is important to note that the discount factors employed embody both the concept of a time value of money and risk factors that reflect the uncertainty of the forecasted cash flows and terminal price/earnings multiples. Use of higher discount rates would result in lower discounted present values. Conversely, use of lower discount rates would result in higher discounted present values. MB&D advised the Vermont Financial Board that although discounted cash flow analysis is a frequently used valuation methodology, it relies on numerous assumptions, including discount rates, terminal values, future earnings performance and asset growth rates, as well as dividend payout ratios. The accurate specification of such assumptions for time periods more than one year in the future is a very difficult process and contains the possibility of inaccuracy. Consequently, any or all of these assumptions may vary from actual future performance and results. Any errors made in the selection of assumptions for such an exercise can compound on one another and can lead to conclusions that may demonstrate little resemblance to actual events.

   Other Factors Given Consideration. MB&D has given consideration to a number of additional factors associated with the pending transaction which it believes are favorable from the point of view of a Vermont Financial stockholder. Completion of the merger would give the Surviving Corporation a core market share position in most of the key banking markets in Vermont. It would also provide access to potentially lucrative banking markets located in New Hampshire which display demographics which are equal to or superior to the market demographics associated with many markets currently served by Chittenden in Vermont. The pending transactions would also increase market share of the Surviving Corporation in Massachusetts. MB&D believes that the exchange ratio negotiated reflects a very reasonable share of ownership in the Surviving Corporation for Vermont Financial stockholders based on both a historical and a projected contribution analysis. Further, Vermont Financial stockholders would be initially represented by six directors on the Surviving Corporation Board. MB&D believes that the pro forma entity will be a more visible financial institution in the national financial markets and, with its common stock traded on the NYSE, may attract increased research coverage and generate greater liquidity from a shares traded perspective than is the case for Vermont Financial on a stand alone basis. MB&D also believes that Vermont Financial stockholders will encounter prospects for greater future annual cash dividends based upon projected cost savings and the earnings growth expectations of the combined company than would have been the case for continued independence.

   Analysis of Other Comparable Transactions. MB&D is reluctant to place emphasis on "comparables analysis" as a valuation methodology due to what it considers to be inherent limitations of the application of the results to specific cases. It has observed that such analysis as routinely employed by some industry observers and financial advisors fails to adequately take into consideration such factors as:

  . material differences in the underlying capitalization of the comparable institutions which are being acquired
  . differences in the historic earnings (or loss) patterns recorded by the compared institutions which can depict a very different trend than might be implied by examining only recent financial results
  . failure to exclude non-recurring profit or loss items from the last twelve months' earnings streams of target companies which can distort apparent earnings multiples
  . material differences in the form or forms of consideration used to complete the transactions
  . differences between the planned method of accounting for the completed transactions
  . such less accessible factors as the relative population, business and economic demographics of the acquired entities' markets as compared or contrasted to such factors for the markets in which comparable companies are doing business.

   Comparables analysis also rarely seems to take into consideration the degree of facilities overlap between the acquirer's market and that of the target or the absence of such overlap and the resulting cost savings differentials between otherwise apparently comparable transactions. Comparables analysis also frequently fails to incorporate the projected impact of deposit divestitures which may be required by regulators in a given transaction and completely absent in a so-called comparable transaction. MB&D consequently believes that comparables analysis has serious inherent limitations and should not be relied upon to any material extent by members of management, the board of directors or stockholders of Vermont Financial in considering the presumed merits of a pending transaction.

   With these serious reservations in mind, MB&D examined statistics associated with sixteen transactions (excluding the subject transaction) involving commercial banks and thrifts located in the State of New York and New England, which were announced between June 1997 and December 1998. The transactions examined were:

  . FNB Rochester Corp/M&T Bancorp (pending)
  . Village Bancorp Inc./Webster Financial Corp. (pending)
  . Maritime Bank & Trust/Webster Financial Corp. (pending) . New Canaan Bank & Trust Co./Summit Bancorp (pending)
  . Livermore Bankshares/Androscoggin Savings (pending)
  . Evergreen Bancorp/Banknorth Group Inc. (pending)
  . Woburn National Corp./Citizens Financial Group
  . Bank of South Windsor/New England Community Bancorp
  . Olde Port Bank & Trust Co./New England Community Bancorp . Haymarket Co-Op Bank/Century Bancorp
  . ONBANCorp Inc./M&T Bank Corp.
  . Community Savings Bank/New England Community Bancorp
  . Foxboro National Bank/Ben Franklin Bancorp
  . Bank of Southington/HUBCO Inc.
  . Glastonbury Bank/SIS Bancorp, Inc.
  . Atlantic Bancorp/Peoples Heritage Financial Group Inc.

   The table which follows permits a comparison of the mean and midpoint values for four selected statistics arising from the list of sixteen transactions evaluated with the "comparable" statistics calculated for the transaction which is described in this Joint Proxy Statement/Prospectus.

                             "Comparable" Statistics

                                     Announced     Announced        Announced
                         Comparable Transaction   Transaction      Transaction
                          Deposit   Price/Stated Price/Tangible   Price/Trailing
Comparable Statistics     Premium    Book Value    Book Value   12 Months Earnings
---------------------    ---------- ------------ -------------- ------------------
Comparable mean.........   16.71%      247.86%       252.55%          20.52x
Comparable midpoint.....   17.25%      263.04%       265.07%          21.81x
Vermont Financial-
 Chittenden (1).........   16.28%      202.50%       278.05%          27.18x

--------
(1) Based on a fixed exchange ratio of 1.07 to 1 and a price per share of $31.50, which was the last reported sale price for Chittenden common stock on the NYSE on December 16, 1998, the day the proposed merger was announced.

   A mean value is the arithmetic average of the group. The midpoint value is the value which is exactly between the highest and lowest values for the group. The implied deposit premium for the Vermont Financial/Chittenden transaction is slightly below the mean for the sixteen sample transactions and below the midpoint value for the same sample. The relationship of the announced transaction value to stated book value is well below both the mean and midpoint for the transaction sample. This may reflect the relatively high equity to asset ratio at which Vermont Financial has been operating. The ratio of the transaction price to tangible book value exceeds both the mean and midpoint for such measures for the transaction sample. Finally, the multiple of trailing 12 months earnings represented by the cited transaction price (27.18 times) well exceeds both the mean and midpoint for such measure for the transaction sample. Given the enumerated reservations concerning the problematic nature of such superficial comparisons, MB&D is reluctant to draw conclusions based on such comparisons alone. MB&D is inclined to place more weight on each of the other methods of analysis summarized in this section than on comparables analysis regardless of whether or not the apparent comparisons appear to be in favor of or not in favor of a given pending transaction.

   Compensation of MB&D. Pursuant to a letter agreement with Vermont Financial dated December 16, 1998, MB&D will receive a fee equivalent to 0.60% (60 basis points) of the fair market value of consideration to be received by Vermont Financial stockholders plus an amount equal to 5% (500 basis points) of the difference in the total market value of the transaction calculated at an exchange ratio of 1.07 to 1 and the total market value of the transaction calculated at an exchange ratio of 1.05 to 1. MB&D was paid $500,000 after the execution of the merger agreement and was paid an additional $1.0 million upon issuance of the MB&D opinion. Payment of the balance of the fee will be conditioned on the closing of the merger and will be calculated as illustrated below to arrive at a total fee, from which the $1.5 million already paid to MB&D will be deducted. The following is an illustration of MB&D's potential compensation based on the assumptions listed below.

  . the market value of Chittenden common stock as of the closing is $26.50 . diluted shares outstanding of Vermont Financial equals 12,850,000
  .  Vermont Financial options outstanding equal 590,000
  .  the weighted average exercise price is $20.00 for such options

   Base fee: 12,850,000 x 1.07 x $26.50 x .006 = $2,186,170.50
   Option base fee: 590,000 x 1.07 x ($26.50-$20.00) x .006 = $24,620.70
   Exchange ratio differential fee: 12,850,000 x (1.07-1.05) x $26.50 x .05 =
$340,525.00
   Option exchange ratio differential fee: 590,000 x (1.07-1.05) x ($26.50- $20.00) x .05 = $3,835.00
   Total illustrative fee: $2,555,151.20

   The fee that will be payable to MB&D is impacted by the trading value of Chittenden common stock. The fee methodology would result in a higher fee if Chittenden is trading at a value greater than $26.50 and would result in a lower fee in the event Chittenden is trading at a value less than $26.50.

   The fee represents compensation for services rendered in connection with the analysis of the hypothetical transaction, support of the negotiations, participation in drafting and for the rendering of both MB&D's oral opinion on December 16, 1998 and the MB&D opinion included with this Joint Proxy Statement/Prospectus. In addition, Vermont Financial has agreed to reimburse MB&D for its reasonable out-of-pocket expenses incurred in connection with the transaction. During the two-year period ended on December 31, 1998, Vermont Financial paid an aggregate of $550,000 to MB&D for various services provided to Vermont Financial, including the $500,000 paid to MB&D in connection with the execution of the merger agreement. Vermont Financial has also agreed to indemnify MB&D and its directors, officers and employees against certain losses, claims, damages and liabilities relating to or arising out of MB&D's engagement, including liabilities under the federal securities laws.

Other Interests of Officers and Directors in the Merger

   In considering the independent recommendations of the Chittenden Board and Vermont Financial Board with respect to the merger, holders of Chittenden and Vermont Financial common stock should be aware that officers and directors of Vermont Financial and Chittenden have interests in the merger that are different from, or in addition to, the interests of the stockholders of Chittenden and Vermont Financial generally. The Chittenden Board and Vermont Financial Board were aware of such interests and considered them, among other matters, in approving the merger agreement and the matters and transactions contemplated thereby, including the merger.

   As of March 26, 1999, the directors and executive officers of Vermont Financial owned an aggregate of approximately 962,117 shares of Vermont Financial common stock and held options to purchase an aggregate of approximately 385,072 shares of Vermont Financial common stock at a weighted average exercise price of approximately $19.32. Pursuant to the terms of the merger agreement, Vermont Financial's directors and executive officers will receive the same consideration for their shares of Vermont Financial common stock as the other Vermont Financial stockholders. Upon completion of the merger, all outstanding options to purchase Vermont Financial common stock will be converted into options to purchase common stock of the Surviving Corporation as described under "The Merger Agreement--Vermont Financial Stock Options."

   Hashagen Employment Agreement. Chittenden, as the Surviving Corporation, has entered into an employment agreement with John D. Hashagen, Jr., the President and Chief Executive Officer of Vermont Financial, pursuant to which Chittenden will cause Vermont National Bank ("VNB"), which will be a wholly-owned subsidiary of Chittenden following the merger, to employ Mr. Hashagen as President and Chief Executive Officer. In carrying out his duties, Mr. Hashagen will report to the President and Chief Executive Officer of Chittenden and oversee and direct the operations of VNB. The employment agreement becomes effective when the merger is completed and terminates on March 31, 2000.

   Mr. Hashagen's employment agreement provides that he will be paid a base salary of $300,000 per year, subject to an increase not to exceed 5% as may be determined by the Vermont Financial Board prior to the merger. During the employment term, Mr. Hashagen will be entitled to participate in all of the compensation and benefit plans made available generally to senior executives of Chittenden. In addition, Mr. Hashagen will be entitled, as applicable to him, prior to and when the merger is completed, to benefits provided for and contemplated by the merger agreement relating to Vermont Financial's Executive Supplemental Retirement Plan ("SRP"), Incentive Compensation Plan and Defined Contribution Plan. See "--Executive Supplemental Retirement Plan Payments." For 1999, Mr. Hashagen will receive a bonus from Chittenden, which when added to the 1999 bonus permitted to be paid to him by Vermont Financial under the merger agreement, will equal the bonus paid to Mr. Hashagen in 1998 pursuant to Vermont Financial's Incentive Compensation Plan. The benefits described in this paragraph will continue throughout the employment term unless Mr. Hashagen's employment is terminated by VNB for cause, by Mr. Hashagen without good reason, or as a result of Mr. Hashagen's death or disability.

   Upon the termination of Mr. Hashagen's employment and after the expiration of Mr. Hashagen's rights to receive continuing life, disability, accident, medical and dental insurance benefits pursuant to a severance agreement, dated as of February 9, 1990, as amended, between Mr. Hashagen, Vermont Financial and VNB, Mr. Hashagen and his dependents shall be treated as eligible for "COBRA" health care continuation coverage at a cost to Mr. Hashagen equal to the cost imposed generally by Chittenden upon similarly situated former employees who receive such COBRA coverage. Following the expiration of this COBRA coverage, Chittenden will make available to Mr. Hashagen further medical and dental continuation coverage under Chittenden's group medical and dental plans until the earlier of age 65 or the date on which Mr. Hashagen becomes eligible to receive Medicare health coverage, at a cost to Mr. Hashagen equal to the cost imposed generally by Chittenden upon similarly situated former employees who receive such continuation coverage under COBRA. Notwithstanding the foregoing, Chittenden's obligation to make continuing medical and dental coverage available will terminate at the earlier of such time as Mr. Hashagen becomes eligible to receive substantially equivalent medical and dental coverage from another employer or fails to make timely payment (as determined in accordance with COBRA) for such benefit coverage. The benefits set forth in this paragraph shall continue after the term of his employment agreement unless earlier terminated as provided in the preceding sentence.

   In addition, each of Mr. Hashagen and Chittenden acknowledged that the merger constitutes a "Change of Control" under Mr. Hashagen's severance agreement. The parties further acknowledged that Mr. Hashagen's employment under his employment agreement constitutes "Good Reason" within the meaning of his severance agreement; provided, however, that during his employment term, so long as Chittenden complies in all material respects with the employment agreement, Mr. Hashagen has agreed to waive until the expiration of the employment term any claim that his employment pursuant to the employment agreement constitutes "Good

Reason" for the termination of his employment under his severance agreement. Except for this conditional waiver, the severance agreement shall remain in full force and effect from and after the completion of the merger.

   Executive Supplemental Retirement Plan Payments. Vermont Financial and Chittenden have agreed that payments may be made by Vermont Financial upon the completion of the merger to each of Mr. Hashagen, W. Bruce Fenn, Richard O. Madden, Robert G. Soucy, Louis J. Dunham, John R. Davidson, Philip G. Gibson and Marilyn J. McQuaide (collectively the "SRP Participants") under Vermont Financial's SRP. Chittenden has agreed to assume all liability under the SRP, and payments to the SRP Participants shall continue in accordance with the methodology utilized prior to the merger. Each SRP Participant who is employed as of the closing date of the merger shall receive a single lump sum payment of the actuarial value of his or her benefit under the SRP, assuming such benefit would have commenced and termination would have occurred at age 65, calculated as of December 31, 1998 utilizing a 7% discount rate, plus earnings on such amount calculated at a rate of 7% per annum from December 31, 1998 until the date of the lump sum payment.

   Health Insurance Continuation Agreements. Concurrently with the execution of the merger agreement, Chittenden entered into health insurance continuation agreements with Messrs. Dunham, Fenn, Madden and Soucy, each an executive of Vermont Financial and/or VNB. Pursuant to each health insurance agreement, from and after the completion of the merger and upon the termination of employment of the executive by Chittenden and any of its subsidiaries, the executive will receive continuing life, disability, accident, medical and dental insurance benefits pursuant to the terms of a severance agreement, dated as of February 9, 1990 (in the case of Mr. Dunham, March 17, 1994), between the executive and Vermont Financial and/or VNB. Upon termination of such benefits under the severance agreement, the executive and his dependents will be treated as eligible for COBRA coverage at a cost to the executive equal to the cost imposed generally by Chittenden upon similarly situated former employees who receive COBRA coverage. Following the expiration of the COBRA coverage, Chittenden shall make available to the executive further medical and dental continuation coverage under Chittenden's group medical and dental plans for one additional year at a cost to the executive equal to the cost imposed generally by Chittenden upon similarly situated former employees who receive such COBRA coverage. Notwithstanding the foregoing, Chittenden's obligation to make continuing medical and dental coverage available shall terminate at the earlier of such time as the executive becomes eligible to receive substantially equivalent medical and dental coverage from another employer or fails to make timely payment (as determined in accordance with COBRA) for such benefit coverage.

   Stock Options and Restricted Stock. Holders of options to purchase Vermont Financial common stock will automatically have their options converted into options to purchase shares of common stock of the Surviving Corporation, and the Surviving Corporation will assume each such option subject to the terms of Vermont Financial's stock option plans; provided, however, that from and after the completion of the merger, (1) the number of shares of the Surviving Corporation's common stock purchasable upon exercise of each Vermont Financial option will be equal to the number of shares of Vermont Financial common stock that were purchasable under such Vermont Financial option immediately prior to the completion of the merger multiplied by the exchange ratio, rounded to the nearest whole share (with .5 being rounded up), and (2) the per share exercise price under each such Vermont Financial stock option shall be adjusted by dividing the per share exercise price of each such Vermont Financial stock option by the exchange ratio, rounding to the nearest cent. Each Vermont Financial option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization, or other similar transaction with respect to the Surviving Corporation's common stock on or subsequent to the completion of the merger. In addition, fourteen employees of Vermont Financial and/or VNB have agreed in connection with the merger to waive certain of their change in control benefits that would have otherwise entitled such employees to receive the cash value for certain of their Vermont Financial options. These fourteen employees were the only employees entitled to such benefits. Accordingly, in lieu of receiving cash, such employees' Vermont Financial options will be converted into options to purchase common stock of the Surviving Corporation in accordance with the foregoing. The treatment of options is more fully described under "The Merger Agreement--Vermont Financial Stock Options."

   Waiver of Change in Control Benefits by Chittenden's Management. In consideration of the potential benefits that some of the executives and directors of Chittenden may receive as a result of the merger, Chittenden's executives and directors have agreed in connection with the merger to waive all change in control benefits that could have become payable to them as a result of the merger.

   Composition of the Surviving Corporation Board. The Surviving Corporation will be governed by a seventeen member board of directors upon completion of the merger, which will include four Chittenden directors elected pursuant to Proposal 2, the seven directors of Chittenden whose terms expire in 2000 and 2001 and six current members of the Vermont Financial Board that will be selected by Chittenden. For information regarding the four nominees for Chittenden directors and the seven continuing directors, see "Proposal 2-- Information Regarding Nominees, Continuing Directors and Executive Officers." At least fifteen of the seventeen directors of the Surviving Corporation will not be employees of the Surviving Corporation.

   Directors and Officers Indemnification and Insurance. As described in "The Merger Agreement--Material Covenants--Indemnification," the merger agreement provides that all rights to indemnification and limitations on liabilities existing in favor of the current or former directors or officers of Vermont Financial or each of its subsidiaries as provided in their respective charters or bylaws or comparable organizational documents will continue from and after the completion of the merger. The merger agreement also provides that Chittenden will indemnify current or former directors and officers of Vermont Financial and each of its subsidiaries in connection with any claims pertaining to any such person's status as a director or officer at any time prior to the completion of the merger or relating to the merger agreement, the stock option agreement, any agreements that may pertain to the subsequent mergers of the banking subsidiaries of Vermont Financial and Chittenden and any of the transactions contemplated by any of the foregoing, which may be brought at any time up to six years after the completion of the merger. In addition, Chittenden will use its best efforts to cause the persons serving as officers and directors of Vermont Financial immediately prior to the completion of the merger to be insured for six years from the completion of the merger by directors' and officers' liability insurance on terms and conditions that are no less favorable, as to coverage and amounts, than those of Vermont Financial's existing policy with respect to acts or omissions occurring prior to the completion of the merger. In the event that Chittenden or any of its successors merges into another company without being the surviving corporation or sells substantially all of its or its successors' assets, Chittenden will provide that the successors of Chittenden assume these obligations.

Stock Option Agreement

   The following is a description of the material terms of the stock option agreement. All stockholders of Chittenden and Vermont Financial are urged to read the stock option agreement, a copy of which has been previously filed with the SEC by Chittenden, in its entirety for a complete description of the terms thereof.

   As a condition to Chittenden's willingness to enter into the merger agreement, Vermont Financial entered into the Stock Option Agreement, dated as of December 16, 1998, with Chittenden. Pursuant to the stock option agreement, Vermont Financial granted Chittenden an option (the "Chittenden Option") to purchase up to 2,557,073 shares of Vermont Financial common stock, which was approximately 19.9% of the number of shares of Vermont Financial common stock outstanding as of December 16, 1998. The exercise price of the Chittenden Option is $22.00 per share, subject to adjustment under specified circumstances.

   Arrangements such as the stock option agreement are often entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be completed in accordance with their terms, and to compensate the recipient of the option for its efforts and expenses, losses and opportunity costs in connection with the transactions if they are not completed due to circumstances involving an acquisition or potential acquisition of the option issuer by a third party. The stock option agreement may have the effect of discouraging offers by third parties to acquire Vermont Financial prior to the merger even if such persons are prepared to pay more than the current market price of the shares of the Surviving Corporation's common stock to be received by the stockholders of Vermont Financial pursuant to the merger agreement.

   The Chittenden Option will become exercisable in whole or in part only if both an initial triggering event and a subsequent triggering event occur with respect to Vermont Financial before the Chittenden Option terminates.

   For purposes of the stock option agreement:

      (A) An initial triggering event will occur if one of the following events occurs:

        (1) Vermont Financial or a subsidiary thereof, without Chittenden's prior written consent, enters into an agreement to engage in an "acquisition transaction" of a type specified in the stock option agreement as described below with a third party, or the Vermont Financial Board recommends that its stockholders approve or accept any acquisition transaction;

        (2) Vermont Financial or a subsidiary thereof, without Chittenden's prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose an acquisition transaction with a third party or if the Vermont Financial Board publicly withdraws or modifies or publicly announces its intention to withdraw or modify, in any manner adverse to Chittenden, its recommendation that the stockholders of Vermont Financial approve the transactions contemplated by the merger agreement in anticipation of engaging in an acquisition transaction with a third party, or if Vermont Financial's Board publicly announces its intention not to recommend that its stockholders approve the transactions contemplated by the merger agreement because of or in connection with an actual or proposed acquisition transaction with a third party;

        (3) A third party acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Vermont Financial's common stock;

        (4) A third party makes a bona fide proposal to Vermont Financial or its stockholders to engage in an acquisition transaction and such proposal has been publicly announced or disclosed;

        (5) Vermont Financial breaches and does not cure within a specified time period any covenant or obligation contained in the merger agreement after an overture is made by a third party to engage in an acquisition transaction, and following such breach Chittenden would be entitled to terminate the merger agreement; or

        (6) Any person other than Chittenden or any subsidiary of Chittenden, other than in connection with a transaction to which Chittenden has given its prior written consent, files an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an acquisition transaction.

      (B) As used above in (A), "acquisition transaction" means:

         (1) a merger or consolidation or any similar transaction involving Vermont Financial or any significant subsidiary of Vermont Financial;

         (2) a purchase, lease or other acquisition of all or a substantial portion of the consolidated assets or consolidated deposits of Vermont Financial or any of its significant subsidiaries;

         (3) a purchase or other acquisition (including by merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Vermont Financial; or

         (4) any substantially similar transaction; provided, however, that in no event will a transaction contemplated by the merger agreement or any merger, consolidation, purchase or similar transaction involving only Vermont Financial and one or more of its subsidiaries or involving only two or more of such subsidiaries be deemed to be an acquisition transaction, provided such transaction is not entered into in violation of the merger agreement.

      (C) A subsequent triggering event will occur if one of the following events occurs:

        (1) any person acquires beneficial ownership of 20% or more of the then outstanding shares of Vermont Financial common stock; or

        (2) the initial triggering event described above in clause (A)(1) occurs, except that the percentage referred to in clause (B)(3) of the definition of "acquisition transaction" set forth above is 20%.

   The Chittenden Option will terminate upon the earliest to occur of:

         (1)  the completion of the merger;

         (2) the termination of the merger agreement in accordance with its terms if such termination occurs prior to the occurrence of an initial triggering event, except a termination by Chittenden due to a volitional breach by Vermont Financial of a representation, warranty or covenant; or

         (3) the passage of twelve months after termination of the merger agreement if such termination follows the occurrence of an initial triggering event or is a termination by Chittenden due to a volitional breach by Vermont Financial of a representation, warranty or covenant.

   Upon the occurrence of a subsequent triggering event that occurs prior to the termination of the Chittenden Option, Chittenden will have registration rights with respect to the shares of Vermont Financial common stock issued under or issuable pursuant to the Chittenden Option.

   The stock option agreement also provides that within 90 days after the occurrence of a subsequent triggering event and immediately prior to the occurrence of a Repurchase Event (as hereinafter defined), upon request, Vermont Financial will repurchase the Chittenden Option and all or any part of the shares received upon the full or partial exercise of the Chittenden Option from the holder thereof. Such repurchase of the Chittenden Option shall be made at an aggregate price equal to the amount by which the Market/Offer Price exceeds the Chittenden option price multiplied by the number of shares then subject to the Chittenden Option. To the extent Chittenden previously acquired shares of Vermont Financial common stock upon the exercise of part of the Chittenden Option, such shares shall be repurchased by Vermont Financial at the Market/Offer Price. The term "Market/Offer Price" means the highest of the following:

  . the price per share at which a tender or exchange offer has been made for Vermont Financial common stock in connection with the Repurchase Event
  . the price per share of Vermont Financial common stock that any third party is to pay pursuant to an agreement with Vermont Financial in connection with the Repurchase Event
  . the highest closing price per share of Vermont Financial common stock within the six-month period immediately preceding the date that notice to repurchase is given
  . if there is a sale of all or a substantial portion of Vermont Financial's assets, the sum of the price paid for such assets and the current market value of the remaining assets (as determined by a nationally recognized investment banking firm), divided by the number of shares of Vermont Financial common stock outstanding at the time of such sale.

   The term "Repurchase Event" is defined in the stock option agreement to mean
(1) the acquisition by any third party of beneficial ownership of 50% or more of the outstanding shares of Vermont Financial's common stock or (2) the consummation of a merger, consolidation or similar transaction involving Vermont Financial or any purchase, lease or other acquisition of all or a substantial portion of the assets of Vermont Financial unless such transaction would not constitute an "acquisition transaction," in either case provided that a subsequent triggering event shall have occurred before the termination of the Chittenden Option.

   Pursuant to the terms of the stock option agreement, if, prior to the termination of the Chittenden Option, Vermont Financial enters into an extraordinary transaction in which Vermont Financial is effectively not the surviving corporation, the Chittenden Option may be converted into, or exchanged for, an option with terms similar to those of the Chittenden Option being converted or exchanged, as the case may be, to purchase stock of the entity that is the effective successor to Vermont Financial.

   The stock option agreement generally provides that neither Chittenden nor Vermont Financial may assign any of its respective rights or obligations thereunder without the written consent of the other party. However, if a subsequent triggering event occurs before the termination of the Chittenden Option, Chittenden may, subject to limitations, assign its rights and obligations thereunder in whole or in part within 90 days following the subsequent triggering event (subject to extension in certain cases); provided, however, that until fifteen days after the Federal Reserve Board approves an application by Chittenden under the Bank Holding Company Act of 1956, as amended (the "BHCA"), to acquire the option shares, Chittenden may not assign its rights under the Chittenden Option except in one of the following ways:

  .  a widely dispersed public distribution
  . a private placement in which one party does not acquire the right to purchase in excess of 2% of the voting shares of Vermont Financial
  . an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Chittenden's behalf
  .  any other manner approved by the Federal Reserve Board.

   To the best knowledge of Vermont Financial and Chittenden, no event giving rise to any rights to exercise the Chittenden Option has occurred as of the date of this Joint Proxy Statement/Prospectus.

Accounting Treatment

   The merger is expected to be accounted for as a pooling of interests in accordance with GAAP.

No Dissenters' or Appraisal Rights

   Holders of Chittenden common stock and Vermont Financial common stock are not entitled to dissenters' or appraisal rights under Vermont or Delaware law in connection with the merger. See "Comparison of Rights of Holders of Vermont Financial Common Stock and Chittenden Common Stock--Appraisal/Dissenters' Rights."

Stock Exchange Listing of Surviving Corporation's Common Stock; Delisting and Deregistration of Vermont Financial Stock

   It is a condition to the merger that the NYSE approve for listing the shares of Chittenden common stock to be issued in the merger. Chittenden common stock is listed on the NYSE under the symbol "CHZ." Upon completion of the merger, Vermont Financial common stock will be delisted from the NASDAQ National Market and deregistered under the Securities Exchange Act. See "Comparative Per Share Market Price and Dividend Information."

Dividends

   Chittenden, as the Surviving Corporation, expects that after the completion of the merger, subject to approval and declaration by the Surviving Corporation Board, it will declare regularly scheduled quarterly dividends on the shares of its common stock consistent with past practices. The current annualized rate of distributions on the shares of Chittenden common stock is $0.80 per share.

   Vermont Financial expects to continue to declare regularly scheduled dividends on the Vermont Financial common stock until the merger is completed, subject to the terms of the merger agreement. The right of holders of Vermont Financial common stock to receive dividends will end upon the completion of the merger when the separate corporate existence of Vermont Financial will cease. See "Comparative Per Share Market Price and Dividend Information."

                              THE MERGER AGREEMENT

   The following is a description of the material terms of the merger agreement. A copy of the merger agreement is attached to this Joint Proxy Statement/Prospectus as Annex A. All stockholders of Chittenden and Vermont Financial are urged to read the entire merger agreement for a complete description of the terms and conditions of the merger. Any capitalized terms used below that are not otherwise defined are used with the definitions given to them in the merger agreement.

General

   The merger agreement provides for a series of transactions pursuant to which Vermont Financial will merge with and into Chittenden. Specifically, under the terms and subject to the conditions of the merger agreement, Chittenden Acquisition Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Chittenden ("CASI"), will merge with and into Vermont Financial, the separate corporate existence of CASI will cease and Vermont Financial will survive and continue its corporate existence under the laws of the State of Delaware as a wholly-owned subsidiary of Chittenden. As soon as practicable thereafter, Vermont Financial will merge with and into Chittenden, the separate corporate existence of Vermont Financial will cease and Chittenden will be the surviving corporation. Subject to the satisfaction or waiver of conditions set forth in the merger agreement and described in "--Conditions to Complete the Merger," the merger of CASI with and into Vermont Financial will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or at such later time specified therein (the "Effective Time"). The date on which the Effective Time occurs is the "Effective Date."

Merger Consideration

   In the merger, holders of Vermont Financial common stock will receive shares of Chittenden common stock as described in detail below.

   Outstanding Vermont Financial Common Stock. With the exception of treasury shares and shares held by Vermont Financial or any of its subsidiaries or by Chittenden or any of it subsidiaries (other than in a fiduciary capacity), each share of Vermont Financial common stock issued and outstanding immediately prior to the Effective Time will be converted into and become the right to receive 1.07 shares of Chittenden common stock.

   Possible Adjustments to Exchange Ratio. The exchange ratio of 1.07 may be adjusted:

  . either upwards or downwards if Chittenden or Vermont Financial changes the number, or provides for the exchange, of their respective shares of common stock outstanding as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, and the record date for such a change is prior to the Effective Date

  . upwards but not downwards if all of the following occur:
    (1) the average closing price of Chittenden common stock for the fifteen trading days prior to receipt of the final regulatory approval necessary to complete the merger is less than $25.20 per share
    (2) the decline in the price of Chittenden common stock from $31.50 on December 16, 1998 to the average closing price during the fifteen trading days prior to receipt of the final regulatory approval necessary to complete the merger, expressed as a percentage, is more than 12 percentage points greater than the price decline, if any, also expressed as a percentage, of a weighted average index of common stock prices of selected bank holding companies using the same measurement dates
    (3) Vermont Financial exercises its right to cancel the merger as a result of such price decline, subject to Chittenden's right to require Vermont Financial to complete the merger if Chittenden increases the exchange ratio of 1.07 as provided in the merger agreement
    (4)  Chittenden so elects to increase the exchange ratio.

   Rights of Holders of Vermont Financial Common Stock at the Effective Time; Vermont Financial Stock Transfers After the Effective Time. At the Effective Time, holders of Vermont Financial common stock will cease to be, and will have no rights as, stockholders of Vermont Financial, other than the right to receive any dividend or other distribution with respect to Vermont Financial common stock with a record date occurring prior to the Effective Time and to receive the applicable consideration in the merger. After the Effective Time, there will be no transfers on Vermont Financial's stock transfer books of any shares of Vermont Financial common stock.

Exchange of Vermont Financial Certificates

   Prior to the Effective Time, Chittenden will deposit with the exchange agent, BankBoston, N.A., certificates representing the shares of Chittenden common stock that are issuable in connection with the merger for shares of Vermont Financial common stock. Chittenden will also deposit with the exchange agent an estimated amount of the cash payable in lieu of fractional shares. As promptly as practicable after the Effective Time, and in any event within seven business days thereafter, Chittenden will cause the exchange agent to send to each holder of record of shares of Vermont Financial common stock on the Effective Date transmittal materials for use in the exchange of the merger consideration for certificates representing Vermont Financial common stock. Chittenden will deliver to holders of Vermont Financial common stock who surrender their certificates to the exchange agent, together with properly executed transmittal materials and any other required documentation, certificates representing the number of shares of Chittenden common stock to which such holders are entitled. No fractional shares will be issued. Instead, Chittenden will pay each holder of Vermont Financial common stock who would otherwise be entitled to a fractional share of Chittenden common stock an amount in cash, without interest, determined by multiplying such fraction by the average of the last reported sale prices of Chittenden common stock on the NYSE for the five trading days immediately before the Effective Date.

   Until their certificates are properly surrendered, holders of unexchanged shares of Vermont Financial common stock will not be entitled to receive any dividends or distributions with respect to Chittenden common stock. After surrender of the certificates representing Vermont Financial common stock, the record holder thereof will be entitled to receive any such dividends or other distributions, without interest, which had previously become payable with respect to shares of Chittenden common stock represented by such certificate. Vermont Financial common stockholders may surrender certificates to the exchange agent until twelve months after the Effective Time, and to Chittenden thereafter.

   Holders of Vermont Financial common stock should not send in certificates representing Vermont Financial common stock until they receive transmittal materials from the exchange agent.

Vermont Financial Stock Options

   At the Effective Time, all outstanding and unexercised employee and director Vermont Financial options will no longer represent a right to acquire shares of Vermont Financial common stock and will be converted automatically into options to purchase shares of Chittenden common stock. Chittenden will assume such Vermont Financial options subject to the terms and conditions of Vermont Financial's stock option or similar plans and related option agreements as in effect immediately prior to the Effective Time under which the assumed Vermont Financial options were issued. After the Effective Time (1) the number of shares of Chittenden common stock purchasable upon exercise of any such Vermont Financial option shall be equal to the number of shares of Vermont Financial common stock that were purchasable under such Vermont Financial option immediately prior to the Effective Time multiplied by the exchange ratio of 1.07, rounding to the nearest whole share (with .5 being rounded up), and (2) the per share exercise price under each such Vermont Financial option shall be adjusted by dividing the per share exercise price of each such Vermont Financial option by the exchange ratio of 1.07, rounding to the nearest cent. The terms of each Vermont Financial option will be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Chittenden common stock on or after the Effective Date.

   Chittenden has agreed, as soon as practicable following the Effective Time, and in any event within fifteen business days thereafter, to file with the SEC a registration statement on Form S-8 or other appropriate form with respect to the shares of Chittenden common stock subject to options to acquire Chittenden common stock resulting from the conversion of the Vermont Financial options in the merger. Chittenden will use its best efforts to maintain the current status of the prospectus contained therein for so long as such options remain outstanding.

   In addition, Chittenden has agreed to specific employee benefit matters and arrangements as described below under "--Material Covenants--Employee Benefit Matters" and above under "The Merger--Other Interests of Officers and Directors in the Merger."

Representations and Warranties

   The merger agreement contains reciprocal representations and warranties, subject to the exceptions identified in the following paragraph, made by each of Chittenden and Vermont Financial relating to the following matters:

  . due organization, corporate power, good standing and due registration as a bank holding company
  . capitalization
  . subsidiaries
  . corporate power and authority to conduct business, own property and enter into the merger agreement, the stock option agreement and related transactions
  . noncontravention of certain organizational documents, agreements or governmental orders
  . reports and other documents filed with the SEC and certain bank holding company and bank regulatory authorities, and the accuracy of the information contained in such documents
  . undisclosed liabilities
  . litigation and regulatory action
  . compliance with laws
  . contractual defaults
  . no brokers
  . tax and accounting matters
  . insurance
  . labor matters
  . compliance with takeover laws
  . environmental matters
  . undertaking of certain affirmative acts to comply with applicable laws
  . absence of certain material changes and events
  . required regulatory approvals
  . intellectual property
  . loans and nonperforming and classified assets
  . allowances for loan losses
  . administration of fiduciary accounts
  . derivative transactions
  . Year 2000 readiness
  . repurchase agreements
  . deposit insurance.

   In addition, Vermont Financial has made representations and warranties to Chittenden relating to its corporate authority to enter into the stock option agreement, employee benefit plan matters, the ownership of property and material contracts.

Material Covenants

   The merger agreement contains various covenants and agreements that govern Vermont Financial's and Chittenden's actions prior to the Effective Time, including the following:

   Conduct of Business. Vermont Financial and Chittenden have each agreed to conduct their respective businesses in the ordinary and usual course and to use reasonable efforts to preserve intact their business organizations and assets, and to maintain their respective rights, franchises and existing relations with customers, suppliers, employees and business associates. Vermont Financial and Chittenden further each agreed not to take any actions that would (1) adversely affect its ability to obtain any necessary regulatory approvals required for the merger and the transactions contemplated thereby or (2) adversely affect its ability to perform any of its material obligations under the merger agreement.

   Capital Stock. Vermont Financial has agreed to restrictions on its ability to:

  . issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities convertible into or exchangeable for any additional shares of stock, stock appreciation rights or any rights to subscribe for or acquire (collectively, "Share Acquisition Rights") any additional shares of stock, any stock appreciation rights or any Share Acquisition Rights
  . enter into any agreement with respect to the foregoing
  . permit any additional shares of stock, any securities convertible into or exchangeable for any additional shares of stock, stock appreciation rights or any Share Acquisition Rights to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights, or accelerate the vesting of any existing such stock options, stock appreciation rights or similar stock-based employee rights
  . change (or establish a record date for changing) as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, the number of, or provide for the exchange of, shares of its stock, securities convertible into or exchangeable for any additional shares of stock, stock appreciation rights or any Share Acquisition Rights, stock appreciation rights, or Share Acquisition Rights issued and outstanding prior to the Effective Time.

Chittenden has agreed not to take any action that would, or would be reasonably likely to, reduce the value of the consideration paid by Chittenden in connection with the merger.

   Vermont Financial and Chittenden have each agreed not to directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of its stock other than in the ordinary course pursuant to employee benefit plans, as long as any such action would not prevent or impede the merger from qualifying as a "pooling of interests" accounting treatment under GAAP.

   Dividends. If such action would prevent or impede the merger from qualifying for "pooling of interests" accounting treatment under GAAP, Vermont Financial and Chittenden have each agreed not to make, declare or pay any dividend other than (A) regular quarterly cash dividends in the ordinary course of business consistent with past practice, and (B) dividends from subsidiaries to Vermont Financial or Chittenden, as the case may be, or to another subsidiary of Vermont Financial or Chittenden, as the case may be. In addition, Chittenden and Vermont Financial have each agreed to coordinate with the other the declaration of any dividends in respect of its common stock and the record dates and payment dates relating thereto such that the holders of Chittenden common stock and Vermont Financial common stock do not receive two dividends, or fail to receive one dividend, for any calendar quarter with respect to their shares of Chittenden common stock and/or Vermont Financial common stock and any shares of Chittenden common stock any such holder receives in the merger.

   Compensation; Employment Agreements; Benefit Plans. Vermont Financial has agreed not to enter into or amend, except as may be required by law or to satisfy contractual obligations or as otherwise permitted under the merger agreement:

  . any written employment, severance or similar agreement or arrangement with any of its directors, officers or employees
  . any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus or group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto in respect of any of its directors, officers or other employees.

   Chittenden has agreed not to enter into or amend, except as may be required by law or to satisfy contractual obligations, any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, except in the ordinary course of business consistent with past practice or in accordance with current industry standards applicable to bank holding companies of comparable size.

   Vermont Financial has agreed generally not to grant any salary or wage increase or increase any employee benefit, except upon the prior written consent of Chittenden and in the ordinary course of business consistent with past practice or as required by law. Vermont Financial and Chittenden have specifically agreed that, prior to the merger, Vermont Financial may grant salary increases to its employees in the ordinary course of business consistent with past practice; provided, however, that no increase granted by Vermont Financial prior to the merger with respect to any of Messrs. Hashagen, Madden, Soucy, Dunham and Fenn may exceed 5%, and the aggregate payroll expense of Vermont Financial and its subsidiaries, excluding the base salaries of the foregoing individuals and any incentive compensation or bonus expenses, may not be increased by more than 5%. Vermont Financial was permitted to pay cash bonuses to its employees for the year ending December 31, 1998 in accordance with Vermont Financial's incentive compensation plan dated April 1998; provided, however, that the aggregate amount of such bonuses could not exceed $500,000. Vermont Financial may also pay bonuses to its employees for the period from January 1, 1999 through the closing date of the merger in an aggregate amount not to exceed the product of (A) $500,000 and (B) a fraction, the numerator of which shall be the number of calendar days from and including January 1, 1999 through and including the closing date and the denominator of which shall be 365.

   In addition, Vermont Financial was permitted to pay a discretionary employer contribution to Vermont Financial's defined contribution plan for the year ending December 31, 1998 in an amount consistent with past practice, but in no event was such amount to exceed $500,000. Vermont Financial may also make a discretionary contribution to such plan for the period from January 1, 1999 through the closing date in an amount consistent with past practice, but in no event exceeding the product of (A) $500,000 and (B) a fraction, the numerator of which is the number of calendar days from and including January 1, 1999 through and including the closing date and the denominator of which is 365. Until the closing date, Vermont Financial may continue to match its employee's contributions to its defined contribution plan in an amount not to exceed 50% of the first 6% contributed to such plan by any employee from his or her salary.

   Dispositions, Acquisitions and Capital Expenditures. Vermont Financial has agreed not to:

  . dispose of or discontinue any material portion of its assets, business or properties
  . make a material acquisition of all or any portion of the business or property of any other entity
  . make any acquisition or take any other action which would materially and adversely affect its ability to complete the transactions contemplated by the merger agreement
  . make or agree to make any capital expenditures, except for individual expenditures that do not exceed $200,000.

   Chittenden has agreed to conduct its business in substantially the same manner as previously conducted, but is not prevented from acquiring or merging with another financial institution or other company engaged in any business in which Chittenden is presently engaged or from entering into any new lines of business; provided, however, that Chittenden must advise Vermont Financial of any such proposed transaction prior to entering into any related legally binding commitment.

   Amendments. The merger agreement provides that neither Vermont Financial nor Chittenden will amend its respective charter or bylaws in a manner that would adversely affect either party's ability to consummate the merger or the economic benefits of the merger to either party.

   Accounting Methods. Vermont Financial and Chittenden have agreed not to implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

   Loan Policies. Vermont Financial has agreed not to change its loan policies or procedures, except as required by any regulatory authority. Chittenden has agreed not to change its loan policies or procedures in a manner that would violate any rules, regulations or policies of any regulatory authority.

   Adverse Actions. Vermont Financial and Chittenden have agreed that they will not knowingly take any action that would, or that would be reasonably likely to:

  . prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or for "pooling of interests" accounting treatment under GAAP
  . result in any of the representations or warranties in the merger agreement becoming untrue in any material respect at any time prior to the Effective Time, any of the conditions to the merger not being satisfied or a material violation of any provision of the merger agreement.

   Settlement of Claims. Vermont Financial and Chittenden have agreed not to settle any material claim, action or proceeding, without first obtaining the prior written consent of the other.

   Acquisition Proposals. Vermont Financial has agreed that it will not, and will cause its subsidiaries and its, and its subsidiaries', officers, directors, agents, advisors and affiliates not to, without the prior consent of Chittenden, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to any tender offer or exchange offer for, or any proposal for the acquisition of a substantial equity interest in, or a substantial portion of the assets of, or any merger or consolidation with, it or any of its significant subsidiaries. Vermont Financial, however, may participate in discussions or negotiations with, or furnish confidential information to, any person if, after consultation with and consideration of the advice of outside counsel, its board of directors has determined that the failure to do so could cause the members of such board of directors to breach their duties under applicable laws. Vermont Financial has agreed to advise Chittenden of its receipt of any such proposal or inquiry and the identity of the person making such proposal or inquiry within 24 hours of its receipt of such proposal or inquiry.

   Employee Benefit Matters. Upon completion of the merger, the parties intend that the Surviving Corporation will formulate compensation and benefit plans that do not discriminate between employees of Chittenden and Vermont Financial. Employees of Vermont Financial and its subsidiaries who become employees of Chittenden immediately after the Effective Time will be given credit for purposes of eligibility and vesting of employee benefits with Vermont Financial and its affiliates prior to the Effective Time under the benefit plans of Chittenden to the extent such service has been credited under employee benefit plans of Vermont Financial or its subsidiaries, as long as such crediting of service does not result in duplication of benefits.

   In the case of Vermont Financial benefit plans under which the employee's interests are based upon Vermont Financial common stock, such interests will be based upon Chittenden common stock.

   Chittenden has agreed to honor and will cause its subsidiaries to honor all individual employment, termination, severance, change in control, post-employment and other compensation, retirement or pension contracts, agreements, plans and arrangements in existence prior to the execution of the merger agreement and all provisions for benefits or other amounts earned or accrued through the Effective Time under any of Vermont Financial's compensation and benefit plans.

   Termination Benefits and Severance Obligations. Chittenden has agreed that any employee of Vermont Financial or any of its subsidiaries who becomes an employee of Chittenden or any of its subsidiaries immediately following the Effective Time who is not otherwise covered by an employment or severance agreement and whose employment is terminated at any time within one year after the Effective Time either involuntarily by Chittenden or any of its subsidiaries for any reason other than for cause, or voluntarily by the employee following a reduction of base salary in excess of 15% or a request to relocate the employee's principal location of employment as a condition to continuing employment such that the distance of the commute that the employee would be required to undertake would be increased by more than 25 miles each way will be entitled to receive after the date of termination two weeks of salary continuation at the level of salary in effect immediately prior to such termination for each full year of prior service with Vermont Financial or its subsidiaries prior to the Effective Time. Such salary continuation will continue for a minimum of four weeks and a maximum of 24 weeks. The salary continuation payments will be paid in a lump sum to each terminated employee as soon as practicable after each employee's termination.

   Additional lump sum longevity payments will be made to some individuals in accordance with the following schedule: $2,500 for individuals with at least 20 but less than 25 years of service; $3,000 for individuals with at least 25 but less than 30 years of service; and $3,500 for individuals with more than 30 years of service. During the period that any employee receives salary continuation benefits, the employee and his or her eligible dependents may, at the employee's election, continue to be covered under Vermont Financial's or, if applicable, Chittenden's medical and dental plans at an aggregate cost to the employee, if any, that will not exceed the aggregate cost of such coverages to similarly situated active employees. Prior to or on the next scheduled payment date in Chittenden's normal payroll cycle occurring after the date of termination, a terminated employee will receive a total payment equal to the difference between (1) the total of all severance payments and the longevity bonus payable to such employee minus (2) the total cost that would be payable by the employee with respect to coverage under Vermont Financial's or Chittenden's medical and/or dental plans during the period of salary continuation, to the extent the employee is covered by such plans, if the employee had remained employed during the entire period. In the event that any such employee elects not to be covered by Vermont Financial's or Chittenden's medical and/or dental plans during such period, then no deduction will be made from the lump sum amount payable to the employee after the date of termination. If at any time during such period any employee secures medical and/or dental coverage under a plan that is not maintained by Vermont Financial or Chittenden, then such employee will be paid by Chittenden, prior to or on the next scheduled payment date in Chittenden's normal payroll cycle occurring after the date of notification to Chittenden that such employee is no longer so covered, an additional lump sum equal to that portion of the total cost previously deducted from the lump sum amount paid to the employee after the date of termination equal to the cost that would otherwise have been paid by the employee with respect to continuing coverage under Vermont Financial's or Chittenden's medical and/or dental plans during the remaining portion of the salary continuation period during which such employee will no longer be covered by Vermont Financial's or Chittenden's medical and/or dental plans. Similar severance arrangements will apply to any Vermont Financial employee employed by a specified third party at any location operated by Vermont Financial, Chittenden or any of their subsidiaries. At the end of such period, each such employee and dependent thereof, if any, will be treated as eligible for COBRA coverage.

   Outplacement services will be provided to the executives of Vermont Financial identified in the merger agreement in the manner provided in their existing "Management Continuity Agreements" with Vermont Financial and/or a subsidiary of Vermont Financial. Each employee of Vermont Financial or its subsidiaries who is a vice president or an officer senior thereto and not party to a Management Continuity Agreement shall be eligible to receive up to $5,000 in reimbursement for expenses actually incurred for outplacement services. For a period of one year following the Effective Time, Chittenden is required to provide all employees of Vermont Financial and its subsidiaries whose employment has been terminated following the Effective Time for any reason other than for cause, disability or retirement with the same notice of opportunities for employment with Chittenden or any of its subsidiaries as all other employees of Chittenden, including access to a "hotline" listing of all available employment opportunities at Chittenden. The foregoing termination and severance benefits terminate, if not sooner in accordance with their terms, upon each employee's obtaining new employment on comparable terms.

   In addition, Vermont Financial and Chittenden have agreed to the following treatment of the following specific Vermont Financial compensation and benefit plans:

     Retirement Plan for Employees of Vermont Financial. On or about December 31, 1999 or such other date as Chittenden deems reasonable, the Vermont Financial retirement plan will be merged into the Chittenden plan. Chittenden will treat former participants in the Vermont Financial retirement plan who continue to be employed by Chittenden in the same manner as other active participants in the Chittenden plan. Chittenden will amend the Chittenden plan to provide each former Vermont Financial retirement plan participant as of the merger date of the plans with transition credits as defined under the Chittenden plan of 8% for up to ten years if such participant's age and years of vesting service as defined in the Vermont Financial retirement plan as of the merger date of the plans totals 70 or more, with such transition credits to be in addition to all other regular credits such person would be entitled to under the Chittenden plan.

     Vermont Financial may amend the Vermont Financial retirement plan no earlier than May 19, 1999 and no later than one day prior to the merger to provide for a lump sum distribution option similar to the one provided under the Chittenden plan, and, subject to Chittenden's prior written approval, Vermont Financial may make other amendments reasonably designed to protect the expectations of participants in the Vermont Financial retirement plan in light of the proposed merger with the Chittenden plan. Notwithstanding any other provision of the merger agreement and other than the permitted amendments described above, Vermont Financial may not amend the Vermont Financial retirement plan to the extent such amendment, if it had been effectuated as of December 31, 1998, would have caused the funded status for the Vermont Financial retirement plan to fall below the funded status for the Chittenden plan. Chittenden will not be obligated to amend the Chittenden plan to the extent that any such amendment, if it had been effectuated as of December 31, 1998, when taken together with any permitted Vermont Financial retirement plan amendment would have caused the Vermont Financial retirement plan funded status to fall below the funded status for the Chittenden plan.

     Notwithstanding the foregoing, in no event will the opening cash balance account for Vermont Financial retirement plan participants who become participants in the Chittenden plan be determined using an interest rate greater than 6.5% and mortality assumptions other than those in effect pursuant to Section 417(e) of the Code.

     Subject to the foregoing, the Vermont Financial retirement plan is required to continue in full force until the merger date of the plans.

     Vermont Financial Retirement Restoration Plan. Vermont Financial will amend its retirement restoration plan prior to the merger to provide that, upon the completion of the merger, each participant in the retirement restoration plan will receive a lump sum payment equal to his or her accrued benefit determined as of December 31, 1998, utilizing the actuarial assumptions contained in the retirement restoration plan's "Report of Pension Cost Under FAS 87 for Fiscal Year Ending December 31, 1998, dated October 1998" plus earnings on such amount computed at a rate of 7% per annum from December 31, 1998 until the date of such payment.

     Vermont Financial Supplemental Retirement Plan. With respect to participants in the Supplemental Retirement Plan who are being paid as of the closing date, Chittenden has agreed to assume all liability under such Supplemental Retirement Plan, and payments to such persons will continue in accordance with the methodology utilized prior to the closing date. With respect to any participant in the Supplemental Retirement Plan who is employed as of the closing date, each such participant will receive a single lump sum payment of the actuarial value of his benefit under the Supplemental Retirement Plan, assuming such benefit would have commenced and termination would have occurred at age 65, calculated as of December 31, 1998, utilizing a 7% discount rate, plus earnings on such amount calculated at a rate of 7% per annum from December 31, 1998 until the date of payment thereof.

   Regulatory Applications and Filings. Chittenden and Vermont Financial have agreed that they and their respective subsidiaries will cooperate and use their reasonable best efforts to effect all filings, and obtain all permits, consents, approvals and authorizations of all third parties and regulatory authorities necessary to complete the transactions contemplated by the merger agreement, including, without limitation, any such approvals required by the Federal Reserve Board, the Federal Deposit Insurance Corporation (the "FDIC") with respect to the mergers of their subsidiary banks, and the regulatory authorities of the states in which Chittenden, Vermont Financial and their respective subsidiaries operate.

   Indemnification. The merger agreement provides that, from and after the Effective Time, Chittenden will to the fullest extent permitted under Vermont law, indemnify, defend and hold harmless for a period of six years each individual who was, at any time prior to the Effective Time, an officer, director or employee of Vermont Financial or any of its subsidiaries against all losses, claims, damages, liabilities, costs, expenses, judgments, fines or settlements arising out of or pertaining to either of the following:

  . the fact that he or she is or was a director, officer or employee of Vermont Financial, any of Vermont Financial's subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise
  . the merger agreement, the stock option agreement, the agreements related to the mergers of their subsidiary banks, or any of the transactions contemplated by such agreements.

   The merger agreement provides that from and after the Effective Time:

  . all rights to indemnification and all limitations of liability existing in favor of the indemnified parties as provided in Vermont Financial's charter or bylaws or comparable organizational documents as in effect on the date of the merger agreement will continue in full force and effect
  . Chittenden will use its best efforts to cause the persons serving as officers and directors of Vermont Financial immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by Vermont Financial, provided that Chittenden may substitute policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of Vermont Financial than the existing policy.

   Post-Closing Governance. Chittenden has agreed to take all necessary actions to cause the size of the Chittenden Board to be increased to seventeen members and to cause six members of the Vermont Financial Board to be elected to the Chittenden Board, effective as of the Effective Time. The six members of the Vermont Financial Board are to be chosen by Chittenden after consultation with Vermont Financial and are required to be appointed as equally as possible among the three classes of Chittenden's directors. See "The Companies--Surviving Corporation--Directors."

   Bank Mergers. Chittenden and Vermont Financial have agreed to take all actions necessary and appropriate to cause some of their respective bank subsidiaries to merge with and into each other, as Chittenden deems advisable, as soon as practicable after the merger. In the event United Bank, a subsidiary of Vermont Financial, merges with and into a subsidiary bank of Chittenden, two current directors of United Bank, to be designated by Chittenden, shall be added to the board of directors of such subsidiary bank of Chittenden.

   Headquarters. Chittenden and Vermont Financial have agreed that the Surviving Corporation's executive headquarters will be located in Burlington, Vermont. It is also anticipated that the Surviving Corporation will maintain a substantial presence in Brattleboro, Vermont following the merger.

   Certain Other Covenants. The merger agreement contains other covenants of the parties relating to:

  . the preparation and distribution of this Joint Proxy Statement/Prospectus . the respective Chittenden and Vermont Financial stockholders meetings and the recommendations of the respective Boards of Directors

  . cooperation in issuing public announcements
  . qualification of the merger as a reorganization under Section 368(a) of the Code
  . access to information
  . confidentiality
  . listing the Chittenden common stock to be issued to the holders of shares of Vermont Financial common stock on the NYSE
  . the delivery of financial statements of Vermont Financial to Chittenden.

Conditions to Complete the Merger

   The obligations of each of Chittenden and Vermont Financial to complete the merger are subject to the satisfaction or waiver of conditions, including:

  . obtaining the requisite votes of the respective stockholders of Vermont
    Financial and Chittenden
  . obtaining all governmental approvals required to complete the merger
  . obtaining all other necessary third party consents and approvals
  . the absence of injunctions, decrees, orders, laws, statutes or regulations enjoining, preventing or making illegal the completion of the merger
  . the effectiveness of the registration statement on Form S-4 and the absence of any stop order or proceedings seeking a stop order
  . the delivery of opinions to Chittenden and Vermont Financial to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code
  . the approval for listing on the NYSE of the Chittenden common stock issuable to Vermont Financial's stockholders pursuant to the merger agreement
  . the receipt by Chittenden of an opinion from Arthur Andersen LLP stating that the merger qualifies for "pooling of interests" accounting treatment . the receipt by Vermont Financial of a statement from KPMG LLP as to matters reasonably required to facilitate the opinion of Chittenden's public accountants that the merger will qualify for pooling of interests accounting treatment.

   The obligations of each of Chittenden and Vermont Financial to complete the merger are further subject to satisfaction or waiver of the following conditions:

  . the representations and warranties of the other party in the merger agreement are to be true and correct as of the Effective Date, except for representations and warranties made as of a specified date which will be true and correct as of such specified date and, in most cases, for such breaches of representations and warranties which, together with all such breaches, would not have a material adverse effect on the other party and its subsidiaries taken as a whole
  . all of the agreements and covenants of the other party to be performed and complied with on or prior to the Effective Date are to have been performed and complied with in all material respects
  . each of Chittenden and Vermont Financial are to have received a certificate dated the Effective Date signed by the President, the Chief Executive Officer or the Chief Financial Officer of the other party to the effect that the above two conditions have been satisfied.

Termination; Expenses

   General Termination Rights. The merger agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Vermont Financial stockholders or Chittenden stockholders:

  . by mutual written consent of Chittenden and Vermont Financial if approved by a majority of the board of directors of each of Chittenden and Vermont Financial
  . by either Chittenden or Vermont Financial if any of the following occurs:
    (1) the merger has not been completed by October 31, 1999 or such later date as provided in the merger agreement, except to the extent that the failure of the merger to be completed arises out of or results from the failure of the party seeking termination to perform or observe the agreements and covenants of such party in the merger agreement
    (2) the approval of the Vermont Financial stockholders is not obtained at the Vermont Financial meeting

    (3) the approval of the Chittenden stockholders is not obtained at the Chittenden meeting
    (4) any governmental entity has issued a final, nonappealable order, enjoining or otherwise prohibiting the completion of the transactions contemplated by the merger agreement

  . by either Chittenden or Vermont Financial if the board of directors of the other company has withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of the merger agreement or the transactions contemplated thereby

  . by Vermont Financial if either of the following occurs:
    (1) a material breach by Chittenden of its covenants under the merger agreement
    (2) a breach of any of Chittenden's representations and warranties which breach, either individually or taken together with all other breaches, has or is reasonably expected to have a material adverse effect on Chittenden and its subsidiaries taken as a whole, in either case if the breach cannot be or has not been cured within 30 days after the giving of written notice to Chittenden of such breach, provided that Vermont Financial is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement

  . by Chittenden if either of the following occurs:
    (1) a material breach by Vermont Financial of its covenants under the merger agreement
    (2) a breach of any of Vermont Financial's representations and warranties which breach, either individually or taken together with all other breaches, has or is reasonably expected to have a material adverse effect on Vermont Financial and its subsidiaries taken as a whole in either case if the breach cannot be or has not been cured within 30 days after the giving of written notice to Vermont Financial of such breach; provided that Chittenden is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement.

   Termination Upon a Decline in the Value of Chittenden Common Stock. The parties may decide to cancel the merger if the value of the Chittenden common stock declines significantly prior to the closing date. The decline in Chittenden common stock must be both in absolute terms and relative to a weighted average stock price of an index group of the common stocks of other selected bank holding companies. Even if these declines occur, however, and Vermont Financial elects to cancel the merger, Chittenden can require Vermont Financial to complete the merger by increasing the number of shares of Chittenden common stock to be issued to Vermont Financial's stockholders in the merger, so that the number of shares issued will provide to Vermont Financial's stockholders the minimum value in shares of Chittenden common stock required to be provided without triggering the termination right.

   In order to determine whether an absolute and relative decline in the value of the Chittenden common stock has occurred prior to the closing date, the market price of the Chittenden common stock and the weighted average market price of the stocks of the index group companies (which we refer to simply as the index price) will be measured during the period of the 15 consecutive trading days on the NYSE ending on the close of business on the date on which the parties receive the last regulatory approval required to complete the merger.

   In terms of the absolute decline in the value of the Chittenden common stock that must occur before the merger may be cancelled, the average of the daily last sale prices of Chittenden common stock as reported on the NYSE for the measurement period must be less than $25.20. The price of $25.20 represents a 20% decline in the value of the Chittenden common stock when compared to the price of $31.50, which was the closing price for the Chittenden common stock on December 16, 1998, the date on which the parties signed the merger agreement. This reflects the parties' agreement that the Vermont Financial stockholders would assume the risk of a modest decline in value of the Chittenden common stock under any circumstances.

   In terms of the relative decline in the value of the Chittenden common stock that must occur before the merger may be cancelled, the decline in the price of the Chittenden common stock, when expressed as a percentage decline, must be more than 12 percentage points greater than any change, when also expressed as a percentage change, that may have occurred in the index price. Whether there is any change in the index price will be determined by comparing the average of the daily index prices for the measurement period to a price of $30.80, which was the index price as of the close of business on the date on which the parties signed the merger agreement.

   Neither party may cancel the merger on the basis of a decline in Chittenden's stock price unless the average price of the Chittenden common stock for the measurement period is below $25.20 and this decline in the Chittenden stock price represents a percentage decline in the price of the Chittenden common stock, when compared to $31.50, that is more than 12 percentage points greater than any percentage change in the index price, when comparing the average index price for the measurement period to $30.80. This reflects the agreement that stockholders would assume the risk of a more significant decline in value of the Chittenden common stock unless the percentage decline in the value of the Chittenden common stock represents a decline that is significantly greater (i.e., more than 12 percentage points greater) than the percentage change, if any, in the index price. The premise of this agreement is that a decline in the value of the Chittenden common stock which is in accordance with an index of selected publicly-traded stocks is indicative of a broad-based change in market and economic conditions affecting Chittenden (as well as Vermont Financial) rather than factors which are specifically attributable to the value of the Chittenden common stock.

   If both conditions pertaining to the decline in Chittenden's stock price are satisfied (i.e., the price is below $25.20 and the percentage decline in price is more than 12 percentage points greater than any percentage change in the index price), then either Chittenden or Vermont Financial can elect to terminate the merger agreement. If Vermont Financial exercises this termination right, however, Chittenden can still require Vermont Financial to complete the merger if Chittenden elects to increase the exchange ratio, which means that Chittenden would issue more shares in the merger and Vermont Financial's stockholders would receive increased value in the form of additional shares of Chittenden common stock.

   Under circumstances in which Vermont Financial has the right to cancel the merger because of a decline in Chittenden's stock price, and Chittenden increases the exchange ratio to require Vermont Financial to complete the merger, the highest value that Vermont Financial's stockholders can possibly receive in the form of Chittenden common stock, based on the average price for the measurement period, as a result of an increase in the exchange ratio, is $26.96 (i.e., the product of the threshold price of $25.20 and the unadjusted exchange ratio of 1.07). This is because there can be no right to cancel the merger, on the basis of a decline in Chittenden stock price, unless and until the price, based on the average price for the measurement period, declines below $25.20. Chittenden, however, is not obligated to increase the exchange ratio if Vermont Financial exercises its right to cancel the merger.

   The operation and effect of the provisions of the merger agreement dealing with a decline in the market price of the Chittenden common stock may be illustrated further by the following three hypothetical scenarios, which should be read consecutively:

   (1) The average price of the Chittenden common stock during the measurement period is below $31.50 but is not less than $25.20. Under these circumstances, there would be no adjustment to the exchange ratio. Assuming satisfaction or waiver of all other conditions to both parties' obligations, both parties would be obligated to complete the merger regardless of any change that may occur with respect to the index price.

   (2) The average price of the Chittenden common stock during the measurement period is $23.63; below the threshold price of $25.20. This represents a 25% decline when compared to $31.50. In addition, the average index price for the measurement period is $24.64, which represents a 20% decline when compared to $30.80. Because the 25% decline in the price of the Chittenden common stock is not more than 12 percentage points greater than the 20% decline in the index price (i.e., it is only 5 percentage points greater), there would be no adjustment to the exchange ratio. Assuming the satisfaction or waiver of all other conditions to both parties' obligations, both parties would be obligated to complete the merger.

   (3) The average price of the Chittenden common stock during the measurement period is $23.63. In addition, the average index price for the measurement period is $27.72, which represents a 10% decline when compared to $30.80. Since the 25% decline in the price of the Chittenden common stock is more than 12 percentage points greater than the 10% decline in the index price (i.e., it is 15 percentage points greater), both Chittenden and Vermont Financial would have the right, but not the obligation, to terminate the merger agreement.

   Under the third scenario above, if Vermont Financial provides Chittenden with the notice required under the merger agreement that it elects to terminate the merger agreement, then Chittenden could either accept Vermont Financial's decision to terminate the merger agreement, in which case the merger would be cancelled, or elect to increase the exchange ratio as described below, in which case, assuming the satisfaction or waiver of all other conditions to both parties' obligations, both parties would be obligated to complete the merger at the increased exchange ratio.

   If Chittenden elects to increase the exchange ratio under the circumstances described in the third scenario above, then the exchange ratio would be increased pursuant to the merger agreement from 1.07 to 1.11. This increased exchange ratio would be determined in accordance with the merger agreement, which requires that certain mathematical calculations be performed in determining the correct adjustment to be made to the exchange ratio. The increased exchange ratio under the third scenario above represents, in accordance with the calculations required under the merger agreement, the lesser of (1) 1.14, which is the quotient obtained by dividing (A) $26.96 (which is the product of the threshold price of $25.20 and the unadjusted exchange ratio of 1.07) by (B) $23.63 (which is the average price of the Chittenden common stock during the measurement period, in the example of the third scenario above), and (2) 1.11, which is the quotient obtained by dividing
(A) 0.83, which is the product of 0.78 (which is calculated by subtracting 0.12 from 0.90, where 0.90 represents that the average index price for the measurement period, which is $27.72, in the example of the third scenario above, is 90% of $30.80) and 1.07 (which is the unadjusted exchange ratio) by
(B) 0.75 (which represents that the average price of the Chittenden common stock for the measurement period, which is $23.63, in the example of the third scenario above, is 75% of $31.50).

                    Hypothetical Exchange Ratio Adjustments

   The following table sets forth a hypothetical range for the average closing price of Chittenden common stock and demonstrates how the exchange ratio may be increased if the average closing price per share of Chittenden common stock during the 15 day measurement period is less than $25.20. The exchange ratio will be increased (if all other required criteria are satisfied) only if the average closing price is less than $25.20 and the percentage decline in the price of Chittenden common stock, when comparing the average closing price to $31.50 (which was the closing price of Chittenden common stock on December 16, 1998), is more than 12 percentage points greater than any percentage change that may have occurred in the weighted average index of common stock prices of selected bank holding companies, when comparing the weighted average index price for the same 15 day measurement period to $30.80 (which was the weighted average index price at the close of business on December 16, 1998):

                 Percentage Change              Percentage Change
                  in Chittenden's                  in Weighted
   Chittenden         Average        Weighted        Average       Difference in
    Average        Closing Price      Average      Index Price      Percentage                           Value in
 Closing Price   Compared to $31.50 Index Price Compared to $30.80  Changes(1)   Exchange Ratio(2) Chittenden Shares(3)
 -------------   ------------------ ----------- ------------------ ------------- ----------------- --------------------
 $28.00                -11.11%          (4)            (4)              (4)            1.07               $29.96
 $26.00                -17.46%          (4)            (4)              (4)            1.07               $27.82
 $24.89                -20.98%        $32.34            +5%          25.98(5)          1.08               $26.96
                                      $30.80             0%          20.98(5)          1.08               $26.96
 $24.00                -23.81%        $29.26            -5%          18.81(5)          1.12               $26.96
                                      $27.72           -10%          13.81(5)          1.09               $26.29
 $22.00                -30.16%        $26.18           -15%          15.16(5)          1.12               $24.60
                                      $24.64           -20%          10.16(6)          1.07               $23.54
 $20.00                -36.51%        $27.72           -10%          26.51(5)          1.31               $26.29
                                      $23.10           -25%          11.51(6)          1.07               $21.40
 $18.00                -42.86%        $27.72           -10%          32.86(5)          1.46               $26.29
                                      $20.02           -35%           7.86(6)          1.07               $19.26

--------
(1) Calculated as the sum of (a) the absolute value of the percentage change in Chittenden's average closing price and (b) the percentage change in the average index price.

(2) The exchange ratios have been rounded to two decimal places. The amount of the increase in the exchange ratio, if all of the conditions that must be satisfied before there is any such increase are in fact satisfied, will vary depending upon the amount of the decline in the average closing price of Chittenden common stock and the amount of the change in the weighted average index price.

(3) Each per share value of Chittenden common stock shown in the table is the product of Chittenden's average closing price and the unrounded exchange ratio, which has been used in this calculation to avoid misleading results. These values are included in the table for illustrative purposes only. There can be no assurance as to what the average closing price of Chittenden common stock will be or what the actual trading price of Chittenden common stock will be on the closing date or at any time after Chittenden and Vermont Financial complete the merger.

(4) The weighted average index price, the percentage change, if any, in the weighted average index price and the difference in percentage changes are not given where the average closing price is $25.20 or more, because whether or not the weighted average index price has declined is irrelevant as long as the average closing price is at least $25.20. In these cases, neither party has a termination right and the exchange ratio will remain 1.07.

(5) Where the Chittenden average closing price is less than $25.20 and the difference in percentage changes is greater than 12.00, Vermont Financial may terminate the merger, but only if Chittenden does not exercise its right to increase the exchange ratio.

(6) Where the Chittenden average closing price is less than $25.20, but the difference in percentage changes is less than or equal to 12.00, neither party has a termination right and the exchange ratio will remain 1.07.

   In the event either Chittenden or Vermont Financial terminates the merger agreement, pursuant to the foregoing provisions relating to a decline in the price of Chittenden common stock, stockholder action would not be required. Neither the Chittenden Board nor the Vermont Financial Board has made a decision as to whether it would exercise its right to terminate the merger agreement under such circumstances. Any such decision would be made by the respective boards of directors in light of the circumstances existing at the time that the board has the opportunity to make such an election, if any. Prior to making any determination to terminate the merger agreement, the boards would consult their respective financial and other advisors and would consider all financial and other information deemed relevant to their respective decisions. For instance, the boards would consider many of the same factors that they considered in determining whether to approve and adopt the merger agreement, including the principal factors discussed under "The Merger--Recommendation of the Chittenden Board; Chittenden's Reasons for the Merger" and "The Merger-- Recommendation of the Vermont Financial Board; Vermont Financial's Reasons for the Merger." There can be no assurance that the boards would exercise their respective rights to terminate the merger agreement if each of the conditions set forth above were applicable. If neither board elects to exercise its right to terminate the merger agreement and Chittenden does not increase the exchange ratio, the exchange ratio would remain at 1.07 and the dollar value of the consideration which the stockholders of Vermont Financial would receive for each share of Vermont Financial common stock would be the value of 1.07 shares of Chittenden common stock at the Effective Time.

   Other Fees and Expenses. Chittenden and Vermont Financial will each bear its own expenses in connection with the merger agreement and the transactions contemplated thereby.

Amendment; Waiver

   Subject to compliance with applicable law, prior to the Effective Time, any provision of the merger agreement may be (1) waived by the party benefited by the provision, or (2) amended or modified at any time by an agreement in writing between the parties, if approved by their respective boards of directors and executed in the same manner as the merger agreement.

Survival of Certain Provisions

   If the Merger Agreement Becomes Effective. After the Effective Time, provisions of the merger agreement regarding the following matters will survive and remain effective:

  . procedures for the issuance of Chittenden common stock in exchange for Vermont Financial common stock

  . Vermont Financial options
  . publication of results of the combined operations of the Surviving
    Corporation
  . indemnification and directors' and officers' insurance
  . compensation and benefit plans
  . location of the Surviving Corporation's headquarters
  . bank subsidiary mergers
  . post-closing corporate governance
  . survival of provisions
  . governing law
  . third party beneficiaries.

   If the Merger Agreement is Terminated Before the Effective Time. If the merger agreement is terminated before the Effective Time, provisions of the merger agreement regarding the following matters will survive and remain effective:

  . confidentiality of information obtained in connection with the merger agreement
  . liability of the companies to each other as a result of the termination of the merger agreement
  . survival of provisions
  . waiver and amendment
  . governing law
  . expenses
  . confidentiality
  . notices
  . third party beneficiaries.

Restrictions on Resales by Affiliates

   Chittenden has registered the shares of common stock issuable to Vermont Financial stockholders in the merger under the Securities Act. Such securities may be traded freely without restriction by those stockholders who are not deemed to be "affiliates," as defined in the rules promulgated under the Securities Act, of Chittenden and Vermont Financial.

   Shares of Chittenden common stock received by those Vermont Financial stockholders who are deemed to be "affiliates" of Vermont Financial at the time of the Vermont Financial meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Shares of Chittenden common stock held by persons who are deemed to be "affiliates" of Chittenden may be sold by them only in transactions permitted under the provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act.

   SEC guidelines regarding qualifying for the "pooling of interests" method of accounting limit sales of shares of Chittenden and Vermont Financial by "affiliates" of either company in a business combination. SEC guidelines also indicate that the "pooling of interests" method of accounting generally will not be challenged on the basis of sales by affiliates of Chittenden and Vermont Financial if such "affiliates" do not dispose of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning thirty (30) days before the merger is completed and ending when financial results covering at least thirty (30) days of post-merger operations of the surviving corporation have been published. Chittenden has agreed, within thirty (30) days after the end of the first complete calendar month ending at least thirty (30) days after the Effective Date, to publish results including at least thirty (30) days of combined operations of Chittenden and Vermont Financial as contemplated by and in accordance with SEC Accounting Release No. 135.

   For purposes of Rule 145 under the Securities Act and for purposes of qualifying the merger for "pooling of interests" accounting treatment, each of Chittenden and Vermont Financial has agreed to use its reasonable best efforts to cause each of its respective "affiliates" to deliver to the other party a written agreement intended to ensure compliance with Rule 145 under the Securities Act, in the case of Vermont Financial affiliates, and to preserve the ability of the merger to be accounted for as a "pooling of interests" in accordance with GAAP.

                          AMENDED AND RESTATED CHARTER
                          OF THE SURVIVING CORPORATION

   Following the completion of the merger, Chittenden, as the Surviving Corporation, will be governed by the Amended and Restated Charter, a copy of which is attached hereto as Annex B. The Amended and Restated Charter is identical to Chittenden's current charter except for the limited amendments that are discussed below. See "Comparison of Rights of Holders of Vermont Financial Common Stock and Chittenden Common Stock."

   Increase in Authorized Stock. Chittenden's charter currently provides that Chittenden has the authority to issue a total of 30,200,000 shares of stock, consisting of (A) 200,000 shares of preferred stock, par value $100.00 per share, and (B) 30,000,000 shares of common stock, par value $1.00 per share.

   In connection with the merger and pursuant to the merger agreement, Chittenden will, in addition to its other obligations in connection therewith, issue 1.07 shares of Chittenden common stock in exchange for each outstanding share of Vermont Financial common stock. To effectuate this exchange, and to satisfy the Surviving Corporation's capital needs for its planned growth strategies, the Amended and Restated Charter will authorize the issuance by Chittenden of a total of 61,000,000 shares of stock, consisting of (A) 1,000,000 shares of preferred stock, par value $100.00 per share, and (B) 60,000,000 shares of common stock, par value $1.00 per share.

   Quorum Requirement for Stockholder Meetings. The Amended and Restated Charter provides that the presence in person or by proxy of a majority of the outstanding shares of Chittenden stock entitled to vote will constitute a quorum for the transaction of business at any stockholders meeting. This provision is a technical amendment to Chittenden's current charter, which provides that not less than 50% of the outstanding shares of Chittenden stock shall constitute a quorum for the transaction of business at a stockholders meeting.

   Removal of Directors. The Vermont Business Corporation Act ("VBCA") permits a Vermont corporation's charter to provide that a director may only be removed for cause. In the absence of such a provision, a director of a Vermont corporation may be removed by the corporation's stockholders with or without cause if the number of votes cast to remove such director exceeds the number of votes cast not to remove a director. Chittenden's current charter does not address the removal of directors. Therefore, directors of Chittenden may be removed currently with or without cause. The Amended and Restated Charter, however, provides that any director may be removed from office only "with cause" and only if the number of votes cast to remove such director exceeds the number of votes cast not to remove the director at a meeting of stockholders called for that purpose. With respect to the removal of a director, "cause" means any of the following:

  .  conviction of a felony

  .  declaration of unsound mind by order of a court

  .  gross dereliction of duty

  .  commission of any act involving moral turpitude

  . commission of an act that constitutes intentional misconduct or a knowing violation of law if such action in either event results in both an improper substantial personal benefit to such director and a material injury to the Surviving Corporation.

   Chittenden believes that its immediate and future growth and profitability are dependant upon its long-term strategic goals. One important factor in the successful implementation of long-term goals is to ensure continuity in the individuals responsible for adopting and monitoring the achievement of those goals. Many corporations try to obtain this continuity by adopting a "with cause" removal provision, which is designed to help ensure that directors serve until their terms expire. Chittenden believes that a "with cause" provision designed to provide continuity on the Chittenden Board is an appropriate method of promoting management stability that will facilitate Chittenden's strategic plan for increasing long-term stockholder value. The "with cause" removal provision may, however, significantly restrict the ability of Chittenden stockholders to remove directors, and this may have the effect of delaying, deferring or preventing a change of control of the Surviving Corporation.

   Limitation of Liability. Pursuant to the VBCA, a Vermont corporation's charter may eliminate or limit the liability of a director to Chittenden or its stockholders for money damages for any action taken, or any failure to take any action, solely as a director, based on a failure to discharge his or her duties, except for the following:

  . the amount of a financial benefit received by a director to which the director is not entitled

  . an intentional or reckless infliction of harm on the corporation or the stockholders

  .  voting for or assenting to an unlawful distribution

  .  an intentional or reckless criminal act.

Chittenden's current charter does not contain a provision eliminating or limiting the liability of a director to Chittenden or its stockholders for money damages. The Amended and Restated Charter includes a provision eliminating such liability of a director to Chittenden and its stockholders to the full extent permitted by Vermont law.

   Chittenden believes that eliminating the liability of directors for such money damages as permitted by the VBCA is essential to continue to retain and attract as directors the most capable persons available. Increased corporate litigation has subjected directors to various risks and uncertainties which may make it increasingly difficult to attract and retain such persons. In light of the fact that the VBCA provides exceptions to the elimination of liability of a director for money damages which adequately protect a corporation and its stockholders, Chittenden believes that the general elimination of such liability will help to continue to attract and retain qualified directors and will not harm the Surviving Corporation or its stockholders.

                                 THE COMPANIES

Chittenden Corporation

   General. Chittenden, a Vermont corporation organized in 1971, is a registered bank holding company under the BHCA. At December 31, 1998, Chittenden had total consolidated assets of approximately $2.1 billion. Chittenden owns 100% of the outstanding common stock of Chittenden Trust Company ("CTC"), Flagship Bank and Trust Company ("FBT"), The Bank of Western Massachusetts ("BWM," and together with CTC and FBT, the "Chittenden Banks") and Chittenden Connecticut Corporation ("CCC"), a non-bank mortgage company.

   Through its subsidiaries, Chittenden offers a variety of lending services, with loans and leases totaling approximately $1.4 billion at December 31, 1998. The largest loan category is commercial loans, including those secured by commercial real estate, and others made to a variety of businesses, including retail concerns, small manufacturing businesses, larger corporations, other commercial banks, and to political subdivisions in the United States. Commercial loans amounted to 50% of the total loans outstanding at December 31, 1998.

   Loans secured by residential properties, including closed-ended home equity loans, comprised 27% of total loans outstanding at December 31, 1998. Chittenden underwrites substantially all of its residential mortgages based upon secondary market standards and sells substantially all of its fixed-rate residential mortgage loans on a servicing-retained basis. Variable or adjustable rate mortgage loans are typically held in portfolio. The remaining real estate loans, which are 2% of total loans outstanding at December 31, 1998, are construction loans secured by residential and commercial land under development.

   Consumer loans outstanding at December 31, 1998 were 21% of total loans. These include direct (2%) and indirect (9%) installment loans, auto leases (8%), and revolving credit (2%). Revolving home equity loans as a separate group amounted to 5% of loans at December 31, 1998. These loans are generally underwritten based upon the same standards as first mortgages.

   Chittenden's lending activities are conducted primarily in Vermont and Massachusetts, with additional activity related to nearby market areas in New York, New Hampshire, Maine and Connecticut and in Quebec, Canada. In addition to the portfolio diversification described above, the loans are diversified by borrowers and industry groups. In making commercial loans, the Chittenden Banks occasionally solicit the participation of other banks and other financial investors. Chittenden, through its subsidiaries, also occasionally participates in loans originated by other banks. Some of Chittenden's commercial loans are made under programs administered by the Vermont Industrial Development Authority, the U.S. Small Business Administration, the U.S. Farmers Home Administration or other local government agencies within Chittenden's market. Loan terms include repayment guarantees by the agency involved in varying amounts up to 90% of the original loan.

   The Chittenden Banks offer a wide range of banking services, including the acceptance of demand, savings and time deposits. As of December 31, 1998, total interest-bearing deposits totaled approximately $1.57 billion and noninterest-bearing demand deposits amounted to approximately $321 million. The Chittenden Banks also provide personal trust services, including services as executor, trustee, administrator, custodian and guardian, and corporate trust services, including services as trustee for pension and profit sharing plans. In connection with personal and corporate trust services, the Chittenden Banks offer asset management services. Assets under administration totaled $3.2 billion at December 31, 1998.

   Chittenden offers data processing services, consisting primarily of payroll and automated clearing house services, for several outside clients. Chittenden also provides financial and investment counseling, as well as central depository, lending, payroll, and other banking services to municipalities and school districts within Chittenden's service area. The Chittenden Banks offer a variety of other services including safe deposit facilities, MasterCard and VISA credit card services, credit card processing, certain non-deposit investment products through the brokerage services of Chittenden Securities, Inc. and various insurance related products through The Pomerleau Agency.

   Chittenden's principal executive offices are located at Two Burlington Square, Burlington, Vermont 05401, and its telephone number is (802) 658-4000.

   Chittenden Trust Company. CTC was chartered by the Vermont Legislature as a commercial bank in 1904. It is the second largest bank in Vermont, based on total assets of approximately $1.5 billion and total deposits of approximately $1.3 billion at December 31, 1998. CTC's principal offices are in Burlington, Vermont and it has 35 additional locations in Vermont. There are also five free standing CTC automated teller machines ("ATMs") at other locations. CTC uses the trade name "Chittenden Bank" at all locations.

   On May 31, 1997, CTC acquired some of the assets and liabilities of The Pomerleau Agency. The Pomerleau Agency offers various insurance related products, including personal, commercial and life/health policies, as well as specialized coverages and a consulting and risk management service.

   On October 10, 1998, CTC established a registered broker-dealer, Chittenden Securities, Inc., as a subsidiary. Chittenden Securities, Inc. is a full service broker-dealer registered with the SEC and is a member of both the NASD and the Securities Investor Protection Corporation.

   Flagship Bank and Trust Company. FBT was chartered by the Commonwealth of Massachusetts as a commercial bank in 1986. At December 31, 1998, FBT had total assets of approximately $347 million and total deposits of approximately $321 million. FBT's principal offices are in Worcester, Massachusetts, and it has five additional locations in the greater Worcester, Massachusetts area.

   The Bank of Western Massachusetts. BWM was chartered by the Commonwealth of Massachusetts as a commercial bank in 1986. At December 31, 1998, BWM had total assets of approximately $288 million and total deposits of approximately $248 million. BWM's principal offices are in Springfield, Massachusetts, and it has four additional locations in the greater Springfield, Massachusetts area.

   Chittenden Connecticut Corporation. CCC was chartered by the State of Vermont as a non-bank mortgage company in 1996, and its principal offices are in Burlington, Vermont. CCC has additional offices in Brattleboro, Vermont and Southbury, Connecticut. CCC's primary business is the origination of conforming residential real estate mortgage loans for resale to the secondary market. CCC originates these loans for resale through correspondent relationships with credit unions and through other mortgage brokers in the state of Connecticut who receive loan applications. These applications are underwritten by CTC in Vermont based upon secondary market standards and then sold. In addition, CCC uses brokers that are directly employed by and working through various financial institutions in Connecticut.

Vermont Financial Services Corp.

   General. Vermont Financial, a Delaware corporation organized in 1990, is a registered bank holding company under the BHCA. Vermont Financial owns 100% of the outstanding stock of each of VNB and United Bank ("UB"). In June 1997, Vermont Financial acquired Eastern Bancorp., Inc. and its subsidiary Vermont Federal Bank, FSB ("VFB") based in Williston, Vermont with branches in both Vermont and New Hampshire. VFB was merged into VNB in September 1997. Vermont Financial also owns Vermont Service Corporation, a real estate development company which it acquired from Eastern Bancorp., Inc. The only business conducted by Vermont Service Corporation and its subsidiary, Vermont East Coast Corporation, is a joint venture in the ownership of development rights in a mobile home association known as "Williston Woods." Because ownership of these development rights is not permissible under the BHCA, it has been Vermont Financial's intention since its acquisition of Eastern Bancorp., Inc., and continues to be its intention, to identify an unaffiliated third party buyer for these rights. These development rights must be divested before June 26, 1999, unless the Federal Reserve Board grants an extension beyond such date. Vermont Financial has no other active subsidiaries and engages in no activities other than holding the stock of VNB, UB and Vermont Service Corporation.

   Vermont Financial and its subsidiaries own and operate 60 ATMs at its branch locations and 19 ATMs in other locations.

   Vermont Financial's principal executive offices are located at 100 Main Street, Brattleboro, Vermont, 05301, and its telephone number is (802) 257-7151.

   Vermont National Bank. VNB, a national banking association, is the successor to the original Bank of Brattleborough, which was chartered in 1821. VNB is the largest bank in the State of Vermont with total deposits of approximately $1.5 billion, total loans of approximately $1.2 billion and total assets of approximately $1.9 billion at December 31, 1998. VNB conducts business through 41 offices located in nine of Vermont's 14 counties, including the cities of Brattleboro, Burlington, Rutland and Montpelier, and 16 offices located in four of New Hampshire's ten counties situated in the southeastern part of the state.

   VNB offers a wide range of personal and commercial banking services, including: accepting demand, savings and time deposits; making and servicing secured and unsecured loans; issuing letters of credit; and offering fee based services. In addition, VNB offers a wide range of trust and trust related services, including services as executor, trustee, administrator, custodian and guardian. VNB lending services include making real estate, commercial, industrial, agricultural and consumer loans. VNB also offers data processing services consisting primarily of payroll and automated clearing house for several outside clients. VNB provides financial and investment counseling to municipalities and school districts within its service area and also provides central depository, lending, payroll and other banking services for such customers. VNB also provides safe deposit facilities, MasterCard and VISA credit card services. Over 90% of VNB's loans are made to individuals and businesses which are located in or have properties in Vermont or southeastern New Hampshire. In addition, VNB is a member of the Plus, NYCE, and VISA networks of ATMs and has access to the Honor, Cirrus, Discover, American Express and MasterCard networks of ATMs.

   United Bank. UB is a Massachusetts chartered stock savings bank originally incorporated in 1855 as the Shelburne Falls Five Cent Savings Bank, which subsequently changed its name to the Shelburne Falls Savings Bank. In 1975, the Shelburne Falls Savings Bank merged with the Conway Savings Bank under the name of United Savings Bank ("USB"). In 1978, USB merged with the Haydenville Savings Bank. USB centralized its operations in Greenfield, Massachusetts in 1981. In April 1988, USB purchased the deposits, real estate, furniture and equipment of four branch offices of First National Bank of Boston located in Shelburne Falls, Greenfield (2) and South Deerfield, all in Franklin County, Massachusetts. The deposits of these four offices totaled $40.4 million. In June 1994, Vermont Financial acquired WestMass Bankshares, Inc., the parent holding company of USB, and USB thereby became a subsidiary of Vermont Financial. In 1995, USB changed its name to United Bank. UB maintains full service banking offices in Greenfield (2), Conway, Hatfield, Haydenville, Shelburne Falls and South Deerfield, Massachusetts. UB's market area is centered in Franklin County, which is adjacent to the southern borders of both Vermont and New Hampshire. At December 31, 1998, UB had total assets of approximately $258 million, total loans of approximately $205 million and total deposits of approximately $230 million.

   UB is primarily engaged in the business of attracting deposits from the general public and originating loans secured by first liens on residential real estate. UB also makes mortgage loans on commercial real state and originates consumer loans, most of which are collateralized. UB maintains a portion of its assets in federal government and agency obligations, various types of corporate securities and other authorized investments. UB provides traditional deposit services as well as money market deposit instruments, demand deposits and NOW accounts. In addition, UB offers a wide range of trust and trust related services, including services as executor, trustee, administrator, custodian and guardian.

Surviving Corporation

   Directors. An effect of approving the merger agreement and the merger will be that Chittenden, as the Surviving Corporation, will be governed by a seventeen member board of directors. Four members of the Surviving Corporation Board will consist of directors elected by Chittenden stockholders pursuant to Proposal 2 and seven members of the Surviving Corporation Board will consist of the seven continuing directors of the Chittenden Board whose terms expire in 2000 and 2001. The beneficial ownership of Chittenden common stock of the four nominees for director of Chittenden under Proposal 2 and the seven continuing directors and the biographical information for each of such persons is discussed under "Proposal 2--Information Regarding Nominees, Continuing Directors and Executive Officers." The remaining six members of the Surviving Corporation Board will consist of six current members of the Vermont Financial Board to be selected by Chittenden.

   Executive Officers. The executive officers of the Surviving Corporation following the merger will be as follows:

       Executive                                    Position
       ---------                                    --------
Paul A. Perrault........ Chairman of the Board, President and Chief Executive Officer
John P. Barnes.......... Executive Vice President
Lawrence W. DeShaw...... Executive Vice President
John D. Hashagen, Jr.... President and Chief Executive Officer of Vermont National Bank
John W. Kelly........... Executive Vice President
Danny H. O'Brien........ Executive Vice President
Kirk W. Walters......... Executive Vice President, Chief Financial Officer and Treasurer
F. Sheldon Prentice .... Senior Vice President, General Counsel and Secretary
Howard L. Atkinson ..... Chief Auditor

   For a summary of the business experience and biographical information for Messrs. Perrault, Barnes, DeShaw, Kelly, O'Brien, Walters, Prentice and Atkinson, see "Proposal 2--Information Regarding Nominees, Continuing Directors and Executive Officers." The following is a description of the business experience and biographical information for Mr. Hashagen.

   John D. Hashagen, Jr. Mr. Hashagen, 57, is President and Chief Executive Officer of Vermont Financial and VNB. He joined VNB in 1967 and has been President and Chief Executive Officer of VNB since 1987 and President and Chief Executive Officer of Vermont Financial since 1990. He is a graduate of Dartmouth College and received his M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College. He serves on the Board of Directors of Vermont Mutual Insurance Company and Northern Security Insurance Co., Inc. After the merger, Mr. Hashagen will continue as President and Chief Executive Officer of VNB.

                       CERTAIN REGULATORY CONSIDERATIONS

General

   Chittenden is a bank holding company registered with the Federal Reserve Board under the BHCA. As such, Chittenden's non-bank subsidiaries are subject to the supervision, examination and reporting requirements of the BHCA and the regulations of the Federal Reserve Board. Chittenden is also considered a bank holding company for purposes of the laws of the Commonwealth of Massachusetts, and it is subject to the jurisdiction of the MBBI. In addition, Chittenden also owns bank subsidiaries (which will include the bank subsidiaries of Vermont Financial following the merger) (collectively, the "Banks") that are subject to the regulation and supervision of various federal and state authorities, which include the FDIC, the Office of the Comptroller of the Currency (the "OCC"), the Vermont Department of Banking, Insurance, Securities and Health Care Administration (the "Vermont Banking Department") and the Massachusetts Commissioner of Banks.

   Set forth below is a brief description of certain laws and regulations that relate to the regulation of Chittenden and its subsidiary banks. The description of certain laws and regulations below and elsewhere in this Joint Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations. A discussion of certain laws and regulations to which Chittenden is subject is also included in Chittenden's 1998 Annual Report on Form 10-K. See "Where You Can Find More Information."

Certain Restrictions on Activities of Bank Holding Companies

   The BHCA imposes significant restrictions on the activities of bank holding companies. Bank holding companies are required to obtain the prior approval of the Federal Reserve Board before they may: (1) acquire direct or indirect ownership or control of more than 5% of any class of the voting securities of any bank; (2) acquire all or substantially all of the assets of any bank; or
(3) merge or consolidate with any other bank holding company.

   The Federal Reserve Board generally may not approve any transaction that would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States. The Federal Reserve Board also may not approve a transaction that could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade. However, the Federal Reserve Board may approve any such transaction if it determines that the public interest in meeting the convenience and needs of the community served clearly outweigh the anticompetitive effects of the proposed transaction. The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned, as well as the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below. The consideration of convenience and needs includes the parties' performance under the Community Reinvestment Act of 1977.

   Another factor that is scrutinized in the application process is the Year 2000 readiness of the parties involved in acquisition transactions. Banking organizations whose Year 2000 readiness is in less than satisfactory condition receive special scrutiny in connection with acquisition transactions requiring regulatory approval, and may not be eligible to use expedited application procedures for acquisition transactions.

   The BHCA, as amended by the Interstate Banking and Branching Efficiency Act of 1994, permits interstate bank acquisitions subject to certain significant limitations, including limitations that preserve state laws that require a bank to have been in existence for a minimum number of years prior to acquisition and limitations relating the amount of deposits that a bank holding company may control in any state.

   In addition to the restrictions imposed by the BHCA, as a bank holding company for purposes of the laws of the Commonwealth of Massachusetts, Chittenden may not acquire control any "banking institution" without the prior approval of the MBBI. The term "banking institution" includes, but is not limited to, commercial banks, trust companies, savings banks and credit unions incorporated under the laws of the Commonwealth of Massachusetts, the District of Columbia, another state or territory of the United States, or any foreign jurisdiction, as well as national banking associations and federally chartered savings banks and savings and loan associations. In determining whether to permit a bank holding company to acquire control of a banking institution, the MBBI must consider whether a proposed transaction will unreasonably affect competition and whether public convenience and advantage will be promoted. The MBBI must also consider whether the proposed transaction will result in "net new benefits," which includes consideration of factors such as initial capital investments, job creation plans, consumer and business services, commitments to maintain and open branch offices within a bank's delineated local community and such other matters as may be deemed to benefit the community.

   The BHCA also prohibits Chittenden from: (1) engaging in activities other than banking, managing or controlling banks or other permissible subsidiaries; and (2) acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

   In determining whether a particular activity is permissible, the Federal Reserve Board must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits the Federal Reserve Board considers include greater convenience, increased competition or gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

   The Federal Reserve Board has by regulation determined that certain activities are so closely related to banking, within the meaning of the BHCA, and that such activities are permissible by bank holding companies. These activities include:

  . making or servicing loans such as would be made by a mortgage, consumer finance, credit card or factoring company
  .  performing trust company functions
  .  performing certain data processing operations
  .  providing limited securities brokerage services
  .  acting as an investment or financial advisor
  . acting as an insurance agent for certain types of credit-related insurance
  .  leasing personal property on a full-payout, non-operating basis
  .  providing tax planning and preparation services
  .  operating a collection agency
  .  providing certain courier services.

The Federal Reserve Board also has determined that certain other activities, including real estate brokerage and syndication, land development, property management and underwriting of life insurance not related to credit transactions, are not so closely related to banking as to be a proper incident thereto, and bank holding companies are prohibited from engaging in such activities.

   There are no territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve Board has the power to order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company may result from such activity.

Limitations on Control of Chittenden

   Federal law limits who may control Chittenden. Specifically, the Federal Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal

Reserve Board has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control.

   Notwithstanding the above, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25% (5% in the case of an acquirer that is a bank holding company) or more of the outstanding common stock of, or such lesser number of shares as constitute control over, Chittenden. Such approval would be contingent upon, among other things, the acquirer registering as a bank holding company if not already so registered, divesting all impermissible holdings and ceasing any activities not permissible for a bank holding company.

Certain Transactions by Bank Holding Companies and Their Affiliates.

   There are various legal restrictions on the extent to which a bank holding company, such as Chittenden, and its non-bank subsidiaries may borrow, obtain credit from or otherwise engage in "covered transactions" with its FDIC-insured depository institution subsidiaries. Such borrowings and other covered transactions by an insured depository institution subsidiary (and its subsidiaries) with its non-depository institution affiliates are limited to the following amounts: (1) in the case of any one such affiliate, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 10% of the capital stock and surplus of the insured depository institution; and (2) in the case of all affiliates, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 20% of the capital stock and surplus of the insured depository institution. "Covered transactions" are defined by statute for these purposes to include any of the following:

  .  a loan or extension of credit to an affiliate
  .  a purchase of or investment in securities issued by an affiliate
  . a purchase of assets from an affiliate unless exempted by the Federal Reserve Board
  . the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any person or company
  . the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

Covered transactions are also subject to certain collateral security requirements. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property of any kind, or furnishing of any service.

Support of Subsidiary Institutions and Liability of Commonly Controlled Depository Institutions

   Under Federal Reserve Board policy, Chittenden is expected to act as a source of financial strength for, and commit its resources to support its bank subsidiaries. This support may be required at times when Chittenden may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its bank subsidiaries are subordinate to the payment of deposits and to certain other indebtedness. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a bank subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

   A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with the default of a commonly controlled FDIC-insured depository institution or any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. Chittenden's banks are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of the Banks would likely result in assertion of the cross-guarantee provisions, the assessment of estimated losses against the other Banks, and a potential loss of Chittenden's investments in the Banks.

Payment of Dividends

   Chittenden is a legal entity separate and distinct from its banking and other subsidiaries. The principal sources of cash flow of Chittenden, including cash flow to pay dividends to its stockholders, are dividends from its subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Chittenden, as well as by Chittenden to its stockholders.

   As to the payment of dividends, each of Chittenden's banking subsidiaries is subject to the laws and regulations of its chartering jurisdiction and to the regulations of the its primary federal regulator. If the federal banking regulator determines that a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the regulator may require, after notice and hearing, that the institution cease and desist from such practice. Depending on the financial condition of the depository institution, an unsafe or unsound practice could include the payment of dividends. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. The federal agencies have also issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

   The payment of dividends by Chittenden and its bank subsidiaries may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

Regulation of the Banks

   Each of the Banks is subject to numerous state and federal statutes and regulations that affect its business, activities and operations, and each is supervised and examined by one or more federal or state bank regulatory agencies. As a Vermont-chartered commercial bank, CTC is subject to regulation and supervision by the Vermont Banking Department and the FDIC. VNB is a national banking association that is subject to regulation by the OCC. VNB presently maintains branch offices in New Hampshire. Thus, if VNB and CTC merge, with CTC as the surviving bank, CTC may become subject to the supervision of the New Hampshire Banking Commissioner. FBT, BWM and UB are each Massachusetts-chartered banks subject to the supervision of the Massachusetts Commissioner of Banks and the FDIC. Each of the Banks is required to file reports with and obtain approvals from the these various regulatory agencies prior to entering into certain transactions, including mergers with, or acquisitions of, other financial institutions. As an FDIC-insured institution, VNB is also subject to certain requirements applicable to all insured depository institutions.

   Virtually every aspect of the Banks' day-to-day operations is subject to numerous requirements and restrictions. These requirements and restrictions apply with respect to such matters as, for example, and without limitation, the nature and amount of loans and investments that may be made, the nature and amount of collateral for certain loans, the maximum amount of deposits each of the Banks may hold as a percentage of the aggregate deposits in a particular geographic area, the issuance of securities, the taking of reserves against deposits, the establishment and closure of branches, non-banking activities and other operations. Numerous laws and regulations also set forth special restrictions and procedural requirements with respect to the extension of credit, credit practices, the disclosure of credit terms and discrimination in credit transactions. These legal requirements differ for each of the Banks to a greater or lesser extent because these entities are chartered under different legal authorities. Furthermore, the laws and regulations that govern the Banks have generally been promulgated to protect depositors and the deposit insurance funds of the FDIC and not for the protection of Chittenden and its stockholders.

   As a national bank, VNB must comply with the National Bank Act and the regulations promulgated thereunder by the OCC which limit its activities to those that are deemed to be part of or incidental to the "business of banking." Activities that are part of or incidental to the business of banking include taking deposits, borrowing and lending money, discounting or negotiating paper, acting as fiduciary and investing in certain bank-eligible securities. Examples of activities that are not permissible for national banks include, without limitation, operation of a travel agency, engaging in a general real estate brokerage business, and investing in most types of equity securities. Subsidiaries of national banks, in general, may only engage in activities permissible for the parent national bank.

   FDIC-insured, state-chartered banks, such as CTC, BWM, FBT and UB, are subject to similar restrictions on their business and activities. In particular, Section 24 of the Federal Deposit Insurance Act ("FDIA"), as added by FDICIA, provides that an insured state bank may not engage as a principal in any activity that is not permissible for a national bank, unless the FDIC has determined that the activity would pose no significant risk to the appropriate deposit insurance fund and the state bank is in compliance with applicable capital standards. Activities of subsidiaries of insured state banks are similarly restricted to those activities permissible for subsidiaries of national banks, unless the FDIC has determined that the activity would pose no significant risk to the appropriate deposit insurance fund and the state bank is in compliance with applicable capital standards. Section 24 also provides that an insured state bank generally may not, directly or indirectly, acquire or retain any equity investment of a type that is not permissible for a national bank, which would include most equity security investments. In addition, state-chartered banks are subject to numerous restrictions on their activities and investments under the laws of their chartering jurisdiction.

   With the passage of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the Crime Control Act of 1990 and FDICIA, federal bank regulatory agencies, including the OCC and the FDIC, have been granted substantially broader enforcement powers to restrict activities of financial institutions and to impose or seek the imposition of increased civil and criminal penalties upon financial institutions and the individuals who manage and control such institutions. In general, any bank that does not operate in accordance with applicable regulations, policies and directives may be sanctioned for noncompliance by the appropriate bank regulatory agency. Proceedings may be instituted against any FDIC-insured bank or any director, officer or employee of such bank and certain other "institution-affiliated parties" (a term that includes stockholders who participate in the conduct of the bank's affairs and, under certain circumstances, accountants, appraisers, and attorneys) who engage in unsafe and unsound practices, breaches of fiduciary duties or violations of applicable laws, regulations, regulatory orders and agreements. In general, the FDIC has the authority to terminate insurance of deposit accounts, to issue orders to cease and desist, to remove officers, directors and other institution-affiliated parties, to impose substantial civil money penalties against a bank and any director, officer, employee, agent or other institution-affiliated party of a bank and to place the bank into receivership. With respect to national banks, the OCC has the authority, among other powers, to promulgate cease and desist orders, remove or suspend officers and directors, and impose civil money penalties.

   FIRREA's provisions enhanced the supervisory and enforcement powers of the federal banking agencies with respect to banks generally, expanded the FDIC's receivership powers with respect to failed banks, and protected insured banks from abusive or imprudent transactions. In addition, provisions of FIRREA simplified and shortened the procedures for the FDIC to terminate insurance of a bank's deposit accounts, authorized the FDIC, as receiver, to repudiate certain contracts entered into by the insured bank and significantly increased the amount of civil money penalties which may be assessed by federal bank regulatory agencies against a bank, its officers and directors or other institution-affiliated parties. FIRREA also broadened the circumstances under which such penalties may be assessed. FIRREA imposed additional restrictions on banks that do not meet applicable minimum capital requirements, have experienced a change of control within the preceding two years, or are deemed to be in a "troubled" condition. These restrictions include requiring written notice to federal regulatory authorities prior to certain proposed changes in the institution's senior management or board of directors and prohibiting acceptance, renewal or rollover of brokered deposits (which prohibition was extended by FDICIA).

   The third of these acts, FDICIA, was intended, among other things, to strengthen federal supervision and examination of insured depository institutions, to require that federal banking regulators intervene promptly when a depository institution experiences financial difficulties, to mandate the establishment of a risk-based deposit insurance assessment system and to require imposition of numerous additional safety and soundness operational standards and restrictions. FDICIA also expanded the conservatorship and receivership powers of the FDIC.

   FDICIA included a variety of provisions that affect the internal operations and activities of banks. For example, pursuant to FDICIA, the federal banking agencies promulgated safety and soundness standards relating to operations and management, compensation, asset quality, earnings and stock valuation. FDICIA further required that certain insured depository institutions have periodic on-site regulatory examinations and annual audits by an independent public accountant. The audit process must be overseen by an independent audit committee composed of outside directors.

   FDICIA also implemented certain changes in deposit insurance coverage, including, among other things, the elimination of insurance on foreign deposits and a significant reduction in "pass-through" deposit insurance coverage for certain employee benefit plan deposits under certain circumstances. FDICIA generally prohibits the FDIC from insuring deposits over $100,000.

FDIC Insurance Assessments

   The deposit accounts of each of the Banks are insured by the Bank Insurance Fund (the "BIF") of the FDIC generally up to a maximum of $100,000 per separately insured depositor, and each of the Banks is subject to FDIC deposit insurance assessments. In addition, as a result of its acquisition of VFB, certain deposit obligations of VNB are insured by the Savings Association Insurance Fund (the "SAIF") of the FDIC. Pursuant to FDICIA, the FDIC adopted a risk-based system for determining deposit insurance assessments under which all insured institutions were placed into one of nine categories and assessed insurance premiums, ranging from $2,000 to 0.27% of insured deposits, based upon their level of capital and supervisory evaluation. Because the FDIC sets the assessment rates based upon the level of assets in the insurance fund, premium rates rise and fall as the number and size of bank failures increase and decrease, respectively. Under the system, institutions are assigned to one of three capital groups based solely on the level of an institution's capital-- "well capitalized," "adequately capitalized" and "undercapitalized"--that are defined in the same manner as the regulations establishing the prompt corrective action system under Section 38 of FDIA, as discussed below. These three groups are then divided into three subgroups that reflect varying levels of supervisory concern, from those that are considered to be healthy to those that are considered to be of substantial supervisory concern. BIF and SAIF deposits may be assessed at different rates. Furthermore, the Economic Growth and Regulatory Paperwork Reduction Act of 1996 requires BIF-insured banks to participate in the payment of interest due on Financing Corporation bonds used to finance the thrift bailout. As BIF-insured institutions, the Banks are subject to a special Financing Corporation assessment in addition to assessments applicable to BIF-insured deposits.

Minimum Capital Requirements and Prompt Corrective Action

   Each of the Banks must satisfy certain minimum capital requirements, and Chittenden, on a consolidated basis, is expected to satisfy similar requirements established by the Federal Reserve Board. Chittenden exceeds regulatory capital requirements and is considered "well capitalized." Under both the OCC's and the FDIC's regulations, a bank is deemed to be (1) "well capitalized" if it has total risk-based capital of 10% or more, a Tier 1 risk-based capital ratio of 6% or more and a Tier 1 leverage capital ratio of 5% or more and is not subject to any written agreement, order, capital directive or corrective action directive,
(2) "adequately capitalized" if it has a total risk-based capital ratio of 8% or more, a Tier 1 risk-based capital ratio of 4% or more and a Tier 1 leverage capital ratio of 4% or more (3% under certain circumstances) and does not meet the definition of "well capitalized," (3) "undercapitalized" if it has a total risk-based capital ratio that is less than 8%, a Tier 1 risk-based capital ratio that is less than 4% or a Tier 1 leverage capital ratio that is less than 4% (3% under certain circumstances), (4) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3% or a Tier 1 leverage capital ratio that is less than 3% and (5) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2%. Section 38 of the FDIA and the regulations promulgated thereunder by the federal banking agencies also specify circumstances under which a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that neither the FDIC or the OCC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

   A number of sanctions may be imposed on banks that are not in compliance with applicable capital requirements, including, without limitation, restrictions on asset growth and imposition of a capital directive that may require, among other things, an increase in regulatory capital, reduction of rates paid on savings accounts, cessation of or limitations on deposit-gathering, lending, purchasing loans, making specified investments or issuing new accounts, limits on operational expenditures, an increase in liquidity and such other restrictions or corrective actions as the appropriate federal banking agency may deem necessary or appropriate. Federal law also restricts the use of brokered deposits by certain depository institutions in certain capitalization categories.

   Under the system of prompt corrective action mandated by FDICIA, immediately upon becoming undercapitalized, an institution will become subject to the provisions of Section 38 of the FDIA, which include the following:

  .  restricting payment of capital distributions and management fees
  . requiring that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital
  .  requiring submission of a capital restoration plan
  .  restricting the growth of the institution's assets
  .  requiring prior approval of certain expansion proposals.

The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include the following: requiring the institution to raise additional capital; restricting transactions with affiliates; restricting interest rates paid by the institution on deposits; requiring replacement of senior executive officers and directors; restricting the activities of the institution and its affiliates; requiring divestiture of the institution or the sale of the institution to a willing purchaser; and any other supervisory action that the agency deems appropriate.

   FDICIA provides for the appointment of a conservator or receiver for any insured depository institution that is "critically undercapitalized," or that is "undercapitalized" and (1) has no reasonable prospect of becoming "adequately capitalized," (2) fails to become "adequately capitalized" when required to do so under the prompt corrective action provisions, (3) fails to submit an acceptable capital restoration plan within the prescribed time limits or (4) materially fails to implement an accepted capital restoration plan. In addition, the appropriate federal regulatory agency will be required to appoint a receiver (or a conservator) for a "critically undercapitalized" depository institution within 90 days after the institution becomes "critically undercapitalized" or to take such other action that would better achieve the purpose of Section 38 of FDIA.

Such alternative action can be renewed for successive 90 day periods. With limited exceptions, however, if the institution continues to be "critically undercapitalized" on average during the quarter that begins 270 days after the institution first became "critically undercapitalized," a receiver must be appointed.

Other Aspects of Federal and State Law

   Regulation D promulgated by the Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts or non-personal time deposits, subject to certain exemptions. "Transaction accounts" include demand deposits, NOW accounts and certain other types of accounts that permit payments or transfers to third parties. "Non-personal time deposits" include money market deposit accounts or other savings deposits held by corporations or other depositors that are not natural persons, and certain other types of time deposits. Because required reserves must be maintained in the form of vault cash or non-interest bearing deposits with a regional Federal Reserve Bank, the effect of this reserve requirement is to reduce the amount of the institution's interest-bearing assets.

   The Banks are also subject to federal and state statutory and regulatory provisions covering, among other things, security procedures, currency and foreign transactions reporting, insider and affiliated party transactions, management interlocks, loan interest rate limitations, lending policies, truth-in-lending, electronic funds transfers, funds availability, truth-in-savings, home mortgage disclosure and equal credit opportunity.

Government Policies and Legislative and Regulatory Proposals

   The Banks' operations are generally affected by the economic, fiscal and monetary policies of the United States and its agencies and regulatory authorities, particularly the Federal Reserve Board (which regulates the money supply of the United States, reserve requirements against deposits, the discount rate on Federal Reserve Board borrowings and related matters, and which conducts open-market operations in U.S. government securities). The fiscal and economic policies of various governmental entities and the monetary policies of the Federal Reserve Board have a direct effect on the availability, growth, and distribution of bank loans, investments and deposits.

   In addition, various proposals to change the laws and regulations governing the operations and taxation of, and deposit insurance premiums paid by, federally and state-chartered banks and other financial institutions are from time to time pending in Congress and in state legislatures as well as before the Federal Reserve Board, the FDIC, the OCC and other federal and state bank regulatory authorities. The likelihood of any major changes in the future, and the impact any such changes might have on the Banks, are not possible to determine.

Status of Regulatory Approvals and Other Information

   Chittenden and Vermont Financial have filed all applications and notices and have taken (or will promptly take) other appropriate action with respect to any requisite approvals or other action of any governmental authority. The merger agreement provides that the obligation of each of Chittenden and Vermont Financial to complete the merger is conditioned upon the receipt of all requisite regulatory approvals, including the approvals of the Federal Reserve Board and the MBBI. In addition, the Attorney General of the State of Vermont is reviewing the merger and the other matters and transactions contemplated by the merger agreement. There can be no assurance that any governmental agency will approve or take any required action with respect to the merger. Even if such approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, or that such approvals or action will be acceptable to the parties. Additionally there could be a challenge by the DOJ that could result in an unacceptable level of divestitures. In determining whether or not to approve the merger, the Federal Reserve Board and the MBBI will apply the standards described more fully under "Certain Regulatory Considerations--Certain Restrictions on Activities of Bank Holding Companies." The Federal Reserve Board or the DOJ may require Chittenden to divest certain of its banking subsidiaries' branches in order to complete the merger. See "Risk Factors--The Amount of Required Divestitures may be Higher than Expected."

   Chittenden and Vermont Financial have also agreed to take all actions necessary and appropriate to complete the Bank Mergers as soon as practicable after the merger. See "The Merger Agreement--Certain Covenants." The Bank Mergers may not be completed without certain regulatory approvals, including the approval of the FDIC, the Vermont Banking Department and the Massachusetts Commissioner of Banks.

   Chittenden and Vermont Financial are not aware of any governmental approvals or actions that may be required for completion of the merger other than as described above. Should any other approval or action be required, Chittenden and Vermont Financial currently contemplate that such approval or action would be sought.

   The merger cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that the regulatory approvals will be obtained or as to the dates of any such approvals. See "The Merger--Conditions to Complete the Merger." There can likewise be no assurance that the Department of Justice or other governmental authorities will not challenge the merger or, if such a challenge is made, as to the result thereof.

   See "The Merger--Conditions to Complete the Merger" and "The Merger Agreement--Termination; Expenses."

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

   The following is a general summary of material United States federal income tax consequences of the merger to Chittenden and Vermont Financial and their respective stockholders. The following discussion is based upon current provisions of the Code, existing temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. No attempt has been made to comment on all United States federal income tax consequences of the merger that may be relevant to stockholders of Chittenden and Vermont Financial. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular stockholder of Chittenden or Vermont Financial.

   The following discussion may not apply to particular categories of holders of shares of Chittenden common stock or Vermont Financial common stock subject to special treatment under the Code, such as insurance companies, financial institutions, broker-dealers, tax-exempt organizations, individual retirement and other tax-deferred accounts, banks, persons subject to the alternative minimum tax, persons who hold Chittenden capital stock or Vermont Financial capital stock as part of a straddle, hedging or conversion transaction, persons whose functional currency is other than the United States dollar, persons eligible for tax treaty benefits, foreign corporations, foreign partnerships and other foreign entities, individuals who are not citizens or residents of the United States and holders whose shares were acquired pursuant to the exercise of an employee stock option or otherwise as compensation. Stockholders of Chittenden and Vermont Financial are urged to consult their tax advisors to determine the specific tax consequences of the merger, including any state, local or other tax consequences of the merger.

Tax Consequences of the Merger

   Tax opinions of Goodwin, Procter & Hoar LLP and Sullivan & Worcester LLP have been filed as Exhibits 8.1 and 8.2, respectively, to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part. However, it is a condition to complete the merger that Goodwin, Procter & Hoar LLP, counsel to Chittenden, will deliver an opinion to Chittenden, and Sullivan & Worcester LLP, counsel to Vermont Financial, will deliver an opinion to Vermont Financial, each to the effect that, based on representations of Chittenden and Vermont Financial and on assumptions and conditions at the Effective Time, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The tax opinions in Exhibits 8.1 and 8.2 are not intended to satisfy this closing condition, but taken together these two tax opinions opine that the merger will constitute a Code Section 368(a) reorganization and will have the following consequences.

   As a consequence of reorganization treatment, neither Chittenden nor Vermont Financial will recognize gain or loss as a result of the merger. Stockholders of Vermont Financial who exchange all of their Vermont Financial common stock solely for Chittenden common stock pursuant to the merger will not recognize gain or loss (except with respect to cash received in lieu of a fractional share interest in Chittenden common stock). The aggregate tax basis of the Chittenden common stock received by stockholders who exchange all of their Vermont Financial common stock solely for Chittenden common stock in the merger will be the same as the aggregate tax basis of the Vermont Financial common stock surrendered (reduced by any amount allocable to a fractional share interest for which cash is received). Finally, provided the shares of Vermont Financial common stock were held as a capital asset at the Effective Time, the holding period for shares of Chittenden common stock received by a stockholder in exchange will include the period that such shares of Vermont Financial common stock were held. The stockholders of Chittenden will not recognize gain or loss as a result of the merger.

   Cash received in lieu of fractional shares of Chittenden common stock will be treated as received in redemption for such fractional interests, and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the shares of Chittenden common stock allocable to such fractional shares. Such gain or loss will constitute capital gain or loss from the sale of stock if the stockholder holds its Vermont Financial common stock as a capital asset at the Effective Time.

Backup Withholding

   Under the backup withholding rules, a Vermont Financial stockholder may be subject to backup withholding at the rate of 31% with respect to certain payments received pursuant to the merger unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a taxpayer identification number, certifies that the holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability provided that applicable filings are made with the Internal Revenue Service.

Other Tax Consequences

   The state and local tax treatment of the merger may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the treatment of the merger under state and local tax laws.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

   On February 18, 1998, Chittenden common stock began trading on the NYSE under the ticker symbol "CHZ." Prior to that date, Chittenden common stock traded on the NASDAQ National Market under the symbol "CNDN." Following the Merger, the shares of Chittenden common stock will continue to be listed on the NYSE under the symbol "CHZ." Vermont Financial common stock is quoted on the NASDAQ National Market under the ticker symbol "VFSC." Following the merger, Vermont Financial common stock will be delisted from the NASDAQ National Market.

   The following table sets forth, for the fiscal quarters indicated, (1) the range of high and low sale prices of Chittenden common stock and Vermont Financial common stock (rounded to two decimal places), and (2) the amount of cash dividends declared per share:

                               Chittenden Common Stock      Vermont Financial
                                         (1)                Common Stock (2)
                               -----------------------   -----------------------
                               Market Price              Market Price
                               -------------             -------------
                                               Cash                      Cash
                                             Dividends                 Dividends
                                High   Low   Declared     High   Low   Declared
                               ------ ------ ---------   ------ ------ ---------
1996
  1st Quarter................. $20.48 $15.36  $0.088     $17.50 $15.75   $0.12
  2nd Quarter.................  18.20  16.48   0.160      17.00  15.50    0.13
  3rd Quarter.................  20.60  16.60   0.160      17.56  15.63    0.13
  4th Quarter.................  21.00  19.10   0.160      18.25  17.13    0.13
1997
  1st Quarter.................  24.00  18.50   0.160      22.50  17.63    0.15
  2nd Quarter.................  27.60  21.50   0.176      23.56  19.69    0.15
  3rd Quarter.................  31.70  25.60   0.176      27.19  22.44    0.15
  4th Quarter.................  36.00  30.40   0.776(3)   29.00  22.88    0.15
1998
  1st Quarter.................  39.00  32.00   0.176      29.00  25.13    0.15
  2nd Quarter.................  40.00  32.75   0.200      30.63  26.25    0.15
  3rd Quarter.................  36.88  27.13   0.200      27.88  18.88    0.17
  4th Quarter.................  33.38  25.44   0.200      33.75  19.63    0.17
1999
  1st Quarter.................  33.63  26.00   0.200      34.73  26.63    0.17
  2nd Quarter (through April
   5, 1999)...................  27.31  26.44     --       28.56  27.50     --

--------
(1) On December 16, 1998, the last full trading day prior to the public announcement of the proposed merger, the highest sale price of Chittenden common stock was $32.625 per share, the lowest sale price of Chittenden common stock was $31.50 per share and the last reported sale price of Chittenden common stock was $31.50 per share. On April 5, 1999, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the last reported sale price of Chittenden common stock was $26.75 per share. Figures have been adjusted to reflect a 5-for-4 stock split on May 24, 1996 and a 5-for-4 stock split on December 12, 1997. Stockholders are urged to obtain current market quotations prior to making any decisions with respect to the merger.
(2) On December 16, 1998, the last full trading day prior to the public announcement of the proposed merger, the highest sale price of Vermont Financial common stock was $29.125 per share, the lowest sale price of Vermont Financial common stock was $26.875 per share and the last reported sale price of Vermont Financial common stock was $29.00 per share. On April 5, 1999, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the last reported sale price of Vermont Financial common stock was $27.81 per share. Stockholders are urged to obtain current market quotations prior to making any decisions with respect to the merger.
(3) Includes a special cash dividend of $0.600 per share.

   As of March 26, 1999, there were 2,874 holders of record of Chittenden common stock and 2,745 holders of record of Vermont Financial common stock.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

                             CHITTENDEN CORPORATION
                        VERMONT FINANCIAL SERVICES CORP.

                  UNAUDITED PRO FORMA COMBINING BALANCE SHEET

                               December 31, 1998

   The following Unaudited Pro Forma Combining Balance Sheet presents the combined financial position of Chittenden and Vermont Financial as of December 31, 1998, assuming the merger had occurred as of that date. The accompanying pro forma information is based on historical balance sheet data of Chittenden and Vermont Financial as of December 31, 1998 giving effect to the transaction as a pooling of interests.

   The Unaudited Pro Forma Combining Balance Sheet should be read in conjunction with the Unaudited Pro Forma Combined Statements of Income appearing elsewhere in this Proxy Statement/Prospectus and the Notes to Unaudited Pro Forma Financial Information and the historical financial statements and notes thereto of Chittenden and Vermont Financial, which are incorporated by reference in this Joint Proxy Statement/Prospectus, including but not limited to, the financial information of Chittenden and Vermont Financial contained in their respective Annual Reports on Form 10-K for the year ended December 31, 1998. The Unaudited Pro Forma Combining Balance Sheet is presented for informational purposes only and is not necessarily indicative of the combined financial position that would have occurred if the proposed merger of Chittenden and Vermont Financial had been consummated on December 31, 1998 or at the beginning of the periods indicated or which may be obtained in the future. For information regarding the uncertainty of assumptions, estimates and expectations reflected herein, see "Risk Factors."

                             CHITTENDEN CORPORATION
                        VERMONT FINANCIAL SERVICES CORP.

                  UNAUDITED PRO FORMA COMBINING BALANCE SHEET
                               DECEMBER 31, 1998

                                       Vermont       Pro Forma          Pro Forma
                          Chittenden  Financial     Adjustments          CHZ and
                            (CHZ)       (VFSC)    ------------------       VFSC
                          Historical  Historical    DR         CR        Combined
                          ----------  ----------  -------    -------    ----------
                                           (In thousands)
ASSETS
Cash and Cash
 Equivalents............  $  134,678  $  121,193  $11,360(2)            $  267,231
Securities Available for
 Sale...................     503,699     504,776                         1,008,475
Federal Home Loan Bank
 Stock..................       5,591      13,160                            18,751
Mortgage Loans Held for
 Sale...................      25,974      27,752                            53,726
Loans:
 Commercial.............     373,025     203,851                           576,876
 Real Estate
   Residential..........     374,857     731,136                         1,105,993
   Commercial...........     327,624     241,235                           568,859
   Construction.........      24,340      45,350                            69,690
                          ----------  ----------                        ----------
   Total Real Estate....     726,821   1,017,721                         1,744,542
 Consumer...............     300,257     120,181                           420,438
                          ----------  ----------                        ----------
Total Loans.............   1,400,103   1,341,753                         2,741,856
 Less: Allowance for
  Possible Loan
  Losses................     (24,510)    (16,699)                          (41,209)
                          ----------  ----------                        ----------
Net Loans...............   1,375,593   1,325,054                         2,700,647
Accrued Interest
 Receivable.............      14,374      18,109                            32,483
Other Real Estate
 Owned..................         695       1,174                             1,869
Other Assets............      19,480      32,669                            52,149
Premises and Equipment,
 Net....................      29,441      41,571                            71,012
Intangible Assets.......      12,494      56,966                            69,460
                          ----------  ----------  -------    -------    ----------
Total Assets............  $2,122,019  $2,142,424  $11,360         --    $4,275,803
                          ==========  ==========  =======    =======    ==========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
 Demand.................  $  321,179  $  292,466                        $  613,645
 Savings................   1,056,550   1,002,478                         2,059,028
 Time Deposits less
  than $100,000.........     394,310     404,611                           798,921
 Time Deposits $100,000
  and over..............     118,715      89,462                           208,177
                          ----------  ----------                        ----------
Total Deposits..........   1,890,754   1,789,017                         3,679,771
Short-Term Borrowings...      23,369     111,907                           135,276
Accrued Expenses and
 Other Liabilities......      32,749      27,187              31,700(1)     91,636
                          ----------  ----------  -------    -------    ----------
Total Liabilities.......   1,946,872   1,928,111       --     31,700     3,906,683
                          ----------  ----------  -------    -------    ----------
Stockholders' Equity:
 Common Stock--$1 Par
  Value.................      15,930      13,293   13,293(3)  13,755(3)
                                                                 355(2)     30,040
 Surplus................      72,468     116,894   13,755(3)  13,293(3)
                                                               2,391(2)
                                                    2,184(4)               189,107
 Retained Earnings......     122,056      92,273   31,700(1)               182,629
 Treasury Stock--At
  Cost..................     (38,852)    (10,798)              8,614(2)
                                                               2,184(4)    (38,852)
 Accumulated Other
  Comprehensive
  Income................       3,811       2,651                             6,462
 Unearned Portion of
  Employee Restricted
  Stock.................        (266)         --                              (266)
                          ----------  ----------  -------    -------    ----------
Total Stockholders'
 Equity.................     175,147     214,313   60,932     40,592       369,120
                          ----------  ----------  -------    -------    ----------
Total Liabilities and
 Stockholders' Equity...  $2,122,019  $2,142,424  $60,932    $72,292    $4,275,803
                          ==========  ==========  =======    =======    ==========

* See accompanying notes

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

                             CHITTENDEN CORPORATION
                        VERMONT FINANCIAL SERVICES CORP.

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

   The following Unaudited Pro Forma Combined Statements of Income give effect to Chittenden's proposed acquisition of Vermont Financial by combining the results of operations of Chittenden for each of the three years ended December 31, 1998 and Vermont Financial for each of the three years ended December 31, 1998 on a pooling of interests basis, assuming the acquisition had occurred as of the beginning of each fiscal period. Basic and diluted earnings per share and weighted average shares outstanding are based on the exchange ratio of 1.07 shares of Chittenden common stock for each share of Vermont Financial common stock as specified in the merger agreement. The Unaudited Pro Forma Combined Statements of Income should be read in conjunction with the Unaudited Pro Forma Combining Balance Sheet and Notes to Unaudited Pro Forma Financial Information appearing elsewhere in this Joint Proxy Statement/Prospectus and the Notes to Unaudited Pro Forma Financial Information and the historical financial statements and notes thereto of Chittenden and Vermont Financial, which are incorporated by reference in this Joint Proxy Statement/Prospectus, including but not limited to, the financial information of Chittenden and Vermont Financial contained in their respective Annual Reports on Form 10-K for the year ended December 31, 1998. The pro forma amounts are not necessarily indicative of results that will be obtained on a combined basis. The pro forma amounts have not been adjusted to reflect any of the improvements in operating efficiencies that the Surviving Corporation anticipates will occur as a result of the merger.

                             CHITTENDEN CORPORATION
                        VERMONT FINANCIAL SERVICES CORP.

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                               DECEMBER 31, 1998

                                          Vermont      Pro Forma     Pro Forma
                           Chittenden    Financial    Adjustments     CHZ and
                              (CHZ)       (VFSC)    ---------------    VFSC
                           Historical   Historical    DR      CR     Combined
                           -----------  ----------- ------- ------- -----------
                           (In thousands, except share and per share amounts)
Interest Income:
 Interest on Loans.......  $   122,626  $   114,282                 $   236,908
 Investment Securities:
   Taxable...............       25,082       31,663                      56,745
   Tax-Favored...........        1,815          428                       2,243
   Short-Term
    Investments..........        1,988        1,797                       3,785
                           -----------  -----------                 -----------
Total Interest Income....      151,511      148,170                     299,681
Interest Expense:
 Deposits................       58,276       59,224                     117,500
 Short-Term Borrowings...        2,232        6,500                       8,732
                           -----------  -----------                 -----------
Total Interest Expense...       60,508       65,724                     126,232
                           -----------  -----------                 -----------
Net Interest Income......       91,003       82,446                     173,449
Provision for Possible
 Loan Losses.............        5,100        3,135                       8,235
                           -----------  -----------                 -----------
Net Interest Income after
 Provision for Possible
 Loan Losses.............       85,903       79,311                     165,214
Noninterest Income:
 Investment Management
  and Trust Income.......        6,668        6,245                      12,913
 Service Charges on
  Deposit Accounts.......        7,067       13,926                      20,363
 Mortgage Servicing
  Income.................        1,907        1,364                       3,271
 Gains on Sales of
  Mortgage Loans, Net....        4,814        3,220                       8,034
 Credit Card Income,
  Net....................        3,582        1,336                       4,918
 Insurance Commissions,
  Net....................        2,878           --                       2,878
 Other...................        5,486        8,914                      15,030
                           -----------  -----------                 -----------
Total Noninterest
 Income..................       32,402       35,005                      67,407
                           -----------  -----------                 -----------
Noninterest Expense:
 Salaries................       30,161       31,156                      61,317
 Employee Benefits.......        9,483        7,096                      16,579
 Net Occupancy Expense...        9,488       15,811                      25,299
 FDIC Deposit
  Insurance..............          234          508                         742
 Other Real Estate
  Owned, Income and
  Expense, Net...........          (33)       1,438                       1,405
 Other...................       22,434       26,853                      49,287
                           -----------  -----------                 -----------
Total Noninterest
 Expense.................       71,767       82,862                     154,629
                           -----------  -----------                 -----------
Income Before Income
 Taxes...................       46,538       31,454                      77,992
Income Tax Expense.......       15,873       12,341                      28,214
                           -----------  ----------- ------- ------- -----------
Net Income...............  $    30,665  $    19,113      --      -- $    49,778
                           ===========  =========== ======= ======= ===========
Earnings Per Share:
 Basic...................  $      2.14  $      1.46                 $      1.76
 Diluted.................         2.09         1.45                        1.73
Weighted average common
 shares outstanding......   14,303,053   13,102,672                  28,322,912
Weighted average common
 and common equivalent
 shares outstanding......   14,682,636   13,222,300                  28,830,497

                             CHITTENDEN CORPORATION
                        VERMONT FINANCIAL SERVICES CORP.

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                               DECEMBER 31, 1997

                                          Vermont      Pro Forma     Pro Forma
                           Chittenden    Financial    Adjustments     CHZ and
                              (CHZ)       (VFSC)    ---------------    VFSC
                           Historical   Historical    DR      CR     Combined
                           -----------  ----------- ------- ------- -----------
                           (In thousands, except share and per share amounts)
Interest Income:
 Interest on Loans.......  $   124,041  $    98,429                 $   222,470
 Investment Securities:
   Taxable...............       22,992       26,638                      49,630
   Tax-Favored...........        1,057          456                       1,513
   Short-Term
    Investments..........        1,939          771                       2,710
                           -----------  -----------                 -----------
Total Interest Income....      150,029      126,294                     276,323
Interest Expense:
 Deposits................       57,052       49,084                     106,136
 Short-Term Borrowings...        2,448        6,878                       9,326
                           -----------  -----------                 -----------
Total Interest Expense...       59,500       55,962                     115,462
                           -----------  -----------                 -----------
Net Interest Income......       90,529       70,332                     160,861
Provision for Possible
 Loan Losses.............        4,050        3,250                       7,300
                           -----------  -----------                 -----------
Net Interest Income after
 Provision for Possible
 Loan Losses.............       86,479       67,082                     153,561
Noninterest Income:
 Investment Management
  and Trust Income.......        5,602        5,761                      11,363
 Service Charges on
  Deposit Accounts.......        6,952       10,220                      17,172
 Mortgage Servicing
  Income.................        2,314        1,800                       4,114
 Gains on Sales of
  Mortgage Loans, Net....        2,470        1,114                       3,584
 Credit Card Income,
  Net....................        4,774        1,295                       6,069
 Insurance Commissions,
  Net....................        1,327           --                       1,327
 Other...................        4,761        6,363                      11,124
                           -----------  -----------                 -----------
Total Noninterest
 Income..................       28,200       26,553                      54,753
                           -----------  -----------                 -----------
Noninterest Expense:
 Salaries................       28,103       25,012                      53,115
 Employee Benefits.......        9,365        6,114                      15,479
 Net Occupancy Expense...        9,512       11,631                      21,143
 FDIC Deposit
  Insurance..............          231          331                         562
 Other Real Estate
  Owned, Income and
  Expense, Net...........         (136)       1,155                       1,019
 Other...................       22,872       22,253                      45,125
                           -----------  -----------                 -----------
Total Noninterest
 Expense.................       69,947       66,496                     136,443
                           -----------  -----------                 -----------
Income Before Income
 Taxes...................       44,732       27,139                      71,871
Income Tax Expense.......       15,326       10,013                      25,339
                           -----------  ----------- ------- ------- -----------
Net Income...............  $    29,406  $    17,126      --      -- $    46,532
                           ===========  =========== ======= ======= ===========
Earnings Per Share:
 Basic...................  $      1.99  $      1.52                 $      1.73
 Diluted.................         1.94         1.51                        1.70
Weighted average common
 shares outstanding......   14,812,208   11,257,292                  26,857,510
Weighted average common
 and common equivalent
 shares
 outstanding.............   15,166,557   11,364,920                  27,327,021

                             CHITTENDEN CORPORATION
                        VERMONT FINANCIAL SERVICES CORP.

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                               DECEMBER 31, 1996

                                          Vermont      Pro Forma    Pro Forma
                              Chittenden Financial    Adjustments    CHZ and
                                (CHZ)      (VFSC)   ---------------    VFSC
                              Historical Historical   DR      CR     Combined
                              ---------- ---------- ------- ------- ----------
                                 (In thousands, except share and per share
                                                  amounts)
Interest Income:
 Interest on Loans........... $  119,398 $  79,782                  $  199,180
 Investment Securities:
   Taxable...................     20,232    15,504                      35,736
   Tax-Favored...............      1,401       478                       1,879
   Short-Term Investments....      1,527       842                       2,369
                              ---------- ---------                  ----------
Total Interest Income........    142,558    96,606                     239,164
Interest Expense:
 Deposits....................     56,515    37,057                      93,572
 Short-Term Borrowings.......      2,084     4,294                       6,378
                              ---------- ---------                  ----------
Total Interest Expense.......     58,599    41,351                      99,950
                              ---------- ---------                  ----------
Net Interest Income..........     83,959    55,255                     139,214
Provision for Possible Loan
 Losses......................      4,183     3,350                       7,533
                              ---------- ---------                  ----------
Net Interest Income after
 Provision for Possible Loan
 Losses......................     79,776    51,905                     131,681
Noninterest Income:
 Investment Management and
  Trust Income...............      4,895     4,109                       9,004
 Service Charges on Deposit
  Accounts...................      6,260     6,165                      12,425
 Mortgage Servicing Income...      2,454     1,698                       4,152
 Gains on Sales of Mortgage
  Loans, Net.................      2,606     1,008                       3,614
 Credit Card Income, Net.....      4,198     1,126                       5,324
 Insurance Commissions,
  Net........................         --        --                          --
 Other.......................      4,393     3,748                       8,141
                              ---------- ---------                  ----------
Total Noninterest Income.....     24,806    17,854                      42,660
                              ---------- ---------                  ----------
Noninterest Expense:
 Salaries....................     25,654    18,275                      43,929
 Employee Benefits...........      7,574     5,160                      12,734
 Net Occupancy Expense.......      9,125     7,427                      16,552
 FDIC Deposit Insurance......         27         4                          31
 Other Real Estate Owned,
  Income and Expense, Net....        153     1,780                       1,933
 Other.......................     21,876    11,959                      33,835
                              ---------- ---------                  ----------
Total Noninterest Expense....     64,409    44,605                     109,014
                              ---------- ---------                  ----------
Income Before Income Taxes...     40,173    25,154                      65,327
Income Tax Expense...........     13,452     8,539                      21,991
                              ---------- ---------  ------- ------- ----------
Net Income................... $   26,721 $  16,615       --      -- $   43,336
                              ========== =========  ======= ======= ==========
Earnings Per Share:
 Basic....................... $     1.75 $    1.79                  $     1.72
 Diluted.....................       1.72      1.77                        1.70
Weighted average common
 shares outstanding.......... 15,228,820 9,284,890                  25,163,652
Weighted average common and
 common equivalent shares
 outstanding................. 15,543,741 9,364,601                  25,563,864

                          NOTES TO UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

NOTE 1

   It is contemplated that the pending acquisition will be accounted for as a pooling of interests. Accordingly, pro forma financial information assumes that the merger was consummated as of the beginning of each of the periods indicated herein. Certain reclassifications have been made to the accounts of Vermont Financial in the accompanying Unaudited Pro Forma Combining Balance Sheet and the Unaudited Pro Forma Combined Statements of Income to conform to Chittenden presentation. Pro forma results from continuing operations do not reflect nonrecurring items of income and expense resulting directly from the proposed merger.

   The effect of an estimated one-time charge of $31.7 million ($45 million pre-tax) to be taken by Chittenden in connection with the acquisition of Vermont Financial has been reflected in the accompanying Unaudited Pro Forma Combining Balance Sheet as a reduction in retained earnings and an increase in accrued expenses and other liabilities, net of a 35% tax benefit of $13.3 million, after excluding $7 million of nondeductible expense. It is anticipated that the one-time charge will range from $35 million to $45 million (on a pre-tax basis), including $6 million to $7 million of nondeductible expense. For purposes of the pro forma disclosures, the top end of the range has been used.

   These charges have not been reflected in the Unaudited Pro Forma Combined Statements of Income since they are nonrecurring. The unaudited pro forma financial information does not give effect to any cost savings in connection with the pending acquisition.

   The unaudited pro forma financial information presented herein does not reflect the impact of any divestitures that may be required as part of the combination.

NOTE 2

   In connection with the proposed transaction, Chittenden and Vermont Financial will reissue approximately 355,000 shares of common stock either through stock option exercises or through sales on the open market. This share reissuance is required for the proposed transaction to be accounted for as a pooling of interests in accordance with GAAP. There can be no assurances that the estimated share reissuance will be greater than or less than this estimate.

   All issuances are assumed to occur on December 31, 1998 at Chittenden's closing price of $32 per share and are assumed to be issued from Vermont Financial treasury shares with an average book value of $24.27 per share as of December 31, 1998.

NOTE 3

   The pro forma stockholders' equity accounts of Chittenden have been adjusted to reflect the issuance of shares of Chittenden common stock in exchange for all of the outstanding shares of Vermont Financial common stock.

   The 13,754,762 shares of Chittenden common stock to be issued pursuant to the acquisition of Vermont Financial are based upon 12,854,918 net Vermont Financial shares outstanding as of December 31, 1998 and the exchange ratio of
1.07 shares of Chittenden common stock for each share of Vermont Financial common stock. The excess of the par value of the Chittenden common stock to be issued over the par value of the Vermont Financial common stock to be acquired has been charged to surplus.

NOTE 4

   To reflect the retirement of the remaining 90,000 shares of Vermont Financial treasury stock.

NOTE 5

   Pro forma EPS amounts in the accompanying Pro Forma Combined Statements of Income are based on the weighted average number of basic and diluted common shares of Chittenden and Vermont Financial during each period as adjusted for the exchange ratio of 1.07.

                   DESCRIPTION OF CAPITAL STOCK OF CHITTENDEN

Authorized Capital Stock

   Chittenden's current authorized stock consists of 30,000,000 shares of common stock, par value $1.00 per share, and 200,000 shares of preferred stock, par value $100.00 per share, none of which are outstanding. If the merger is completed, the Amended and Restated Charter of Chittenden, as the Surviving Corporation, will authorize the issuance by the Surviving Corporation of (A) 60,000,000 shares of common stock, par value $1.00 per share, and (B) 1,000,000 shares of preferred stock, par value $100.00 per share. The Chittenden Board is authorized to issue, without further stockholder approval, preferred stock from time to time in one or more series, and to determine the provisions applicable to each series, including the number of shares, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, sinking fund provisions, redemption price or prices, and liquidation preferences.

   The Chittenden common stock is traded on the NYSE under the ticker symbol "CHZ." As of March 26, 1999, 14,230,858 shares of Chittenden common stock were issued and outstanding.

Common Stock

   Under Vermont law, stockholders generally are not personally liable for a corporation's acts or debts. Subject to the preferential rights of any other shares or series of capital stock, holders of shares of Chittenden common stock are entitled to receive dividends on shares of common stock if, as and when authorized and declared by the Chittenden Board out of assets legally available therefor and to share ratably in the assets of Chittenden legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of Chittenden.

   Each outstanding share of Chittenden common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Unless a larger vote is required by law, the Chittenden charter or the Chittenden bylaws, when a quorum is present at a meeting of stockholders, a majority of the votes properly cast upon any question other than the election of directors shall decide the question. A plurality of the votes properly cast for the election of a person to serve as a director shall elect such person. Except as otherwise required by law or except as provided with respect to any other class or series of capital stock, the holders of Chittenden common stock possess the exclusive voting power. There is no cumulative voting in the election of directors. The Chittenden Board is classified into three categories with each category as nearly equal in number as possible. This means that approximately one-third of the members of the Chittenden Board are subject to reelection at each annual meeting of stockholders. The President of Chittenden serves as a director for so long as he holds the office of President.

   Holders of Chittenden common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of Chittenden's securities.

   Subject to the provisions of Chittenden's charter, all shares of Chittenden common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights.

   For a description of the provisions of the Chittenden charter that may have the effect of delaying, deferring or preventing a change in control of Chittenden, see "Comparison of Rights of Holders of Vermont Financial Common Stock and Chittenden Common Stock--Restrictions Upon Certain Business Combinations."

Preferred Stock

   The Chittenden Board is authorized, without any further vote or action by Chittenden stockholders, to issue shares of preferred stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof, in each case, if any, as are permitted by Vermont law and as the Chittenden Board may determine by adoption of an amendment of the Chittenden charter. Because the Chittenden Board has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the stockholders of any series or class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Chittenden common stock. The issuance of shares of preferred stock could have the effect of delaying, deferring or preventing a change in control of Chittenden.

Registrar and Transfer Agent

   Chittenden's registrar and transfer agent is BankBoston, N.A. Copies of the governing corporate instruments of Chittenden and Vermont Financial are available, without charge, by following the instructions listed under "Where You Can Find More Information."

       COMPARISON OF RIGHTS OF HOLDERS OF VERMONT FINANCIAL COMMON STOCK
                          AND CHITTENDEN COMMON STOCK

   Upon completion of the merger, the stockholders of Vermont Financial will become stockholders of Chittenden. The rights of Vermont Financial stockholders are presently governed by Delaware law, the Vermont Financial charter and the Vermont Financial bylaws. As stockholders of Chittenden following the merger, the rights of former Vermont Financial stockholders will be governed by Vermont law, the Amended and Restated Charter and the Chittenden bylaws. The following chart summarizes the material differences between the rights of holders of Vermont Financial common stock prior to and after the merger.

                     Vermont Financial             Vermont Financial
                     Stockholders' Rights Pre-     Stockholders' Rights Post-
                     Merger                        Merger
                     ------------------------      -------------------------

Special Meetings of  Unable to call a special      Able to call a special
Stockholders         meeting of stockholders.      meeting of stockholders at
                                                   the written request of at
                                                   least 10% of all shares
                                                   entitled to vote at the
                                                   meeting.

Inspection of List   May inspect the list of       May inspect a list of
of Stockholders      stockholders beginning ten    stockholders beginning two
                     days prior to a meeting and   days after notice of the
                     continuing through the        meeting for which the list
                     meeting.                      was prepared and continuing
                                                   through the meeting.

Classification of    The Vermont Financial Board   The Chittenden Board is
the Board of         is divided into three         divided into three classes,
Directors            classes, with directors in    with directors in each
                     each class being elected      class being elected for
                     for staggered three year      staggered three year terms.
                     terms.                        Chittenden's president
                                                   serves as a director during
                                                   his term and is not
                                                   assigned to any category of
                                                   directors.

                     Vermont Financial             Vermont Financial
                     Stockholders' Rights Pre-     Stockholders' Rights Post-
                     Merger                        Merger
                     ------------------------      -------------------------

Election of the      Directors are elected by a    Directors are elected by a
Board of Directors   majority vote.                plurality of the votes
                                                   cast.

Removal of Directors A director or the entire      A director may be removed
                     Vermont Financial Board may   with cause if the number of
                     be removed only for cause     votes cast for removal
                     and only by the affirmative   exceeds the number of votes
                     vote of at least a majority   cast against removal.
                     of the outstanding shares
                     of the voting stock of
                     Vermont Financial.

Vacancies on the     Vacancies are filled by a     Vacancies are filled by a
Board of Directors   majority vote of the          majority vote of the
                     directors then in office      directors then in office or
                     and the director chosen to    a majority of the
                     fill the vacancy holds the    stockholders and the
                     office for the unexpired      director chosen to fill the
                     term of his or her            vacancy holds the office
                     predecessor.                  for the rest of the full
                                                   term of the class to which
                                                   he or she was elected.

Liability of         Directors are not             Directors are generally not
Directors            personally liable to          personally liable to
                     Vermont Financial or its      Chittenden or its
                     stockholders for breaches     stockholders for any
                     of fiduciary duty, except     action, except the
                     (1) for breach of the         corporation may not limit a
                     director's duty of loyalty,   director's liability for
                     (2) for acts and omissions    (1) the amount of a
                     not in good faith or which    financial benefit received
                     involve intentional           to which the director was
                     misconduct or a knowing       not entitled, (2) an
                     violation of law, (3) for     intentional or reckless
                     unlawful payments of          infliction of harm on the
                     dividends or unlawful stock   corporation or its
                     purchases or redemptions or   stockholders, (3) allowing
                     (4) for any transaction       an unlawful distribution or
                     where the director received   (4) an intentional or
                     an improper personal          reckless act.
                     benefit.

Indemnification of   Directors, officers,          A director is entitled to
Directors, Officers  employees and agents are      indemnification if he or
and Others           entitled to indemnification   she acted in good faith
                     for expenses incurred by      with the reasonable belief
                     them if the person acted in   that his or her conduct in
                     good faith and with the       his or her official
                     belief that his or her        capacity was in the best
                     conduct was in or not         interest of Chittenden or
                     opposed to the best           was at least not opposed to
                     interests of the Vermont      the best interest of
                     Financial and, with respect   Chittenden. Directors are
                     to any criminal action or     also entitled to
                     proceeding, with no           indemnification in a
                     reasonable belief that his    governmental proceeding if
                     or her action was unlawful.   the director has no
                                                   reasonable cause to believe
                                                   his or her conduct was
                                                   unlawful and the conduct is
                                                   not found to be reckless or
                                                   intentionally unlawful.

                                                   In addition, officers are
                                                   entitled to indemnification
                                                   for reasonable expenses
                                                   incurred by them if they
                                                   are wholly successful in
                                                   defending any

                     Vermont Financial             Vermont Financial
                     Stockholders' Rights Pre-     Stockholders' Rights Post-
                     Merger                        Merger
                     ------------------------      -------------------------

                                                   proceeding to which they
                                                   are a party because of
                                                   their position. Officers
                                                   are also entitled to apply
                                                   for court ordered
                                                   indemnification to the same
                                                   extent as directors.

Restrictions upon    A business combination with   A business combination
Certain Business     any interested stockholder    involving a related person
Combinations; Fair   is prohibited for a three     or affiliate must be
Price Provisions     year period unless (1) the    approved by two-thirds of
                     board of directors approves   the continuing directors
                     that transaction prior to     and two-thirds of the
                     the occurrence of the         outstanding shares of
                     transaction, (2) the          Chittenden's capital stock.
                     interested stockholder
                     owned at least 85% of the
                     voting stock of Vermont
                     Financial or (3) the board
                     of directors and at least
                     two-thirds of the
                     outstanding voting stock
                     which is not owned by the
                     interested stockholder is
                     voted to the approve the
                     transaction.

                                                   In addition, any business
                                                   combination involving
                                                   Chittenden or a subsidiary
                                                   and a related person or
                                                   affiliate requires the
                                                   affirmative vote of the
                                                   holders of 80% of the
                                                   outstanding shares of
                                                   Chittenden common stock,
                                                   excluding the shares owned
                                                   by any related person,
                                                   unless a specified "fair"
                                                   price is received by
                                                   stockholders.

Mergers, Share       The affirmative vote of       Any business combination
Exchange or Asset    two-thirds or more of the     that does not involve a
Sales                outstanding shares is         related person or an
                     required to authorize or      affiliate requires the vote
                     approve any agreement         of a majority of the votes
                     providing for a merger,       of the stockholders
                     consolidation, sale of        entitled to be cast.
                     substantially all assets or
                     an acquisition in which a
                     majority of its shares are
                     issued to another
                     corporation or entity.

Amendments to        Amendments require the        Amendments generally
Charter              approval of the board of      require approval of a
                     directors and the vote of     majority of the votes cast
                     the holders of a majority     upon the amendment. Any
                     of the outstanding stock.     amendment relating to
                     Amendments for a few          business combinations
                     specified articles require    requires the affirmative
                     the approval of not less      vote of at least two-thirds
                     than two-thirds of the        of Chittenden's directors
                     total votes entitled to       together with the approval
                     vote on the matter.           of at least two-thirds of
                                                   the outstanding shares
                                                   entitled to vote on the
                                                   matter.

Amendments to Bylaws Stockholders and directors    A majority of the
                     have the power to adopt,      directors, or the
                     amend or repeal the bylaws    affirmative vote of a
                     by the affirmative vote of    majority of the shares
                     a majority of the             present in person or by
                     stockholders or directors,    proxy and entitled to vote
                     as the case may be.           on such amendment or
                                                   repeal, voting together as
                                                   a single class, may amend
                                                   or repeal the bylaws.

                     Vermont Financial             Vermont Financial
                     Stockholders' Rights Pre-     Stockholders' Rights Post-
                     Merger                        Merger
                     ------------------------      -------------------------

Appraisal/Dissenters'Stockholders generally do     Stockholders are entitled
Rights               not have appraisal rights.    to dissenters' rights in a
                                                   merger, share exchange or
                                                   sale or exchange of all or
                                                   substantially all of
                                                   Chittenden's assets if the
                                                   transaction meets specfied
                                                   parameters.

   The following discussion summarizes in further detail the material differences between the rights of holders of Vermont Financial common stock and holders of Chittenden common stock. This summary does not purport to be complete and is qualified in its entirety by reference to the Vermont Financial charter, the Vermont Financial bylaws, the Chittenden charter and the Chittenden bylaws and the relevant provisions of Delaware and Vermont law.

Special Meetings of Stockholders

   Vermont Financial stockholders are not entitled to call special meetings of stockholders. Under the Delaware General Corporation Law (the "DGCL"), special meetings of the stockholders may be called by the board of directors or such other person or persons as may be authorized by the charter or by the bylaws. The Vermont Financial bylaws provide that special meetings may be called only by the Vermont Financial Board, the chairman of the Vermont Financial Board or the president.

   The Chittenden bylaws provide that special meetings of the stockholders may be called by the president, the board of directors or, upon the written request of not less than 10% of all the shares entitled to vote at the meeting for any purpose, the Secretary. Under the VBCA, a corporation shall hold a special meeting of stockholders (i) if called by the board of directors or the person or persons authorized to do so by the charter or bylaws or (ii) if the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the meeting sign, date, and deliver to the corporation's secretary one or more written demands for the meeting describing the purpose for which it is to be held.

Inspection of List of Stockholders

   The Vermont Financial bylaws provide that stockholders may, during ordinary business hours in the period beginning at least 10 days prior to a meeting of stockholders through such meeting, inspect the list of stockholders entitled to vote at such meeting for any purpose germane to such meeting. The DGCL provides that any stockholder shall, upon written demand under oath stating the purpose thereof, have the right during usual business hours to inspect for any proper purpose the corporation's stock ledger, a list of stockholders, and its other books and records, and to make copies or extracts therefrom.

   The Chittenden bylaws provide that a list of stockholders entitled to notice of a stockholders meeting must be made available for inspection by any stockholder, beginning two business days after notice of the meeting is given for which the list was prepared and continuing through the meeting, at Chittenden's principal office or at a place identified in the meeting notice in the city where the meeting will be held. In addition, any stockholder of record that is entitled to vote at that meeting, or his or her agent or attorney, is entitled to inspect the list at any time during the meeting or at any adjournment. The VBCA provides that a stockholder is entitled to inspect and copy, during regular business hours at the corporation's principal office, the corporation's accounting records or a record of stockholders if the stockholder gives at least five days' written notice to the corporation, the stockholder establishes that the demand to inspect and copy the records is made in good faith and for a proper purpose, the stockholder describes its purpose and the records are directly connected with such purpose.

Cumulative Voting

   Neither the Vermont Financial charter nor the Chittenden charter permits stockholders to cumulate their votes for the election of directors.

Preemptive Rights

   Neither Vermont Financial stockholders nor Chittenden stockholders have a preemptive right to acquire or subscribe to any or all additional issues of the corporation's stock.

Classification of the Board of Directors

   Both the Vermont Financial charter and the Chittenden charter provide that their respective boards of directors are to be classified and divided into three classes, as nearly equal in number as possible, with the directors in each class being elected for staggered three year terms.

Election of the Board of Directors

   The Vermont Financial bylaws provide that all elections for director shall be decided by majority vote. The DGCL provides that, in the absence of specification in the charter or the bylaws, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at a stockholders meeting and entitled to vote on the election of directors.

   The Chittenden bylaws provide that a nominee for director is elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a stockholders meeting at which a quorum is present.

Removal of Directors

   Consistent with the DGCL, the Vermont Financial bylaws provide that any director or the entire board of directors may be removed from office only for cause and only by the affirmative vote of at least a majority of the outstanding shares of voting stock of the corporation.

   The Chittenden charter contains no provision relating to the removal of a director from the board of directors. However, if the merger is completed, the Amended and Restated Charter will provide that directors of Chittenden may only be removed "with cause" and only if the number of votes cast to remove such director exceeds the number of votes cast not to remove the director at a meeting of stockholders called for that purpose. See "Amended and Restated Charter of the Surviving Corporation." The VBCA provides that stockholders may remove one or more directors with or without cause unless the charter provides that directors may be removed only for cause. The VBCA further provides that if cumulative voting is not authorized, a director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director. In addition, a director may be removed by stockholders only at a meeting called for the purpose of removing the director and the meeting notice must state that the purpose, or one of the purposes, of the meeting is the removal of the director.

Additional Directors and Vacancies on the Board of Directors

   The Vermont Financial bylaws provide that (1) the number of directors shall be determined from time to time by a majority vote of the entire board of directors, (2) vacancies shall be filled by a majority vote of the directors then in office and (3) that the director chosen to fill a vacancy shall hold office for the unexpired term of such director's predecessor.

   The Chittenden bylaws provide that the number of directors shall be determined from time to time by a majority vote of the directors present at a meeting at which a quorum is present; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. The VBCA provides, and the Chittenden charter does not provide otherwise, that vacancies shall be filled by a majority vote of the directors then in office or a majority of the stockholders and that the director chosen to fill a vacancy shall hold the office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred. Notwithstanding the foregoing, if the vacancy was held by a director elected by a voting group of stockholders (e.g., a class of preferred stockholders), then only holders of shares of that voting group are entitled to fill the vacancy.

Liability of Directors

   The Vermont Financial charter provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breaches of fiduciary duty except where such exculpation is expressly prohibited. The Vermont Financial charter provides that this limitation does not apply to liability of a director in the following instances:

  . breach of the director's duty of loyalty to the corporation or its stockholders
  . acts and omissions not in good faith or which involve intentional misconduct or knowing violation of law
  . unlawful payments of dividends and unlawful stock purchases or redemptions for any transaction from which the director derived an improper personal benefit.

   The Chittenden charter has no provision limiting director liability. However, if the merger is completed, the Amended and Restated Charter will provide for the elimination of such liability to the full extent provided by Vermont law. See "Amended and Restated Charter of the Surviving Corporation." The VBCA permits a corporation to eliminate or limit the liability of a director to the corporation or its stockholders for money damages for any action taken, or any failure to take any action, solely as a director, based on a failure to discharge his or her duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation. Under the VBCA, a corporation may not limit a director's liability for the following:

  . the amount of a financial benefit received by a director to which the director is not entitled
  . an intentional or reckless infliction of harm on the corporation or the stockholders
  .  voting for or assenting to an unlawful distribution
  .  an intentional or reckless act.


Indemnification of Directors, Officers and Others

   The Vermont Financial bylaws provide indemnification to the fullest extent permitted by the DGCL to directors, officers, employees and agents designated by the Vermont Financial Board and any person serving, at the request of the Vermont Financial Board, as a director, officer, employee or agent of another corporation or enterprise affiliated with the corporation; provided, however, that except with respect to actions to enforce indemnification rights, the corporation shall indemnify any such person for actions initiated by that person only if the action was authorized or ratified by a majority of a quorum of the Vermont Financial directors who were not parties to such action, suit or proceeding, and in certain circumstances, by independent legal counsel or by the stockholders. The DGCL generally permits indemnification of directors, officers, employees and agents for expenses incurred by them by reason of their position with the corporation, if the person has acted in good faith and with the reasonable belief that his conduct was in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, with no reasonable cause to believe his or her conduct was unlawful. The DGCL does not permit a corporation to indemnify persons in actions brought by or in the right of the corporation if the person is adjudged to be liable to the corporation (although it does permit indemnification in such situations if, and only to the extent, approved by the Delaware Court of Chancery or other relevant courts).

   The Chittenden bylaws provide that Chittenden shall indemnify directors against liability incurred by reason of their position if (1) the director acted in good faith and (2) with the reasonable belief that (A) his conduct when acting in his official capacity was in the best interests of the corporation and (B) in all other cases, the director's conduct was at least not opposed to the best interests of the corporation, and (3) in any proceeding brought by a governmental entity, the director had no reasonable cause to believe his or her conduct was unlawful and the director is not found to have engaged in any reckless or intentional unlawful act. Chittenden may not, however, indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity in which the director was adjudged liable on the basis that the director improperly received a personal benefit.

   The VBCA and Chittenden bylaws also provide that the corporation shall indemnify both officers and directors who were wholly successful in defending any proceeding to which the officer or director was a party because of his position against reasonable expenses incurred by the officer or director in connection with the proceeding. In addition, an officer of Chittenden is entitled to apply for court ordered indemnification under the VBCA to the same extent as a director.

Restrictions upon Certain Business Combinations; Fair Price Provisions

   The Vermont Financial charter and the Vermont Financial bylaws do not exclude Vermont Financial from the restrictions imposed by Section 203 of the DGCL. Therefore, Vermont Financial is subject to Section 203 of the DGCL, which governs business combinations with interested stockholders. Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any interested stockholder for a three-year period following the time that such stockholder becomes an "interested stockholder" unless:

  . prior to such time, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder
  . the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares)
  . at or subsequent to such time, the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

   Except as specified therein, an interested stockholder is defined to mean any person that (A) is the owner of 15% or more of the outstanding voting stock of the corporation or (B) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, or any affiliate or associate of such person referred to in (A) or (B) of this sentence. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's charter or bylaws, elect not to be governed by this section, effective one year after adoption.

   The Chittenden charter provides that the affirmative vote of two-thirds of the Continuing Directors (as defined in the Chittenden charter) as well as the affirmative vote of the holders of two-thirds or more of the outstanding shares of capital stock of Chittenden entitled to vote is required to authorize, or to approve any of the following business combinations:

  . any merger or consolidation of Chittenden or any subsidiary into or with a Related Person or its Affiliate (as defined in the Chittenden charter), or any other corporation which after such merger or consolidation would be an Affiliate of a Related Person
  . any sale, lease, exchange, mortgage, pledge, transfer or other disposition by Chittenden, in one or a series of transactions, to or with any Related Person or its Affiliate of all, or substantially all, of the assets of Chittenden or any subsidiary
  . the issuance or transfer by Chittenden or any subsidiary, in one or a series of transactions, of a majority of its voting shares to a Related Person or its Affiliate
  . the adoption of any plan or proposal for the liquidation or dissolution of Chittenden
  . any reclassification of securities, recapitalization, reorganization, merger or consolidation of Chittenden with any of its subsidiaries or any transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Chittenden or any subsidiary that is directly or indirectly owned by any Related Person.

   For these purposes, "Related Person" means any person which, together with its Affiliates or any officer, trustee, partner, director or beneficial holder of more than 15% of any Related Person or Affiliate, owns of record or beneficially, directly or indirectly, more than 15% of the outstanding voting stock of Chittenden or is an Affiliate of Chittenden and at any time within the two year period immediately prior to the date in question was the owner of record or beneficially, directly or indirectly, of more than 15% of the outstanding voting stock of Chittenden. An Affiliate is defined as any person that directly or indirectly controls, is controlled by, or is under common control with another person.

   In addition, the Chittenden charter contains a fair price provision relating to certain business combinations involving Chittenden or a subsidiary and a Related Person or its Affiliate. Any such business combination requires the affirmative vote of the holders of 80% of the voting power of the outstanding shares of Chittenden common stock, excluding shares owned by any Related Person, unless the aggregate amount of cash and the fair market value of consideration other than cash to be received per share by the holders of the Chittenden common stock shall be at least equal to the higher of (1) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Related Person or its Affiliates or any officer, trustee, partner, director or beneficial holder of more than 15% of any Related Person or Affiliate in purchasing any of Chittenden's common stock
(A) within the two year period immediately prior to the date of the proposal of the business combination or (B) in the transaction in which it became a Related Person, whichever is higher, or (2) the fair market value per share of Chittenden's common stock on the date of the proposal of the business combination.

Mergers, Share Exchanges or Asset Sales

   The Vermont Financial charter provides that the affirmative vote of holders of two-thirds or more of the outstanding shares of capital stock of Vermont Financial is required to authorize, or to approve any agreement, contract or other arrangement providing for, (1) any plan of merger or consolidation to which Vermont Financial is to be a party and which requires stockholder approval, (2) any sale or other disposition of all, or substantially all, of the Vermont Financial's property and assets, if not made in the usual and regular course of its business, or (3) a combination or majority share acquisition in which Vermont Financial is the acquiring corporation and a majority of its voting shares are issued or transferred to another corporation or another entity or person, or to stockholders (or their equivalent) of such other corporation or entity. The DGCL requires the approval of the directors and the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon for the merger of a corporation into any other corporation, unless the charter requires a higher stockholder vote.

   The Chittenden charter provides that any business combination that does not involve a Related Person or its Affiliate shall require only such affirmative vote as is required by law and any other provision of the Chittenden charter and Chittenden bylaws (i.e., a majority of the votes entitled to be cast). The VBCA provides that a corporation may merge into another corporation or acquire all of the outstanding shares of one or more classes or series of another corporation if the board of directors of each corporation adopts and its stockholders approve the plan of merger. For a plan of merger or share exchange to be approved: (1) the board of directors must recommend the plan of merger or share exchange to the stockholders, unless the board of directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the stockholders with the plan and (2) the stockholders entitled to vote must approve the plan. Action by the stockholders of the surviving corporation is not necessary if each of the following conditions is satisfied:

  . the charter of the surviving corporation will not differ from its charter before the merger
  . each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after
  . the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger

  . the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, will not exceed by more than 20% the total number of participating shares of the surviving corporation outstanding immediately before the merger.

Amendments to Charter

   The Vermont Financial charter provides that no amendment, addition, alteration, change or repeal of Article 6 (relating to constitution and classification of the Vermont Financial Board), Article 9 (relating to certain provisions for conduct of the corporation, including director liability and indemnification), Article 10 (prohibiting stockholder action by written consent), Article 12 (providing for greater than majority stockholder votes to approve mergers, sales of substantially all assets and other transactions) or
Article 13 (requiring the vote of two-thirds of the outstanding voting stock to amend the foregoing Articles and Article 13) of the Vermont Financial charter shall be made unless approved by the stockholders of not less than two-thirds of the total votes entitled to vote thereon. Under the DGCL, charter amendments require the approval of the board of directors and the vote of the holders of a majority of the outstanding stock and a majority of each class of stock outstanding and entitled to vote thereon as a class, unless the charter requires a greater vote. In addition, the DGCL requires a class vote when, among other things, an amendment will adversely affect the powers, preferences or special rights of a class of stock.

   The Chittenden bylaws provide that a majority of the votes properly cast upon any question other than an election to an office shall decide the question, except when a larger vote is required by law or by Chittenden's charter or bylaws. The Chittenden charter provides that any amendment, alteration or repeal of Article VIII (relating to business combinations) shall require the affirmative vote of at least two-thirds of the continuing directors, together with the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon (as well as the affirmative vote of the holders of at least two-thirds of the shares of any class or series of shares entitled to vote thereon as a class). Under the VBCA, unless a corporation's charter provides otherwise, a corporation's board of directors may adopt one or more of the technical amendments to the corporation's charter listed in Section 10.02 of the VBCA without stockholder action. Any other amendment proposed by the board of directors to the corporation's stockholders must be (1) recommended to the stockholders by the board (unless the board determines that because of conflict of interest or other special circumstances it should make no recommendation and informs the stockholders of the basis for its decision), and, unless otherwise provided in the corporation's charter, (2) approved by (A) a plurality of the votes cast by the shares entitled to vote on the amendment, or (B) a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters' rights.

Amendments to Bylaws

   The Vermont Financial charter provides that the Vermont Financial bylaws may be amended by the affirmative vote of a majority of the directors. Under the DGCL, the power to adopt, amend or repeal bylaws lies in the stockholders entitled to vote; provided, however, that any corporation may, in its charter, confer the power to adopt, amend or repeal bylaws upon the directors.

   The Chittenden bylaws provide that the Chittenden bylaws may be amended or repealed by the affirmative vote of a majority of directors then in office. The Chittenden bylaws may also be amended or repealed at any meeting of the stockholders called for that purpose, by the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on such amendment or repeal, voting together as a single class. Under the VBCA, a corporation's board of directors may amend or repeal the corporation's bylaws unless (1) the charter reserves this power exclusively to the stockholders or (2) the stockholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. In addition, a corporation's stockholders may also amend or repeal the corporation's bylaws even though the bylaws may also be amended or repealed by its board of directors.

Appraisal/Dissenters' Rights

   The holders of Vermont Financial common stock will not have appraisal rights with respect to the merger. The Vermont Financial charter does not provide for such appraisal rights as permitted by the DGCL. Under the DGCL, appraisal rights are available in connection with a statutory merger or consolidation except in certain specified situations. Appraisal rights are not available for shares of stock of a corporation which is to be the surviving corporation if no vote of its stockholders is required to approve the merger, unless such stockholders are required by the terms of the merger to accept anything other than: (A) shares of stock of the surviving corporation; (B) shares of stock of another corporation which are or will be so listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD or held of record by more than 2,000 stockholders;
(C) cash in lieu of fractional shares of such stock; or (D) any combination of the foregoing. In addition, unless otherwise provided in the charter, no appraisal rights are available to holders of shares of any class of stock which is either: (1) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD or (2) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than: (A) shares of stock of the surviving corporation; (B) shares of stock of another corporation which are or will be so listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD or held of record by more than 2,000 stockholders; (C) cash in lieu of fractional shares of such stock; or (D) any combination of the foregoing.

   The merger will be effected through a series of transactions involving CASI, a wholly owned Delaware subsidiary of Chittenden. Specifically, CASI will merge with and into Vermont Financial, the separate corporate existence of CASI will cease, and Vermont Financial will survive as a wholly owned Delaware subsidiary of Chittenden. Although the stockholders of Vermont Financial do not have appraisal rights, Chittenden, as the sole stockholder of CASI, will have appraisal rights. Chittenden, however, has waived its appraisal rights in connection with the merger.

   Chittenden stockholders will not be entitled to dissenters' rights under the VBCA. Under the VBCA, a stockholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of one of the following:

  . the consummation of a plan of merger to which the corporation is a party and (A) stockholder approval is required under Section 11.03 of the VBCA or the charter and the stockholder is entitled to vote on the merger or
     (B) the corporation is a subsidiary that is merged with its parent under
     Section 11.04 of the VBCA
  . the consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the stockholder is entitled to vote on the plan
  . the consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual course of business, if the stockholder is entitled to vote on the sale or exchange (excluding a sale pursuant to a court order or a sale for cash after which substantially all of the net proceeds of the sale will be distributed to the stockholders within one year after the date of the sale)
  . an amendment to the charter that materially and adversely affects rights in respect of a dissenter's shares because it affects the stockholder's rights as listed in Section 13.02(a)(4) of the VBCA
  . any corporate action taken pursuant to a stockholder vote to the extent the corporation's charter, bylaws or resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for the shares.

   If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenters' rights must demand payment for his or her shares if the action is taken and must not vote his or her shares in favor of the proposed action.

   Under the VBCA, Chittenden's stockholders are not entitled to vote on the merger of Vermont Financial, a wholly owned subsidiary of Chittenden after the merger of CASI with and into Vermont Financial, into Chittenden. Chittenden stockholders are voting to approve (i) the Amended and Restated Charter and
(ii) the issuance of the shares of Chittenden common stock to be issued in connection with the merger of CASI with and into Vermont Financial.

                                   PROPOSAL 2

                           (Chittenden Meeting Only)

                             ELECTION OF DIRECTORS

   The number of directors that serve on the Chittenden Board is established periodically by the Chittenden Board, and such directors are classified into three categories with each category as nearly equal in number as possible. Only one category of directors is elected at each annual meeting of stockholders and all directors are elected for three year terms. During 1998, the Chittenden Board consisted of ten members. On February 17, 1999, the Chittenden Board resolved to increase the number of directors serving on the Chittenden Board from ten to eleven members. The vacancy resulting from such new directorship has not yet been filled. Accordingly, at the Chittenden meeting, four directors will be elected to serve until Chittenden's 2002 Annual Meeting of Stockholders and until their successors are duly elected and qualified, one of whom will fill the existing vacancy on the Chittenden Board.

   The Chittenden Board has nominated Paul J. Carrara, Sally W. Crawford, Philip A. Kolvoord and James C. Pizzagalli to serve as directors. With the exception of Ms. Crawford, each of the nominees currently serves as a director of Chittenden. The Chittenden Board anticipates that each of the nominees, if elected, will serve as a director. However, if any person nominated by the Chittenden Board is unable to accept election, the proxies will be voted for the election of such other person or persons as the Chittenden Board may recommend. The Chittenden Board will consider a nominee for election to the Chittenden Board recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of Chittenden's bylaws. See "Other Matters--Stockholder Proposals for Annual Meetings" for a summary of these requirements.

Required Vote and Recommendation

   Proxies will be voted for Proposal 2 unless contrary instructions are set forth on the proxy. Only stockholders of record of Chittenden common stock on March 26, 1999 are entitled to vote on this proposal. A plurality of the votes cast for the election of a nominee for director of Chittenden shall elect such nominee. Accordingly, abstentions will have no effect on this proposal.

   The Chittenden Board unanimously recommends that Chittenden stockholders vote "FOR" all of the nominees.

Information Regarding Nominees, Continuing Directors and Executive Officers

   The following table and biographical descriptions set forth certain information with respect to the four nominees for election as directors at the Chittenden meeting, the seven continuing directors on the Chittenden Board, and the executive officers of Chittenden who are not directors, based on information furnished to Chittenden by each nominee, continuing director and executive officer. All executive officers are elected by the Chittenden Board for terms of one year and until their successors are duly elected and qualified. There is no family relationship between any nominee, continuing director or executive officer of Chittenden. Unless otherwise specified, the following information is as of January 22, 1999, and is based on 14,190,307 shares of Chittenden common stock outstanding at the close of business on such date.

                                                      Amount and Nature
                                                        of Beneficial    Percent
                                             Director   Ownership of       of
            Name of Nominee              Age  Since     Common Stock      Class
            ---------------              --- -------- -----------------  -------
Paul J. Carrara.........................  62   1982         17,905(1)        *
Sally W. Crawford.......................  45     --          1,010           *
Philip A. Kolvoord......................  66   1977         18,898(1)(2)     *
James C. Pizzagalli.....................  54   1980        237,454(3)(4)     *

--------
*  Less than one percent.

(1) Includes 13,215 shares issuable upon the exercise of stock options that have vested or will vest by March 23, 1999.
(2) Includes 1,673 shares owned by Mr. Kolvoord's spouse. Mr. Kolvoord does not have voting or investment power over such shares.
(3) Includes 1,000 shares issuable upon the exercise of stock options that have vested or will vest by March 23, 1999.
(4) Includes 571 shares owned by Mr. Pizzagalli's son. Also includes 6,330 shares owned by Pizzagalli Construction Company and 148,925 shares owned by Pizzagalli Brothers Company, which are entities controlled by Mr. Pizzagalli. Mr. Pizzagalli disclaims voting and investment power over such shares.

Nominees for Election as Directors

   Paul J. Carrara. Mr. Carrara is President of J.P. Carrara & Sons, Inc., a ready-mixed and precast concrete supplier located in Middlebury, Vermont. He is also President of Otter Valley Equipment, Inc., an equipment leasing firm in Rutland, Vermont.

   Sally W. Crawford. Ms. Crawford is a health care consultant based in Exeter, New Hampshire. Since 1997, she has worked with payers, providers, regulators and investors on managed care initiatives. From 1985 to 1997, Ms. Crawford was Chief Operating Officer of Healthsource, Inc., a publicly traded HMO and managed care company. From 1978 to 1985, she was Marketing Director for two New Hampshire HMOs, Matthew Thornton Health Plan and Beacon Health. She graduated from Smith College and received an M.S. degree from Boston University. Ms. Crawford is a Director of Cytyc Corporation, a health care company that develops, manufactures and markets the Thin Prep System for medical diagnostic systems. She also serves on the Board for Medical Resources, Inc. which specializes in the ownership, operation and management of 90 diagnostic imaging centers in the United States. From 1996 to 1998, Ms. Crawford served as Director for Harborside Healthcare, a long term and subacute care company headquartered in Boston, Massachusetts. She is a Director of Leadership New Hampshire, Odyssey House and Yankee Publishing, which is the publisher of Yankee Magazine and the Old Farmer's Almanac.

   Philip A. Kolvoord. Mr. Kolvoord is of counsel to the law firm of Kolvoord, Overton & Wilson in Essex Junction, Vermont. He received his law degree from the University of Virginia and commenced his law practice in Vermont in 1958. Mr. Kolvoord is a member of the Board of Directors of the Discovery Museum for Children in Essex Junction, Vermont and the Lake Champlain Aquarium. He is a former President of the Vermont Trial Lawyers Association and the Chittenden County Bar Association. He is a former Chairman of the Judicial Nominating Board and the Professional Conduct Board of the State of Vermont. Mr. Kolvoord is also past President of the Discovery Museum for Children. Mr. Kolvoord and other members of his firm are retained from time to time for legal services by the Essex Junction office of Chittenden.

   James C. Pizzagalli. Mr. Pizzagalli is Co-Chairman of Pizzagalli Construction Company. He joined the company in 1969 after graduating from the University of Vermont and Boston University Law School. He is a Director of the Associated General Contractors of America and the AGC Education and Research Foundation. Mr. Pizzagalli is chairman of Chittenden's Executive Committee.

Continuing Directors

   Paul A. Perrault. Mr. Perrault, 47, is Chairman, President and Chief Executive Officer of Chittenden and Chittenden Trust Company. Mr. Perrault joined Chittenden in 1990 and has served as a Director since that time. Prior to joining Chittenden, he was President of Bank of New England-Old Colony in Providence, Rhode Island. Before becoming President, Mr. Perrault was Executive Vice President and Senior Loan Officer at Bank of New England-Old Colony. Prior to that, he served in a variety of commercial banking positions in Rhode Island and Boston. He is a 1973 graduate of Babson College and received his M.B.A. from Boston College School of Management in 1975. He is also a Director of the Greater Burlington Industrial Corporation, a member of the Advisory Board of Fleming Museum and a Trustee of Champlain College. Mr. Perrault's term expires in 2000.

   Frederic H. Bertrand. Mr. Bertrand, 62, has been a Director of Chittenden since 1989. He is Chairman of Central Vermont Public Service Corporation, Chairman of Catamount Energy Corporation, and is former Chairman of the Board and Chief Executive Officer of National Life Insurance Company. He is a graduate of Norwich University and the College of William and Mary Law School. Mr. Bertrand is a former Chairman of the American Council of Life Insurance and the Vermont Business Roundtable. Mr. Bertrand is a Director of Union Mutual Fire Insurance Company, Vermont Electric Power Company and New England Guaranty Insurance Company. Mr. Bertrand's term expires in 2001.

   David M. Boardman. Mr. Boardman, 63, has been a Director of Chittenden since 1978. He is Senior Vice President of Hickok and Boardman, Inc. and President of Associates in Financial Planning Inc. and Coldwell Banker Hickok & Boardman, Inc., affiliates of Hickok and Boardman Financial Services, with which he has been associated since 1956. He has also been a representative of National Life Insurance Company since 1956. He is a Chartered Life Underwriter, a Life and Qualifying Member of the Million Dollar Round Table and a Certified Financial Planner. He is a former Trustee of Vermont Catholic Charities, former Chairman of the Burlington City Retirement Board and a member of The Burlington Boys and Girls Club Development Steering Committee. He is former Chairman of the Board of Champlain College, where he has been a Trustee since 1974. He is a member of the American Society of Chartered Life Underwriters, the Institute of Certified Financial Planners and the Association of Advanced Life Underwriters. Mr. Boardman's term expires in 2001.

   Richard D. Driscoll. Mr. Driscoll, 67, has been a Director of Chittenden since 1997. He served as President and Chief Executive Officer of the Massachusetts Bankers Association from 1990 to 1997. From 1957 to 1990, Mr. Driscoll was employed by the Bank of New England, N.A. in Boston, Massachusetts in several capacities, culminating in the positions of Chairman and Chief Executive Officer, in which positions he was responsible for all activities of the Boston bank and affiliate banks in eastern New England, including affiliates in Maine and Rhode Island, with aggregate assets of approximately $20 billion. Mr. Driscoll is a graduate of Boston College and holds an M.B.A. from Harvard Business School. Mr. Driscoll serves on the Board of Directors of Atlantic Data Services, Inc., Charlesbank Homes, Child Care Investment Fund, Greater Boston YMCA, the Massachusetts Business Development Corp. and Morgan Memorial, Goodwill Industries. Mr. Driscoll's term expires in 2000.

   Lyn Hutton. Ms. Hutton, 49, has been a Director of Chittenden since 1995. She was recently named Vice President and Chief Financial Officer of the John
D. and Catherine T. MacArthur Foundation. From 1990 to 1998, she served as Vice President and Treasurer of Dartmouth College. From 1982 to 1990, she was associated with the University of Southern California, first as Treasurer and then as Senior Vice President for Finance and Administration. In 1994, the National Association for College and University Business Officers awarded Ms. Hutton the Rodney Adams prize in recognition of her contributions to professional development and research activities in the field of college and university endowment and investment management. Both a Certified Public Accountant and a Chartered Financial Analyst, Ms. Hutton serves on the Board of Trustees of Commonfund Capital Inc., Commonfund Realty Inc. and the University Corporation for Atmospheric Research. She has previously served on the Board of Directors of First Interstate Bank of California. Ms. Hutton's term expires in 2000.

   Pall D. Spera. Mr. Spera, 53, has been a Director of Chittenden since 1985. He is the owner of Pall Spera Company, Realtors and Pall Spera Company, Investment Securities of Stowe, Vermont. He is a Director and former President of the Vermont Association of Realtors who named him Realtor of the Year in 1980, and is a Director of the National Association of Realtors. Mr. Spera is a Director of the Lake Mansfield Trout Club. Mr. Spera was an incorporator and a charter Director of Mountain Trust Company in 1977, was elected Vice Chairman in 1978, served as Acting President in 1980-1981, and was Acting Chairman of the Board prior to the merger of Mountain Trust Company with Chittenden Trust Company. Mr. Spera's term expires in 2001.

   Martel D. Wilson, Jr. Mr. Wilson, 61, has been a Director of Chittenden since 1983. He is the former Vice President, Chief Financial Officer and Director of S-K-I Ltd. He graduated from the University of Colorado with a degree in mechanical engineering and received an M.B.A. from Cornell University. Mr. Wilson is a

Director and Chairman of the Board of Building Material Distributors, Inc. of Stockton, California, a building material wholesaler in California and Nevada, and a Director of American Ski Company, which is an owner and operator of ski areas and real estate developments. He is a former President and Director of the Rutland Regional Chamber of Commerce, a former Trustee of the College of St. Joseph the Provider, a former President and Director of the Rutland Regional Medical Center and a member of the Investment Committee and former Chairman of the Board of Trustees of Comprehensive Health Resources, a health care holding company. Mr. Wilson's term expires in 2001.

Executive Officers

   John P. Barnes. Mr. Barnes, 43, is Executive Vice President and Chief Credit Policy Officer of Chittenden. His responsibilities include managing its Credit Policy and Administration Division, Chittenden Home Mortgage and Mortgage Service Center of New England. Mr. Barnes joined Chittenden in 1983 as Manager of Loan Review after five years with the FDIC--Boston area. He became Senior Vice President and Chief Credit Policy Officer in 1988. In 1990, he was appointed division head of the Credit Policy and Administration Division. He is a graduate of Northeastern University and received his M.B.A. from the University of Vermont in 1988.

   Lawrence W. DeShaw. Mr. DeShaw, 52, is Executive Vice President of Chittenden's Operations and Administration Division. He is responsible for managing the Data Processing, Loan Servicing, Facilities Management, Marketing and Public Relations, and Branch Operations. Mr. DeShaw joined Chittenden in 1971 and was named Assistant Vice President two years later. In 1978 he joined the Commercial Loan Department as Vice President, and later became President of Mountain Trust Company in Stowe, Vermont. He was named Senior Vice President of Residential Real Estate in 1984, and appointed Executive Vice President in 1991. Mr. DeShaw is a Vermont native who attended Burlington High School, Castleton State College and the University of Vermont. He also graduated from the Williams School of Banking and the Commercial Lending Graduate School at the University of Oklahoma. He is currently a Board Member of the Vermont Community Loan Fund.

   John W. Kelly. Mr. Kelly, 49, is Executive Vice President for Chittenden's Commercial Banking, Trust and Investment Management activities. Mr. Kelly joined Chittenden in 1990 as an Executive Vice President for Commercial Banking. Mr. Kelly received a B.A. degree in 1971 from St. Bonaventure University. He began his banking career in 1973 as a Residential and Commercial Real Estate Appraiser with the Poughkeepsie Savings Bank in Poughkeepsie, New York, where he later served as Commercial Real Estate Lender and Manager of the Loan Workout Department. In 1983, he joined the Old Colony Newport National Bank, headquartered in Providence, Rhode Island serving as Commercial Real Estate Lender. He also served as chair of the bank's Commercial Loan Screening Committee. In 1986, the Bank of New England Corporation acquired Old Colony and Mr. Kelly was promoted to Senior Vice President in charge of Commercial Real Estate Lending and later to Executive Vice President and Chief Lending Officer.

   Danny H. O'Brien. Mr. O'Brien, 48, is Executive Vice President of Community Banking of Chittenden. Mr. O'Brien also oversees Chittenden's broker/dealer, Chittenden Securities, Inc., a non-FDIC insured investment products subsidiary of Chittenden. Mr. O'Brien received a B.A. degree in 1972 from the University of Vermont. He joined Chittenden in 1988 as Regional Manager for Chittenden County and later assumed responsibilities for northern Vermont in Chittenden Trust Company's Community Banking Division. In 1993, Mr. O'Brien assumed responsibilities for business development and product and service delivery through the branch system statewide. Prior to joining Chittenden, he worked for Berkshire Bank and Trust Co. for nearly nine years and the Williamstown National Bank for nearly eight years in various consumer lending, commercial lending and managerial capacities. Both banks were located in western Massachusetts.

   Kirk W. Walters. Mr. Walters, 43, is Executive Vice President and Chief Financial Officer of Chittenden. Mr. Walters joined Chittenden in 1996 after serving as Chairman of the Board, President and Chief Executive Officer of Northeast Federal Corp. and Northeast Savings Bank. Prior to holding these positions at Northeast

Federal, Mr. Walters was Senior Vice President and Controller of CalFed Inc. and California Federal Bank. Before joining CalFed he worked in the corporate finance group at Atlantic Richfield Corp. Mr. Walters received a B.S. in Accounting from the University of Southern California in 1978 and was employed with Coopers & Lybrand as an audit supervisor after graduation. Mr. Walters is a Certified Public Accountant.

   F. Sheldon Prentice. Mr. Prentice, 48, is Senior Vice President, General Counsel and Secretary of Chittenden. A graduate of Dartmouth College and Fordham Law School, Mr. Prentice began his law career with Davis Polk & Wardwell in New York, New York. He then returned to Montpelier, Vermont where he was Assistant Counsel for National Life Insurance Company and taught Securities Regulations at Vermont Law School. In 1985, Mr. Prentice joined Chittenden as General Counsel. Mr. Prentice is a member of the Board of Arbitrators of the National Association of Securities Dealers, Inc., and currently serves as a Trustee of Vermont Legal Aid and Vermont Municipal Employee Retirement Board, and is President of Vermont Green Up. Mr. Prentice previously served on the Montpelier Planning Commission, the Boards of the Ethan Allen Homestead and Burlington Rotary and has been active in Vermont politics.

   Howard L. Atkinson. Mr. Atkinson, 54, is Chief Auditor of Chittenden. He is responsible for managing Chittenden's internal audit, regulatory compliance, Community Reinvestment Act and insurance functions. Prior to serving in this capacity he was Director of Internal Control for Bank of Ireland First Holdings, Inc. Before becoming an internal auditor, Mr. Atkinson spent in excess of twenty years with Ernst & Young, the last seven as an Audit Partner. While in public accounting, Mr. Atkinson conducted several staff development seminars in auditing and banking. He has been an accounting instructor at New Hampshire College, and he conducted seminars for the Institute of Internal Auditors, the American Institute of CPAs and other professional organizations. Mr. Atkinson has also worked as an independent consultant, rendering financial and litigation support services. Mr. Atkinson graduated from the University of Massachusetts at Amherst with a degree in accounting. He is a member of the Board of Governors of the Green Mountain Chapter of the Institute of Internal Auditors, the American Institute of CPAs and the Vermont Society of CPAs.

Board of Directors and its Committees

   Board of Directors. During 1998, Chittenden was managed by a ten-member board, a majority of whom are independent of Chittenden's management. The Chittenden Board held twelve regular meetings and two special meetings during 1998. Each of the directors attended at least 75% of the total number of meetings of the Chittenden Board and meetings of the committees of the Chittenden Board that he or she was eligible to attend.

   Audit Committee. The Chittenden Board has a standing audit committee consisting of Messrs. Bertrand (Chair), Boardman and Wilson and Ms. Hutton. The audit committee makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement with the independent public accountants, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of Chittenden's internal accounting controls. The audit committee met three times during 1998.

   Executive Committee. The Chittenden Board has a standing executive committee. The current members of the executive committee are Messrs. Bertrand, Perrault, Pizzagalli (Chair), Spera and Wilson and Ms. Hutton. The executive committee is responsible for strategic planning, officer and non-officer compensation and directors' succession, among other duties. In carrying out these responsibilities, the executive committee considers and recommends nominees for election to the board as vacancies occur and performs all of the functions of a compensation committee. The executive committee met five times during 1998.

   The Chittenden Board does not have a standing nominating or compensation committee. The executive committee performs all of the functions of these committees.

Director Compensation

   Directors of Chittenden who are also employees (i.e., Mr. Perrault) receive no additional compensation for service as directors. Each non-employee director of Chittenden received a quarterly retainer fee of $500 in fiscal year 1998, of which 50% was paid in the form of Chittenden common stock.

Executive Compensation

   The following table sets forth, for each of Chittenden's last three fiscal years, the annual compensation awarded to Chittenden's chief executive officer and four other most highly compensated executive officers (the "Named Executive Officers").

                           Summary Compensation Table

                                   Annual
                                Compensation                Long-Term Compensation
                              -------------------- ----------------------------------------
                                                             Awards              Payouts
                                                   -------------------------- -------------
                                                    Securities    Restricted
Name and                                            Underlying      Stock         LTIP          All Other
Principal Position       Year  Salary     Bonus(1) Options(#)(2) Awards($)(3) Payouts($)(4) Compensation($)(5)
------------------       ---- --------    -------- ------------- ------------ ------------- ------------------
Paul A. Perrault........ 1998 $328,846    $321,875          0          0        $101,146         $208,240
 Chairman of the Board,  1997  282,692     328,149          0          0          77,343          149,012
 President and Chief     1996  237,884     127,166    187,500          0          74,410          114,961
 Executive Officer
Lawrence W. DeShaw...... 1998  170,480      61,875     15,000          0          50,720            9,773
 Executive Vice          1997  149,961      56,250          0          0          43,261            6,969
 President               1996  144,230      47,125          0          0          39,228            5,313
John W. Kelly........... 1998  169,596      61,875     15,000          0          50,720            9,788
 Executive Vice          1997  149,769      56,250          0          0          42,956            8,246
 President               1996  143,384      47,125          0          0          37,647            5,299
Kirk W. Walters......... 1998  166,615      61,875     15,000          0          28,125            8,129
 Executive Vice          1997  149,769      56,250          0          0               0                0
 President               1996    2,230(6)      N/A     15,000          0               0                0
Danny H. O'Brien........ 1998  139,038      50,625     12,000          0          43,410            8,075
 Executive Vice          1997  125,000      46,875          0          0          38,021            6,173
 President               1996  124,192      40,625          0          0          33,782            5,861

--------
(1) Totals in this column include 50% of the Executive Management Incentive Compensation Plan ("EMICP") award that was earned in the year shown. Additionally, based on a short-term incentive plan established in 1996, Mr. Perrault was paid a bonus of $200,000. Mr. Perrault also received bonus payments under this plan of $45,916 and $203,649 in 1996 and 1997, respectively.
(2) Mr. Perrault's 187,500 options vest in three equal installments of 62,500 shares on June 1, 1997, 1998 and 1999. An aggregate of 150,000 of Mr. Perrault's options were granted under the Chief Executive Officer Compensation Plan (the "CEO Compensation Plan"). The options awarded to Messrs. DeShaw, Kelly, Walters and O'Brien during 1998 vest in four equal installments on January 21, 1998 and January 1, 1999, 2000 and 2001. Options granted to Mr. Walters at his date of hire on December 10, 1996 vested in two equal installments of 7,500 shares on December 10, 1997 and December 10, 1998.
(3) At fiscal year-end 1998, Mr. DeShaw owned 1,954 shares valued at $62,528. Dividends are payable during the restriction period.
(4) The 1998 Long-Term Incentive Plan ("LTIP") payout from the EMICP reflects 25% of the 1997 award earned in 1998, 15% of the 1996 award that was earned in 1998 and 10% of the 1995 award that was earned in 1998. The 1997 LTIP payout from the EMICP reflects 25% of the 1996 award that was earned in 1997, 15% of the 1995 award that was earned in 1997 and 10% of the 1994 award that was earned in 1997. The 1996 LTIP payment from the EMICP reflects 25% of the 1995 award that was earned in 1996, 15% of the 1994 award that was earned in 1996 and 10% of the 1993 award that was earned in 1996.
(5) Totals in this column include: (1) a 401(k) corporation match of 35% and an additional profit-sharing match of 25% shown as one total; (2) an equal match made under the Savings Plan Restoration portion of the Supplemental Executive Retirement Plan established in January 1997; and (3) that portion of Mr.

    Perrault's supplemental executive retirement plan benefit which may be granted based on Chittenden's annual results as measured by Chittenden's return on equity ("ROE"). The figures, respectively, are as follows: Mr. Perrault--$5,584.63, $7,315.37 and $195,340; Mr. DeShaw--$4,518.57 and
    $5,254.63; Mr. Kelly--$4,527.99 and $5,260.83; Mr. Walters--$5,390.78 and
    $2,738.57; and Mr. O'Brien--$4,510.11 and $3,565.03.

(6) Mr. Walters joined Chittenden on December 10, 1996 and his 1996 annual salary was $145,000.

Option Grants with respect to Fiscal Year 1998

   The following table sets forth the options granted during fiscal year ended December 31, 1998 to Chittenden's Named Executive Officers.

                                                                                      Potential
                                                                                   Realizable Value
                                                                                      at Assumed
                                             Percent of                            Annual Rates of
                                                Total                                Stock Price
                             Number of     Options Granted                         Appreciation for
                         Shares Underlying to Employees in                          Option Term(1)
                          Options Granted    Fiscal Year     Exercise   Expiration ----------------
          Name                  (#)             1998       Price ($/Sh)    Date      5%($)  10%($)
          ----           ----------------- --------------- ------------ ----------   ----- -------- ---
Paul A. Perrault........           0               0               0       N/A           0        0
Lawrence W. DeShaw......       3,750             1.7%         $33.75    1/21/2008  $79,594 $201,708
                               3,750             1.7           37.13    1/21/2008   66,919  189,033
                               3,750             1.7           40.84    1/21/2008   53,007  175,120
                               3,750             1.7           44.92    1/21/2008   37,707  159,820
John W. Kelly...........       3,750             1.7           33.75    1/21/2008   79,594  201,708
                               3,750             1.7           37.13    1/21/2008   66,919  189,033
                               3,750             1.7           40.84    1/21/2008   53,007  175,120
                               3,750             1.7           44.92    1/21/2008   37,707  159,820
Kirk W. Walters.........       3,750             1.7           33.75    1/21/2008   79,594  201,708
                               3,750             1.7           37.13    1/21/2008   66,919  189,033
                               3,750             1.7           40.84    1/21/2008   53,007  175,120
                               3,750             1.7           44.92    1/21/2008   37,707  159,820
Danny H. O'Brien........       3,000             1.3           33.75    1/21/2008   63,675  161,366
                               3,000             1.3           37.13    1/21/2008   53,535  151,226
                               3,000             1.3           40.84    1/21/2008   42,405  140,096
                               3,000             1.3           44.92    1/21/2008   30,165  127,856

--------
(1) Potential realizable values are calculated as the product of (A) assumed annual gains in the initial exercise price of 5% and 10% over the term of the options less the initial exercise price and (B) the number of options.

Option Exercises and Year-End Holdings

   The following table sets forth the aggregate number of options exercised in 1998 and the value of options held as of December 31, 1998 by Chittenden's Named Executive Officers.

              Aggregated Option Exercises in Fiscal Year 1998 and
                      Fiscal Year-End 1998 Option Values

                           Shares                    Number of Securities          Value of Unexercised
                         Acquired On                Underlying Unexercised         in-the-Money Options
                          Exercise      Value     Options at Fiscal Year-End        at Fiscal Year-End
          Name               (#)     Realized($) Exercisable/Unexercisable(#) Exercisable/Unexercisable($)(1)
          ----           ----------- ----------- ---------------------------- -------------------------------
Paul A. Perrault........    4,100     $124,847          132,022/62,500              $1,754,909/$553,500
Lawrence W. DeShaw......        0            0           45,259/11,250                        911,980/0
John W. Kelly...........        0            0           39,155/11,250                        770,419/0
Kirk W. Walters.........        0            0           18,750/11,250                        185,250/0
Danny H. O'Brien........    3,459       96,432            32,300/9,000                        590,688/0

--------

(1) Based on the last reported sale price of Chittenden common stock on the NYSE on December 31, 1998 of $32 per share.

Long-Term Incentive Plans--Awards in Last Fiscal Year

   The following table provides information on the EMICP awards for the Named Executive Officers in 1998.

                                         Performance  Estimated Future Payouts
                                          or Other   Under Non-Stock Price Based
                             Number of     Period              Plan(1)
                           Shares, Units    Until    ---------------------------
                             or Other    Maturation  Threshold  Target  Maximum
           Name             Rights (#)    or Payout   (#)(2)     ($)      ($)
           ----            ------------- ----------- --------- -------- -------
Paul A. Perrault..........      N/A        3 years   $121,875  $121,875 $121,875
Lawrence W. DeShaw........      N/A        3 years     61,875    61,875   61,875
John W. Kelly.............      N/A        3 years     61,875    61,875   61,875
Kirk W. Walters...........      N/A        3 years     61,875    61,875   61,875
Danny H. O'Brien..........      N/A        3 years     50,625    50,625   50,625

--------
(1) Figures shown represent the unearned portion of the 1998 EMICP awards. Fifty percent of the 1998 awards were earned and paid based upon Chittenden's 1998 profitability levels. The remaining portion will be earned on a schedule of 25%, 15% and 10% per year for each of the next three years contingent upon Chittenden meeting profit goals established by the Chittenden Board in January of each year.
(2) Threshold payout is based on the achievement of EPS in each of the subsequent three years which is at least equal to that of the previous year. If these targets are not met, the minimum payment could equal $0 in any of the remaining three years.

Employment Agreements

   Chittenden currently has severance agreements with each of Messrs. Perrault, DeShaw, Kelly, Walters and O'Brien. These agreements provide for payments to such persons that are conditioned upon a "change of control" of Chittenden followed within three years by either (1) termination of employment by Chittenden for any reason other than death or (2) termination by the executive for any reason. If these conditions are satisfied, the required payments would equal a multiple of the employee's annual salary, bonus and pension plan contributions. For Mr. Perrault, such payments would equal 2.99 times annual salary, bonus and pension plan contributions, and for Messrs. DeShaw, Kelly, Walters and O'Brien, such payments would equal 1.99 times annual salary, bonus and pension plan contributions. In addition, the CEO Compensation Plan provides for (1) the vesting of all options upon a "change in control" and (2) certain long-term disability payments in the event of a disability resulting in termination of employment, in which case a monthly benefit would be paid at age 60 based upon 60% of the base salary of Mr. Perrault at the time of disability.

Report of the Committee Responsible for Executive Compensation

   The executive committee of the Chittenden Board continues to have primary responsibility for the administration of executive compensation. Mr. Perrault, however, does not participate in meetings of the executive committee regarding executive compensation. All recommendations of the executive committee receive final approval of the full Chittenden Board. During 1998, the executive committee members were: Messrs. Pizzagalli (Chair), Perrault, ex officio, Spera and Wilson and Mrs. Barbara W. Snelling (through her retirement in April 1998).

   No significant changes were made to Chittenden's compensation policy or programs during 1998. Base salaries and salary ranges were reviewed against local and regional survey information and the design of existing incentive programs remained unchanged. An additional pool of incentive funds was accrued during 1998. This pool was targeted as a mechanism to provide additional incentive compensation for some members of the senior management group. Recommendations for awards are made by executive managers and approved by Mr. Perrault. Performance targets for all incentive programs were set in January 1998 and were based on specific earnings and return ratios. Individual awards were made in early 1999 and were based upon attainment of these goals combined with an assessment of individual performance.

   A review of executive base compensation was conducted by an independent consultant in November 1997. In accordance with past practice, base salaries were measured against the first (lowest) quartile of the selected peer group and total executive compensation was targeted to fall in the third quartile when performance goals are met. Based upon these standards, the consultant recommended adjustments to the base salaries of the executives. These adjustments were made in January 1998.

   Pursuant to a resolution of the executive committee in 1998, Mr. Perrault's annual base salary was increased on April 1, 1998 to $325,000. Mr. Perrault's 1998 EMICP payment of $223,023, which was based upon 1998 performance, is comprised of 50% ($121,875) of his 1998 award and 25% ($62,250), 15% ($24,375)
and 10% ($14,523) of his 1997, 1996 and 1995 awards, respectively.

   Pursuant to a resolution of the executive committee in 1998, Mr. Perrault was eligible to receive a short-term incentive payment based upon Chittenden achieving established EPS and ROE targets. Based upon an EPS of $2.09 and an ROE of 18.29%, Mr. Perrault received a cash award of $200,000.

   In addition to the Supplemental Executive Restoration Plan that was established for all members of the executive management group of Chittenden in January 1996, Mr. Perrault continues to be covered by a separate agreement. Under this agreement, an additional award can be granted based upon the current year's results. In 1998, with a reported ROE of 18.29%, the sum of $267,899 was accrued for Mr. Perrault under the SERP and his separate agreement.

   The SEC requires that this report comment upon Chittenden's policy with respect to Section 162(m) of the Code, which limits the deductibility on Chittenden's tax return of compensation over $1 million to any of the Named Executive Officers of Chittenden unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by Chittenden's stockholders. The executive committee's policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted, while simultaneously providing Chittenden executives with appropriate rewards for their performance. Chittenden did not pay any compensation with respect to 1998 that would be subject to Section 162(m).

   Submitted by:

       James C. Pizzagalli
       Pall D. Spera
       Martel D. Wilson, Jr.

Stock Performance Graph

   The following graph provides a comparison, from December 31, 1993 through December 31, 1998, of the cumulative total stockholder return (assuming reinvestment of dividends) among Chittenden; the Standard & Poor's 500 Index; the SNL New England Bank Index, an industry index of 32 New England-based institutions; and the KBW New England Bank Index, an industry index of 18 New England-based institutions. Chittenden has adopted the SNL New England Bank Index as a replacement for the KBW New England Bank Index because it believes that the larger number of constituent banks in the SNL New England Bank Index provides a comparison that is more appropriate for assessing Chittenden's relative performance. The historical information set forth below is not necessarily indicative of future performance.

                             [GRAPH APPEARS HERE]

                                                        Period Ending
                             ---------------------------------------------------------------
Index                        12/31/93   12/31/94   12/31/95   12/31/96   12/31/97   12/31/98
--------------------------------------------------------------------------------------------
Chittenden Corporation         100.00    114.74      226.80     217.96     417.34     390.25
S&P 500                        100.00    101.32      139.39     171.26     228.42     293.69
SNL New England Bank Index     100.00     96.10      157.58     214.87     342.02     374.29
KBW New England Bank Index     100.00     99.54      151.23     204.28     323.66     354.51

Executive Committee Interlocks and Insider Participation

   The executive committee consists of Messrs. Bertrand, Perrault, Pizzagalli (Chair), Spera and Wilson and Ms. Hutton. With the exception of Mr. Perrault, who serves as President and Chief Executive Officer of Chittenden, none of the members of the executive committee has served as an officer of Chittenden or has any other business relationship or affiliation with Chittenden, except for his or her service as a director.

Chittenden Retirement Plans

   Substantially all full-time employees of Chittenden who are age 21 or older and have completed one year of service participate in the Chittenden Pension Account Plan (the "Chittenden Plan"), a defined benefit pension plan intended to qualify under Section 401(a) of the Code. The Chittenden Plan is a cash balance plan whereby each participant's benefit is determined based on annual pay credits and interest credits made to each participant's notional account.

   Pay credits range from 2.5% to 11.0% of compensation up to the Social Security Wage Base and from 5.0% to 16.0% of compensation over the Social Security Wage Base, depending on the participant's age and length of service with Chittenden. Participants whose age plus service as of December 31, 1995 equaled 70 or more are eligible for an additional pay credit of 8.0% of compensation for plan years worked between 1996 and 2005. Compensation refers to pension eligible earnings of the participant under the Pension Plan including the entire amount of salaries, wages, overtime pay, commissions, bonuses, pre-tax deferrals and similar payments reported on Form W-2, excluding employer contributions to this or any other benefit plan, severance amounts and taxable income attributable to stock options. Compensation under the Chittenden Plan is limited to $160,000 for 1998 (as indexed under Section 401(a)(17) of the Code).

   Interest credits are based on the notional account balance on the last day of the prior plan year and the plan's interest credit rate. For the qualified plan, this interest credit rate equals the average 12-month Treasury Bill rate during December of the preceding plan year plus 0.5%, subject to a 5.0% minimum and a 8.0% maximum rate.

   No pay or interest credits were granted under the plan for periods of employment prior to January 1, 1996. Benefits accrued as of December 31, 1995 under the prior formula were converted to an opening account balance. Service is calculated from date of hire for purposes of determining the level of pay credit for the plan year. The normal retirement age under the plan is age 65. Benefits are computed on a straight line basis. Participants under this plan are entitled to a minimum benefit equal to the amount accrued under the prior plan formula as of December 31, 1995.

   In addition, Chittenden maintains a non-qualified, supplemental plan which provides benefits that would be paid by the Chittenden Plan except for limitations on pensionable pay and benefit amounts currently imposed by the Code.

   The estimated annual benefits payable from the Chittenden Plan and supplemental plan to Messrs. Perrault, DeShaw, Kelly, Walters and O'Brien, upon normal retirement age of 65 are $287,000, $141,000, $89,000, $85,000 and
$79,000, respectively. As of December 31, 1998, Messrs. Perrault, DeShaw, Kelly, Walters and O'Brien, had eight, 28, eight, two and eleven years of credited service, respectively, under the Chittenden Plan.

Principal Stockholders

   The following table sets forth the beneficial ownership of Chittenden's common stock as to (1) each person or entity who is known by Chittenden to have beneficially owned more than five percent of Chittenden's common stock as of December 31, 1998 or thereafter based upon filings received by Chittenden on Schedules 13D and 13G under the Securities Exchange Act, (2) each of Chittenden's nominees for directors and continuing directors, (3) each of the Named Executive Officers, and (4) all directors and executive officers as a group, based on representations of officers and directors of Chittenden as of January 22, 1999. All such information was provided by the stockholders listed (unless otherwise indicated) and reflects their beneficial ownership known by Chittenden. All percentages have been calculated as of January 22, 1999, based on 14,190,397 shares of Chittenden common stock outstanding at the close of business on such date.

                                                    Number of Shares
               Name and Business                     of Common Stock    Percent
          Address of Beneficial Owner             Beneficially Owned(1) of Class
          ---------------------------             --------------------- --------
Bertrand, Frederic H............................           14,450(2)        *
Boardman, David M...............................           32,783(3)        *
Carrara, Paul J.................................           17,905(4)        *
Crawford, Sally W...............................            1,010           *
Driscoll, Richard D.............................            1,297(3)        *
Hutton, Lyn.....................................            3,038(3)        *
Kolvoord, Philip A..............................           18,898(4)(5)     *
Perrault, Paul A................................          180,534(6)      1.3%
Pizzagalli, James C.............................          237,454(3)(7)   1.7%
Spera, Pall D...................................           38,230(4)        *
Wilson, Martel D., Jr...........................           33,609(4)(8)     *
DeShaw, Lawrence W..............................           66,556(9)        *
Kelly, John W...................................           43,312(10)       *
O'Brien, Danny H................................           43,110(11)       *
Walters, Kirk W.................................           25,364(12)       *
All nominees, continuing directors and executive
 officers as a group (18 persons) Two Burlington
 Square, Burlington, VT 05401...................          854,652         5.9%
Estabrook Capital Management Inc.
 430 Park Avenue, Suite 1800, New York,
 NY 10022(13)...................................        1,005,798         7.1%
Private Capital Management, Inc.
 3003 Tamiami Trail North, Naples, FL
 33940(14)......................................          742,663         5.2%

--------
* Less than one percent
(1) Except as otherwise noted, each individual in the table above has the sole voting and investment power over the shares listed.
(2) Includes 8,329 shares issuable upon the exercise of stock options that have vested or will vest by March 23, 1999.
(3) Includes 1,000 shares issuable upon the exercise of stock options that have vested or will vest by March 23, 1999.
(4) Includes 13,215 shares issuable upon the exercise of stock options that have vested or will vest by March 23, 1999.
(5) Includes 1,673 shares owned by Mr. Kolvoord's spouse. Mr. Kolvoord does not have voting or investment power over such shares.
(6) Includes (A) 132,021 shares issuable upon the exercise of stock options that have vested or will vest by March 23, 1999, (B) 11,619 shares owned through an individual retirement account and (C) 36,884 shares owned by Mr. Perrault's spouse. Mr. Perrault does not have voting or investment power over the shares owned by his spouse.
(7) Includes 571 shares owned by Mr. Pizzagalli's son. Also includes 6,330 shares owned by Pizzagalli Construction Company and 148,925 shares owned by Pizzagalli Brothers Company, which are entities controlled by Mr. Pizzagalli. Mr. Pizzagalli disclaims voting and investment power over such shares.
(8) Includes 2,853 shares owned through a self-directed individual retirement account. Also includes 1,781 shares owned through an individual retirement account of Mr. Wilson's spouse. Mr. Wilson does not have voting or investment power over such shares.
(9) Includes (A) 45,259 shares issuable upon the exercise of stock options that vested or will vest by March 23, 1999 and (B) 7,164 shares owned through an individual retirement account.
(10) Includes (A) 39,155 shares issuable upon the exercise of stock options that vested or will vest by March 23, 1999 and (B) 1,621 shares owned through an individual retirement account.
(11) Includes 32,300 shares issuable upon the exercise of stock options that vested or will vest by March 23, 1999.
(12) Includes (A) 18,750 shares issuable upon the exercise of stock options that vested or will vest by March 23, 1999 and (B) 364 shares owned through an individual retirement account.
(13) Information is based upon a Schedule 13G filed with the SEC on January 19, 1999 reporting beneficial ownership as of December 31, 1998. The Schedule 13G indicates that the reporting entity is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The reporting entity has shared voting and sole dispositive power with respect to all of the shares.

(14) Information is based upon a Schedule 13G/A filed with the SEC on February 17, 1999 reporting beneficial ownership as of December 31, 1998. The
     Schedule 13G/A indicates that the reporting entity is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The reporting entity has no voting power with respect to the shares and shared dispositive power with respect to all of the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act requires Chittenden's executive officers and directors, and persons who own more than 10% of a registered class of Chittenden's equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. These persons are required by SEC regulations to furnish Chittenden with copies of all Section 16(a) forms they file. To Chittenden's knowledge, based solely on a review of copies of such reports and written representations that no other reports were required during the fiscal year ended December 31, 1998, all transactions in Chittenden's securities that were engaged in by Chittenden's executive officers and directors, and therefore required to be disclosed pursuant to Section 16(a) of the Securities Exchange Act, were timely reported.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Business Relationships

   No nominee for director, continuing director or executive officer of Chittenden engaged in any transaction with Chittenden or any of its subsidiaries during fiscal year 1998, or is involved with Chittenden or any of its subsidiaries in any currently proposed transaction, in which the amount involved exceeded or exceeds $60,000.

Indebtedness of Management

   Chittenden's nominees for directors, continuing directors and executive officers have had, and are expected to have in the future, financial transactions with one or more of Chittenden's subsidiary banks. As of December 31, 1998, the outstanding loans by Chittenden's subsidiary banks to Chittenden's nominees, continuing directors and executive officers amounted to an aggregate of approximately $10.97 million. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons.

                                 OTHER MATTERS

Stockholder Proposals for Annual Meetings

   Stockholder proposals (including director nominations) submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in Chittenden's proxy statement and form of proxy for the 2000 Annual Meeting of Stockholders must be received by Chittenden by December 10, 1999. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

   For a proposal of a stockholder (including director nominations) to be presented at Chittenden's 2000 Annual Meeting of Stockholders, other than a stockholder proposal submitted pursuant to Rule 14a-8 of the Exchange Act, a stockholder's notice must be delivered to, or mailed to and received by, Chittenden at its principal executive offices, together with all supporting documentation required by Chittenden's bylaws, (A) not prior to January 19, 2000 nor later than March 5, 2000, or (B) if Chittenden's 2000 Annual Meeting of Stockholders is called for a date prior to April 19, 2000 or later than July 18, 2000 then not later than the close of business on the later of (i) the 75th calendar day prior to the scheduled date of such meeting or (ii) the fifteenth calendar day following the date on which public announcement of the date of the 2000 Annual Meeting of Stockholders is first made by Chittenden. Any such proposals should be mailed to: Chittenden Corporation, Two Burlington Square, Burlington, Vermont 05401, Attention: Secretary.

   Vermont Financial stockholder proposals with respect to the 1999 Annual Meeting of Vermont Financial stockholders were required to have been submitted, together with all supporting documentation required by Vermont Financial's bylaws, to Vermont Financial by November 10, 1998 for inclusion in the proxy statement and form of proxy relating to that meeting. If the merger is completed, there will be no 1999 Annual Meeting of Vermont Financial stockholders.

   SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement for an annual meeting.

Other Matters

   As of the date of this Joint Proxy Statement/Prospectus, the Chittenden Board knows of no matters that will be presented for consideration at the Chittenden meeting other than as described in this Joint Proxy Statement/Prospectus. If any other matters shall properly come before the Chittenden meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Chittenden.

   As of the date of this Joint Proxy Statement/Prospectus, the Vermont Financial Board knows of no matters that will be presented for consideration at the Vermont Financial meeting other than as described in this Joint Proxy Statement/Prospectus. If any other matters shall properly come before the Vermont Financial meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Vermont Financial.

                                 LEGAL MATTERS

   The validity of the common stock to be issued in connection with the merger will be passed upon by F. Sheldon Prentice, General Counsel to Chittenden. Goodwin, Procter & Hoar LLP, counsel for Chittenden, will pass on certain federal income tax consequences of the merger for Chittenden, and Sullivan & Worcester LLP, counsel for Vermont Financial, will pass on certain federal income tax consequences of the merger for Vermont Financial and its stockholders.

                                    EXPERTS

   The consolidated financial statements of Chittenden as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated by reference in this Joint Proxy Statement/Prospectus and Registration Statement have been audited by Arthur Andersen LLP, Independent Public Accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

   The consolidated financial statements of Vermont Financial as of December 31, 1998 and 1997 and for the years then ended have been incorporated by reference in this Joint Proxy Statement/Prospectus and Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this Joint Proxy Statement/Prospectus and Registration Statement and upon authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Vermont Financial for the year ended December 31, 1996 have been incorporated by reference in this Joint Proxy Statement/Prospectus and Registration Statement in reliance upon the report of PricewaterhouseCoopers LLP, independent public accountants, and upon authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   Chittenden and Vermont Financial file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." In addition, Chittenden's SEC filings may be read and copied at the NYSE, 20 Broad Street, New York, New York 10005, and Vermont Financial's SEC filings may also be read and copied at the NASDAQ National Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

   Chittenden has filed a Registration Statement on Form S-4 to register with the SEC the Chittenden common stock to be issued to the holders of Vermont Financial common stock in the merger. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Chittenden in addition to being a proxy statement of Chittenden and Vermont Financial for the Chittenden meeting and the Vermont Financial meeting. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

   The SEC allows us to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about the companies, their finances and Chittenden common stock.

Chittenden Corporation SEC Filings (File No. 0-7974)

Annual Report on Form 10-K for the year ended December 31, 1998.

Current Report on Form 8-K/A, filed with the SEC on January 6, 1999, relating to the merger.

Registration Statement on Form 8-A, filed with the SEC on January 9, 1998.

Vermont Financial Services Corp. SEC Filings (File No. 0-11012)

Annual Report on Form 10-K for the year ended December 31, 1998.

Current Report on Form 8-K/A, filed with the SEC on January 6, 1999, relating to the merger.

   We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Joint Proxy Statement/Prospectus and the dates of the meetings of our stockholders.

   Chittenden has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Chittenden, and Vermont Financial has supplied all such information relating to Vermont Financial.

   If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

   Chittenden Corporation                        Vermont Financial Services
   Two Burlington Square                      Corp.
   Burlington, Vermont 05401                     100 Main Street
   Attention: Secretary                          Brattleboro, Vermont 05301
   Tel: (802) 658-4000                           Attention: Secretary

                                                 Tel: (802) 258-4003
   If you would like to request documents from us, please do so by May 5, 1999 to receive them prior to the Chittenden and Vermont Financial stockholder meetings.

   You should rely only on the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus to vote on Chittenden's proposals and the Vermont Financial proposal. We have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated April 6, 1999. You should not assume that the information contained in this Joint Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Joint Proxy Statement/Prospectus to stockholders nor the issuance of shares of Chittenden common stock in the merger shall create any implication to the contrary.

                             INDEX OF DEFINED TERMS

acquisition transaction.....................................................  50
Amended and Restated Charter................................................   2
ATMs........................................................................  71
Banks.......................................................................  74
BHCA........................................................................  52
BIF.........................................................................  79
BWM.........................................................................  70
CASI........................................................................  24
CCC.........................................................................  70
CEO Compensation Plan....................................................... 109
Chittenden Banks............................................................  70
Chittenden Option...........................................................  49
Chittenden Plan............................................................. 114
Code........................................................................   5
Covered transactions........................................................  76
CTC.........................................................................  70
DGCL........................................................................  97
DOJ.........................................................................   6
Effective Date..............................................................  53
Effective Time..............................................................  53
EMICP....................................................................... 109
EPS.........................................................................  27
FBT.........................................................................  70
FDIA........................................................................  78
FDIC........................................................................  61
FDICIA......................................................................  77
Federal Reserve Board.......................................................   5
FIRREA......................................................................  78
LTIP........................................................................ 109
Market/Offer Price..........................................................  51
MB&D........................................................................   6
MBBI........................................................................   5
Named Executive Officers.................................................... 109
Nationwide Transactions.....................................................  33
Northeast Banks.............................................................  32
Northeast Region............................................................  32
Northeast Transactions......................................................  33
OCC.........................................................................  74
Repurchase Event............................................................  51
Related Person.............................................................. 101
ROE......................................................................... 110
SAIF........................................................................  79
Share Acquisition Rights....................................................  56
SRP.........................................................................  47
SRP Participants............................................................  48
Surviving Corporation.......................................................  10
UB..........................................................................  71
USB.........................................................................  72
VBCA........................................................................  68
Vermont Banking Department..................................................  74
VFB.........................................................................  71
VNB.........................................................................  47

                                                                         Annex A

         ------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                            CHITTENDEN CORPORATION,

                    CHITTENDEN ACQUISITION SUBSIDIARY, INC.,

                                      and

                        VERMONT FINANCIAL SERVICES CORP.

                         Dated as of December 16, 1998


         ------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          Page
ARTICLE I - CERTAIN DEFINITIONS..........................................  1
   1.1   Certain Definitions.............................................  1

ARTICLE II - THE MERGER; EFFECTS OF THE MERGER...........................  7
   2.1   The Merger......................................................  7
   2.2   Charter and Bylaws..............................................  7
   2.3   Closing.........................................................  7
   2.4   Effectiveness and Effects of the Merger.........................  7
   2.5   Tax Consequences................................................  8
   2.6   Accounting Treatment............................................  8
   2.7   Board of Directors..............................................  8

ARTICLE III - MERGER CONSIDERATION; EXCHANGE PROCEDURES..................  8
   3.1   Merger Consideration............................................  8
   3.2   Rights as Stockholders; Stock Transfers.........................  8
   3.3   Fractional Shares...............................................  9
   3.4   Exchange Procedures.............................................  9
   3.5   Anti-Dilution Provisions........................................ 10
   3.6   Treasury Shares................................................. 10
   3.7   Options......................................................... 10

ARTICLE IV - THE SUBSEQUENT MERGER; EFFECTS OF THE
             SUBSEQUENT MERGER........................................... 11
  4.1   Subsequent Merger................................................ 11
  4.2   Charter.......................................................... 12
  4.3   Bylaws........................................................... 12
  4.4   Board of Directors............................................... 12
  4.5   Cancellation of Shares........................................... 12

ARTICLE V - ACTIONS PENDING MERGER....................................... 12
  5.1   Ordinary Course.................................................. 12
  5.2   Stock............................................................ 12
  5.3   Dividends, Etc. ................................................. 13
  5.4   Compensation; Employment Agreements; Etc. ....................... 13
  5.5   Benefit Plans.................................................... 14
  5.6   Dispositions, Acquisitions and Capital Expenditures.............. 14
  5.7   Amendments....................................................... 15
  5.8   Accounting Methods............................................... 15
  5.9   Loan Policies.................................................... 15
  5.10  Adverse Actions.................................................. 15

                                      (i)

                                                                          Page
    5.11  Settlement of Claims........................................... 15
    5.12  Agreements..................................................... 15

ARTICLE VI - REPRESENTATIONS AND WARRANTIES.............................. 15
    6.1   Disclosure Schedules........................................... 15
    6.2   Standard....................................................... 16
    6.3   Representations and Warranties................................. 16

ARTICLE VII - COVENANTS.................................................. 30
    7.1   Reasonable Best Efforts........................................ 30
    7.2   Stockholder Approvals.......................................... 31
    7.3   Registration Statement......................................... 31
    7.4   Press Releases................................................. 33
    7.5   Access; Information............................................ 33
    7.6   Acquisition Proposals.......................................... 33
    7.7   Affiliate Agreements........................................... 34
    7.8   Takeover Laws.................................................. 34
    7.9   No Rights Triggered............................................ 35
    7.10  Shares Listed.................................................. 35
    7.11  Regulatory Applications; Filings; Consents..................... 35
    7.12  Indemnification; Directors' and Officers' Insurance............ 35
    7.13  Compensation and Benefit Plans................................. 38
    7.14  Headquarters................................................... 39
    7.15  Notification of Certain Matters................................ 39
    7.16  The Bank Mergers............................................... 39
    7.17  Financial Reports.............................................. 39
    7.18  Post-Closing Governance........................................ 40

ARTICLE VIII - CONDITIONS TO CONSUMMATION OF THE MERGER.................. 40
    8.1   Stockholder Vote............................................... 40
    8.2   Regulatory Approvals........................................... 40
    8.3   Third Party Consents........................................... 40
    8.4   No Injunction, Etc. ........................................... 40
    8.5   Representations, Warranties and Covenants of VFSC.............. 41
    8.6   Representations, Warranties and Covenants of Chittenden........ 41
    8.7   Effective Registration Statement............................... 41
    8.8   Tax Opinion Relating to the Merger............................. 41
    8.9   NYSE Listing................................................... 42
    8.10  Accounting Treatment........................................... 42

ARTICLE IX - TERMINATION................................................. 42
    9.1   Termination.................................................... 42
    9.2   Effect of Termination and Abandonment.......................... 45

                                      (ii)

                                                                          Page
ARTICLE X - MISCELLANEOUS................................................ 45
   10.1  Survival........................................................ 45
   10.2  Waiver; Amendment............................................... 45
   10.3  Counterparts.................................................... 45
   10.4  Governing Law................................................... 45
   10.5  Expenses........................................................ 45
   10.6  Confidentiality................................................. 45
   10.7  Notices......................................................... 46
   10.8  Understanding; No Third Party Beneficiaries..................... 47
   10.9  Headings; Interpretation........................................ 47

EXHIBIT A-1    Form of Affiliate Letter to Chittenden

EXHIBIT A-2    Form of Affiliate Letter to VFSC

EXHIBIT B      Bank Holding Companies Index Group

                                     (iii)

     AGREEMENT AND PLAN OF MERGER, dated as of December 16, 1998 (this "Agreement"), by and between Chittenden Corporation, a Vermont corporation
----------
("Chittenden"), Chittenden Acquisition Subsidiary, Inc., a Delaware corporation
------------
and wholly owned subsidiary of Chittenden ("CASI"), which has been formed for
                                            ----
the specific and sole purpose of consummating the Merger (as such term is defined below), and Vermont Financial Services Corp., a Delaware corporation ("VFSC").
------

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of Chittenden, CASI and VFSC have determined that it is in the best interests of their respective corporations and their stockholders to consummate the strategic business merger transactions provided for herein, in which (i) CASI will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into VFSC such that VFSC is the
                              ------
surviving corporation in the Merger and continues its corporate existence under the laws of the State of Delaware as a wholly owned subsidiary of Chittenden, and (ii) VFSC (as the surviving corporation from the Merger) will, subject to the terms and conditions set forth herein, merge (the "Subsequent Merger," and
                                                       -----------------
together with the Merger, the "Mergers") with and into Chittenden such that
                               -------
Chittenden is the surviving corporation in the Subsequent Merger and continues its corporate existence under the laws of the State of Vermont;

     WHEREAS, in connection with the execution of this Agreement, VFSC and Chittenden are entering into a stock option agreement, with VFSC as issuer and Chittenden as grantee (the "VFSC Stock Option Agreement"); and
                            ---------------------------

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers;

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:


                        ARTICLE I - CERTAIN DEFINITIONS

      1.1 Certain Definitions.  As used in this Agreement, the following terms
          -------------------
shall have the meanings set forth below:

     "Affiliate" shall have the meaning set forth in Section 7.7(a).
      ---------

     "Agreement" shall have the meaning set forth in the preamble to this
      ---------
Agreement.

     "Bank Merger" shall have the meaning set forth in Section 7.16.
      -----------

     "Bank Merger Agreements" shall have the same meaning set forth in
      ----------------------
Section 7.16.

     "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.
      ----

     "Burdensome Condition" shall have the meaning set forth in Section 8.2.
      --------------------

     "CASI" shall have the meaning set forth in the preamble to this Agreement.
      ----

     "CASI Common Stock" shall have the meaning set forth in Section 3.1(b).
      -----------------

     "CASI Meeting" shall have the meaning set forth in Section 7.2.
      ------------

     "Certificate of Merger" shall have the meaning set forth in Section 2.1.
      ---------------------

     "Chittenden" shall have the meaning set forth in the preamble to this
      ----------
Agreement.

     "Chittenden Affiliates Agreement" shall have the meaning set forth in
      -------------------------------
Section 7.7(b).

     "Chittenden Common Stock" shall have the meaning set forth in Section
      -----------------------
3.1(a).

     "Chittenden Meeting" shall have the meaning set forth in Section 7.2.
      ------------------

     "Claim" shall have the meaning set forth in Section 7.12(a).
      -----

     "Classified Loans" shall have the meaning set forth in Section 6.3(v)(ii).
      ----------------

     "Closing" shall have the meaning set forth in Section 2.3.
      -------

     "Closing Date" shall have the meaning set forth in Section 2.3.
      ------------

     "Code" shall mean the Internal Revenue Code of 1986, as amended.
      ----

     "Compensation and Benefit Plans" shall have the meaning set forth in
      ------------------------------
Section 6.3(l)(i).

     "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated
      -------------------------
as of November 10, 1998, by and between Chittenden and VFSC.

     "DGCL" shall mean the Delaware General Corporation Law.
      ----

     "Disclosure Schedule" shall have the meaning set forth in Section 6.1.
      -------------------

     "DOJ" shall have the meaning set forth in Section 7.1(b).
      ---

     "Effective Date" shall have the meaning set forth in Section 2.4.
      --------------

     "Effective Time" shall have the meaning set forth in Section 2.4.
      --------------

     "Encumbrances" shall have the meaning set forth in Section 6.3(o)(ii).
      ------------

     "Environmental Laws" shall have the meaning set forth in Section 6.3(q)(i).
      ------------------

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as
      -----
amended.

     "ERISA Affiliate" shall have the meaning set forth in Section 6.3(l)(i).
      ---------------

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended,
      ------------
and the rules and regulations thereunder.

     "Exchange Agent" shall have the meaning set forth in Section 3.4(a).
      --------------

     "Exchange Fund" shall have the meaning set forth in Section 3.4(a).
      -------------

     "Exchange Ratio" shall have the meaning set forth in Section 3.1(a).
      --------------

     "FDIA" shall mean the Federal Deposit Income Act, as amended.
      ----

     "FDIC"  shall mean the Federal Deposit Insurance Corporation or any
      ----
successor thereto.

     "FFIEC" shall mean the Federal Financial Institutions Examination Council.
      -----

     "FRB" means the Board of Governors of the Federal Reserve System or any
      ---
successor thereto.

     "GAAP" shall have the meaning set forth in Section 2.6.
      ----

     "Indemnified Parties" shall have the meaning set forth in Section 7.12(a).
      -------------------

     "Information Technology" shall have the meaning set forth in
      ----------------------
Section 6.3(z)(iii).

     "Joint Proxy Statement" shall have the meaning set forth in Section 7.3(a).
      ---------------------

     "Liens" shall mean any charge, mortgage, pledge, security interest,
      -----
restriction, claim, lien, or encumbrance.

     "Loans" shall have the meaning set forth in Section 6.3(v)(i).
      -----

     "Management Continuity Agreements" shall mean the agreements between VFSC
      --------------------------------
and each of the officers of VFSC listed under the heading "Outplacement Executives" in Section 7.13(e) of VFSC's Disclosure Schedule.

     "Material Adverse Effect" shall mean with respect to Chittenden or VFSC,
      -----------------------
respectively, any effect that (i) is material and adverse to the financial position, results of operations, assets or business of Chittenden and its Subsidiaries taken as a whole, or VFSC and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of Chittenden or VFSC, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Mergers and the other transactions contemplated by this Agreement; provided, however, that
                                                   --------  -------
Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking, corporate and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (c) actions or omissions of Chittenden or its Subsidiaries or VFSC or its Subsidiaries taken with the prior written consent of Chittenden or VFSC, as applicable, in contemplation of the transactions contemplated hereby, (d) circumstances affecting banks or savings associations and their holding companies generally, and (e) the effects of the Mergers and compliance by either party with the provisions of this Agreement on the financial position, results of operations, assets or business of such party and its Subsidiaries, or the other party and its Subsidiaries, as the case may be.

     "Meeting" shall have the meaning set forth in Section 7.2.
      -------

     "Merger" shall have the meaning set forth in the recitals to this
      ------
Agreement.

     "Mergers" shall have the meaning set forth in the recitals to this
      -------
Agreement.

     "Merger Consideration" shall have the meaning set forth in Section 2.1.
      --------------------

     "Multiemployer Plans" shall have the meaning set forth in Section
      -------------------
6.3(1)(iii).

     "New Certificates" shall have the meaning set forth in Section 3.4(a).
      ----------------

     "NYSE" shall mean The New York Stock Exchange, Inc.
      ----

     "OCC" shall mean the Office of the Comptroller of the Currency.
      ---

     "Old Certificates" shall have the meaning set forth in Section 3.4(a).
      ----------------

     "Pension Plan" shall have the meaning set forth in Section 6.3(l)(iii).
      ------------

     "Person" or "person" shall mean any individual, bank, corporation,
      ------      ------
partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

     "Plans" shall have the meaning set forth in Section 6.3(l)(iii).
      -----

     "Previously Disclosed" by a party shall mean information set forth in its
      --------------------
Disclosure Schedule.

     "Property Restrictions" shall have the meaning set forth in Section
      ---------------------
6.3(o)(ii).

     "Real Property" and " Real Properties" shall have the meaning set forth in
      -------------        ---------------
Section 6.3(o)(ii).

     "Registration Statement" shall have the meaning set forth in
      ----------------------
Section 7.3(a).

     "Regulatory Approvals" shall mean the approval (or waiver, if applicable)
      --------------------
of the following regulatory authorities, which are necessary to consummate the Mergers and the Bank Mergers: the FRB, the FDIC and the regulatory authorities of the states in which Chittenden, VFSC and their respective Subsidiaries operate.

     "Regulatory Authority" and "Regulatory Authorities" shall have the meaning
      --------------------       ----------------------
set forth in Section 6.3(h)(ii).

     "Rights" shall mean, with respect to any person, securities or obligations
      ------
convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of stock of such person.

     "SEC" shall mean the Securities and Exchange Commission.
      ---

     "SEC Documents" shall have the meaning set forth in Section 6.3(g)(i).
      -------------

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the
      --------------
rules and regulations thereunder.

     "Subsequent Effective Time" shall have the meaning set forth in
      -------------------------
Section 4.1.

     "Subsequent Merger" shall have the meaning set forth in the recitals to
      -----------------
this Agreement.

     "Subsidiary" and "Significant Subsidiary" shall have the respective
      ----------       ----------------------
meanings set forth in Rule 1-02 of Regulation S-X of the SEC.

     "Subsidiaries" shall mean all of a party's Subsidiaries and Significant
      ------------
Subsidiaries.

     "Surviving Corporation" shall have the meaning set forth in Section 2.1.
      ---------------------

     "Takeover Laws" shall have the meaning set forth in Section 6.3(n).
      -------------

     "Tax Returns" shall have the meaning set forth in Section 6.3(r).
      -----------

     "Taxes" shall mean (i) all taxes, charges, fees, levies or other
      -----
assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

     "Treasury Shares" shall have the meaning set forth in Section 3.1(a).
      ---------------

     "VBCA" shall mean The Vermont Business Corporation Act.
      ----

     "VFSC" shall have the meaning set forth in the preamble to this Agreement.
      ----

     "VFSC Affiliates Agreement" shall have the meaning set forth in
      -------------------------
Section 7.7(b).

     "VFSC Common Stock" shall have the meaning set forth in Section 3.1(a).
      -----------------

     "VFSC Compensation and Benefit Plans" shall mean the Compensation and
      -----------------------------------
Benefit Plans of VFSC.

     "VFSC Meeting" shall have the meaning set forth in Section 7.2.
      ------------

     "VFSC Stock Option" shall have the meaning set forth in Section 3.7(a).
      -----------------

     "VFSC Stock Option Agreement" shall have the meaning set forth in the
      ---------------------------
recitals to this Agreement.

     "VFSC Stock Option Plans" shall have the meaning set forth in
      -----------------------
Section 3.7(a).

     "Year 2000 Compliant" shall have the meaning set forth in
      -------------------
Section 6.3(z)(iii).

     "Year 2000 Plan" shall have the meaning set forth in Section 6.3(z)(i).
      --------------

     "Year 2000 Regulatory Requirements" shall have the meaning set forth in
      ---------------------------------
Section 6.3(z)(i).

                ARTICLE II - THE MERGER; EFFECTS OF THE MERGER

      2.1 The Merger.  At the Effective Time, upon the terms and subject to the
          ----------
conditions of this Agreement, CASI shall merge with and into VFSC, the separate corporate existence of CASI shall cease and VFSC shall survive and continue its corporate existence under the laws of the State of Delaware as a wholly owned subsidiary of Chittenden (VFSC, as the surviving corporation in the Merger, being sometimes referred to herein as the "Surviving Corporation"). The parties
                                           ---------------------
shall prepare and execute a certificate of merger (the "Certificate of Merger")
                                                        ---------------------
in order to comply in all respects with the requirements of the DGCL and with the provisions of this Agreement. Chittenden may at any time change the method of effecting the strategic business merger transactions with VFSC and CASI provided for herein (including without limitation the provisions of this Article
II) if and to the extent it deems such change to be desirable, including without limitation to provide for a merger of VFSC into Chittenden or a wholly owned subsidiary of Chittenden; provided, however, that no such change shall (A) alter
                          --------  -------
or change the amount or kind of consideration to be issued to holders of VFSC Common Stock as provided for in this Agreement (the "Merger Consideration"),
                                                     --------------------
(B) adversely affect the tax treatment of VFSC's stockholders as a result of receiving the Merger Consideration or (C) materially impede or delay consummation of the Merger. VFSC and CASI agree to, and to cause their Subsidiaries to, appropriately amend this Agreement and any related documents in order to reflect such revised method of effecting the strategic business merger transactions with VFSC and CASI provided for herein to the extent deemed necessary or desirable by Chittenden in its reasonable judgment.

      2.2 Charter and Bylaws.  The Certificate of Merger shall provide that, at
          ------------------
the Effective Time, the charter of the Surviving Corporation shall be the charter of CASI, as such charter may be amended, and set forth in the Certificate of Merger or any certificate of amendment filed prior to the Effective Time. The bylaws of the Surviving Corporation shall be the bylaws of CASI at the Effective Time.

      2.3 Closing.  The closing of the Merger (the "Closing") will occur at
          -------                                   -------
10:00 a.m., Boston time, on the date to be specified by the parties, which (subject to the satisfaction or waiver of the conditions as set forth in
Article VIII in accordance with this Agreement) shall be no later than the fifth business day to occur after the last of the conditions set forth in Sections 8.1, 8.2, 8.3, 8.7 and 8.9 shall have been satisfied or waived in accordance with the terms of this Agreement (the "Closing Date"), at the offices of
                                       ------------
Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109, unless another date or place is agreed to in writing by the parties.

      2.4 Effectiveness and Effects of the Merger.  On the Closing Date, or at
          ---------------------------------------
such time as may otherwise be agreed by the parties, CASI and VFSC shall execute and file with the Secretary of State of the State of Delaware the Certificate of Merger in accordance with the DGCL. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective (the "Effective Time") upon the occurrence of the filing of the Certificate of Merger
 --------------
with the Secretary of State of the State of Delaware pursuant to Section 252 of the DGCL, or such other time, if any, as may be specified in the Certificate of Merger. The Merger shall have the effects prescribed in Sections 259 and 261 of the DGCL. The date on which the Effective Time occurs is referred to herein as the "Effective Date."
     --------------

      2.5 Tax Consequences.  It is intended that both the Merger and the
          ----------------
Subsequent Merger be consummated pursuant to one integrated plan which qualifies as a reorganization under Section 368(a)(1)(A) of the Code. This Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

      2.6 Accounting Treatment.  It is intended that the Merger be accounted for
          --------------------
as a "pooling of interests" under generally accepted accounting principles

("GAAP").
------

      2.7 Board of Directors.  At the Effective Time, the Board of Directors of
          ------------------
the Surviving Corporation shall be those persons serving as directors of CASI immediately prior to the Effective Time, such persons to serve until the earlier of their resignation or removal or until their respective successors are duly appointed or elected and qualified, as the case may be.


            ARTICLE III - MERGER CONSIDERATION; EXCHANGE PROCEDURES

      3.1 Merger Consideration.  Subject to the provisions of this Agreement, at
          --------------------
the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or stockholder:

          (a) Outstanding VFSC Common Stock.  Each share (excluding (i) shares
              -----------------------------
held by VFSC or by Chittenden, other than in a fiduciary capacity ("Treasury
                                                                    --------
Shares")) of the common stock, par value $1.00 per share, of VFSC (the "VFSC
------                                                                  ----
Common Stock") issued and outstanding immediately prior to the Effective Time
------------
shall be converted into and become the right to receive 1.07 shares (subject to adjustment as set forth herein, the "Exchange Ratio") of common stock, par value
                                     --------------
$l.00 per share, of Chittenden (the "Chittenden Common Stock").
                                     -----------------------

          (b) Outstanding CASI Common Stock.  Each share of the common stock,
              -----------------------------
par value $1.00 per share, of CASI ("CASI Common Stock") issued and outstanding
                                     -----------------
immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of the VFSC Common Stock.

          (c) Outstanding Chittenden Common Stock.  Each share of Chittenden
              -----------------------------------
Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time.

      3.2 Rights as Stockholders; Stock Transfers.  At the Effective Time,
          ---------------------------------------
holders of VFSC Common Stock shall cease to be, and shall have no rights as, stockholders of VFSC, other than to receive any dividend or other distribution with respect to such VFSC Common

Stock with a record date occurring prior to the Effective Time and to receive the Merger Consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of VFSC of shares of VFSC Common Stock, other than transfers of VFSC Common Stock that have occurred prior to the Effective Time.

      3.3 Fractional Shares.  Notwithstanding any other provision hereof, no
          -----------------
fractional shares of Chittenden Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Chittenden shall pay to each holder of VFSC Common Stock who would otherwise be entitled to a fractional share of Chittenden Common Stock (after aggregating all Old Certificates delivered by such holder) an amount in cash to be paid in lieu of fractional shares (without interest) determined by multiplying such fraction by the average of the last sale prices of Chittenden Common Stock, as reported by the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date.

      3.4 Exchange Procedures.
          -------------------

          (a) Prior to the Effective Time, Chittenden shall deposit, or shall cause to be deposited, with a bank or trust company selected by Chittenden and reasonably acceptable to VFSC (the "Exchange Agent"), for the benefit of the
                                    --------------
holders of certificates representing shares of VFSC Common Stock immediately prior to the Effective Time ("Old Certificates"), for exchange in accordance
                              ----------------
with this Article III, certificates representing the shares of Chittenden Common Stock ("New Certificates") and an estimated amount of cash to be paid in lieu of
        ----------------
fractional shares (such cash and New Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this
                                -------------
Article III in exchange for outstanding shares of VFSC Common Stock.

          (b) As promptly as practicable after the Effective Time, and in any event within seven business days thereafter, Chittenden shall send or cause to be sent to each holder of record of shares (other than Treasury Shares) of VFSC Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. Chittenden shall cause the New Certificates, into which shares of a stockholder's VFSC Common Stock are convertible from and after the Effective Time, and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive, to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of VFSC Common Stock (or indemnity reasonably satisfactory to Chittenden and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid pursuant to this Article III upon such delivery.

          (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto or any affiliate thereof shall be liable to any former holder of VFSC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d) No dividends or other distributions with respect to Chittenden Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of VFSC Common Stock converted in the Merger into the right to receive shares of such Chittenden Common Stock until the holder thereof shall surrender such Old Certificate, together with the necessary transmittal materials, in accordance with this Article III. Subject to applicable law, after the surrender of an Old Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Chittenden Common Stock for which such Old Certificate was exchangeable.

          (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of VFSC for twelve (12) months after the Effective Time shall be paid to Chittenden, subject to the rights of such stockholders to receive payments from any such portion of the Exchange Fund in accordance with the terms of this Article III. Any stockholders of VFSC who have not theretofore complied with this Article III shall thereafter look only to Chittenden for payment of the shares of Chittenden Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the Chittenden Common Stock deliverable in respect of each share of VFSC Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

      3.5 Anti-Dilution Provisions.  In the event Chittenden or VFSC changes (or
          ------------------------
establishes a record date for changing) the number of, or provides for the exchange of, shares of Chittenden Common Stock or VFSC Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Chittenden Common Stock or VFSC Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately and appropriately adjusted.

      3.6 Treasury Shares.  Each of the shares of VFSC Common Stock constituting
          ---------------
Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

      3.7 Options.
          -------

          (a) At the Effective Time, all employee and director stock options to purchase shares of VFSC Common Stock (each, a "VFSC Stock Option"), which are
                                               -----------------
then outstanding and unexercised, shall cease to represent a right to acquire shares of VFSC Common Stock, and shall be converted automatically into options to purchase shares of Chittenden Common Stock, and Chittenden shall assume each such VFSC Stock Option subject to the terms of any of the stock option plans listed under "Stock Plans" in Section 6.3(l)(i) of VFSC's Disclosure Schedule (collectively, the "VFSC Stock Option Plans"), and the agreements evidencing
                    -----------------------
grants thereunder; provided, however, that from and after the Effective Time,
                   --------  -------
(i) the number of shares of Chittenden Common Stock purchasable upon exercise of any such VFSC Stock Option shall be equal to the number of shares of VFSC Common Stock that were purchasable under such VFSC Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding to the nearest whole share (with .5 being rounded up), and (ii) the per share exercise price under each such VFSC Stock Option shall be adjusted by dividing the per share exercise price of each such VFSC Stock Option by the Exchange Ratio, rounding to the nearest cent. The terms of each VFSC Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Chittenden Common Stock on or subsequent to the Effective Date. Notwithstanding the foregoing, the number of shares and the per share exercise price of each VFSC Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424(a) of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded up to the nearest cent.

          (b) At or prior to the Effective Time, Chittenden shall reserve for issuance the number of shares of Chittenden Common Stock necessary to satisfy Chittenden's obligations under Section 3.7(a). At the Effective Time, or as soon as practicable thereafter, and in any event within fifteen business days thereafter, Chittenden shall file with the SEC a registration statement on Form S-8 or other appropriate form under the Securities Act with respect to the shares of Chittenden Common Stock subject to options to acquire Chittenden Common Stock issued pursuant to Section 3.7(a) hereof, and shall use its best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options remain outstanding.


              ARTICLE IV - THE SUBSEQUENT MERGER; EFFECTS OF THE
                               SUBSEQUENT MERGER

      4.1 Subsequent Merger.  As soon as practicable following the Effective
          -----------------
Time, Chittenden shall, and it shall cause VFSC (as the Surviving Corporation in the Merger) to, effect the Subsequent Merger by executing and filing (i) articles of merger with the Secretary of State of the State of Vermont pursuant to the VBCA and (ii) a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL. The Subsequent Merger shall become effective at the time (the "Subsequent Effective Time") specified in both (i)
                            -------------------------
the articles of merger filed with the Secretary of State of the State of Vermont pursuant to Section 11.05 of the VBCA and (ii) the certificate of merger filed with the Secretary of State of the State of Delaware pursuant to Section 252 of the DGCL. As a result of the Subsequent Merger, the separate corporate existence of VFSC shall cease and Chittenden shall be the surviving corporation and continue its corporate existence under the laws of the State of Vermont. The Subsequent Merger shall have the effects prescribed in
Section 11.06 of the VBCA and Sections 259 and 261 of the DGCL.

      4.2 Charter.  The charter of the surviving corporation from the Subsequent
          -------
Merger shall be the charter of Chittenden immediately prior to the Subsequent Effective Time.

      4.3 Bylaws.  The bylaws of the surviving corporation from the Subsequent
          ------
Merger shall be the bylaws of Chittenden immediately prior to the Subsequent Effective Time.

      4.4 Board of Directors.  At the Subsequent Effective Time, the Board of
          ------------------
Directors of the surviving corporation shall be those persons serving as directors of Chittenden immediately prior to the Subsequent Effective Time, such persons to serve until the earlier of their resignation or removal or until their respective successors are duly appointed or elected and qualified, as the case may be.

      4.5 Cancellation of Shares.  Each share of VFSC Common Stock issued and
          ----------------------
outstanding immediately prior to the Subsequent Effective Time shall, by virtue of the Subsequent Merger and without any action on the part of Chittenden, be canceled without receipt of any consideration thereof by Chittenden.


                      ARTICLE V - ACTIONS PENDING MERGER

     From the date hereof until the Effective Time, except as set forth in the Disclosure Schedule or expressly contemplated by this Agreement, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), (i) Chittenden will not, and will cause each of its Subsidiaries not to, and (ii) VFSC will not, and will cause each of its Subsidiaries not to:

      5.1 Ordinary Course.  Conduct its business other than in the ordinary and
          ---------------
usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (i) adversely affect the ability of any party to obtain any necessary approval of any Regulatory Authority required for the transactions contemplated hereby or
(ii) adversely affect its ability to perform any of its material obligations under this Agreement.

      5.2 Stock.  In the case of VFSC, other than (i) pursuant to Rights or
          -----
other stock options or stock-based awards Previously Disclosed in its Disclosure Schedule or as otherwise set forth in the Disclosure Schedule, or (ii) pursuant to the VFSC Option Agreement, (w) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, stock appreciation rights or any Rights, any stock appreciation rights or any Rights or take any action related to such issuance or sale, (x) enter into any agreement with respect to the foregoing, (y) permit any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, stock appreciation rights or any Rights, any stock appreciation rights or any Rights to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights, or accelerate the vesting of any existing such stock options, stock appreciation rights or other stock-based employee rights, or (z) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, stock appreciation rights or any Rights, any stock appreciation rights or any Rights issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to its outstanding stock or any other such securities. In the case of Chittenden, take any action that would, or be reasonably likely to, reduce the value of the consideration paid by Chittenden in connection with the Merger or prevent or impede the Merger.

      5.3 Dividends, Etc. (i) If such action would prevent or impede the Merger
          --------------
from qualifying for "pooling of interests" accounting treatment under GAAP, make, declare or pay any dividend other than (a) regular quarterly cash dividends on VFSC Common Stock or Chittenden Common Stock, as applicable, in the ordinary course consistent with past practice (with any increase in either such dividend as is consistent with past practice), and (b) dividends from Subsidiaries to VFSC or Chittenden, as applicable, or to another Subsidiary of VFSC or Chittenden, as applicable, or (ii) other than (a) as Previously Disclosed in its Disclosure Schedule or (b) in the ordinary course pursuant to employee benefit plans as long as any such action would not prevent or impede the Merger from qualifying for "pooling of interests" accounting treatment under GAAP, directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock. After the date hereof, each of Chittenden and VFSC shall coordinate with the other the declaration of any dividends in respect of Chittenden Common Stock and VFSC Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Chittenden Common Stock or VFSC Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Chittenden Common Stock and/or VFSC Common Stock and any shares of Chittenden Common Stock any such holder receives in exchange therefor in the Merger.

      5.4 Compensation; Employment Agreements; Etc.  In the case of VFSC, except
          ----------------------------------------
as Previously Disclosed in its Disclosure Schedule, enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) upon the prior written consent of Chittenden, normal individual increases in compensation to employees in the ordinary course of business consistent with past practice or (ii) other changes as are provided for herein or as may be required by law or to satisfy contractual obligations listed on the Disclosure Schedule existing as of the date hereof or additional grants of awards to newly hired employees consistent with past practice or such changes that, either individually or in the aggregate, would not reasonably be expected to result in a material liability to it or its Subsidiaries.

      5.5 Benefit Plans.
          -------------

          (a) In the case of VFSC, except as Previously Disclosed in its Disclosure Schedule, enter into or amend (except as may be required by applicable law, to satisfy contractual obligations existing as of the date hereof or amendments which, either individually or in the aggregate, would not reasonably be expected to result in a material liability to it or its Subsidiaries) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

          (b) In the case of Chittenden, enter into or amend, except as may be required by applicable law or to satisfy contractual obligations existing as of the date hereof, any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, except for any such actions that may undertaken in the ordinary course of business consistent with past practice or that otherwise may be consistent with current industry standards or convention applicable to bank holding companies of comparable size.

      5.6 Dispositions, Acquisitions and Capital Expenditures.
          ---------------------------------------------------

          (a) In the case of VFSC, except as Previously Disclosed in its Disclosure Schedule or as required in connection with any Regulatory Approval,
(i) dispose of or discontinue any portion of its assets, business or properties which is material to it and its Subsidiaries taken as a whole, or acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the business or property of any other entity which is material to it and its Subsidiaries taken as a whole, (ii) make any acquisition, or take any other action, which would materially and adversely affect its ability to consummate the transactions contemplated by this Agreement or (iii) make or agree to make any capital expenditures, except for individual expenditures that do not exceed $200,000.

          (b) In the case of Chittenden, conduct its business other than in substantially the same manner as heretofore conducted, it being understood and agreed that nothing contained herein shall prevent Chittenden from acquiring or merging with another financial institution or any other company engaged in any business in which Chittenden is presently engaged or from entering into any new lines of business, whether through acquisition or otherwise; provided, however, that Chittenden shall advise VFSC of any such proposed material acquisition, merger or other business initiative prior to Chittenden's entering into any definitive agreement or otherwise entering into or making any other legally binding commitment or undertaking with respect thereto.

      5.7 Amendments.  Amend its charter or bylaws in order to adversely affect
          ----------
either party's ability to consummate the Mergers or the economic benefits of the Mergers to any party.

      5.8 Accounting Methods.  Implement or adopt any change in its accounting
          ------------------
principles, practices or methods, other than as may be required by GAAP.

      5.9 Loan Policies.
          -------------

          (a) In the case of VFSC, change its loan policies or procedures in effect as of the date hereof, except as required by any Regulatory Authority.

          (b) In the case of Chittenden, change its loan policies or procedures in a manner that would violate any rules, regulations or established policies of any Regulatory Authority.

      5.10 Adverse Actions.  (i) Knowingly take any action that would, or would
           ---------------
be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or for "pooling of interests" accounting treatment under GAAP; or (ii) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VIII not being satisfied, or (z) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

      5.11 Settlement of Claims.  Settle any material claim, action or
          --------------------
proceeding, except after obtaining the prior written consent of the other party.

      5.12 Agreements.  Agree or commit to do anything prohibited by this
          ----------
Article V.


                  ARTICLE VI - REPRESENTATIONS AND WARRANTIES

      6.1 Disclosure Schedules.  On or prior to the date hereof, Chittenden (on
          --------------------
behalf of itself and CASI) has delivered to VFSC and VFSC has delivered to Chittenden a schedule (respectively, its "Disclosure Schedule") setting forth,
                                          -------------------
among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however,
                                                              --------  -------
that (i) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 6.2, and (ii) the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. To the extent applicable, every disclosure and statement made in either party's Disclosure Schedule under a particular section heading of such party's Disclosure Schedule shall be deemed a disclosure and statement under all other section headings of such party's Disclosure Schedule.

      6.2 Standard.  No representation or warranty of Chittenden or VFSC
          --------
contained in Section 6.3 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section 6.3, has had or is reasonably expected to have a Material Adverse Effect; provided,
                                                                     --------
however, that the foregoing standard shall not apply to representations and
-------
warranties contained in subsections (b), (c), (d) and (e) of Section 6.3, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

      6.3 Representations and Warranties.  Subject to Sections 6.1 and 6.2 and
          ------------------------------
except as Previously Disclosed in its Disclosure Schedule, Chittenden hereby represents and warrants to VFSC, to the extent applicable, and VFSC hereby represents and warrants to Chittenden, to the extent applicable, in each case with respect to itself and its Subsidiaries unless the context otherwise requires or unless otherwise specified, as follows:

          (a) Organization, Standing and Authority.  Such party is a corporation
              ------------------------------------
duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Chittenden and VFSC is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder. Such party is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Such party has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

          (b)  Capitalization.
               --------------

               (i) As of the date hereof, the authorized stock of Chittenden consists solely of 30,000,000 shares of Chittenden Common Stock, of which, as of the date hereof, 14,167,036 shares were outstanding; 1,762,625 shares of Chittenden Common Stock are directly or indirectly held by Chittenden as treasury stock; and 200,000 shares of preferred stock, par value $100.00 per share, of which, as of the date hereof, none are outstanding. As of the date hereof, the authorized stock of CASI consists solely of 100 shares of CASI Common Stock, par value $1.00 per share, of which, as of the date hereof, 100 shares were outstanding. As of the date hereof, the authorized stock of VFSC consists solely of 20,000,000 shares of VFSC Common Stock, of which, as of the date hereof, 12,849,618.6225 shares were outstanding; 443,846.6617 shares of VFSC Common Stock are directly or indirectly held by VFSC as treasury stock; and 5,000,000 shares of preferred stock, par value $1.00 per share, of which, as of the date hereof, none are outstanding.
     The outstanding shares of each party's capital stock are validly issued, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as Previously Disclosed, there are no shares of either party's capital stock authorized and reserved for issuance, each party does not have any Rights issued or outstanding with respect to its stock, and each party does not have any commitment to authorize, issue or sell any such shares or Rights, except pursuant to this Agreement, the VFSC Stock Option Agreement (in the case of VFSC) or Compensation and Benefit Plans. Since September 30, 1998, neither Chittenden, CASI nor VFSC has issued any shares of its stock or rights in respect thereof or reserved any shares for such purposes except pursuant to plans or commitments Previously Disclosed in its Disclosure Schedule.

               (ii) The number of shares of Chittenden Common Stock which are issuable and reserved for issuance upon exercise of any employee and director stock options to purchase shares of Chittenden Common Stock as of the date hereof is set forth in Chittenden's Disclosure Schedule, and the number of shares of VFSC Common Stock which are issuable and reserved for issuance upon exercise of VFSC Stock Options as of the date hereof is set forth in VFSC's Disclosure Schedule.

          (c)  Subsidiaries.
               ------------

              (i) (A) Such party has Previously Disclosed in its Disclosure Schedule a list of all of its Subsidiaries together with the jurisdictions of organization of each Subsidiary, (B) it owns, directly or indirectly, at least 99% of the issued and outstanding shares of each of its Significant Subsidiaries, (C) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or a Subsidiary of it) by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Significant Subsidiaries is or may be bound to sell or otherwise transfer any shares of the stock of any such Significant Subsidiaries (other than to it or a Subsidiary of it), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such shares (other than to it or a Subsidiary of it), and
     (F) all of the shares of stock of each such Significant Subsidiary held by it or its Subsidiaries are fully paid and nonassessable, not subject to preemptive rights and are owned by it or its Subsidiaries free and clear of any Liens.

              (ii) Such party does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted or with respect to its Subsidiaries) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

          (d) Corporate Power.  Such party has the corporate power and authority
              ---------------
     to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the VFSC Stock Option Agreement (in the case of VFSC) and to consummate the transactions contemplated hereby and thereby.

          (e) Corporate Authority.  This Agreement and the VFSC Stock Option
              -------------------
Agreement (in the case of VFSC) and the transactions contemplated hereby and thereby, subject to approval by the holders of a majority of the shares of Chittenden Common Stock and CASI Common Stock entitled to vote thereon and by the holders of two-thirds of the shares of VFSC Common Stock entitled to vote thereon, have been authorized by all necessary corporate actions of such party, and each of this Agreement and the VFSC Stock Option Agreement (in the case of VFSC) is a legal, valid and binding agreement of such party, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general applicability relating to or affecting creditors' rights or by general principles of equity).

          (f) No Defaults.  Subject to the receipt of the Regulatory Approvals
              -----------
and expiration of waiting periods referred to in Section 8.2, if any, and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the VFSC Stock Option Agreement (in the case of VFSC) and the consummation of the transactions contemplated hereby (including, without limitation, the Mergers and Bank Mergers) and thereby by such party do not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of it or of any of its Subsidiaries or to which it or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, its charter or bylaws, or (iii) require the consent or approval of any third party or Regulatory Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

          (g) SEC Documents; Financial Reports; and Regulatory Reports.
              --------------------------------------------------------

               (i) Its Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 1997, and all other reports, registration statements, definitive proxy statements or information statements required to be filed by it or any of its Subsidiaries subsequent to December 31, 1995 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, its "SEC
                                                                 ---
     Documents"), with the SEC, and all its SEC Documents filed with the SEC, in the form filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except as set forth in its SEC Documents, neither it nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

               (ii) Since January 1, 1994, it has duly filed with the FRB, the OCC, the FDIC, the Vermont Bank Commissioner, the Massachusetts Bank Commissioner, the New Hampshire Bank Commissioner and any other applicable Regulatory Authority, as the case may be, in correct form the reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of it by the FRB, the OCC, the FDIC, the Vermont Bank Commissioner, the Massachusetts Bank Commissioner, the New Hampshire Bank Commissioner or any other applicable Regulatory Authority, it was not required to correct or change any action, procedure or proceeding which it believes has not been corrected or changed as required in all material respects.

          (h) Litigation; Regulatory Action.
              -----------------------------

               (i) No litigation, claim or other proceeding before any court or governmental agency is pending against it, and, to the best of its knowledge, no litigation, claim or proceeding has been threatened.

               (ii) Neither it nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the FRB, the FDIC, the Vermont Bank Commissioner, the Massachusetts Bank Commissioner, the Massachusetts Board of Bank Incorporation, and the New Hampshire Bank Commissioner) or the supervision or regulation of it or any of its Subsidiaries (each individually a "Regulatory Authority," and collectively, the "Regulatory Authorities").
     ---------------------                          ----------------------

               (iii) It has not been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

          (i)  Compliance with Laws.  It:
               --------------------

               (i) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to conduct its businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

               (iii) has received, since December 31, 1994, no notification or communication from any Regulatory Authority (A) asserting that it is not in compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces, (B) threatening to revoke any license, franchise, permit, or governmental authorization, (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to its knowledge, do any grounds for any of the foregoing exist) or (D) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by it within a certain time period or indefinitely.

          (j) Contractual Defaults.  It is not in default under any contract,
              --------------------
agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          (k) No Brokers.  No action has been taken by it that would give rise
              ----------
to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of Chittenden, fees to be paid to CIBC Oppenheimer Corp. and, in the case of VFSC, fees to be paid to McConnell, Budd & Downes, Inc.

          (l) Employee Benefit Plans.  In the case of VFSC,
              ----------------------

               (i) Its Disclosure Schedule contains a complete list of all material bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained by it, any of its Subsidiaries or entity which is considered one employer with it under
     Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA
                                                                  -----
     Affiliate"), for the benefit of officers, former officers, employees,
     ---------
     former employees, directors, former directors, or the beneficiaries of any of the foregoing (collectively, the "Compensation and Benefit Plans").
                                          ------------------------------

               (ii) True and complete copies of the Compensation and Benefit Plans (as amended to date) along with the following have been made available to Chittenden: (A) the most recent IRS determination or approval letter with respect to such Compensation and Benefit Plan under Code
     Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (B) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (C) the three most recent actuarial valuation reports completed with respect to such Compensation and Benefit Plan; (D) the summary plan description for such Compensation and Benefit Plan (or other descriptions of such Compensation and Benefit Plan provided to employees) and all modifications thereto; (E) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Compensation and Benefit Plan; (F) any registration statement or other filing made pursuant to any federal or state securities law and (G) all correspondence to and from any state or federal agency within the last three years with respect to such Compensation and Benefit Plan.

               (iii) Each of the Compensation and Benefit Plans has been administered in accordance with the terms thereof. All Compensation and Benefit Plans which are "employee benefit plans" within the meaning of
     Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), (the "Plans"), to the
                                 -------------------          -----
     extent subject to ERISA, are in material compliance with ERISA, the Code and all other applicable laws. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section
             ------------
     401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to its knowledge, threatened litigation or governmental audit, examination or investigation relating to any of its Compensation and Benefit Plans. Each asset held under any such Pension Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Pension Plan.

               (iv) No liability under Title IV of ERISA has been or is expected to be incurred by it with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, or the single-employer plan of any ERISA Affiliate. None of it, any of its Subsidiaries or any ERISA Affiliate has ever maintained a Multiemployer Plan. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan of it or by any ERISA Affiliate or will be required to be filed as a result of the transactions contemplated hereby.

               (v) All contributions, premiums and payments required to be made under the terms of any Compensation and Benefit Plan have been made or have been accrued on the balance sheets contained in its SEC Documents. Neither any Pension Plan of it or any of its ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor any of its Subsidiaries or ERISA Affiliates has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (vi) Under each Pension Plan, as of the last day of the most recent plan year ended prior to the date hereof, the projected benefit obligations (as determined in accordance with Financial Accounting Standard No. 87) did not exceed the then current value of the assets of such Plan, and there has been no adverse change in the financial condition of such Plan (with respect to either assets or benefits) since the last day of the most recent Plan year.

               (vii) It does not have any obligations under any Compensation and Benefit Plans to provide benefits, including death or medical benefits, with respect to employees of it beyond their retirement or other termination of service other than (i) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) retirement or death benefits under any employee pension benefit plan (as defined under Section 3(2) of ERISA), (iii) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, (iv) benefits in the nature of severance pay or (v) benefits the full cost of which are borne by the former employee or such employee's beneficiary.

               (viii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it under any Compensation and Benefit Plan or otherwise from it or any ERISA Affiliate, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

               (ix) Each Compensation and Benefit Plan may be amended, terminated, or otherwise modified by it or an ERISA Affiliate to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Compensation and Benefit Plan and no employee communications or provision of any Compensation and Benefit document has failed to effectively reserve the right of it or its ERISA Affiliates, to so amend, terminate or otherwise modify such Compensation and Benefit Plan.

               (x) For purposes of this Section (l), an entity "maintains" a Compensation and Benefit Plan if such entity sponsors, contributes to, or provides benefits under or through such Compensation and Benefit Plan, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Compensation and Benefit Plan, or if such Compensation and Benefit Plan provides benefits to or otherwise covers current or former employees or directors of such entity (or their spouses, dependents, or beneficiaries).

               (xi) At the request of Chittenden, VFSC has amended, in a manner intended by the parties not to prevent or impede the Mergers from qualifying for "pooling of interests" accounting treatment under GAAP, each of the Management Continuity Agreements between VFSC and the officers listed in Section 7.13(e) of its Disclosure Schedule to delete the paragraph(s) contained therein that would require a cash payment be made to the officer who is a party thereto in exchange for the cancellation of certain stock options held by the officer in the event that the officer's employment is terminated following a change in control (as such term is defined in the Management Continuity Agreement) either (a) by VFSC or the applicable Subsidiary other than for Cause, Retirement or Disability (as such terms are defined in the

     Management Continuity Agreement) or (b) by the officer for Good Reason (as such term is defined in the Management Continuity Agreement).

               (xii) The Board of Directors of VFSC has taken all actions necessary such that following the Effective Time all outstanding options to purchase VFSC Common Stock that were granted pursuant to VFSC's Amended and Restated 1994 Stock Option Plan, 1988 Directors Non-Qualified Stock Option Plan and 1987 Officers Non-Qualified Stock Option Plan shall cease to represent options to acquire VFSC Common Stock and shall be converted automatically into options to purchase shares of Chittenden Common Stock in accordance with Section 3.7 hereof.

          (m) Labor Matters.  It is not a party to, or bound by any collective
              -------------
bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment.

          (n) Takeover Laws.  It has taken all action required to be taken by it
              -------------
in order to exempt this Agreement and the VFSC Stock Option Agreement (in the case of VFSC) and the transactions contemplated hereby and thereby from, and this Agreement and the VFSC Stock Option Agreement (in the case of VFSC) and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium," "business combination," "control share," "fair price" or other takeover defense laws and regulations (collectively, "Takeover Laws"), if
                                                            -------------
any, of (i) in the case of the representations and warranties of Chittenden, the State of Vermont, and (ii) in the case of the representations and warranties of CASI and VFSC, the State of Delaware, including Section 203 of the DGCL.

          (o) Ownership of Property.  In the case of VFSC,
              ---------------------

               (i) It has good and, as to real property, marketable title to all assets and properties, whether real or personal, tangible or intangible (including, without limitation, the capital stock of its Subsidiaries and all other assets and properties), reflected in its SEC Documents and financial statements filed in connection therewith, or acquired subsequent thereto subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items that secure liabilities that are reflected in its SEC Documents and financial statements filed in connection therewith or incurred in the ordinary course of business after the date of such financial statements, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) those items that secure public or statutory obligations or any discount with, borrowing from, or other obligations to any Federal Reserve Bank, Federal Home Loan Bank, inter-bank credit facilities, or any transaction by it or any Subsidiary acting in a fiduciary capacity, and (d) such encumbrances, liens, mortgages, security interests, and pledges that are not in the aggregate material to it on a consolidated basis. As a lessee, it has the right under valid and existing leases to use, possess and control all of the personal property and real estate leased by it as presently used, possessed and controlled by it.

               (ii) Its real properties, whether owned through a fee simple title or leasehold estate (individually, a "Real Property," and
                                                 -------------
     collectively, the "Real Properties") are listed on the Disclosure Schedule
                        ---------------
     and are not subject to any Liens, security interests or other encumbrances on title (collectively, "Encumbrances") and are not subject to any rights
                              ------------
     of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for Encumbrances and
                     ---------------------
     Property Restrictions disclosed on existing title reports or existing surveys which would not have a Material Adverse Effect. None of its Real Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of any financing thereon.

               (iii) Valid policies of title insurance have been issued insuring its fee simple title or leasehold estate, as the case may be, to its Real Properties in amounts which are at least equal to the purchase price thereof paid by it therefor.

               (iv) To the best of its knowledge, (A) there is no necessary certificate, permit or license from any governmental authority having jurisdiction over any of its Real Properties or agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of its Real Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of its Real Properties which has not been obtained or is not in full force and effect, and there is no pending threat of modification or cancellation of any of the same, (B) there is no written notice of any violation of any federal, state or municipal law, ordinance, order, rule, regulation or requirement affecting any of its Real Properties issued by any governmental authorities and (C) there are no structural defects relating to its Real Properties, the building systems in each of its Real Properties is in working order and there is no physical damage to any Real Property for which there is no insurance in effect covering the cost of restoration, any current renovation or uninsured restoration.

               (v) It has not received any written or published notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of its Real Properties or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of its Real Properties or by the continued maintenance, operation or use of the parking areas associated with any of its Real Properties.

               (vi) All work to be performed, payments to be made and actions to be taken by it prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or similar action relating to any of its Real Properties, has been performed, paid or taken, as the case may be, and to the best of its knowledge, there is not any planned or proposed work, payment or action that may be required after the date hereof pursuant to any such agreement.

               (vii) All properties currently under development or construction by it and all properties currently proposed for acquisition, development or commencement of construction prior to the Effective Time by it are listed as such on its Disclosure Schedule.

               (viii) VFSC is not in default under any of its leases of Real Property and the consummation of the Merger will not result in a default under any of the leases. If a lease requires consent of the landlord to consummate the Merger and VFSC cannot obtain such consent, VFSC and Chittenden shall use reasonable efforts to locate another rental property within the same zip code which in terms of its location, premises, area and lease terms is reasonably acceptable to Chittenden. Under such circumstances, VFSC shall apply for relocation of the branch licenses to such new location, shall use reasonable efforts to obtain approval of such applications and shall cooperate with Chittenden in negotiating a lease of such premises in the name of Chittenden as tenant.

          (p) Insurance.  It is insured, and during each of the past three
              ---------
calendar years has been insured, for reasonable amounts with financially sound insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured and has maintained all insurance required by applicable laws and regulations.
It has Previously Disclosed to the other party a list identifying all insurance policies maintained by it as of the date hereof. All of the policies and bonds maintained by it are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to its knowledge, no such claim has been denied.

          (q)  Environmental Matters.
               ---------------------

               (i) As used in this Agreement, "Environmental Laws" means all
                                               ------------------
     applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

               (ii) Neither the conduct nor operation of such party nor any condition of any property presently or previously owned, leased or operated by it violates Environmental Laws and no condition has existed or event has occurred with respect to it that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. It has not received any notice from any person or entity that it or the operation or condition of any property ever owned, leased, operated, held as collateral or held as a fiduciary by it are in violation of or otherwise are alleged to have liability under any Environmental Law, including but not limited to responsibility (or potential responsibility) for the assessment or remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

          (r) Taxes.  It (A) has filed (or there has been filed on its behalf)
              -----
all material returns, declarations, reports estimates, information returns and statements required to be filed under federal, state, local or any foreign Tax laws ("Tax Returns"), and all such Tax Returns are accurate and complete in all
       -----------
material respects, and (B) has paid (or payment has been made on its behalf) all Taxes shown on such Tax Returns as required to be paid by it. The most recent audited financial statements contained in its SEC Documents reflect an adequate reserve for all material Taxes payable by it and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. It has not incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon it. To the best of its knowledge, no deficiencies for any Taxes have been proposed, asserted or assessed against it, and no requests for waivers of the time to assess any such Taxes are pending. Except as Previously Disclosed, there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might reasonably be expected to result in a determination, the effect of which would be a Material Adverse Effect. It is not currently, has not been within the past five years, and does not anticipate becoming prior to the Effective Time, a "United States real property holding corporation" within the meaning of Section 897(c) of the Code.

          (s) Intellectual Property.  It owns or, to its knowledge, possesses
              ---------------------
valid and binding licenses and other rights to use all material patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses, each without payment, and it has not received any notice of conflict with respect thereto that asserts the rights of others. It has performed in all material respects all the obligations required to be performed, and is not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

          (t) Tax Treatment; Accounting Treatment.  As of the date hereof, it is
              -----------------------------------
aware of no reason why the Merger (i) will fail to qualify as a reorganization under Section 368(a) of the Code or (ii) may not be accounted for as a "pooling of interests" under GAAP.

          (u) Regulatory Approvals.  The approval (or waiver, if applicable) of
              --------------------
the following regulatory authorities is necessary to consummate the Mergers and related Bank Mergers: the FRB, the FDIC and the regulatory authorities of the states in which Chittenden, VFSC and their respective Subsidiaries operate. As of the date hereof, VFSC and Chittenden are not aware of any reason why the approvals of such regulatory authorities will not be received.

          (v) Loans; Nonperforming and Classified Assets.
              ------------------------------------------

               (i) Each loan agreement, note or borrowing arrangement, including without limitation portions of outstanding lines of credit and loan commitments (collectively, "Loans"), on its books and records, was made and
                                 -----
     has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business; is evidenced in all material respects by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests which have been perfected; and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights and to general equity principles.

               (ii) It has Previously Disclosed as to it as of September 30, 1998; (A) any written or, to its knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the best of its knowledge, in default of any other provision thereof; (B) each Loan which has been classified as "other loans specially mentioned," "classified," "criticized," "substandard," "doubtful," "credit risk assets," "watch list assets," "loss" or "special mention" (or words of similar import) by it or a Regulatory Authority (the "Classified Loans"); (C) a listing of the real estate owned, acquired by
      ----------------
     foreclosure or by deed-in-lieu thereof, including the book value thereof;
     (D) each Loan with any director, executive officer or five percent or greater stockholder of it, or to the best knowledge of it, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; (E) all Loans which are classified as Insider Transactions by Regulation O of the FRB have been made by it in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features.

               (iii) VFSC shall promptly after the end of each quarter after the date hereof and upon Closing inform Chittenden of the amount of Loans subject to each type of classification of the Classified Loans.

          (w) Allowance for Loan Losses.  The allowance for loan losses
              -------------------------
reflected in its SEC Documents and financial statements filed therewith, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

          (x) Administration of Fiduciary Accounts.  It has properly
              ------------------------------------
administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither it nor any of its directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account, and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

          (y) Derivative Transactions.  Except as Previously Disclosed, as of
              -----------------------
the date hereof, it has not engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments since December 31, 1997.

          (z)  Year 2000.
               ---------

               (i) It has adopted a plan (in each case, a "Year 2000 Plan")
                                                           --------------
     requiring testing, information-gathering and other procedures to conform to the deadlines and material requirements and guidelines applicable to it as a provider of services using Information Technology and imposed by any Regulatory Authority or the FFIEC, to cause such Information Technology to be Year 2000 Compliant (such deadlines, material requirements and guidelines, as they may be in effect from time to time, being referred to in this Agreement as the "Year 2000 Regulatory Requirements").
                               ---------------------------------

               (ii) It has taken appropriate actions and has committed the resources reasonably necessary or otherwise appropriate to comply with its Year 2000 Plan in a timely manner. Such actions (including the testing and information-gathering procedures) have not produced any preliminary findings or other results which would indicate that the Information Technology will not be Year 2000 Compliant or that it will not be in compliance with the Year 2000 Regulatory Requirements; and it has not received any written notice or preliminary oral notice from a Regulatory Authority or the FFIEC to one of its officers or senior executive employees with respect to any adverse action against it relating to Year 2000 Compliance.

               (iii) For purposes of this Agreement, (A) "Information Technology" means all computer software, computer hardware (whether general or specific purpose) and other similar or related items of automated, computerized, or software systems that are used or relied on by Chittenden or VFSC, or any of their respective Subsidiaries, in the conduct of their respective businesses; and (B) "Year 2000 Compliant" means that the
                                     -------------------
     Information Technology is designed to be used prior to, during and after the calendar year 2000 A.D., and the Information Technology used during each such time period will accurately receive, provide and process date/time data (including calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000 and leap-year calculations, and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that any other information technology, used in combination with the Information Technology, properly exchanges date/time data with it.

          (aa)  Repurchase Agreements.  With respect to all agreements pursuant
                ---------------------
to which it has purchased securities subject to an agreement to resell, if any, it has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

          (bb)  Deposit Insurance.  Its deposits are insured by the FDIC in
                -----------------
accordance with the FDIA, and it has paid all assessments and filed all reports required by the FDIA.

          (cc)  No Material Adverse Effect.  Since September 30, 1998, except as
               --------------------------
disclosed in its SEC Documents filed with the SEC on or before the date hereof,
(i) it has conducted its business in the ordinary and usual course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 6.3 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

          (dd)  Contracts.  VFSC is not a party to or bound by any contract,
               ---------
arrangement, commitment or understanding (whether written or oral): (i) which, upon consummation of the transactions contemplated by this Agreement or the Bank Merger Agreements, will result in any payment becoming due to any officer, employee or consultant, (ii) which, upon 60 days or less notice, cannot be terminated without a penalty that is reasonably likely to have a Material Adverse Effect with respect to it, or (iii) which requires the payment by it of more than $100,000 per annum. Chittenden is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) which, upon consummation of the transactions contemplated by this Agreement or the Bank Merger Agreements, will result in a payment becoming due to any officer, employee or consultant that is reasonably likely to have a Material Adverse Effect with respect to it.


                            ARTICLE VII - COVENANTS

     Chittenden (and CASI for purposes of Section 7.2) hereby covenants to and agrees with VFSC, and VFSC hereby covenants to and agrees with Chittenden, that:

      7.1 Reasonable Best Efforts.
          -----------------------

          (a) Subject to the terms and conditions of this Agreement, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Mergers as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including effecting all filings and obtaining (and cooperating with the other party hereto to obtain) any permit, consent, authorization, order or approval of, or any exemption by, any Regulatory Authority and any other third party that is required to be obtained by Chittenden or VFSC or any of their respective Subsidiaries in connection with the Mergers and the other transactions contemplated by this Agreement, and using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other parties hereto to that end.

          (b) Notwithstanding anything in this Agreement to the contrary, each of Chittenden and VFSC shall promptly take, or cause its Affiliates to take, if required by or necessary to resolve any objection of the Department of Justice ("DOJ") or its staff, the FRB or its staff, the FDIC or its staff, any state
  ---
attorney general or its staff or any other governmental entity, in each case in order to consummate the transactions contemplated hereby, all steps (including executing agreements and submitting to judicial or administrative orders) to secure regulatory approval or government clearance (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other governmental authority), including, without limitation, all steps to make arrangements for or to effect the divestiture of particular assets or deposit liabilities or categories of assets or deposit liabilities or businesses of Chittenden or any of its Subsidiaries or VFSC or any of its Subsidiaries. Each of Chittenden and VFSC represents and warrants that such party's Affiliates and Subsidiaries have full power and authority to effect the transactions contemplated by this Section 7.1(b).

      7.2 Stockholder Approvals.  Each of Chittenden, CASI and VFSC shall take,
          ---------------------
in accordance with applicable law, applicable stock exchange or NASDAQ Stock Market rules and its charter and bylaws, all action necessary to convene, respectively: an appropriate meeting of the stockholders of Chittenden to consider and vote upon any matters required to be approved by Chittenden stockholders for consummation of the Mergers (including any adjournment or postponement, the "Chittenden Meeting"); an appropriate meeting of the
                   ------------------
stockholders of CASI to consider and vote upon the approval of this Agreement and any other matters required to be approved by CASI's stockholders for consummation of the Mergers (including any adjournment or postponement, the

"CASI Meeting"); and an appropriate meeting of the stockholders of VFSC to
-------------
consider and vote upon the approval of this Agreement and any other matters required to be approved by VFSC's stockholders for consummation of the Mergers (including any adjournment or postponement, the "VFSC Meeting;" and each of the
                                                 ------------
Chittenden Meeting, the CASI Meeting and the VFSC Meeting, a "Meeting"), as
                                                              -------
promptly as practicable after the date hereof. The Board of Directors of each of Chittenden, CASI and VFSC shall (subject to compliance with its fiduciary duties as advised in writing by counsel) recommend such approval by its respective stockholders, and each of Chittenden, CASI and VFSC shall use its reasonable best efforts to solicit such approval from its stockholders.

      7.3 Registration Statement.
          ----------------------

          (a) Chittenden and VFSC agree to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by
                                         ----------------------

Chittenden with the SEC in connection with the issuance of Chittenden Common Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of Chittenden and VFSC constituting a part thereof (the "Joint Proxy Statement") and all related documents). Chittenden and
              ---------------------
VFSC agree to file a draft of the Joint Proxy Statement with the SEC as promptly as practicable. Each of Chittenden and VFSC agrees to use all reasonable efforts to cause the Registration Statement to be filed and declared effective under the Securities Act as promptly as reasonably practicable after the SEC has cleared the Joint Proxy Statement. Chittenden also agrees to use all reasonable efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

          (b) Each of Chittenden and VFSC agrees, upon request, to furnish promptly the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Joint Proxy Statement or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Regulatory Authority in connection with the transactions contemplated hereby. Each of Chittenden and VFSC agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the Chittenden Meeting and the VFSC Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto. Each of Chittenden and VFSC further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Joint Proxy Statement.

          (c) In the case of Chittenden, Chittenden will advise VFSC, promptly after Chittenden receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Chittenden Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

      7.4 Press Releases.  It will consult with the other party before issuing
          --------------
any press release with respect to the transactions contemplated by this Agreement and will not, without the prior approval of the other party hereto, issue any press release or written statement for general circulation relating to the transaction contemplated hereby, except as otherwise required by applicable law or regulation or the applicable rules of the NYSE or the NASDAQ Stock Market.

      7.5 Access; Information.
          -------------------

          (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause its Subsidiaries to, afford the other parties and their officers, employees, counsel, accountants, advisors and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such other parties and representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws (other than reports or documents that Chittenden, CASI or VFSC, or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Chittenden, CASI nor VFSC nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

          (b) It and its Subsidiaries will not use any information obtained pursuant to this Section 7.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement, as if it were the Receiving Party, as defined therein). No investigation by the parties of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to a party's obligation to consummate the transactions contemplated by this Agreement.

      7.6 Acquisition Proposals.  From the date hereof until the earlier of the
          ---------------------
Effective Date or the termination of this Agreement, without the prior written consent of Chittenden, VFSC shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any such person relating to, any tender offer or exchange offer for, or any proposal for the acquisition of a substantial equity interest in, or a substantial portion of the assets of, or any merger or consolidation with, it or any of its Subsidiaries; provided, however, that VFSC may, and may
                                     --------  -------
authorize and permit its officers, directors, employees or agents to, furnish or cause to be furnished confidential information and may participate in such discussions and negotiations if its Board of Directors, after having consulted with and considered the written advice of outside counsel, has determined that the failure to provide such information or participate in such negotiations and discussions could cause the members of such Board of Directors to breach their duties under applicable laws. VFSC shall advise Chittenden of its receipt of any such proposal or inquiry, of the substance thereof, and of the identity of the person making such proposal or inquiry within 24 hours of the receipt thereof.

      7.7 Affiliate Agreements.
          --------------------

          (a) Not later than the 15th day prior to the mailing of the Joint Proxy Statement, each party shall deliver to the other, a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the relevant Meeting, deemed to be an "affiliate" of it (each, an "Affiliate") as that term is used in SEC Accounting Series Releases 130 and 135
 ---------
and, in the case of VFSC only, in Rule 145 under the Securities Act.

          (b) Each party shall use its reasonable best efforts to cause each person who may be deemed to be an Affiliate of it to execute and deliver to the other party on or before the date of mailing of the Joint Proxy Statement an agreement to comply with SEC Accounting Releases 130 and 135 and, in the case of VFSC only, with Rule 145 under the Securities Act, in the forms attached hereto as Exhibits A-1 ("Chittenden Affiliates Agreement") and A-2 ("VFSC Affiliates
   ------------   -------------------------------       ---   ---------------
Agreement"), respectively.
---------

          (c) Within thirty (30) days after the end of the first complete calendar month ending at least thirty (30) days after the Closing Date, Chittenden will publish results including at least thirty (30) days of combined operations of Chittenden and VFSC as referred to in the VFSC Affiliates Agreement and as contemplated by and in accordance with SEC Accounting Release No. 135.

      7.8 Takeover Laws.  No party shall take any action that would cause the
          -------------
transactions contemplated by this Agreement and the VFSC Stock Option Agreement (in the case of VFSC) to be subject to requirements imposed by any Takeover Law and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement and the VFSC Stock Option Agreement (in the case of VFSC) from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, that purports to apply to this Agreement, the VFSC Stock Option Agreement (in the case of VFSC) or the transactions contemplated hereby or thereby.

      7.9 No Rights Triggered.  Each of Chittenden, CASI and VFSC shall take all
          -------------------
steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any person (i) under its charter or bylaws, or (ii) under any material agreement to which it or any of its Subsidiaries is a party.

      7.10 Shares Listed.  In the case of Chittenden, Chittenden shall use its
           -------------
reasonable best efforts to list, prior to the Effective Date, on the NYSE, upon official notice of issuance, the shares of Chittenden Common Stock to be issued to the holders of VFSC Common Stock in the Merger.

      7.11 Regulatory Applications; Filings; Consents.  (a) Chittenden and VFSC
           ------------------------------------------
and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, any such approvals or authorizations required by the FRB, FDIC and the Regulatory Authorities of the States in which Chittenden, VFSC and their respective Subsidiaries operate, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the Mergers to be consummated as expeditiously as practicable. Provided VFSC has cooperated as required above, Chittenden agrees to file the requisite applications to be filed by it with the FRB and the Regulatory Authorities of the States in which VFSC and its Subsidiaries operate as promptly as practicable. Each of Chittenden and VFSC shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

      7.12 Indemnification; Directors' and Officers' Insurance.
           ---------------------------------------------------

          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of VFSC or any of its Subsidiaries or of Chittenden or any of its Subsidiaries is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, the VFSC Stock Option Agreement, the Bank Merger Agreements, or any of the transactions contemplated hereby or thereby or any actions taken by any such person in connection herewith or therewith, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Chittenden shall indemnify and hold harmless, as and to the fullest extent permitted by Vermont law, each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of VFSC or any of its Subsidiaries (the "Indemnified
                                                             -----------
Parties") against any losses, claims, damages, liabilities, costs, expenses
--------
(including advancing reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is finally and unappealably determined that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit proceeding or investigation (whether asserted or arising before or after the Effective Time and including any such threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of VFSC, any of VFSC's Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise, or (ii) this Agreement, the VFSC Stock Option Agreement, the Bank Merger Agreements, or any of the transactions contemplated hereby or thereby and all actions taken by an Indemnified Party in connection herewith or therewith), and the Indemnified Parties may retain counsel after consultation with Chittenden; provided,
                                                               --------
however, that (1) Chittenden shall have the right to assume the defense thereof
-------
and upon such assumption Chittenden shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Chittenden elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Chittenden and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Chittenden shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Chittenden shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties unless such counsel shall determine that it would be inappropriate or inadvisable for such counsel to represent all Indemnified Parties, (3) Chittenden shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Chittenden shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 7.12, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Chittenden thereof, provided that the failure to so notify shall not affect the obligations of Chittenden under this Section 7.12 except (and only) to the extent such failure to notify materially prejudices Chittenden. Chittenden's obligations under this Section 7.12 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided,
                                                                  --------
however, that all rights to indemnification in respect of any claim (a "Claim")
-------                                                                 -----
asserted or made within such period shall continue until the final disposition of such Claim.

          (b) Without limiting any of the obligations under paragraph (a) of this Section 7.12, Chittenden agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in VFSC's charter or bylaws or in the similar governing documents of any of VFSC's Subsidiaries as in effect as of the date hereof with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, from and after the Effective Time; provided, however, that nothing contained in this
                          --------  -------
Section 7.12(b) shall be deemed to preclude the liquidation, consolidation or merger of VFSC or any VFSC Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger and shall constitute rights which may be asserted against Chittenden. Nothing contained in this Section 7.12(b) shall be deemed to preclude any rights to indemnification or limitations on liability provided in VFSC's charter or the similar governing documents of any of VFSC's Subsidiaries with respect to matters occurring subsequent to the Effective Time to the extent that the provisions establishing such rights or limitations are not otherwise amended to the contrary.

          (c) Chittenden shall use its best efforts to cause the persons serving as officers and directors of VFSC immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time by the directors' and officers' liability insurance policy maintained by VFSC (provided that Chittenden may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of VFSC than the terms and conditions of such existing policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

          (d) In the event Chittenden or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Chittenden shall assume the obligations set forth in this Section 7.12.

          (e) The provisions of this Section 7.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

      7.13 Compensation and Benefit Plans.
           ------------------------------

          (a) Credit for Service.  It is the intention of the parties that
              ------------------
Chittenden shall formulate Compensation and Benefit Plans for Chittenden and its Subsidiaries, with respect to employees of both Chittenden and VFSC that provide benefits for services after the Effective Time on a basis that does not discriminate between such employees. Employees of VFSC and its Subsidiaries immediately prior to the Effective Time who become employees of Chittenden or one of its Subsidiaries immediately after the Effective Time shall be given credit for purposes of eligibility (including, without limitation, for purposes of the applicability of minimum waiting periods for participation) and vesting of employee benefits (and not for benefit accrual purposes) for service with VFSC and its affiliates, and predecessors of VFSC and its affiliates, prior to the Effective Time under each benefit plan of Chittenden and its Subsidiaries to the extent such service had been credited under employee benefit plans of VFSC or its Subsidiaries, provided that no such crediting of service results in duplication of benefits. Without limiting the foregoing, Chittenden and its Affiliates shall not treat any employee of VFSC or any of its Subsidiaries as a "new" employee for purposes of any exclusions under any medical or dental plan of Chittenden or any of its Affiliates for a pre-existing medical condition, and will make appropriate arrangements with its insurance carriers to ensure such result, subject to the insurance carrier's proof of insurability requirements.

          (b) Stock Based Interests.  In the case of VFSC Compensation and
              ---------------------
Benefit Plans under which the employees' interests are based upon VFSC Common Stock, such interests shall be based upon Chittenden Common Stock in accordance with Section 3.7 with respect to VFSC Stock Options and otherwise in accordance with the terms of the VFSC Compensation and Benefit Plans and in an equitable manner.

          (c) Compensation Arrangements.  Chittenden shall honor and shall cause
              -------------------------
its Subsidiaries to honor in accordance with their terms all individual employment, termination, severance, change in control, post-employment and other compensation, retirement or pension contracts, agreements, plans and arrangements existing prior to the execution of this Agreement and all provisions for benefits or other amounts earned or accrued through the Effective Time under any of VFSC's Compensation and Benefit plans, which are between VFSC or any Subsidiary of VFSC and any director, officer or employee thereof or otherwise maintained by VFSC or any Subsidiary of VFSC for the benefit or any director, officer, or employee thereof and complete copies of which have been provided to Chittenden prior to the date hereof and are disclosed in VFSC's Disclosure Schedule, and Chittenden will not, and will not cause any of its Subsidiaries to, repudiate any employment, supplemental retirement or other compensation, contract agreement, plan or arrangement with any current or former director, officer or employee of VFSC or any Subsidiary of VFSC, provided such contract, agreement, plan or arrangement has been set forth in VFSC's Disclosure Schedule and a complete copy thereof has been provided to Chittenden prior to the date hereof.

          (d) Treatment of VFSC Plans.  Until such time as Chittenden is able to
              -----------------------
provide to those persons who are employees of VFSC or its Subsidiaries immediately prior to the Effective Time and who become employees of Chittenden or its Subsidiaries after the Effective Time with the types of benefits under Chittenden's Compensation and Benefit Plans contemplated by Section 7.13(a), Chittenden shall continue to provide such persons with the benefits provided under VFSC's Compensation and Benefit Plans as maintained immediately prior to the Effective Time.

          (e) Termination Benefits and Severance Obligations.  Chittenden shall
              ----------------------------------------------
take the actions set forth on Section 7.13(e) of its Disclosure Schedule with respect to certain qualified defined benefit plans and non-qualified deferred compensation plans of VFSC. Chittenden's severance obligations to the employees of VFSC and its Subsidiaries following the Effective Time shall be as set forth on Section 7.13(e) to its Disclosure Schedule.

      7.14 Headquarters.  Chittenden's executive headquarters shall be located
           ------------
in Burlington, Vermont. Chittenden shall maintain a substantial presence, which may involve data processing or other operational facilities, in Brattleboro, Vermont, subject to the business judgment of the Board of Directors of Chittenden.

      7.15 Notification of Certain Matters.  Each of Chittenden, CASI and VFSC
           -------------------------------
shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) notwithstanding the standard set forth in Section 6.2, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

      7.16 The Bank Mergers.  Chittenden and VFSC shall take all actions
           ----------------
necessary and appropriate, including causing the entering into of appropriate merger agreements (the "Bank Merger Agreements"), to cause their respective
                        ----------------------
Subsidiary banks to merge with and into each other (individually, a "Bank
                                                                     ----
Merger" and collectively, the "Bank Mergers"), as Chittenden deems advisable, in
                               ------------
each case in accordance with applicable laws and regulations and the terms of the applicable Bank Merger Agreement and as soon as practicable after consummation of the Mergers. In the event United Bank merges with and into a Subsidiary bank of Chittenden, two current directors of United Bank to be designated by Chittenden shall be added to the Board of Directors of the Subsidiary bank of Chittenden.

      7.17 Financial Reports.  VFSC shall use its reasonable best efforts to
           -----------------
deliver to Chittenden, prior to or on February 8, 1999, all audited financial statements (including the related notes and schedules thereto) which (i) set forth fairly the financial condition and results of operations of VFSC for the fiscal year ended December 31, 1998 specified in conformity with GAAP consistently applied throughout such fiscal year, except in each case as may be noted therein, and (ii) are required to be included in its Annual Report on
Form 10-K. For each day that such audited financial statements are delivered after February 8, 1999 (if any), the date referenced in Section 9.1(c) of this Agreement shall be extended by one day; provided, however, in no event shall
                                        --------  -------
VFSC deliver such audited financial statements to Chittenden later than March 1, 1999.

      7.18 Post-Closing Governance.  Chittenden shall take all necessary actions
           -----------------------
to cause the size of its Board of Directors to be increased to seventeen (17) members, effective as of the Effective Time, and to cause six (6) members of VFSC's current Board of Directors, such persons to be chosen by Chittenden after consultation with VFSC, to be elected to Chittenden's Board of Directors, such election to be effective as of the Effective Time. To the extent practicable, such six (6) individuals shall be appointed as equally as possible among the three classes of Chittenden's directors.


            ARTICLE VIII - CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Effective Time of each of the following:

      8.1 Stockholder Vote.  Approval of this Agreement and the transactions
          ----------------
contemplated hereby by the requisite votes of the respective stockholders of Chittenden, CASI and of VFSC.

      8.2 Regulatory Approvals.  All Regulatory Approvals required to consummate
          --------------------
the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

      8.3 Third Party Consents.  All necessary consents or approvals of all
          --------------------
persons (other than Regulatory Authorities) required for the consummation of the Merger (including those listed on Section 6.3(f) of each party's respective Disclosure Schedule) shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chittenden or VFSC, as the case may be.

      8.4 No Injunction, Etc.  No order, decree or injunction of any court or
          ------------------
agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby; provided,
                                                                     --------
however, that each of Chittenden and VFSC shall have used its reasonable best
-------
efforts to prevent any such rule, regulation, injunction, decree or other order, and to appeal as promptly as possible any injunction, decree or other order that may be entered, including, without limitation, by proffering its willingness to accept an order embodying any arrangement required to be made by such party pursuant to Section 7.1(b) of this Agreement (and notwithstanding anything in this Section 8.4 to the contrary, no terms, conditions or provisions of an order embodying such an arrangement shall constitute a basis for such party asserting nonfulfillment of the conditions contained in this Section 8.4).

      8.5 Representations, Warranties and Covenants of VFSC.  In the case of
          -------------------------------------------------
Chittenden's obligation to consummate the Merger: (i) each of the representations and warranties contained herein of VFSC shall be true and correct as of the date hereof and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 6.2, (ii) each and all of the agreements and covenants of VFSC to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) Chittenden shall have received a certificate signed by the President, Chief Executive Officer or Chief Financial Officer of VFSC, dated the Effective Date, to the effect set forth in clauses
(i) and (ii) of this Section 8.5.

      8.6 Representations, Warranties and Covenants of Chittenden.  In the case
          -------------------------------------------------------
of VFSC's obligation to consummate the Merger: (i) each of the representations and warranties contained herein of Chittenden shall be true and correct as of the date hereof and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 6.2, (ii) each and all of the agreements and covenants of Chittenden to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) VFSC shall have received a certificate signed by the President, Chief Executive Officer or Chief Financial Officer of Chittenden, dated the Effective Date, to the effect set forth in clauses (i) and
(ii) of this Section 8.6.

      8.7 Effective Registration Statement.  The Registration Statement shall
          --------------------------------
have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

      8.8 Tax Opinion Relating to the Merger.  Chittenden shall have received an
          ----------------------------------
opinion from Goodwin, Procter & Hoar LLP, and VFSC shall have received an opinion from Sullivan & Worcester LLP, dated in each case as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Closing Date, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code.

     In rendering such opinions, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Chittenden, VFSC and others, reasonably satisfactory in form and substance to such counsel.

      8.9 NYSE Listing.  The shares of Chittenden Common Stock issuable pursuant
          ------------
to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

      8.10 Accounting Treatment.  Chittenden shall have received from Arthur
           --------------------
Andersen LLP, independent public accountants for Chittenden, a letter, dated as of or shortly before the Effective Date, stating its opinion that the Merger shall qualify for "pooling of interests" accounting treatment. VFSC shall have received from KPMG Peat Marwick LLP, independent public accountants for VFSC, a letter, dated as of or shortly before the Effective Date, stating its opinion that VFSC is a "poolable entity."

     It is specifically provided, however, that a failure to satisfy the conditions set forth in Section 8.5 shall only constitute a condition if asserted by Chittenden, and a failure to satisfy the condition set forth in
Section 8.6 shall only constitute a condition if asserted by VFSC.


                           ARTICLE IX - TERMINATION

      9.1 Termination.  This Agreement may be terminated, and the Merger may be
          -----------
abandoned:

          (a) Mutual Consent.  At any time prior to the Effective Time, by the
              --------------
mutual consent of Chittenden and VFSC in a written instrument, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b) Breach.  At any time prior to the Effective Time, by Chittenden or
              ------
VFSC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standards set forth in Section 6.2), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or
(ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

          (c) Delay.  At any time prior to the Effective Time, by Chittenden or
              -----
VFSC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by October 31, 1999 (or such other later date pursuant to Section 7.17 of this Agreement), except to the extent that the failure of the Merger then to be consummated arises out of or results from the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

          (d) No Approval.  By Chittenden or VFSC, if its Board of Directors so
              -----------
determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of the FRB required for consummation of the Merger and of other transactions contemplated by the Merger shall have been denied by final nonappealable action of such Regulatory Authority or any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, the party seeking termination shall have
                --------  -------
complied fully with its obligations under Section 7.1(b) of this Agreement, or
(ii) any stockholder approval required by Section 8.1 herein is not obtained at the Chittenden Meeting or the VFSC Meeting.

          (e) Recommendation Altered.  By either the Board of Directors of
              ----------------------
Chittenden or the Board of Directors of VFSC, if the Board of Directors of the other party shall have withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of this Agreement and the transactions contemplated hereby.

          (f) Decline in Chittenden Stock Price.  By the Board of Directors of
              ---------------------------------
either Chittenden or VFSC, upon written notice to the other party, at any time during the fifteen-day period commencing two days after the Determination Date (as defined below), if both of the following conditions are satisfied:

              (i) the Average Closing Price shall be less than the product of
0.80 and the Starting Price; and

              (ii) (A) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Chittenden Ratio") shall be less than (B) the quotient obtained by dividing the Average Index Price by the Index Price on the Starting Date and subtracting 0.12 from the quotient in this clause (ii) (B) (such number being referred to herein as the "Index Ratio");

     Subject, however, to the following provisions.  If either party elects to
     -------  -------
exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to the other party; provided, however, that
                                                        --------  -------
such notice of election to terminate may be withdrawn at any time within the aforementioned fifteen-day period. During the five-day period commencing with its receipt of such notice, Chittenden shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (A) the product of 0.80, the Starting Price and the Exchange Ratio (as then in effect) by (B) the Average Closing Price, and (ii) the quotient obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Chittenden Ratio. If Chittenden makes such an election within such five-day period, it shall give prompt written notice to VFSC of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(f) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 9.1(f).

     For purposes of this Section 9.1(f), the following terms shall have the meanings indicated:

     "Average Closing Price" means the average of the daily last sale prices of
      ---------------------
Chittenden Common Stock as reported on the NYSE (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the fifteen consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

     "Average Index Price" means the average of the Index Prices for the fifteen
      -------------------
consecutive full NYSE trading days ending at the close of trading on the Determination Date.

     "Determination Date" means the date on which the last Regulatory Approval
      ------------------
required for consummation of the Merger shall be received.

     "Index Group" means the 20 bank holding companies listed below, the common
      -----------
stock of all of which shall be publicly traded as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal for such company to be merged with another unaffiliated company, acquired by an unaffiliated company or for such company to acquire another unaffiliated company or companies in transactions with an aggregate value exceeding 10% of the acquiror's market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 20 bank holding companies and the weights attributed to them are set forth on Exhibit B hereto.
---------

     "Index Price" on a given date means the weighted average (weighted in
      -----------
accordance with the factors listed above) of the closing prices on such date of the companies comprising the Index Group.

     "Starting Date" means the last full day on which the NYSE was open for
      -------------
trading prior to the execution of this Agreement.

     "Starting Price" shall mean the last sale price per share of Chittenden
      --------------
Common Stock on the Starting Date, as reported by the NYSE (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source).

     If Chittenden or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 9.1(f).

      9.2 Effect of Termination and Abandonment.  In the event of termination of
          -------------------------------------
this Agreement and the abandonment of the Merger pursuant to this Article IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 10.1, (ii) as required under the VFSC Stock Option Agreement, and (iii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.


                           ARTICLE X - MISCELLANEOUS

      10.1 Survival.  All representations, warranties, agreements and covenants
           --------
contained in this Agreement shall not survive the Effective Time or the termination of this Agreement if this Agreement is terminated prior to the Effective Time; provided, however, that if the Effective Time occurs, the
                --------  -------
agreements of the parties in Sections 3.4, 3.7, 7.7(c), 7.12, 7.13, 7.14, 7.16,
7.18, 10.1, 10.4 and 10.8 shall survive the Effective Time, and if this Agreement is terminated prior to the Effective Time, the agreements of the parties in Sections 7.5(b), 9.2, 10.1, 10.2, 10.4, 10.5, 10.6, 10.7 and 10.8
shall survive such termination.

      10.2 Waiver; Amendment.  Subject to compliance with applicable law, prior
           -----------------
to the Effective Time, any provision of this Agreement may be (i) waived by the party intended to benefit by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement. Prior to submission of this Agreement for approval by the stockholders of VFSC, Chittenden may make such amendments as are permitted by
Section 2.1 and VFSC's Board of Directors shall, subject to the terms of this Agreement, approve the supplements and amendments specified in this sentence.

      10.3 Counterparts.  This Agreement may be executed in one or more
           ------------
counterparts, each of which shall be deemed to constitute an original.

      10.4 Governing Law.  This Agreement shall be governed by, and interpreted
           -------------
in accordance with, the laws of the State of Delaware, without regard to the conflict of law principles thereof.

      10.5 Expenses.  Each party hereto will bear all expenses incurred by it in
           --------
connection with this Agreement and the transactions contemplated hereby.

      10.6 Confidentiality.  Each of the parties hereto and their respective
           ---------------
agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith in accordance with, and subject to the limitations of, the Confidentiality Agreement.

      10.7 Notices.  All notices, requests and other communications hereunder to
           -------
a party shall be in writing and shall be deemed given if personally delivered, delivered by overnight courier, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

     If to Chittenden or CASI, to:

          Chittenden Corporation
          Two Burlington Square
          Burlington, Vermont 05401
          Attention:  Paul A. Perrault, Chief Executive Officer
          Telecopier: (802) 660-1577

     With copies to:

          Chittenden Corporation
          Two Burlington Square
          Burlington, Vermont 05401
          Attention:  F. Sheldon Prentice, Esq., General Counsel
          Telecopier: (802) 660-1577

          Goodwin, Procter & Hoar  LLP
          Exchange Place
          Boston, Massachusetts 02109
          Attention:  William P. Mayer, Esq.
          Telecopier: (617) 523-1231

     If to VFSC, to:

          Vermont Financial Services Corp.
          100 Main Street
          Brattleboro, Vermont 05301
          Attention:  John D. Hashagen, Jr., President
          Telecopier: (802) 258-4097

     With copies to:

          Sullivan & Worcester LLP
          One Post Office Square
          Boston, Massachusetts 02109
          Attention:  Christopher Cabot, Esq. and Stephen J. Coukos, Esq.
          Telecopier: (617) 338-2880

      10. Understanding; No Third Party Beneficiaries.  Except for the
          -------------------------------------------
Confidentiality Agreement, which shall remain in effect, and the VFSC Stock Option Agreement, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. Except for Section 7.12, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      10. Headings; Interpretation.  The headings contained in this Agreement
          ------------------------
are for reference purposes only and are not part of this Agreement. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                            CHITTENDEN CORPORATION



                            By: /s/ PAUL A. PERRAULT
                               ---------------------------------
                              Name:  Paul A. Perrault
                              Title: Chairman, President and
                                     Chief Executive Officer


                            CHITTENDEN ACQUISITION SUBSIDIARY, INC.



                            By: /s/ PAUL A. PERRAULT
                               ---------------------------------
                              Name:  Paul A. Perrault
                              Title: President


                            VERMONT FINANCIAL SERVICES CORP.



                            By: /s/ JOHN D. HASHAGEN
                               ---------------------------------
                              Name:  John D. Hashagen, Jr.
                              Title: President and Chief Executive Officer

                                                                     Exhibit A-1
                                                                     -----------


                    Form of Affiliate Letter to Chittenden
                    --------------------------------------

Chittenden Corporation
Two Burlington Square
Burlington, Vermont 05401

Ladies and Gentlemen:

     I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Vermont Financial Services Corp., a Delaware corporation ("VFSC"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of December 16, 1998 (the "Merger Agreement"), between Chittenden Corporation, a Vermont corporation ("Chittenden"), Chittenden Acquisition Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Chittenden ("CASI"), and VFSC, VFSC will be, through a series of transactions, merged with and into Chittenden (the "Merger") and, that as a result of the Merger, I may receive shares of Chittenden Common Stock (as defined in the Merger Agreement) in exchange for shares of VFSC Common Stock (as defined in the Merger Agreement) owned by me.

     Accordingly, I hereby represent, warrant and covenant to Chittenden that in the event I receive any Chittenden Common Stock as a result of the Merger:

     a. I shall not make any sale, transfer or other disposition of the Chittenden Common Stock in violation of the Act or the Rules and Regulations.

     b. I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Chittenden Common Stock to the extent I believed necessary with my counsel or counsel for VFSC.

     c. I have been advised that the issuance of Chittenden Common Stock to me pursuant to the Merger will be registered with the Commission under the Act pursuant to a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of VFSC, I may be deemed to have been an affiliate of VFSC and the distribution by me of the Chittenden Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Chittenden Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Chittenden and its counsel, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     d. I understand that Chittenden is under no obligation to register the sale, transfer or other disposition of the Chittenden Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

     e. I also understand that stop transfer instructions will be given to Chittenden's transfer agent(s) with respect to the Chittenden Common Stock and that there will be placed on the certificates for the Chittenden Common Stock issued to me, or any substitutions therefor, a legend in substantially the following form:

              "The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration."

     f. I also understand that unless the transfer by me of my Chittenden Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Chittenden reserves the right to place a legend on the certificates issued to my transferee in substantially the following form:

              "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     It is understood and agreed that this letter agreement shall terminate and be of no further force or effect and the legends set forth in paragraphs (e) and
(f) above shall be removed by delivery of substitute certificates without such legend and the related stop transfer restrictions shall be lifted forthwith, if
(i) any such shares of Chittenden Common Stock shall have been registered under the Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Chittenden Common Stock are sold in accordance with the provisions of paragraphs
(c), (e), (f) and (g) of Rule 144 promulgated under the Act, or (iii) I am not at the time an affiliate of Chittenden and have been the beneficial owner of the Chittenden Common Stock for at least one year (or such other period as may be prescribed by the Act and the rules and regulations promulgated thereunder), and Chittenden has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Chittenden and have been the beneficial owner of Chittenden Common Stock for at least two years (or such period as may be prescribed by the Act and the rules and regulations promulgated thereunder), or (v) Chittenden shall have received a letter from the staff of the Commission, or an opinion of counsel reasonably acceptable to Chittenden, to the effect that the stock transfer restrictions and the legend are not required.

     I further represent to and covenant with Chittenden that from the date that is thirty (30) days prior to the Effective Time (as defined in the Merger Agreement) I will not sell, transfer or otherwise dispose of, or reduce the risk of ownership with respect to, shares of VFSC Common Stock or Chittenden Common Stock held by me and that I will not sell, transfer or otherwise dispose of, or reduce the risk of ownership with respect to, any shares of Chittenden Common Stock received by me in the Merger or other shares of Chittenden Common Stock until after such time as financial results covering at least thirty (30) days of combined operations of Chittenden and VFSC have been published by Chittenden, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the financial results of at least thirty (30) days of combined operations; provided, however,
                                                             --------  -------
that excluded from the foregoing undertaking shall be such sales, pledges, transfers or other dispositions of shares of VFSC Common Stock or shares of Chittenden Common Stock which are individually and in the aggregate de minimis
                                                                    -- -------
within the meaning of Topic 2-E of the Commission's Staff Accounting Bulletin Series.

     In addition, I represent to and covenant with Chittenden that from and after the date hereof until such time as financial results covering at least thirty (30) days of combined operations of Chittenden and VFSC have been published by Chittenden as provided above, I shall not purchase or otherwise acquire, nor sell, transfer or otherwise dispose of, any shares of Chittenden Common Stock or VFSC Common Stock without the prior written consent of
F. Sheldon Prentice, General Counsel of Chittenden, which consent shall only be withheld to preserve "pooling of interests" accounting treatment of the Merger or in accordance with applicable laws.


                                    Very truly yours,



                                    ------------------------------------
                                    [Name]
Accepted this     day of
              ---
            , 199    by
------------     ---

CHITTENDEN CORPORATION


By:
    --------------------------------
    Name:
    Title:

                                                                     Exhibit A-2
                                                                     -----------


                       Form of Affiliate Letter to VFSC
                       --------------------------------

Vermont Financial Services Corp.
100 Main Street
Brattleboro, Vermont  05301

Ladies and Gentlemen:

     I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Chittenden Corporation, a Vermont corporation ("Chittenden"), as the term "affiliate" is used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission (the "Commission"). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of December 16, 1998 (the "Merger Agreement"), by and among Chittenden, Chittenden Acquisition Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Chittenden ("CASI"), and Vermont Financial Services Corp., a Delaware corporation ("VFSC"), VFSC will be, through a series of transactions, merged with and into Chittenden (the "Merger").

     I represent to and covenant with Bank that from the date that is thirty
(30) days prior to the Effective Time (as defined in the Merger Agreement) until such time as financial results covering at least thirty (30) days of combined operations of Parent and VFSC have been published by Chittenden, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the financial results of at least thirty (30) days of combined operations, I will not sell, transfer or otherwise dispose of, or reduce the risk of ownership with respect to, shares of Chittenden Common Stock (as defined in the Merger Agreement) or VFSC Common Stock (as defined in the Merger Agreement) held by me; provided, however, that
                                                       --------  -------
excluded from the foregoing undertaking shall be such sales, pledges, transfers or other dispositions of shares of Chittenden Common Stock or shares of VFSC Common Stock which are individually and in the aggregate de minimis within the
                                                         -- -------
meaning of Topic 2-E of the Commission's Staff Accounting Bulletin Series.

     In addition, I represent to and covenant with VFSC that from and after the date hereof until such time as financial results covering at least thirty (30) days of combined operations of Chittenden and VFSC have been published by Chittenden as provided above, I shall not purchase or otherwise acquire, nor sell, transfer or otherwise dispose of, any shares of Chittenden Common Stock or VFSC Common Stock without the prior written consent of F. Sheldon Prentice, General Counsel of Chittenden, which consent shall only be withheld to preserve "pooling of interests" accounting treatment of the Merger or in accordance with applicable laws.

                                    Very truly yours,



                                    ------------------------------------
                                    [Name]

Accepted this     day of
              ---
            , 199    by
------------     ---

VERMONT FINANCIAL SERVICES CORP.


By:
    --------------------------------
    Name:
    Title:

                                   EXHIBIT B
                                   ---------

                        BANK HOLDING COMPANY INDEX GROUP


          Name                                  Percentage Weighting
          ----                                  --------------------

          Banknorth Group Inc.                          3.997%
          BT Financial Corp.                            2.631%
          Community Bank System Inc.                    1.574%
          Cape Cod Bank and Trust Co.                   1.292%
          F.N.B. Corp.                                  3.620%
          First Commonwealth Financial                  4.024%
          Fulton Financial Corp.                       10.628%
          Harleysville National Corp.                   1.981%
          Independent Bank Corp.                        1.924%
          Keystone Financial Inc.                      13.268%
          Merchants New York Bancorp                    2.571%
          NBT Bancorp Inc.                              2.345%
          National Penn Bancshares Inc.                 2.978%
          Omega Financial Corp.                         2.020%
          S&T Bancorp Inc.                              5.523%
          Susquehanna Bancshares Inc.                   5.521%
          TrustCo Bank Corp. of NY                      5.907%
          UST Corp.                                     7.418%
          U.S. Trust Corp.                              9.071%
          Valley National Bancorp                      11.707%
          -----------------------                      -------
              Total                                       100%
                                                       =======

                                                                         Annex B


                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      of
                            CHITTENDEN CORPORATION


                                   ARTICLE I

                                     NAME
                                     ----

     The name of the Corporation is Chittenden Corporation.


                                  ARTICLE II

                          REGISTERED AGENT AND OFFICE
                          ---------------------------

     The Registered Agent of the Corporation is F. Sheldon Prentice, Senior Vice President, General Counsel and Secretary, who is located at the Registered Office of the Corporation at Two Burlington Square, Burlington, Vermont 05401.


                                  ARTICLE III

                              PERIOD OF DURATION
                              ------------------

     The period of duration of the Corporation shall be perpetual.


                                  ARTICLE IV

                                   PURPOSES
                                   --------

     The Corporation is organized for the purposes of (i) buying, selling, investing in, holding and dealing in property of every nature and description, real and personal, tangible and intangible; (ii) acquiring, investing in or holding stock of any subsidiary enterprise permitted under the Bank Holding Company Act of 1956, and subsequent amendments thereto; and (iii) otherwise engaging in any other business which may be lawfully carried on by a corporation organized under the laws of the State of Vermont.

                                   ARTICLE V

                  QUORUM REQUIREMENT FOR STOCKHOLDER MEETINGS
                  -------------------------------------------

     Not less than a majority of the outstanding shares of the stock of the Corporation present in person or by proxy shall constitute a quorum for the transaction of business at any regular or special meeting of the stockholders of the Corporation.


                                  ARTICLE VI

                              AUTHORIZED CAPITAL
                              ------------------

     The aggregate number of shares which the Corporation shall have authority to issue is 1,000,000 shares of preferred stock, with a par value of $100.00, and 60,000,000 shares of common stock, with a par value of $1.00. The Board of Directors of the Corporation is hereby expressly authorized to divide the preferred stock into series, and, within the limitations provided by law, to fix and determine by resolution the designation, the number of shares, and the relative rights and preferences of any series so established.


                                  ARTICLE VII

                         NUMBER AND TERM OF DIRECTORS
                         ----------------------------

     Section 1. The authorized number of directors of the Corporation (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation) shall be determined by resolution duly adopted by the Board of Directors, and may be increased or decreased, within the limitations specified herein, from time to time by resolution, duly adopted by the Board of Directors; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

     Section 2. The Board of Directors shall be divided into three categories, designated Category I, Category II, and Category III, as nearly equal in number as possible, and the term of office of directors of one category shall expire at each annual meeting of the stockholders, and in all cases as to each director, until a successor shall be elected and shall quality, or until an earlier resignation, removal from office, death or incapacity. Additional directors resulting from an increase in the number of directors shall be apportioned among the categories as equally as possible. At each annual meeting of stockholders following the adoption of this provision, the number of directors equal to the number of directors of the category whose terms expire at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.

     Section 3. Subject to the rights, if any, of the holders of any series of stock to elect directors and to remove any director whom such holders have the right to elect, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office by stockholders
(a) only with cause and (b) only if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.
A director may be removed by the stockholders only at a meeting called for the purpose of removing the director and the meeting notice must state that the purpose, or one of the purposes, of the meeting is the removal of the director. For purposes of this Article, "cause," with respect to the removal of any director, shall mean only (i) conviction of a felony, (ii) declaration of unsound mind by order of a court, (iii) gross dereliction of duty,
(iv) commission of any act involving moral turpitude or (v) commission of an act that constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit to such director and a material injury to the Corporation.


                                 ARTICLE VIII

                             BUSINESS COMBINATIONS
                             ---------------------

     Section 1. The affirmative vote of at least two-thirds (66 2/3%) of the Continuing Directors, together with the affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding shares entitled to vote thereon (as well as the affirmative vote of the holders of at least two-thirds (66 2/3%) of the shares of any class or series of shares entitled to vote thereon as a class), shall be required for any of the following Business Combinations:

     (a) any merger or consolidation of the Corporation or any Subsidiary into or with a Related Person or its Affiliate, or any other corporation which, after such merger or consolidation, would be an Affiliate of a Related Person, or

     (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition by the Corporation, in one or a series of transactions, to or with any Related Person or its Affiliate of all, or substantially all, of the assets of the Corporation or any Subsidiary, or

     (c) the issuance or transfer by the Corporation or any Subsidiary, in one or a series of transactions, of a majority of its voting shares to a Related Person or its Affiliate, or

     (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation, or

     (e) any reclassification of securities, recapitalization, reorganization, merger or consolidation of the Corporation with any of its Subsidiaries or any transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary that is directly or indirectly owned by any Related Person.

     Section 2. The two-thirds (66 2/3%) vote of the Continuing Directors required by Section 1 of this Article shall not be applicable to any Business Combination not with or involving any Related Person or its Affiliate, in which event such Business Combination shall require only such affirmative vote as is required by law and any other provision of the Articles of Incorporation and the By-Laws of the Corporation.

     Section 3. A majority of the Continuing Directors of the Corporation, on the basis of information known to them, shall have the power and duty to determine for the purposes of this Article all questions arising hereunder, including whether a Person is a Related Person or an Affiliate or Associate of another, the number of voting shares beneficially owned by any Person, the fair market value of consideration per share offered holders of the Corporation's Common Stock and the aggregate value of the securities or assets of the Corporation or any Subsidiary. The calculation of a minimum price per share to be received by stockholders shall require appropriate adjustments for capital changes, including without limitation, stock splits, stock dividends and reverse stock splits.

     Section 4. Nothing contained in this Article shall be construed to relieve any Related Person of any fiduciary obligation imposed by law.

     Section 5. For the purpose of this Article and other articles using similar terminology, the following definitions shall apply:

     (a) "Person" means any individual, firm, partnership, corporation or other entity, or any combination of them acting together.

     (b) "Related Person", in respect of any Business Combination, means any Person (other than the Corporation or any Subsidiary) which, together with its Affiliates or Associates, owns of record or beneficially, directly or indirectly, more than fifteen percent (15%) of the outstanding voting stock of the Corporation, or is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the owner, of record or beneficially, directly, or indirectly, of more than fifteen percent (15%) of the outstanding voting stock of the Corporation.

     For the purpose of determining whether a Person is a Related Person, "beneficial ownership" of voting stock shall include (i) all shares of stock which such Person has the capability to control or influence the voting power thereof and (ii) all shares of stock which such

Person has the immediate or future right to acquire, pursuant to any agreement or understanding, or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise.

     (c) "Affiliate" means any Person that directly or indirectly controls, or is controlled by, or is under common control with another Person.

     (d) "Associate" means any officer, trustee, partner or directors or beneficial owner of more than fifteen percent (15%) of any class of equity security, of a Related Person or its Affiliates.

     (e) "Continuing Director" means a member of the Board of Directors who was either elected prior to the date a Related Person became a Related Person, or was recommended to succeed a Continuing Director by a majority of the then Continuing Directors.

     (f) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation, provided, however, that for the purposes of the definition of "Related Person" set forth in subsection (b) of this Section 5, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

     Section 6. Unless an affirmative vote of at least 80% of the outstanding shares entitled to vote thereon, exclusive of the shares owned by any Related Person, determine otherwise, notwithstanding any approval received for a proposed Business Combination under the provisions of ARTICLE VIII, the Corporation shall not enter into any Business Combination with a Related Person or its Affiliates or Associates, unless the following condition shall be met:

     The aggregate amount of cash and the fair market value of consideration other than cash (as of the date of a binding agreement for the consummation of said Business Combination) to be received per share by holders of Common Stock of the Corporation shall be at least equal to the higher of:

     (i) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Related Person or its Affiliates or Associates in purchasing any of the Corporation's Common Stock (a) within the two-year period immediately prior to the date of the proposal of the Business Combination (the "Proposal Date") or
          (b) in the transaction in which it became a Related Person, whichever is higher; OR

     (ii) the fair market value per share of the Corporation's Common Stock on the Proposal Date.

     Section 7. Any amendment, alteration or repeal of ARTICLE VIII of these Articles of Incorporation shall require the affirmative vote of at least two-thirds (66 2/3%) of the Continuing Directors, together with the affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding shares entitled to vote thereon (as well as the affirmative vote of the holders of at least two-thirds (66 2/3%) of the shares of any class or series of shares entitled to vote thereon as a class).


                                  ARTICLE IX

                            LIMITATION OF LIABILITY
                            -----------------------

     To the fullest extent permitted under the Vermont Business Corporation Act (the "VBCA") as in effect on the date of filing these Articles or as the VBCA is thereafter amended from time to time, no director shall be liable to the Corporation or its stockholders for money damages for any action taken, or any failure to take action, solely as a director, based on a failure to discharge his or her duties in accordance with Section 8.30 of the VBCA. Neither the amendment or the repeal of this Article, nor the adoption of any other provision in the Corporation's Articles inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                                                         Annex C


                            CIBC Oppenheimer Corp.
                            CIBC Oppenheimer Tower
                            World Financial Center
                              New York, NY 10281
                              Tel: 212-667-7000
                              Tel: 800-999-6726



April 6, 1999

The Board of Directors
Chittenden Corporation
Two Burlington Square
Burlington, Vermont 05401

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Chittenden Corporation (the "Company") of the aggregate consideration to be paid by the Company to the holders of the outstanding shares of common stock of Vermont Financial Services Corp. ("VFSC"), pursuant to the Agreement and Plan of Merger, dated as of December 16, 1998, by and among the Company, Chittenden Acquisition Subsidiary, Inc. (the "Merger Subsidiary"), and VFSC (the "Agreement"). Pursuant to the Agreement, VFSC will merge with the Merger Subsidiary and VFSC will become a wholly-owned subsidiary of the Company (the "Merger") and each of the outstanding shares of VFSC common stock will be exchanged for 1.07 shares of the Company's common stock (the "Exchange Ratio"). VFSC, as a wholly-owned subsidiary of the Company, will then be merged with and into the Company, with the Company as the surviving corporation.

In connection with this opinion, we have reviewed, among other things: (a) the Agreement; (b) the VFSC Stock Option Agreement (as such term is defined in the Agreement); (c) audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operation for each of VFSC and the Company for the four fiscal years ended December 31, 1998;
(d) unaudited consolidated financial statements for each of VFSC and the Company for the nine months ended September 30, 1998; (e) certain other publicly available business and financial information relating to the Company and VFSC;
(f) certain internal financial analyses, budgets, projections and forecasts for VFSC and the Company, including estimates as to the future cost savings and revenue enhancements expected to be achieved as a result of the Merger, prepared by and reviewed with the management of the Company; (g) certain other summary materials and analyses with respect to VFSC's loan portfolio and deposits prepared by the Company; (h) the views of senior management of VFSC and the Company of the past and current business operations, results thereof, financial condition and future prospects of their respective companies; (i) a comparison of certain financial information for VFSC with similar information for certain other companies considered comparable to VFSC; (j) the financial terms of certain recent business combinations in the banking industry; (k) the pro forma effect of the transaction on the Company based on certain assumptions provided by the Company; (l) the current market environment generally and the banking environment in particular; and (m) such

The Board of Directors
Chittenden Corporation
April 6, 1999
Page 2


other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered appropriate in the circumstances.

We have relied, without independent verification or investigation, on all of the financial information, analyses and other information furnished to us for purposes of this opinion, including information relating to assets and liabilities, contingent or otherwise, as being complete and accurate. We have also relied upon the managements of VFSC and the Company as to the reasonableness and achievability of the financial and operating forecasts and projections provided to us, including estimates of future cost savings and revenue enhancements expected to be achieved as a result of the Merger (and the assumptions and bases therefor). In that regard, we have assumed, with your consent, that such forecasts, projections and estimates have been reasonably prepared and reflect the best currently available estimates and judgments of the managements of VFSC and the Company. We have not made an independent evaluation or appraisal of the assets and liabilities of VFSC or any of its respective subsidiaries and we have not been furnished with any such evaluation or appraisal. Furthermore, this opinion shall not constitute any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses or liabilities (contingent or otherwise) and we have neither made an independent evaluation of the adequacy of the allowances for loan losses of VFSC nor reviewed any individual loan credit files.

You have informed us and we have assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles. We have also assumed that any divestitures required in obtaining any regulatory approval will not exceed the levels currently contemplated by the Company.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. In the ordinary course of our business, we may actively trade the equity securities of the Company and VFSC for our own account and for the accounts of customers, and may at any time hold a long or short position in such securities.

The Board of Directors
Chittenden Corporation
April 6, 1999
Page 3


It is understood that this opinion is for the information of the Board of Directors in connection with its consideration of the Merger. Our opinion does not constitute an opinion or a recommendation to any shareholder of the Company as to how such shareholder should vote on the proposed Merger or any related matter.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.



Very truly yours,

/s/ CIBC Oppenheimer Corp.


CIBC Oppenheimer Corp.

                                                                         ANNEX D

                        McCONNELL, BUDD & DOWNES, INC.

                               365 South Street
                         Morristown, New Jersey 07960
                                 973-538-7800
                               Fax: 973-538-0522



                                                   April 6, 1999
The Board of Directors
Vermont Financial Services Corp.
100 Main Street
Brattleboro, VT  05302-0804

The Board of Directors:

    You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Vermont Financial Services Corp. ("Vermont Financial") of the Exchange Ratio governing the exchange of shares of the common stock of Vermont Financial for shares of common stock of Chittenden Corporation in connection with the proposed acquisition of Vermont Financial by Chittenden Corporation ("Chittenden") pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated December 16, 1998 by and between Vermont Financial and Chittenden. Pursuant to the Merger Agreement, Vermont Financial will merge with and into Chittenden, with Chittenden being the surviving corporation.

    As is more specifically set forth in the Merger Agreement, upon consummation of the Merger, each outstanding share of Vermont Financial common stock, except for shares held by Chittenden and its subsidiaries or by Vermont Financial and its subsidiaries (in both cases, other than shares held in a fiduciary capacity or as a result of debts previously contracted), will be converted into and exchangeable for 1.07 shares of Chittenden common stock (subject to adjustment under certain defined circumstances). The Exchange Ratio referenced is a fixed exchange ratio and consequently the market value of the consideration to be received by Vermont Financial stockholders will fluctuate with changes in Chittenden's stock price. The Merger Agreement may be terminated under certain conditions prior to the Effective Time by the Board of Directors of either party based on defined criteria including a possible measurement during a fifteen day period commencing two days after the date on which the last regulatory approval required for the completion of the merger is received of an defined decline in the price of a share of common stock of Chittenden on both an absolute basis and on a relative basis versus an index of fifteen selected bank holding companies subject to certain defined cure options available to Chittenden.

    The reader is urged to carefully read all the terms of the Merger Agreement, which is reproduced in its entirety elsewhere in the Joint Proxy
Statement/Prospectus as well as the Joint Proxy Statement/Prospectus itself.

    McConnell, Budd & Downes, Inc., as part of its investment banking business, is regularly engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, private

McCONNELL, BUDD & DOWNES, INC.


placements, competitive bidding processes, market making as a NASD market maker, secondary distributions of listed securities and valuations for corporate, estate and other purposes. Our experience and familiarity with Vermont Financial includes having worked as a financial advisor to Vermont Financial since March of 1992 on a contractual basis and specifically includes our participation in the process and negotiations leading up to the proposed Merger with Chittenden. In the course of our role as financial advisor to Vermont Financial in connection with the Merger, we have received fees for our services and will receive additional fees contingent on the occurrence of certain defined events, including the consummation of the Merger. (See Compensation of MB&D on page 46 of the Joint Proxy Statement/Prospectus)

     In arriving at our opinion, we have reviewed the Merger Agreement and Joint Proxy Statement/Prospectus in substantially the form to be mailed to Vermont Financial and Chittenden stockholders. We have also reviewed publicly available business, financial and shareholder information relating to Vermont Financial and its subsidiaries and certain publicly available financial and shareholder information relating to Chittenden.

     In connection with the foregoing, we have (i) reviewed Vermont Financial's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the four calendar years ended December 31, 1997 and Vermont Financial's Quarterly Report on Form 10-Q and related unaudited financial information for the first, second, third and fourth quarters of 1998; Vermont Financial's press release relating to its unaudited results of operations for the fourth quarter of 1998 (ii) reviewed Chittenden's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three calendar years ended December 31, 1997 and Chittenden's Quarterly Report on Form 10-Q and related unaudited financial information for the first, second third and fourth quarters of 1998; (iii) reviewed certain internal financial information and financial forecasts, relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to McConnell, Budd & Downes, Inc. by Vermont Financial and Chittenden, respectively; (iv) held discussions with members of the senior management and Board of Vermont Financial concerning the past and current results of operations of Vermont Financial, its current financial condition and management's opinion of its future prospects; (v) held discussions with members of senior management of Chittenden concerning the past and current results of operations of Chittenden, its current financial condition and management's opinion of its future prospects; (vi) reviewed the historical record of reported prices, trading volume and dividend payments for both Vermont Financial and Chittenden Common Stock; (vii) considered the current state of and future prospects for the economy of Vermont, New Hampshire and the Commonwealth of Massachusetts generally and the relevant market areas for Vermont Financial and Chittenden in particular; (viii) reviewed specific merger analysis models employed by McConnell, Budd & Downes, Inc. to evaluate potential business combinations of financial institutions; (ix) reviewed the reported financial terms of selected recent business combinations in the banking industry; and (x) performed such other studies and analyses as McConnell, Budd & Downes, Inc. considered appropriate under the circumstances associated with this particular transaction.

McCONNELL, BUDD & DOWNES, INC.


    In the course of our review and analysis we considered, among other things, such topics as the historical and projected future contributions of recurring earnings by the parties, the anticipated future EPS results for the parties on both a combined and stand-alone basis, the potential to realize significant recurring operating expense reductions and the impact thereof on projected future EPS, the relative capitalization and capital adequacy of each of the parties, the availability of non-interest income to each of the parties, the relative asset quality and apparent adequacy of the reserve for loan losses for each of the parties. We also considered the composition of deposits and the composition of the loan portfolio of each of Vermont Financial and Chittenden. In addition, we considered the historical trading range, trading pattern and relative market liquidity of the common shares of each of the parties. (Please see Opinion of Vermont Financial's Financial Advisor on page 37 of the Joint Proxy Statement/Prospectus for a review of our various analyses) In the conduct of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by Vermont Financial and Chittenden and or otherwise publicly obtainable. In reaching our opinion we have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or the liabilities of either Vermont Financial or Chittenden, nor have we obtained from any other source, any current appraisals of the assets or liabilities of either Vermont Financial or Chittenden. We have also relied on the management of Vermont Financial and Chittenden as to the reasonableness of various financial and operating forecasts and of the assumptions on which they are based, which were provided to us for use in our analyses.

    In the course of rendering this opinion, which is being rendered prior to the receipt of certain required regulatory approvals necessary before consummation of the Merger, we assume that no conditions will be imposed by any regulatory agency in connection with its approval of the Merger that will have a material adverse effect on the results of operations, the financial condition or the prospects of Chittenden following consummation of the Merger.

    Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the Exchange Ratio is fair to the stockholders of Vermont Financial from a financial point of view.

                                         Very truly yours,

                                         McConnell, Budd & Downes, Inc.


                                         By /s/ David A. Budd
                                            ---------------------------
                                                David A. Budd
                                                Managing Director
                                                April 6, 1999

                             CHITTENDEN CORPORATION
             PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul A. Perrault and F. Sheldon Prentice, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the 1999 Annual Meeting of Stockholders of Chittenden Corporation ("Chittenden") to be held at the Ramada Inn & Conference Center, 1117 Williston Road, Burlington, Vermont 05403 on May 19, 1999 at 4:00 p.m. local time, or at any adjournment or postponement thereof (the "Chittenden Meeting"), with all power which the undersigned would possess if personally present, and to vote all shares of Chittenden's common stock which the undersigned may be entitled to vote at said meeting upon the following proposals described in the accompanying Joint Proxy Statement/Prospectus, dated April 6, 1999, in accordance with the following instructions and with discretionary authority on such other matters as may properly come before the Chittenden Meeting. All previously dated proxies are hereby revoked. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED AND, IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE PROPOSALS SET FORTH BELOW.

1. To elect four directors, each to serve for a term of three years. The Board of Directors has nominated the following four individuals for election as such directors: Paul J. Carrara, Sally W. Crawford, Philip A. Kolvoord and James C. Pizzagalli.

FOR ALL NOMINEES (except as indicated to the contrary).  [_]

WITHHOLD AUTHORITY to vote for the nominees listed.  [_]

INSTRUCTIONS: To withhold authority to vote for any nominee, write the nominee's name in the space provided below.

----------------------------------------------------------------------

2. To vote upon the Agreement and Plan of Merger, dated as of December 16,
   1998, by and among Chittenden, Chittenden Acquisition Subsidiary, Inc., and Vermont Financial Services Corp., which would result in the merger of
   Vermont Financial into Chittenden and the issuance of 1.07 shares of Chittenden common stock in exchange for each share of Vermont Financial common stock, and all of the matters and transactions contemplated by the merger agreement, including the amendment and restatement of Chittenden's charter.
                        FOR        AGAINST        ABSTAIN
                        [_]          [_]            [_]
                                                              ------------------
                 (Continued and to be signed on reverse side)   SEE REVERSE SIDE
                                                              ------------------
--------------------------------------------------------------------------------

X  Please mark your
   votes as in this
   example.



--
                          (Continued from other side)



3. The proxies are authorized to vote in their discretion upon such other business and matters or proposals as may properly come before the Chittenden Meeting.


[_] Check here for address change and note change below

[_] Check here if you plan to attend the meeting

New address: ___________________________________________________________________
        (Please complete, date, sign and mail in the enclosed envelope)

Signature ________________________ Date _________________________________, 1999

Signature ________________________ Date _________________________________, 1999

                        VERMONT FINANCIAL SERVICES CORP.
                Proxy Solicited on Behalf of Board of Directors

  The undersigned hereby appoints John D. Hashagen, Jr., Anthony F. Abatiell and Richard O. Madden, and each of them, attorneys and proxies with full power of substitution in each, to vote all of the stock of Vermont Financial Services Corp. (the "Company") which the undersigned is/are entitled to vote at the Special Meeting of Stockholders of the Company to be held at The Quality Inn and Suites, Brattleboro, VT, on May 19, 1999 at 10:00 a.m. and at any and all adjournments thereof. All powers may be exercised by a majority of said proxyholders or substitutes voting or acting, or if only one votes and acts, by that one. Receipt of the Company's Joint Proxy Statement/Prospectus dated April 6, 1999 (the "Proxy Statement") is acknowledged. If not revoked, this Proxy shall be voted, unless authority specifically to the contrary is provided, as specified below, and as to any other business which may legally come before the meeting, in accordance with the recommendation of the Board of Directors. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED "FOR" THE FOLLOWING PROPOSAL:

1. To vote upon the Agreement and Plan of Merger, dated as of December 16, 1998, by and among the Company, Chittenden Corporation ("Chittenden"), and Chittenden Acquisition Subsidiary, Inc., which would result in the merger of the Company into Chittenden and the issuance of 1.07 shares of Chittenden common stock in exchange for each share of the Company's common stock, and all of the matters and transactions comtemplated by the merger agreement.

     [_] FOR             [_] AGAINST          [_] ABSTAIN

2. To consider and act upon such other business and matters or proposals as may properly come before the Company's Special Meeting of Stockholders or any adjournment thereof.
                                     (over)

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE "FOR" ITEM #1 ON
THE REVERSE.
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS AND MAY BE
REVOKED PRIOR TO ITS EXERCISE.
                                         Date:    -----------------------------

                                         Signature(s)
                                                  -----------------------------

                                                  -----------------------------

                                                  -----------------------------
                                                  Please sign here exactly as
                                                  name(s) appear(s) on the
                                                  left. When signing as
                                                  attorney, executor,
                                                  administrator, trustee,
                                                  guardian, or in any other
                                                  fiduciary capacity, give
                                                  full title. If more than one
                                                  person acts as trustee, all
                                                  should sign.
                                                  ALL JOINT OWNERS MUST SIGN.

   I/We plan to attend the Special Meeting:    Number

 PLEASE MARK (ON REVERSE SIDE), SIGN AND DATE, AND MAIL IN THE ENCLOSED POSTAGE
                                 PAID ENVELOPE

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   The Vermont Business Corporation Act ("VBCA") permits a corporation to indemnify a director against judgements, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in that capacity if: (1) the director conducted himself or herself in good faith, (2) the director reasonably believed that his or her conduct, in an official capacity with the corporation, was in the best interests of the corporation and, in all other cases, the conduct was at least not opposed to its best interests, and
(3) in a proceeding brought by a governmental entity, the director had no reasonable cause to believe his or her conduct was unlawful, and the director is not finally found to have engaged in a reckless or intentional unlawful act. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre is not, of itself, determinative that the director did not meet the standard of conduct necessary for indemnification. Notwithstanding the foregoing, a corporation may not indemnify a director if the director was adjudged liable: (a) to the corporation in a proceeding by or in the right of a corporation, or (b) on the basis that a personal benefit was improperly received by the director in a proceeding charging improper personal benefit to the director. In addition, the VBCA provides that, unless limited in a corporation's charter, a corporation shall indemnify its directors and officers who are wholly successful, on the merits or otherwise, in the defense of any proceeding to which the directors or officers are parties by reason of their service in those capacities against reasonable expenses incurred in connection with the proceeding. Chittenden's charter does not limit such statutory right to indemnification.

   As permitted by the VBCA, Chittenden's bylaws provide that Chittenden shall indemnify its directors and officers to the fullest extent provided by the general laws of the State of Vermont, including the advancement of expenses under the procedures provided by such laws. In addition, Chittenden's bylaws contain the procedures pursuant to which such indemnification is effectuated.

   The VBCA permits the charter of a Vermont corporation to include a provision eliminating or limiting the liability of a director to the corporation or its stockholders for money damages for any action taken, or any failure to take any action, solely as a director, based on a failure to discharge his or her duties, except for (i) the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional or reckless infliction of harm on the corporation or the stockholders; (iii) voting for or assenting to an unlawful distribution or (iv) an intentional or reckless criminal act. Chittenden's charter does not contain a provision limiting the liability of its directors to Chittenden or its stockholders for money damages. If the Merger is completed, the Amended and Restated Charter of the Surviving Corporation will provide for the elimination of such liability to the full extent provided by Vermont law.

   As permitted by the VBCA, Chittenden maintains directors and officers liability insurance in amounts and on terms which the Chittenden Board of Directors deems reasonable. In the ordinary course of business, the Chittenden Board of Directors regularly reviews the scope and adequacy of such insurance coverage.

Item 21. Exhibits and Financial Statements.

   (a) The following exhibits are filed as part of this Registration Statement or incorporated herein by reference:

 Exhibit
   No.                                Description
 -------                              -----------
 2.1      Agreement and Plan of Merger by and between Chittenden, Chittenden
          Acquisition Subsidiary, Inc. and Vermont Financial, dated as of
          December 16, 1998 (Incorporated by reference to Exhibit 2.1 to Form
          8-K/A of Chittenden filed January 6, 1999 and attached as Annex A to the Joint Proxy Statement/Prospectus included in this Registration
          Statement).
 5.1      Opinion of F. Sheldon Prentice, General Counsel to Chittenden, as to
          the legality of the securities.*

 Exhibit
   No.                                Description
 -------                              -----------
  8.1     Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.*
  8.2     Opinion of Sullivan & Worcester LLP as to certain tax matters.*
 10.1     Stock Option Agreement, dated as of December 16, 1998, by and between Chittenden and Vermont Financial (Incorporated by reference to Exhibit 10.1 to Form 8-K/A of Chittenden filed January 6, 1999).
 23.1     Consent of Arthur Andersen LLP.*
 23.2     Consent of KPMG LLP.*
 23.3     Consent of PricewaterhouseCoopers LLP.*
 23.4     Consent of CIBC Oppenheimer Corp.*
 23.5     Consent of McConnell, Budd & Downes, Inc.*
 23.6     Consent of F. Sheldon Prentice, General Counsel to Chittenden
          (included in Exhibit 5.1).
 23.7     Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 8.1).
 23.8     Consent of Sullivan & Worcester LLP (included in Exhibit 8.2).
 24.1     Powers of Attorney (contained on signature pages to this
          Registration Statement).
 99.1     Opinion of CIBC Oppenheimer Corp. as to the fairness of the transaction to Chittenden (Attached as Annex C to the Joint Proxy
          Statement/Prospectus included in this Registration Statement).
 99.2     Opinion of McConnell, Budd & Downes, Inc. as to the fairness of the transaction to stockholders of Vermont Financial (Attached as Annex
          D to the Joint Proxy Statement/Prospectus included in this
          Registration Statement).

--------
*  Filed herewith.

   (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) of this Form.

   (c) The Opinion of CIBC Oppenheimer Corp. is attached as Annex C to the Joint Proxy Statement/Prospectus included in this Registration Statement. The Opinion of McConnell, Budd & Downes, Inc. is attached as Annex D to the Joint Proxy Statement/Prospectus included in this Registration Statement.

Item 22. Undertakings.

   (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (c) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (e) The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Chittenden Corporation certifies that it has duly caused this registration statement (the "Registration Statement") to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Vermont, on this 5th day of April, 1999.

                                          Chittenden Corporation

                                             /s/ Paul A. Perrault
                                          By:
                                             ----------------------------------
                                             Paul A. Perrault
                                             Chairman of the Board, President
                                             and Chief Executive Officer

   KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby severally constitutes and appoints Paul A. Perrault and F. Sheldon Prentice, and each of them singly, such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                         Capacity                   Date
             ---------                         --------                   ----
        /s/ Paul A. Perrault         Chairman of the Board,          April 5, 1999
------------------------------------  President and Chief
          Paul A. Perrault            Executive Officer
                                      (Principal Executive
                                      Officer)

      /s/ Frederic H. Bertrand       Director                        April 5, 1999
------------------------------------
        Frederic H. Bertrand

       /s/ David M. Boardman         Director                        April 5, 1999
------------------------------------
         David M. Boardman

        /s/ Paul J. Carrara          Director                        April 5, 1999
------------------------------------
          Paul J. Carrara

      /s/ Richard D. Driscoll        Director                        April 5, 1999
------------------------------------
        Richard D. Driscoll

           /s/ Lyn Hutton            Director                        April 5, 1999
------------------------------------
             Lyn Hutton

       /s/ Philip A. Kolvoord        Director                        April 5, 1999
------------------------------------
         Philip A. Kolvoord

             Signature                         Capacity                   Date
             ---------                         --------                   ----
      /s/ James C. Pizzagalli        Director                        April 5, 1999
------------------------------------
        James C. Pizzagalli

         /s/ Pall D. Spera           Director                        April 5, 1999
------------------------------------
           Pall D. Spera

     /s/ Martel D. Wilson, Jr.       Director                        April 5, 1999
------------------------------------
       Martel D. Wilson, Jr.

        /s/ Kirk W. Walters          Executive Vice President and    April 5, 1999
------------------------------------ Chief Financial Officer
          Kirk W. Walters            (Principal Financial and
                                     Accounting Officer)



                                 EXHIBIT INDEX

 Exhibit
   No.                                Description
 -------                              -----------
  2.1     Agreement and Plan of Merger by and between Chittenden, Chittenden
          Acquisition Subsidiary, Inc. and Vermont Financial, dated as of
          December 16, 1998 (Incorporated by reference to Exhibit 2.1 to Form
          8-K/A of Chittenden filed January 6, 1999 and attached as Annex A to the Joint Proxy Statement/Prospectus included in this Registration
          Statement).
  5.1     Opinion of F. Sheldon Prentice, General Counsel to Chittenden, as to
          the legality of the securities.*
  8.1     Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.*
  8.2     Opinion of Sullivan & Worcester LLP as to certain tax matters.*
 10.1     Stock Option Agreement, dated as of December 16, 1998, by and between Chittenden and Vermont Financial (Incorporated by reference to Exhibit 10.1 to Form 8-K/A of Chittenden filed January 6, 1999).
 23.1     Consent of Arthur Andersen LLP.*
 23.2     Consent of KPMG LLP.*
 23.3     Consent of PricewaterhouseCoopers LLP.*
 23.4     Consent of CIBC Oppenheimer Corp.*
 23.5     Consent of McConnell, Budd & Downes, Inc.*
 23.6     Consent of F. Sheldon Prentice, General Counsel to Chittenden
          (included in Exhibit 5.1).
 23.7     Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 8.1).
 23.8     Consent of Sullivan & Worcester LLP (included in Exhibit 8.2).
 24.1     Powers of Attorney (contained on signature pages to this
          Registration Statement).
 99.1     Opinion of CIBC Oppenheimer Corp. as to the fairness of the transaction to Chittenden (Attached as Annex C to the Joint Proxy
          Statement/Prospectus included in this Registration Statement).
 99.2     Opinion of McConnell, Budd & Downes, Inc. as to the fairness of the transaction to stockholders of Vermont Financial (Attached as Annex
          D to the Joint Proxy Statement/Prospectus included in this
          Registration Statement).

--------
*  Filed herewith.